UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

AV HOMES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid: $36,351.50
	(2)	Form, Schedule or Registration Statement No.: Form S-4 (File No. 333-226164)
	(3)	Filing Party: Taylor Morrison Home Corporation
	(4)	Date Filed: July 13, 2018

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Fellow Stockholders:

As previously announced, on June 7, 2018, AV Homes, Inc. (“AV Homes”) entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) with Taylor Morrison Home Corporation (“Taylor Morrison”), Taylor Morrison Communities, Inc. (“Intermediate Parent”), and Thor Merger Sub, Inc. (“Merger Sub”), pursuant to which Merger Sub will be merged with and into AV Homes (the “Merger”), with AV Homes continuing as the surviving entity in the Merger as an indirect subsidiary of Taylor Morrison.

If the Merger Agreement is adopted by AV Homes stockholders and the Merger is consummated, AV Homes stockholders will be entitled to receive, at their election, consideration per share of common stock of AV Homes (the “AV Homes Common Stock”) consisting of (i) $21.50 in cash, without interest (subject to the proration procedures described in this proxy statement/prospectus, the “Cash Consideration”), (ii) 0.9793 validly issued, fully paid and nonassessable shares of Taylor Morrison Class A common stock (the shares, the “Taylor Morrison Common Stock,” and the consideration, subject to the proration procedures described in this proxy statement/prospectus, the “Stock Consideration,” respectively) or (iii) a combination of $12.64 in cash, without interest, and 0.4034 validly issued, fully paid and nonassessable shares of Taylor Morrison Common Stock (the “Mixed Consideration,” and, together with the Cash Consideration and the Stock Consideration, the “Merger Consideration”). If no election is made as to a share of AV Homes Common Stock, the holder of that share will receive Mixed Consideration. The Cash Consideration and Stock Consideration are subject to adjustment pursuant to the terms of the Merger Agreement such that the aggregate Merger Consideration will consist of approximately 58.8% cash and approximately 41.2% Taylor Morrison common stock, as further described in this proxy statement/prospectus under the heading “The Merger Agreement—Merger Consideration.”

Based on Taylor Morrison’s closing stock price on August 24, 2018, the most recent practicable date for which such information was available, the Stock Consideration represented approximately $19.25 in value per share of AV Homes Common Stock (before giving effect to any proration adjustment), and the Mixed Consideration represented approximately $20.57 in value per share of AV Homes Common Stock, which represent a premium of approximately 16.7% and 24.7% (before giving effect to any proration adjustment), respectively, over AV Homes’ closing stock price on June 6, 2018, the last trading day before the public announcement of the Merger Agreement. The Cash Consideration represents a premium of approximately 30% over AV Homes’ closing stock price on June 6, 2018 (before giving effect to any proration adjustment). The value of the Stock Consideration and Mixed Consideration will fluctuate based on the market price of Taylor Morrison Common Stock until the completion of the Merger. Shares of Taylor Morrison Common Stock are traded on the New York Stock Exchange (the “NYSE”), under the ticker symbol “TMHC” and shares of AV Homes Common Stock are traded on the Nasdaq Stock Market (the “Nasdaq”) under the ticker symbol “AVHI.” We urge you to obtain current market quotations for the shares of Taylor Morrison Common Stock and AV Homes Common Stock.

Based on the number of shares of Taylor Morrison Common Stock and AV Homes Common Stock expected to be outstanding immediately prior to the closing of the Merger, Taylor Morrison expects to issue approximately 9.1 million shares of Taylor Morrison Common Stock (not including shares of Taylor Morrison Common Stock issuable in connection with the settlement of Taylor Morrison restricted stock units issued to holders of AV Homes restricted stock units in accordance with the terms set forth in the Merger Agreement or in connection with the conversion of AV Homes Convertible Notes). The issuance is expected to result in former AV Homes stockholders owning approximately 8% and current Taylor Morrison stockholders owning approximately 92% of outstanding Taylor Morrison Common Stock immediately after the completion of the Merger. Taylor Morrison may issue additional shares as the result of conversions of AV Homes Convertible Notes after the completion of the Merger. See the section entitled “Treatment of AV Homes Convertible Notes” in the accompanying proxy statement/prospectus.

The Merger cannot be consummated unless AV Homes stockholders holding a majority of the outstanding shares of AV Homes Common Stock, as of the close of business on August 24, 2018 (the “Record Date”), vote in favor of the adoption of the Merger Agreement at the special meeting of AV Homes stockholders (the “AV Homes special meeting”) to be held on September 26, 2018, at 8:00 a.m., local time, at the offices of AV Homes, which are located at 6730 N. Scottsdale Rd., Suite 150, Scottsdale, AZ 85253. Your vote is very important regardless of the number of shares of AV Homes Common Stock you own. Whether or not you expect to attend the AV Homes special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the AV Homes special meeting. TPG Aviator, L.P., which owns approximately 41% of the outstanding shares of AV Homes, has agreed to vote all of its shares in favor of the adoption of the Merger Agreement.

The board of directors of AV Homes (the “AV Homes Board”) unanimously recommends that AV Homes stockholders vote FOR the proposal to adopt the Merger Agreement and FOR each of the other proposals to be voted on at the AV Homes special meeting, as described in more detail in the accompanying proxy statement/prospectus. In considering the recommendations of the AV Homes Board, you should be aware that certain directors and executive officers of AV Homes will have interests in the Merger that may be different from, or in addition to, the interests of AV Homes stockholders generally. See the section entitled “Proposal I: Adoption of the Merger Agreement—Interests of Certain AV Homes Directors and Officers in the Merger” beginning on page 88 of the accompanying proxy statement/prospectus.

The accompanying proxy statement/prospectus provides important information regarding the AV Homes special meeting and a detailed description of the Merger Agreement, the Merger and the other transactions contemplated thereby, and the matters to be presented at the AV Homes special meeting. We urge you to read the accompanying proxy statement/prospectus (and any documents incorporated by reference into the accompanying proxy statement/prospectus) carefully and in its entirety. Please pay particular attention to “Risk Factors” beginning on page 32 of the accompanying proxy statement/prospectus.

We look forward to the successful completion of the Merger.

Sincerely,

Roger A. Cregg

President and Chief Executive Officer

AV Homes, Inc.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved the Merger or other transaction described in the accompanying proxy statement/prospectus or of the securities to be issued in connection with the Merger described in the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated August 27, 2018 and is first being mailed to AV Homes stockholders on or about August 27, 2018.

AV Homes, Inc.

6730 N. Scottsdale Road, Suite 150

Scottsdale, AZ 85253

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be Held on September 26, 2018

Dear Fellow Stockholders:

We are pleased to invite you to attend the special meeting of stockholders of AV Homes, Inc. (“AV Homes”) to be held on September 26, 2018 at 8:00 a.m., local time, at the offices of AV Homes, which are located at 6730 N. Scottsdale Rd., Suite 150, Scottsdale, AZ 85253, for the following purposes:

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to consider and vote on the adoption of the Agreement and Plan of Merger, dated June 7, 2018 (as it may be amended from time to time, the “Merger Agreement”) (a copy of which is attached as Annex A to the accompanying proxy statement/prospectus), by and among Taylor Morrison Home Corporation (“Taylor Morrison”), Taylor Morrison Communities, Inc. (“Intermediate Parent”), Thor Merger Sub, Inc. (“Merger Sub”), and AV Homes. The Merger Agreement provides that Merger Sub will be merged with and into AV Homes (the “Merger”), with AV Homes continuing as the surviving entity in the Merger as an indirect subsidiary of Taylor Morrison;

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to consider and vote on the proposal to approve, on an advisory (non-binding) basis, certain compensation that may become payable to the named executive officers of AV Homes in connection with the Merger; and

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to consider and vote on a proposal to adjourn the AV Homes special meeting, or any adjournments thereof, to another time or place, if necessary or appropriate, as determined by AV Homes, to solicit additional proxies if there are insufficient votes at the time of the AV Homes special meeting or any adjournments thereof to adopt the Merger Agreement.

AV Homes will transact no other business at the AV Homes special meeting except such business as may properly be brought before the AV Homes special meeting or any adjournment or postponement thereof. Please refer to the accompanying proxy statement/prospectus for further information with respect to the business to be transacted at the AV Homes special meeting.

The board of directors of AV Homes (the “AV Homes Board”) has fixed the close of business on                 , 2018 as the record date (the “Record Date”) for the AV Homes special meeting. Only holders of record of AV Homes Common Stock as of the Record Date are entitled to notice of, and to vote at, the AV Homes special meeting or any adjournment or postponement thereof. Completion of the Merger is conditioned on, among other things, adoption of the Merger Agreement by the AV Homes stockholders.

Adoption of the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of AV Homes Common Stock. The proposal to approve the Merger-related executive compensation requires the affirmative vote of holders of a majority of the votes that could be cast by the holders of all classes of stock entitled to vote on such question that are present in person or by proxy at the meeting; however, such vote is advisory (non-binding) only. Approval of the adjournment proposal requires the affirmative vote of holders of a majority of the votes that could be cast by the holders of all classes of stock entitled to vote on such question that are present in person or by proxy at the meeting.

The AV Homes Board recommends that AV Homes stockholders vote FOR the adoption of the Merger Agreement, FOR the named executive officer Merger-related compensation proposal and FOR the adjournment proposal.

Your vote is very important. Whether or not you plan to attend the AV Homes special meeting, please act promptly to submit a proxy to vote your shares with respect to the proposals described above. You may submit a proxy to vote your shares by completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. You also may submit a proxy to vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the AV Homes special meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet. If your shares are held in the name of a nominee or intermediary, please follow the instructions on the voting instruction card furnished by such record holder.

We urge you to read the accompanying proxy statement/prospectus, including all documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. In particular, see “Risk Factors” beginning on page 32 of the accompanying proxy statement/prospectus. If you have any questions concerning the Merger Agreement, the Merger or the other transactions contemplated thereby, the AV Homes special meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus, or need help submitting a proxy to have your shares of AV Homes Common Stock voted, please contact AV Homes’ proxy solicitor:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Banks, Brokers and Shareholders

Call Toll-Free: 866-647-8869

By Order of the Board of Directors,

S. Gary Shullaw

Executive Vice President, General Counsel and Corporate Secretary

August 27, 2018

ADDITIONAL INFORMATION

The accompanying document is the proxy statement of AV Homes for its special meeting of stockholders and the prospectus of Taylor Morrison relating to the offer and sale of Taylor Morrison Common Stock to be issued to AV Homes stockholders pursuant to the Merger Agreement and any Taylor Morrison Common Stock to be issued upon conversion of AV Homes Convertible Notes after the effective time of the Merger. The accompanying proxy statement/prospectus incorporates important business and financial information about Taylor Morrison and AV Homes from documents that are not included in or delivered with the accompanying proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference into the accompanying proxy statement/prospectus by requesting them in writing or by telephone from Taylor Morrison or AV Homes at the following addresses and telephone numbers:

Taylor Morrison Home Corporation Attn: Darrell C. Sherman, Esq. Executive Vice President and Chief Legal Officer 4900 N. Scottsdale Road, Suite 2000 Scottsdale, AZ 85251 Telephone: (480) 840-8100	AV Homes, Inc. Attn: S. Gary Shullaw Executive Vice President and General Counsel 6730 N. Scottsdale Road, Suite 150 Scottsdale, AZ 85253 (480) 214-7400

In addition, if you have questions about the Merger, the other transactions contemplated by the Merger Agreement, or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact AV Homes’ proxy solicitor:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Banks, Brokers and Shareholders

Call Toll-Free: 866-647-8869

You will not be charged for any of these documents that you request. If you would like to request any documents, please do so by September 19, 2018 to receive them before the AV Homes special meeting.

See also “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

Taylor Morrison has filed with the SEC a registration statement on Form S-4 to register with the SEC the shares of Taylor Morrison Common Stock to be issued to AV Homes stockholders pursuant to the Merger Agreement and any Taylor Morrison Common Stock to be issued upon conversion of AV Homes Convertible Notes after the effective time of the Merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Taylor Morrison in addition to being a proxy statement of AV Homes for its special meeting. The registration statement, including the attached annexes and exhibits, contains additional relevant information about Taylor Morrison and the Taylor Morrison Common Stock. The rules and regulations of the SEC allow Taylor Morrison and AV Homes to omit certain information included in the registration statement from this proxy statement/prospectus.

Taylor Morrison and AV Homes each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including Taylor Morrison and AV Homes, who file electronically with the SEC. The address of that website is www.sec.gov. Investors may also consult Taylor Morrison’s and AV Homes’ websites for more information about Taylor Morrison or AV Homes, respectively. Taylor Morrison’s website is www.taylormorrison.com. AV Homes’ website is www.avhomesinc.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

The SEC allows Taylor Morrison and AV Homes to “incorporate by reference” into this proxy statement/prospectus information that Taylor Morrison or AV Homes file with the SEC, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this proxy statement/prospectus. The information incorporated by reference is an important part of this proxy statement/prospectus. Certain information that is subsequently filed with the SEC will automatically update and supersede information in this proxy statement/prospectus and in earlier filings with the SEC. This proxy statement/prospectus also contains summaries of certain provisions contained in some of the Taylor Morrison or AV Homes documents described in this proxy statement/prospectus, but reference is made to the actual documents for complete information. All of these summaries are qualified in their entirety by reference to the actual documents.

The information and documents listed below, which Taylor Morrison and AV Homes have filed with the SEC, are incorporated by reference into this proxy statement/prospectus:

Taylor Morrison’s SEC Filings

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Taylor Morrison’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 21, 2018, including portions of Taylor Morrison’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 17, 2018 to the extent specifically incorporated by reference therein;

•	Taylor Morrison’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 2, 2018, and June 30, 2018, filed with the SEC on August 1, 2018;

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Taylor Morrison’s Current Reports on Form 8-K, filed with the SEC on January 8, 2018, January 17, 2018, January 30, 2018, May 31, 2018, June 7, 2018 (two reports), June 15, 2018, July 2, 2018 and July 19, 2018; and

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The description of Taylor Morrison Common Stock contained in Taylor Morrison’s Registration Statement on Form 8-A filed April 10, 2013, and any amendment or report filed with the or report filed with the SEC for the purpose of updating that description.

AV Homes’ SEC Filings

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AV Homes’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 23, 2018, including portions of AV Homes’ Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 18, 2018 to the extent specifically incorporated by reference therein;

•	AV Homes’ Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on April 27, 2018, and June 30, 2018, filed with the SEC on August 1, 2018; and

•	AV Homes’ Current Reports on Form 8-K, filed with the SEC on June 5, 2018 and June 7, 2018 (two reports).

Beginning January 1, 2018, AV Homes adopted new accounting guidance that changed the presentation of certain items within its consolidated statements of cash flows, including the presentation of restricted cash. The change results in a decrease/(increase) to cash flows from operations of $0.1 million, $25.7 million, and ($10.5 million) in 2017, 2016, and 2015, respectively, with a corresponding change to total cash, cash equivalents, and restricted cash. The $25.7 million change in 2016 related to the release of a restricted deposit on a credit facility. However, the adoption of this new accounting guidance did not have a material impact on their consolidated financial statements and no recasting of the 2017 Form 10-K was necessary.

In addition, all documents filed by Taylor Morrison and AV Homes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the AV Homes special meeting shall be deemed to be incorporated by reference into this proxy statement/prospectus and made a part of this proxy statement/prospectus from the respective dates of filing.

Notwithstanding anything to the contrary in this proxy statement/prospectus, Taylor Morrison and AV Homes are not incorporating any information furnished in any Current Report on Form 8-K unless specifically stated otherwise.

Taylor Morrison has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Taylor Morrison, as well as all pro forma financial information, and AV Homes has supplied all such information relating to AV Homes.

Documents incorporated by reference are available from Taylor Morrison or AV Homes, as the case may be, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this proxy statement/prospectus. Stockholders may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following addresses and telephone numbers:

Taylor Morrison Home Corporation

Attn: Darrell C. Sherman, Esq.

Executive Vice President and Chief Legal Officer

4900 N. Scottsdale Road, Suite 2000

Scottsdale, AZ 85251

Telephone: (480) 840-8100

AV Homes, Inc.

Attn: S. Gary Shullaw

Executive Vice President and General Counsel

6730 N. Scottsdale Road, Suite 150

Scottsdale, AZ 85253

Telephone: (480) 214-7400

You should not rely on information that purports to be made by or on behalf of Taylor Morrison or AV Homes other than the information contained in or incorporated by reference into this proxy statement/prospectus. Neither Taylor Morrison nor AV Homes has authorized anyone to provide you with information on behalf of Taylor Morrison or AV Homes, respectively, that is different from what is contained in this proxy statement/prospectus.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

This proxy statement/prospectus is dated August 27, 2018. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to stockholders nor the issuance of Taylor Morrison Common Stock in the Merger will create any implication to the contrary.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission by Taylor Morrison, constitutes a prospectus of Taylor Morrison under Section 5 of the Securities Act of 1933, as amended, with respect to the shares of Taylor Morrison Common Stock to be issued to AV Homes stockholders pursuant to the Merger Agreement and any Taylor Morrison Common Stock to be issued upon conversion of AV Homes Convertible Notes after the effective time of the Merger. This proxy statement/prospectus also constitutes a proxy statement for AV Homes under Section 14(a) of the Securities Exchange Act of 1934, as amended. In addition, it constitutes a notice of meeting with respect to the special meeting of AV Homes stockholders.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated August 27, 2018. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such information. Neither the mailing of this proxy statement/prospectus to AV Homes stockholders nor the issuance by Taylor Morrison of shares of Taylor Morrison Common Stock pursuant to the Merger Agreement will create any implication to the contrary.

This proxy statement/prospectus shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction where, or to or from any person to whom, it is unlawful to make any such offer or solicitation. Information contained in this proxy statement/prospectus regarding Taylor Morrison has been provided by Taylor Morrison and information contained in this proxy statement/prospectus regarding AV Homes has been provided by AV Homes.

Unless otherwise indicated or as the context otherwise requires, a reference in this proxy statement/prospectus to:

•

“adjournment proposal” means the proposal to approve the adjournment of the AV Homes special meeting, or any adjournments thereof, to another time or place, if necessary or appropriate, as determined by AV Homes, to solicit additional proxies if there are insufficient votes at the time of the AV Homes special meeting or any adjournments thereof to adopt the Merger Agreement;

•	“AV Homes 6.625% Notes” means the outstanding 6.625% Senior Notes due 2022 of AV Homes;

•	“AV Homes” means AV Homes, Inc., a Delaware corporation;

•	“AV Homes Board” means the board of directors of AV Homes;

•	“AV Homes Bylaws” means the Amended and Restated Bylaws of AV Homes, effective as of March 31, 2014;

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“AV Homes Charter” means the Certificate of Incorporation of AV Homes, effective as of May 28, 1998, as amended by the Certificate of Amendment of Restated Certificate of Incorporation, dated May 25, 2000;

•	“AV Homes Common Stock” means the common stock, par value $1.00 per share, of AV Homes;

•	“AV Homes Convertible Notes” means the outstanding 6.00% Senior Convertible Notes due 2020 of AV Homes;

•	“AV Homes Projections” refer to the information provided under “Proposal I: Adoption of the Merger Agreement—Unaudited Projected Financial Information”;

•	“Citi” means Citigroup Global Markets, Inc., Taylor Morrison’s financial advisor in connection with the Merger.

•	“Code” means the Internal Revenue Code of 1986, as amended;

i

•	“combined company” means Taylor Morrison, following the Merger;

•	“DGCL” means the General Corporation Law of the State of Delaware;

•

“dissenters’ shares” means shares of AV Homes Common Stock that are issued and outstanding immediately prior to the effective time of the Merger that are held by any AV Homes stockholder who is entitled to demand and who properly demands appraisal of such stockholder’s shares pursuant to, and in compliance in all respects with, the provisions of Section 262 of the DGCL;

•	“EBITDA” means earnings before interest, income taxes, depreciation and amortization;

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

•	“Exchange Agent” means Computershare Trust Company, N.A.;

•	“fractional share” means a fractional share of Taylor Morrison Common Stock;

•	“GAAP” means U.S. Generally Accepted Accounting Principles;

•	“Intermediate Parent” means Taylor Morrison Communities, Inc., a Delaware corporation and an indirect subsidiary of Taylor Morrison;

•	“IRS” means the Internal Revenue Service;

•	“J.P. Morgan” means J.P. Morgan Securities LLC, one of AV Homes’ financial advisors in connection with the Merger;

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“Merger” means, as contemplated by the Merger Agreement, the merger of Merger Sub with and into AV Homes, with AV Homes as the surviving corporation in such merger; the result of which is the legacy business and subsidiaries of AV Homes becoming indirect subsidiaries of Taylor Morrison;

•

“Merger Agreement” means Agreement and Plan of Merger, dated June 7, 2018, among Taylor Morrison, Intermediate Parent, Merger Sub and AV Homes, as it may be amended from time to time, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein;

•	“Merger Sub” means Thor Merger Sub, Inc., a Delaware corporation and an indirect subsidiary of Taylor Morrison;

•	“Mixed Consideration Stock Exchange Ratio” means 0.4034;

•	“Moelis” means Moelis & Company LLC, one of AV Homes’ financial advisors in connection with the Merger;

•	“Nasdaq” means the Nasdaq Stock Market;

•	“NYSE” means the New York Stock Exchange;

•	“Outside Date” means December 7, 2018;

•	“Paul, Weiss” means Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to Taylor Morrison;

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“Record Date” means the close of business on August 24, 2018, the date and time as of which holders of AV Homes Common Stock must be holders of record in order to receive notice of, and to vote at, the AV Homes special meeting.

•	“SEC” means the U.S. Securities and Exchange Commission;

•	“Securities Act” means the Securities Act of 1933, as amended;

•	“Taylor Morrison” means Taylor Morrison Home Corporation, a Delaware corporation;

•	“Taylor Morrison Board” means the board of directors of Taylor Morrison;

•	“Taylor Morrison Bylaws” means the Amended and Restated Bylaws of Taylor Morrison, effective as of April 15, 2013;

•	“Taylor Morrison Charter” means the Amended and Restated Certificate of Incorporation of Taylor Morrison, effective May 30, 2018;

•	“Taylor Morrison Class B Common Stock” means the Class B Common Stock, par value $0.00001 per share, of Taylor Morrison;

•	“Taylor Morrison Common Stock” means the Class A Common Stock, par value $0.00001 per share, of Taylor Morrison;

•	“TPG” means TPG Aviator, L.P.;

•

“Voting Agreement” means the Voting Agreement, dated June 7, 2018, by and between Taylor Morrison Home Corporation and TPG, as it may be amended from time to time, a copy of which is attached as Annex B to the proxy statement/prospectus that forms a part of this Registration Statement and is incorporated by reference herein; and

•	“Wachtell Lipton” means Wachtell, Lipton, Rosen & Katz, counsel to AV Homes.

v

QUESTIONS AND ANSWERS

The following questions and answers are intended to address some commonly asked questions regarding the Merger, the Merger Agreement, certain voting procedures and other matters with respect to the AV Homes special meeting. These questions and answers may not address all questions that may be important to AV Homes stockholders. To better understand these matters, and for a more complete description of the terms of the Merger Agreement, the Voting Agreement, the Merger and the other transactions contemplated thereby including, certain risks relating to the Merger and Taylor Morrison following the Merger, and the proceedings to be conducted at the AV Homes special meeting, you should carefully read this entire proxy statement/prospectus, including each of the attached Annexes, as well as the documents that have been incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:

On June 7, 2018, Taylor Morrison, Intermediate Parent, Merger Sub, and AV Homes entered into the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. In order to complete the Merger, among other things, AV Homes stockholders must affirmatively vote to adopt the Merger Agreement.

AV Homes is holding a special meeting of stockholders to obtain the requisite approval of its stockholders for the adoption of the Merger Agreement and advisory, non-binding approval of certain compensation that may become payable to the named executive officers of AV Homes in connection with the Merger. In addition, AV Homes stockholders will also be asked to approve the adjournment proposal.

This proxy statement/prospectus serves as both a proxy statement of AV Homes and a prospectus of Taylor Morrison in connection with the Merger.

Your vote is very important. We encourage you to complete, sign, date and submit a proxy card to have your shares of AV Homes Common Stock voted as soon as possible.

Q:	What will happen in the Merger?

A:

In the Merger, Merger Sub will be merged with and into AV Homes, with AV Homes being the surviving corporation. As a result of the Merger, AV Homes will become an indirect subsidiary of Taylor Morrison, Merger Sub’s separate corporate existence will cease, and AV Homes will no longer be a publicly traded company. See “The Merger Agreement—Structure and Effect of the Merger” and the Merger Agreement attached as Annex A to this proxy statement/prospectus for more information about the Merger.

Q:	What will AV Homes stockholders receive in the Merger?

A:

At the effective time of the Merger each share of AV Homes Common Stock (other than restricted stock, dissenters’ shares or any shares of AV Homes Common Stock owned directly by AV Homes (or any wholly owned subsidiary of AV Homes), Taylor Morrison or Merger Sub (which we refer to as “Canceled Shares”)) will be converted into, at the election of the holder of each share of AV Homes Common Stock, the right to receive consideration consisting of (i) 0.9793 validly issued, fully paid and non-assessable shares of Taylor Morrison Common Stock (subject to the proration procedures described in this proxy statement/prospectus, the “Stock Consideration”), (ii) $21.50 in cash (subject to the proration procedures described in this proxy statement/prospectus, the “Cash Consideration”), or (iii) $12.64 in cash and 0.4034 validly issued, fully paid and non-assessable shares of Taylor Morrison Common Stock (which we refer to as the “Mixed Consideration”).

Elections to receive Stock Consideration (which we refer to as “Stock Elections”), elections to receive Cash Consideration (which we refer to as “Cash Elections”) and elections to receive Mixed Consideration (which we refer to as “Mixed Elections”), are subject to allocation and proration procedures set forth in the Merger Agreement to ensure that the aggregate Merger Consideration will consist of approximately 58.8% cash and approximately 41.2% Taylor Morrison Common Stock.

You will receive cash in lieu of a fractional share to which you would otherwise be entited, and you will not be entitled to dividends, voting rights or any other rights in respect of such fractional share. For more information regarding allocation and proration procedures, see the section entitled “The Merger Agreement—Merger Consideration.”

Pursuant to the Voting Agreement, TPG has agreed both to vote all of its shares of AV Homes Common Stock (representing approximately 41.2% of the outstanding shares of AV Homes Common Stock as of Record Date) in favor of the adoption of the Merger Agreement and any action required in furtherance thereof and to make a Stock Election with respect to all of its AV Homes Common Stock. TPG may not transfer its AV Homes Common Stock prior to the Merger other than to an affiliate that agrees to be bound by the Voting Agreement.

Because the exchange ratio for the shares of Taylor Morrison Common Stock that will be issued in the Merger is fixed and there will be no adjustment to such exchange ratio, the aggregate value of the Merger Consideration received by AV Homes stockholders who receive Taylor Morrison Common Stock in the Merger will depend on the then-current NYSE market price of shares of Taylor Morrison Common Stock at the effective time of the Merger. As a result, the value of the Merger Consideration that AV Homes stockholders will receive in the Merger could be greater than, less than, or the same as, the value of such Merger Consideration on the date of this proxy statement/prospectus or at the time of the AV Homes special meeting.

For more information regarding the Stock Consideration, Cash Consideration, or Mixed Consideration, as applicable, to be provided to AV Homes stockholders (which we refer to as the “Per Share Merger Consideration”), see the section entitled “The Merger—Merger Consideration.” For more information regarding election mechanics, see the section entitled “The Merger Agreement—Election and Exchange Procedures.”

Q:	I own shares of AV Homes Common Stock. How do I make an election to receive Cash Consideration, Stock Consideration or Mixed Consideration for my shares of AV Homes Common Stock?

A:

Prior to the closing of the Merger, AV Homes will provide a form of election to holders of record of shares of AV Homes Common Stock advising such holders of the procedure for exercising their right to make an election.

Q:	I own shares of AV Homes Common Stock. What is the deadline for submitting my election?

A:

To be effective, a form of election must be properly completed, signed and submitted to the Exchange Agent by the election deadline. Unless otherwise agreed upon in advance by the parties, the “election deadline” will be 5:00 p.m. New York City time, on the date that AV Homes and Taylor Morrison agree is as near as practicable to two (2) business days preceding the closing date of the Merger. AV Homes stockholders are urged to promptly submit their properly completed and signed forms of election, together with the necessary transmittal materials, as soon as those materials become available, and not wait until the election deadline.

Q:	I own shares of AV Homes Common Stock. How can I change or revoke my election?

A:

You can change or revoke your election before the election deadline by written notice that is sent to and received by the Exchange Agent prior to the election deadline accompanied by a properly completed and signed revised form of election or by withdrawal prior to the election deadline of your certificates (or affidavits of loss in lieu of such certificates), or any documents in respect of book-entry shares previously deposited with the Exchange Agent.

Q:	I own shares of AV Homes Common Stock. What happens if I don’t make an election?

A:

A holder of shares of AV Homes Common Stock who makes no election or an untimely election, or is otherwise deemed not to have submitted an effective form of election, or who has validly revoked his or her merger consideration election but has not properly submitted a new duly completed form of election, will be deemed to have made a Mixed Election.

Q:	I own shares of AV Homes Common Stock. Can I sell my shares of AV Homes Common Stock after I make my election to receive cash or stock?

A:

Yes, but, after an election is validly made, any subsequent transfer of AV Homes Common Stock will automatically revoke such election. Following such revocation, unless a subsequent election is made, the holder of such shares shall be deemed to have made a Mixed Election with respect to such shares.

Q:	If I elect to receive Cash Consideration, under what circumstances will my cash be prorated and how will proration be calculated?

A:

If (i) the product of the number of shares pursuant to which a Cash Election was made (which we refer to as “Cash Electing Shares”) multiplied by the Cash Consideration (before giving effect to any adjustment) (which we refer to as the “Cash Election Amount”) exceeds (ii) the product of the aggregate number of issued and outstanding shares of AV Homes Common Stock (other than Canceled Shares) multiplied by $12.64 minus the aggregate amount of cash to be paid in respect of all shares pursuant to which a Mixed Election is made (which we refer to as the “Available Cash Election Amount”), then the following consideration will be paid in respect of each Cash Electing Share:

•

an amount of cash equal to the product of (i) the Cash Consideration (before giving effect to any adjustment) multiplied by (ii) the greater of (a) a fraction, rounded to four (4) decimal places, the numerator of which is the Available Cash Election Amount and the denominator of which is the Cash Election Amount and (b) zero (0) (we refer to the amount calculated in clause (ii) of this paragraph as the “Cash Fraction”); and

•

a number of shares of Taylor Morrison Common Stock equal to the product of (i) the Stock Consideration (before giving effect to any adjustment) multiplied by (ii) the result of one (1) minus the Cash Fraction.

Q:	If I elect to receive Stock Consideration, under what circumstances will my stock be prorated and how will proration be calculated?

A:

If the Available Cash Election Amount exceeds the Cash Election Amount, then the following consideration will be paid in respect of each share pursuant to which a Stock Election is made (which we refer to as “Stock Electing Shares”):

•	an amount of cash equal to the result of (i) the amount of such excess divided by (ii) the number of Stock Electing Shares (which we refer to as the “Prorated Cash Amount”); and

•

a number of shares of Taylor Morrison Common Stock equal to the product of (i) the Stock Consideration (before giving effect to any adjustment) multiplied by (ii) a fraction, rounded to four (4) decimal places, the numerator of which is the difference between (a) the Cash Consideration (before giving effect to any adjustment) and (b) the Prorated Cash Amount and the denominator of which is the Cash Consideration (before giving effect to any adjustment).

Q:	What happens if the Merger is not completed?

A:

If the Merger is not completed for any reason, AV Homes stockholders will not receive any Merger Consideration for their shares of AV Homes Common Stock, and AV Homes will remain an independent public company with AV Homes Common Stock continuing to be traded on Nasdaq. For a discussion of the fees payable in the event the Merger is not completed, see “Fees and Expenses and Termination Fees.”

Q:	When and where will the AV Homes special meeting be held?

A:	The AV Homes special meeting will be held on September 26, 2018, at 8:00 a.m. local time, at the offices of AV Homes, which are located at 6730 N. Scottsdale Rd., Suite 150, Scottsdale, AZ 85253.

Q:	What are AV Homes stockholders being asked to vote on?

A:	AV Homes stockholders are being asked to vote on:

•

Proposal I: a proposal to adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into AV Homes, with AV Homes continuing as the surviving corporation in such Merger, such that the separate corporate existence of Merger Sub will cease, AV Homes no longer will be a publicly traded company, and the business and subsidiaries of AV Homes will become indirect subsidiaries of Taylor Morrison; and

•	Proposal II: a proposal to approve, on an advisory (non-binding) basis, certain compensation that may become payable to the named executive officers of AV Homes in connection with the Merger; and

•	Proposal III: the adjournment proposal.

The adoption by AV Homes stockholders of the Merger Agreement is a condition to the obligations of Taylor Morrison and of AV Homes to complete the Merger. The approval of the advisory compensation proposal and the adjournment proposal are not conditions to the obligations of Taylor Morrison or of AV Homes to complete the Merger.

Q:	Who is entitled to vote at the AV Homes special meeting?

A:

AV Homes has one class of voting stock issued and outstanding, the AV Homes Common Stock, which votes on all matters presented to AV Homes stockholders for their vote or approval. Only holders of record of AV Homes Common Stock as of the Record Date, the close of business on August 24, 2018, are entitled to vote at the AV Homes special meeting or any adjournment or postponement thereof.

As of the Record Date, there were 22,360,366 shares of AV Homes Common Stock outstanding. Each outstanding share of AV Homes Common Stock is entitled to one vote on each matter to be acted upon at the AV Homes special meeting.

Q:	How does the AV Homes Board recommend that AV Homes stockholders vote?

A:

At a meeting of the AV Homes Board held on June 6, 2018, at which all of the AV Homes directors were present, the AV Homes Board unanimously determined that the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to, and in the best interests of, AV Homes and its stockholders, and approved, adopted, and declared advisable the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the Merger.

The AV Homes Board recommends that AV Homes stockholders vote FOR the adoption of the Merger Agreement, FOR the named executive officer Merger-related compensation proposal and FOR the adjournment proposal. See “Proposal I: Adoption of the Merger Agreement—AV Homes’ Reasons for the Merger; Recommendation of the AV Homes Board of Directors,” “Proposal II: Advisory

Vote on Named Executive Officer Merger-Related Compensation” and “Proposal III: Adjournment of AV Homes Special Meeting” beginning on pages 53, 124 and 125, respectively, of this proxy statement/prospectus.

Q:	What AV Homes stockholder vote is required for the adoption of the Merger Agreement and the approval of the adjournment proposal, and what happens if I abstain?

A:	The following are the vote requirements:

•

Adoption of the Merger Agreement: The affirmative vote, in person or by proxy, of holders of a majority of the voting power of the outstanding shares of AV Homes Common Stock is required to adopt the Merger Agreement. Accordingly, shares deemed not in attendance at the AV Homes special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary, abstentions and broker non-votes will have the same effect as a vote against the adoption of the Merger Agreement.

•

Approval of Executive Pay: The affirmative vote, in person or by proxy, of holders of a majority of the votes which could be cast which are present in person or by proxy at the meeting is required to adopt the proposal. Accordingly, abstentions will have the same effect as a vote against the proposal, but shares deemed not in attendance at the meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary, and broker non-votes will have no effect on the proposal.

•

Adjournment of AV Homes Special Meeting: The affirmative vote of holders of shares entitling them to exercise a majority of the voting power that is present in person or by proxy at any special meeting, even if such majority represents less than a quorum, is required to approve the adjournment proposal. Accordingly, abstentions will have the same effect as a vote against the proposal, but shares deemed not in attendance at the meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary, and broker non-votes will have no effect on the proposal.

Q:	How many votes do I and others have? Are any AV Homes stockholders already committed to vote in favor of the proposals?

A:

Holders of AV Homes Common Stock vote on all matters presented to AV Homes stockholders for their vote or approval, including the proposal to adopt the Merger Agreement and the adjournment proposal to be presented at the AV Homes special meeting. Holders of AV Homes Common Stock are entitled to one vote for each share of AV Homes Common Stock owned as of the Record Date. As of the Record Date, there were 22,360,366 outstanding shares of AV Homes Common Stock, and TPG held 9,215,017 shares of AV Homes Common Stock.

In connection with the execution of the Merger Agreement, TPG entered into the Voting Agreement with Taylor Morrison. As of the Record Date, the shares of AV Homes Common Stock held by TPG subject to the Voting Agreement represent approximately 41.2% of the aggregate voting power of the AV Homes Common Stock. TPG has agreed in the Voting Agreement to, among other things, vote all shares of AV Homes capital stock held by it (i) in favor of the adoption of the Merger Agreement and any action required in furtherance thereof, (ii) against approval of any proposal made in opposition to, in competition with, or that would result in a breach of the Merger Agreement or the Merger or any other transactions contemplated by the Merger Agreement, and (iii) against certain other actions that are intended or would reasonably be expected to prevent, interfere with, or materially impair or delay, the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement in accordance with their terms. The Voting Agreement will terminate automatically on the first to occur of (i) a change in the recommendation of the AV Homes Board, (ii) certain amendments or waivers of the Merger Agreement without TPG’s prior consent, (iii) the effective time of the Merger and (iv) the termination of the Merger Agreement. See “The Voting Agreement.”

Q:	Why are the Merger Agreement and the Merger not being considered and voted upon by Taylor Morrison’ stockholders?

A:

Under Delaware law, Taylor Morrison stockholders are not required to consider and vote to adopt the Merger Agreement. Under NYSE rules, stockholder approval is required prior to the issuance by an NYSE-listed issuer of common stock in a business combination transaction if the number of shares of common stock to be issued in the business combination equals 20% or more of the number of shares of common stock outstanding before such issuance. The issuance by Taylor Morrison in the Merger of up to approximately 14.0 million shares of Taylor Morrison Common Stock will not equal 20% or more of the total issued and outstanding shares of Taylor Morrison Common Stock at the time of issuance.

Q:	Are there any important risks related to the Merger or Taylor Morrison’s or AV Homes’ businesses of which I should be aware?

A:

Yes, there are important risks related to the Merger and each of Taylor Morrison’s and AV Homes’ businesses. Before making any decision on how to vote, Taylor Morrison and AV Homes urge you to read carefully and in its entirety the section entitled “Risk Factors” in this proxy statement/prospectus. You also should read and carefully consider the risk factors relating to Taylor Morrison and AV Homes contained in the documents that are incorporated by reference into this proxy statement/prospectus, including Taylor Morrison’s and AV Homes’ respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2017, as updated from time to time in each company’s subsequent filings with the SEC.

Q:	Do AV Homes directors and officers have interests that may differ from those of other AV Homes stockholders?

A:

Yes. In considering the recommendation of the AV Homes Board that AV Homes stockholders vote FOR the adoption of the Merger Agreement, AV Homes stockholders should be aware and take into account the fact that certain AV Homes directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of AV Homes stockholders generally. The AV Homes Board was aware of and considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation of, the Merger, in approving the Merger Agreement and in recommending that AV Homes stockholders vote FOR the adoption of the Merger Agreement. See “Proposal I: Adoption of the Merger Agreement—Interests of Certain AV Homes Directors and Officers in the Merger.”

Q:	What constitutes a quorum for the AV Homes special meeting?

A:

A quorum of outstanding shares is necessary to take action at the AV Homes special meeting. The presence in person or by proxy of the holders of stock having a majority of the voting power of AV Homes will constitute a quorum at the AV Homes special meeting. The inspector of election appointed for the AV Homes special meeting will determine whether a quorum is present.

Q:	How do I vote?

A:

If you are a stockholder of record as of the Record Date for the AV Homes special meeting, you may attend the AV Homes special meeting and vote your shares in person. You also may choose to submit your proxies by any of the following methods:

•	By Mail. If you choose to submit your proxy to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided;

•	By Telephone. You may submit your proxy to vote your shares by telephone by calling the toll-free number provided on your proxy card any time up to 11:59 p.m. Eastern Time, on September 25, 2018; or

•

Through the Internet. You may also submit your proxy to vote through the Internet by signing on to the website identified on your proxy card and following the procedures described in the website any time up to 11:59 p.m. Eastern Time, on September 25, 2018.

If you are a beneficial owner and hold your shares in street name, or through a nominee or intermediary, such as a bank or broker, you will receive separate instructions from such nominee or intermediary describing how to vote your shares. The availability of telephonic or Internet voting will depend on the intermediary’s voting process. Please check with your nominee or intermediary and follow the voting instructions provided by your nominee or intermediary with these materials.

Q:	What is a “broker non-vote”?

A:

If a holder of AV Homes Common Stock is a beneficial owner of shares held in “street name” by a bank, broker, trust company or other nominee and does not provide the organization that holds its shares with specific voting instructions, then, under applicable rules, the organization that holds its shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. The proposals to be voted on at the AV Homes special meeting are “non-routine” matters. If the organization that holds the beneficial owner’s shares does not receive instructions from such AV Homes stockholder on how to vote its shares on any of the proposals to be voted on at the AV Homes special meeting, that bank, broker, trust company or other nominee will inform the inspector of election at the AV Homes special meeting that it does not have authority to vote on any proposal at the AV Homes special meeting with respect to such shares, and, furthermore, such shares will not be deemed to be in attendance at the meeting. However, if the bank, broker, trust company or other nominee receives instructions from such AV Homes stockholder on how to vote its shares as to only one or two proposals, the shares will be voted as instructed on such proposal(s) but will not be voted on the other, uninstructed proposal(s). This is generally referred to as a “broker non-vote.”

Q:	If my shares are held in street name, will my nominee or intermediary automatically vote my shares for me?

A:

No. If your shares of AV Homes Common Stock are held in street name, you must instruct your nominee or intermediary how to vote your shares. Your nominee or intermediary will vote your shares only if you provide instructions on how to vote by properly completing the voting instruction form sent to you by your nominee or intermediary with this proxy statement/prospectus.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you return your signed and dated proxy card without indicating how to vote your shares on any particular proposal, the AV Homes Common Stock represented by your proxy will be voted in accordance with the recommendation of the AV Homes Board.

Q:	Is my vote important?

A:	Yes, your vote is very important. The Merger cannot be completed without the adoption of the Merger Agreement by AV Homes stockholders.

The AV Homes Board recommends that AV Homes stockholders vote FOR the adoption of the Merger Agreement.

Q:	Can I revoke my proxy or change my voting instructions?

A:	Yes. You may revoke your proxy or change your vote, at any time, before your proxy is voted at the AV Homes special meeting.

If you are a holder of record as of the Record Date, you can revoke your proxy or change your vote by:

•

sending a written notice stating that you revoke your proxy to the Corporate Secretary of AV Homes, at AV Homes’ offices at 6730 N. Scottsdale Road Suite 150, Scottsdale, AZ 85253, Attention: Corporate Secretary, that bears a date later than the date of the previously submitted proxy that you want to revoke and is received by AV Homes’ Corporate Secretary prior to the AV Homes special meeting;

•	submitting a valid, later-dated proxy via mail, over the telephone or through the Internet; or

•

attending the AV Homes special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not constitute a vote or revoke any proxy previously given.

If you hold your shares in street name, you must contact your nominee or intermediary to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the AV Homes special meeting.

Q:	What happens if I transfer my shares of AV Homes Common Stock before the AV Homes special meeting?

A:

The Record Date is earlier than the date of the AV Homes special meeting and the date that the Merger is expected to be completed. If you transfer your shares of AV Homes Common Stock after the Record Date, but before the AV Homes special meeting, you will retain your right to vote at the AV Homes special meeting. However, you will have transferred the right to receive the Merger Consideration in the Merger. In order to receive the Merger Consideration, you must hold your shares of AV Homes Common Stock through the effective time of the Merger. In addition, after an election is validly made, any subsequent transfer of AV Homes Common Stock will automatically revoke such election. Following such revocation, unless a subsequent election is made, the holder of such shares shall be deemed to have made a Mixed Election with respect to such shares.

Q:	What do I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus, the proxy card or the voting instruction form. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a holder of record and also in street name, or otherwise through another holder of record, and in certain other circumstances. If you receive more than one set of voting materials, please vote or return each set separately in order to ensure that all of your shares are voted.

Q:	What will happen if all of the proposals to be considered at the AV Homes special meeting are not approved?

A:

As a condition to completion of the Merger, AV Homes stockholders must adopt the Merger Agreement at the AV Homes special meeting. Completion of the Merger is not conditioned or dependent upon the approval of either the proposal regarding certain compensation that may become payable to the named executive officers of AV Homes in connection with the Merger or the adjournment proposal.

Q:	Are AV Homes stockholders entitled to appraisal rights if they do not vote FOR the adoption of the Merger Agreement?

A:

Yes. Under Delaware law, record holders of AV Homes Common Stock who neither vote in favor of the adoption of the Merger Agreement nor consent thereto in writing, who continuously hold their shares of AV Homes Common Stock through the effective time of the Merger and who otherwise comply with the procedures set forth in Section 262 of the DGCL, will be entitled to appraisal rights in connection with the Merger, and if the Merger is completed, subject to the provisions of Section 262 of the DGCL, obtain payment in cash of the fair value of their shares of AV Homes Common Stock as determined by the

Delaware Court of Chancery, instead of receiving the Merger Consideration for their shares. Under Section 262 of the DGCL, assuming AV Homes Common Stock remains listed on a national securities exchange immediately prior to the effective time of the Merger, the Delaware Court of Chancery will dismiss any appraisal proceedings as to all stockholders who have perfected their appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of AV Homes Common Stock, or (ii) the value of the consideration provided in the Merger for such total number of shares entitled to appraisal exceeds $1 million. To exercise appraisal rights, AV Homes stockholders must comply with the procedures prescribed by Section 262 of the DGCL. These procedures are summarized under “Appraisal Rights.” In addition, a copy of the full text of Section 262 of the DGCL is included as Annex E to this proxy statement/prospectus. Failure to comply with these provisions may result in a loss of the right of appraisal.

Q:	What are the material U.S. federal income tax consequences of the Merger to U.S. holders of AV Homes Common Stock?

A:

The exchange of AV Homes Common Stock for cash, Taylor Morrison Common Stock or both in the Merger generally will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state, local or other tax laws. You should read the section entitled “Proposal I: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger” for more information. Tax matters can be complicated and the tax consequences of the Merger to you will depend on your particular circumstances. You are urged to consult your tax advisors regarding the U.S. federal income tax consequences of the Merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q:	What are the conditions to the completion of the Merger?

A:

Completion of the Merger is subject to certain closing conditions, including, but not limited to, the (i) adoption of the Merger Agreement by AV Homes stockholders; (ii) effectiveness of the registration statement under the Securities Act of which this proxy statement/prospectus is a part; and (iii) satisfaction (or to the extent permitted by applicable law, waiver) of other customary conditions to closing. See “The Merger Agreement—Conditions to Completion of the Merger” for more information.

Q:	When is the Merger expected to be completed?

A:

As of the date of this proxy statement/prospectus, it is not possible to accurately estimate the closing date of the Merger because the Merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Taylor Morrison’s and AV Homes’ obligations to complete the Merger, some of which are not within the control of such parties; however, Taylor Morrison and AV Homes currently expect the Merger to close late in the third quarter or early in the fourth quarter of 2018. Accordingly, no assurance can be given as to when, or if, the Merger will be completed.

Q:	Do I need to do anything at this time with my shares of AV Homes Common Stock other than voting on the proposals at the AV Homes special meeting?

A:

If you are an AV Homes stockholder, you will be entitled to receive the Merger Consideration for your shares after the effective time of the Merger (assuming you do not properly exercise your appraisal rights in respect of such shares as described under “Appraisal Rights”). However, there is no action that you are requested to take at this time, other than affirmatively voting FOR the adoption of the Merger Agreement, FOR the named executive officer Merger-related compensation proposal and FOR the adjournment proposal in accordance with one of the methods of voting set forth in “AV Homes Special Meeting—Voting of Shares.”

Q:	Should I send in my AV Homes stock certificates now to receive the Merger Consideration?

A:

No. AV Homes stockholders should not send in their stock certificates to any person at this time. After the effective time of the Merger, the Exchange Agent will send you a letter of transmittal and instructions for exchanging your shares of AV Homes Common Stock for the Merger Consideration. See “Proposal I: Adoption of the Merger Agreement—Exchange of Shares in the Merger.”

Q:	Is the completion of the Merger subject to a financing condition?

A:

No. The receipt of any financing by Taylor Morrison is not a condition to completion of the Merger or any of the other transactions contemplated by the Merger Agreement and, except in certain limited circumstances in which Taylor Morrison or AV Homes may be permitted to terminate the Merger Agreement (as more fully described in “The Merger Agreement—Termination of the Merger Agreement”), Taylor Morrison will be required to complete the Merger (assuming that all of the conditions to its obligations to complete the Merger under the Merger Agreement are satisfied or waived) whether or not financing is available on acceptable terms or at all. Taylor Morrison currently intends to pay the cash portion of the Merger Consideration and pay related fees and expenses in connection with the Merger using the proceeds of draws under its revolving credit facility, the proceeds of a new bond issuance and/or cash on hand at the time of closing. In addition, Taylor Morrison has a commitment for a 364-day term loan if a new bond offering is not completed at or prior to the time of closing. The term loan, if drawn upon, would be a $200.0 million unsecured facility with Intermediate Parent as borrower, bearing interest at a rate equal to LIBOR plus a margin ranging from 1.50% to 2.00% or the base rate plus a margin ranging from 0.50% to 1.00%. The term loan would mature 364 days after the closing date of the Merger and have covenants substantially the same as those under Taylor Morrison’s existing credit facility.

Q:	How will AV Homes’ outstanding indebtedness be treated in the Merger?

A:

Upon closing of the Merger, AV Homes’ existing revolving credit facility will be terminated and any amounts outstanding thereunder will be repaid using cash from AV Homes’ balance sheet. The AV Homes 6.625% Notes are expected to remain outstanding following the Merger. The Merger constitutes a “Fundamental Change” for purposes of the indenture governing the AV Homes Convertible Notes. Upon the occurrence of a Fundamental Change, the holders of the AV Homes Convertible Notes can cause AV Homes (or its successor) to repurchase the AV Homes Convertible Notes at a price equal to 100% of their aggregate principal amount, plus accrued and unpaid interest to but not including the date of repurchase. Holders of the AV Homes Convertible Notes may also convert them at an increased conversion rate in connection with the Merger, and if such conversion occurs with respect to all of the AV Homes Convertible Notes, such holders would be entitled to the Merger Consideration that would be paid to holders of a total of approximately 4.4 million shares of AV Homes Common Stock. The form of such Merger Consideration would be the form elected by holders of a plurality of the AV Homes Common Stock. Such Merger Consideration would consist of (i) an aggregate of approximately $95.0 million in cash if holders of a plurality of AV Homes Common Stock elect to receive all of the Merger Consideration in cash, (ii) an aggregate of approximately 4.3 million shares of Taylor Morrison Common Stock if holders of a plurality of such AV Homes Common Stock elect to receive all of the Merger Consideration in Taylor Morrison Common Stock and (iii) an aggregate of approximately $55.8 million in cash and approximately 1.8 million shares of Taylor Morrison Common Stock if holders of a plurality of such AV Homes Common Stock elect to receive mixed cash and stock consideration. The combined company expects to fund any required additional cash payments from additional borrowings under its revolving credit facility.

The consideration deliverable upon conversion of AV Homes Convertible Notes as described in the preceding paragraph assumes that the Merger closes on October 1, 2018, and the average closing price of the AV Homes Common Stock on the last five trading days preceding the closing date is $21.50. Pursuant to the terms of the indenture governing the AV Homes Convertible Notes, the number of shares of AV Homes Common Stock issuable upon conversion of the AV Homes Convertible Notes will vary based on the date of closing of the Merger and such average closing price. Any AV Homes Convertible Notes that are not repurchased or converted will remain outstanding.

Q:	Will the Taylor Morrison Common Stock issued to AV Homes stockholders at the time of completion of the Merger be traded on an exchange?

A:

Yes. It is a condition to completion of the Merger that the shares of Taylor Morrison Common Stock to be issued to AV Homes stockholders in the Merger be approved for listing on the NYSE, subject to official notice of issuance. Shares of Taylor Morrison Common Stock are currently traded on the NYSE under the ticker symbol “TMHC.”

Q:	If I am an AV Homes stockholder, whom should I contact with questions?

A:	If you have any questions about the Merger or the AV Homes special meeting, or desire additional copies of this proxy statement/prospectus, proxy cards or voting instruction forms, you should contact:

AV Homes, Inc.

6730 N. Scottsdale Road, Suite 150

Scottsdale, AZ 85253

Attention: Investor Relations

Email: m.burnett@avhomesinc.com

Telephone: (480) 214-7408

or

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Banks, Brokers and Shareholders

Call Toll-Free: 866-647-8869

Q:	Where can I find more information about Taylor Morrison and AV Homes?

A:	You can find more information about Taylor Morrison and AV Homes from the various sources described under “Where You Can Find More Information.”

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to read this entire proxy statement/prospectus and the other documents referred to or incorporated by reference into this proxy statement/prospectus in order to fully understand the Merger, the Merger Agreement and other matters to be considered at the AV Homes special meeting. See “Where You Can Find More Information.” Each item in this summary refers to the beginning page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (See page 45)

Taylor Morrison Home Corporation

Taylor Morrison is one of the largest public homebuilders in the United States. Taylor Morrison is also a land developer, with a portfolio of lifestyle and master-planned communities. Taylor Morrison provides a diverse assortment of homes across a wide range of price points. Taylor Morrison strives to appeal to a broad spectrum of customers in traditionally high growth markets, where it designs, builds and sells single-family detached and attached homes. Taylor Morrison operates under the Taylor Morrison and Darling Homes brand names. Taylor Morrison also provides financial services to customers through its mortgage subsidiary, Taylor Morrison Home Funding, LLC (“TMHF”), and title insurance and closing settlement services through its title company, Inspired Title Services, LLC (“Inspired Title”).

Taylor Morrison has operations in Arizona, California, Colorado, Florida, Georgia, Illinois, North Carolina and Texas. Taylor Morrison’s business is organized into multiple homebuilding operating divisions and a mortgage and title services division, which are managed as multiple reportable segments, as follows:

East	Atlanta, Charlotte, Chicago, Orlando, Raleigh, Southwest Florida and Tampa
Central	Austin, Dallas, Houston (each of the Dallas and Houston markets include both a Taylor Morrison division and a Darling Homes division) and Denver
West	Bay Area, Phoenix, Sacramento and Southern California
Mortgage Operations	Taylor Morrison Home Funding (TMHF) and Inspired Title Services (Inspired Title)

During 2017, Taylor Morrison’s operations were located in eight states and generated revenue of $3.89 billion, net income from continuing operations of $176.7 million. Taylor Morrison ended 2017 with $1.7 billion in sales order backlog.

During 2017, Taylor Morrison had 297 average active communities and at December 31, 2017 Taylor Morrison owned or controlled over 37,800 lots. The average sales price of homes closed during the year ended December 31, 2017 was approximately $473,000. During 2017, Taylor Morrison sold 8,397 homes, an increase of approximately 12% over the prior year.

Taylor Morrison was incorporated in Delaware in November 2012. Taylor Morrison’s principal executive offices are located at 4900 N. Scottsdale Road, Suite 2000, Scottsdale, AZ 85251 and its telephone number is (480) 840-8100.

AV Homes, Inc.

AV Homes, a Delaware corporation, is a homebuilder and land developer of residential communities in Florida, the Carolinas, Arizona and Texas. AV Homes focuses on the development and construction of primary residential communities that serve first-time and move-up buyers, as well as active adults communities, which are restricted to 55 years and older, and typically include resort-style amenities such as clubhouses, swimming pools, and fitness centers.

AV Homes employs a deliberate land acquisition strategy that focuses on development in high-demand markets in addition to exploring opportunities that will broaden its geographical footprint. AV Homes’ core business strategies are: strategically expanding its primary segments to capitalize on market recoveries, serve the lifestyle and housing needs of the 55 and over active adults, maintain core focus on operational improvements to drive profitability while managing construction and labor costs, exercise prudent balance sheet management to maintain ample liquidity for growth and profitably monetize non-core commercial and industrial land positions and scattered lots.

As of December 31, 2017, AV Homes owned 4,911 developed residential lots, 2,395 partially developed residential lots, 8,776 undeveloped residential lots and 6,980 acres of mixed-use, commercial and industrial land. AV Homes utilizes its deep experience, strong operating platform and land inventory to capitalize on the strengthening housing environment and favorable demographic trends within our core markets. AV Homes’ common stock is currently traded on the Nasdaq Stock Market under the symbol “AVHI.”

AV Homes’ principal operations, which include the acquisition, development and building of active adult and primary residential communities, are conducted in the greater Orlando, Jacksonville, Phoenix, Charlotte, Raleigh and Dallas-Fort Worth markets. AV Homes believes that these markets have attractive residential real estate investment characteristics, and that its strategic development of land there will allow it to obtain higher home prices and gross margins, as well as yield a strong pace of sales and higher returns. In focusing on the 55+ age demographic, AV Homes hopes to support a growing interest in lifestyle-oriented, age-qualified communities, especially throughout the Sun Belt.

AV Homes’ current major active adult communities include: Solivita (Central Florida), Vitalia at Tradition (Port St. Lucie, Florida), CantaMia (Goodyear, Arizona), Encore at Eastmark (Mesa, Arizona), and Creekside at Bethpage (Raleigh/Durham).

AV Homes purchases improved lots and tracts of raw land or unimproved lots that require development. AV Homes acts as general contractor for the construction of its homes and communities, and it typically engages subcontractors on a project-by-project basis. With regard to purchase of raw materials, AV Homes engages several suppliers in each region, and also has national supplier contracts for certain items such as flooring, faucets, and air conditioning systems.

AV Homes’ principal executive offices are located at 6730 N. Scottsdale Road, Suite 150, Scottsdale, AZ 85253, and its telephone number is (480) 214-7400.

Merger Sub

Thor Merger Sub, Inc., an indirect subsidiary of Taylor Morrison, is a Delaware corporation that was formed on June 1, 2018 for the sole purpose of effecting the Merger. In the Merger, Merger Sub will be merged with and into AV Homes, with AV Homes surviving the Merger. As a result of the Merger, AV Homes will become an indirect subsidiary of Taylor Morrison.

Merger Sub’s principal executive offices and its telephone number are the same as those of Taylor Morrison.

AV Homes Special Meeting (See page 47)

General

The AV Homes special meeting will be held on September 26, 2018, at 8:00 a.m., local time, at the offices of AV Homes, which are located at 6730 N. Scottsdale Rd., Suite 150, Scottsdale, AZ 85253. At the AV Homes special meeting, AV Homes stockholders will consider and vote on:

•

Proposal I: the adoption of the Merger Agreement, pursuant to which Merger Sub will merge with and into AV Homes, with AV Homes continuing as the surviving entity in the Merger as a subsidiary of Taylor Morrison;

•	Proposal II: to approve, on an advisory (non-binding) basis, certain compensation that may become payable to the named executive officers of AV Homes in connection with the Merger; and

•	Proposal III: the adjournment proposal.

The adoption of the Merger Agreement by AV Homes stockholders is a condition to the obligations of Taylor Morrison and of AV Homes to complete the Merger.

Record Date

The AV Homes Board has fixed the close of business on August 24, 2018 as the Record Date for determination of the AV Homes stockholders entitled to vote at the AV Homes special meeting or any adjournment or postponement thereof. Only AV Homes stockholders of record on the Record Date are entitled to receive notice of, and to vote at, the AV Homes special meeting or any adjournment or postponement thereof.

As of the Record Date, there were 22,360,366 shares of AV Homes Common Stock outstanding and entitled to vote at the AV Homes special meeting, held by approximately 2,295 holders of record. With respect to each matter to be acted upon at the AV Homes special meeting, each holder of AV Homes Common Stock is entitled to one vote for each outstanding share of AV Homes Common Stock held by such holder. As described in detail under the heading “The Voting Agreement,” Taylor Morrison and TPG entered into a voting agreement pursuant to which, among other things, TPG agreed to vote all outstanding AV Homes Common Stock currently held or thereafter acquired by TPG in favor of the adoption of the Merger Agreement.

Quorum

A quorum of outstanding shares is necessary to take action at the AV Homes special meeting. The presence in person or by proxy of the holders of AV Homes Common Stock having a majority of the votes that could be cast by the holders of AV Homes Common Stock entitled to vote at the AV Homes special meeting will constitute a quorum at the AV Homes special meeting. Shares held by a beneficial owner in “street name” who does not give the nominee or other intermediary that holds such shares instructions on how to vote such shares on any proposal to be voted on at the AV Homes special meeting (a “broker non-vote”) will not be deemed to be in attendance at the meeting or counted for purposes of determining whether a quorum has been achieved. However, abstentions will be counted as present in determining the existence of a quorum.

Required Vote

The required number of votes to approve the matters to be voted upon at the AV Homes special meeting depends on the particular item to be voted upon as set out below:

	Item	Vote Necessary for Approval*
Proposal I	Adoption of the Merger Agreement	Approval requires the affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of AV Homes Common Stock.

Proposal II	Non-Binding Approval of Executive Pay	Approval requires the affirmative vote, in person or by proxy, of holders of a majority of the votes that could be cast that are present in person or by proxy at the meeting.

Proposal III	Adjournment of AV Homes Special Meeting (if Necessary or Appropriate)	Approval requires the affirmative vote, in person or by proxy, of holders of a majority of the votes that could be cast that are present in person or by proxy at the meeting.

*

Under the rules of Nasdaq, if you hold your shares of AV Homes Common Stock in street name, your nominee or intermediary may not vote your shares without instructions from you. If you do not provide voting instructions on any Proposal, your shares will not be deemed in attendance at the AV Homes special meeting and will not be voted. If you provide voting instructions on fewer than all three Proposals, a broker non-vote will occur with respect to whichever Proposal(s) you did not provide voting instructions for. Abstentions will have the same effect as a vote against the applicable Proposal(s). Shares deemed not in attendance at the meeting, whether due to a record holder’s failure to vote in person or by proxy or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary, and broker non-votes, will have the same effect as a vote against Proposal I but will have no effect on Proposal II or Proposal III.

Share Ownership of and Voting by AV Homes Directors and Executive Officers

At the Record Date, AV Homes’ directors and executive officers and their affiliates beneficially owned and had the right to vote at the AV Homes special meeting an aggregate of 1,254,014 shares of AV Homes Common Stock, which represents 5.6% of the voting power of the outstanding shares of AV Homes Common Stock entitled to vote at the AV Homes special meeting.

It is expected that AV Homes’ directors and executive officers will vote their respective shares FOR the adoption of the Merger Agreement, FOR the named executive officer merger-related compensation proposal and FOR the approval of the adjournment proposal.

The Merger Agreement and the Merger

In the Merger, Merger Sub will be merged with and into AV Homes, with AV Homes being the surviving corporation in the Merger. As a result of the Merger, AV Homes will become an indirect subsidiary of Taylor Morrison.

The Merger will not be completed without the adoption of the Merger Agreement by AV Homes stockholders.

A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the legal document that governs the Merger. For more information on the Merger and the Merger Agreement, see “Proposal I: Adoption of The Merger Agreement” and “The Merger Agreement.”

As of the date of this proxy statement/prospectus, it is not possible to accurately estimate the closing date for the Merger because the Merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Taylor Morrison’s and AV Homes’ obligations to complete the Merger, some of which are not within the control of such parties; however, Taylor Morrison and AV Homes currently expect the Merger to close late in the third quarter or early in the fourth quarter of 2018. No assurance can be given as to when, or if, the Merger will be completed.

The Voting Agreement (See page 121)

On June 7, 2018, Taylor Morrison and TPG entered into a Voting Agreement (which we refer to as the “Voting Agreement”).

Pursuant to the Voting Agreement, TPG has agreed to, among other things, vote all shares of AV Homes Common Stock held by it (i) in favor of the adoption of the Merger Agreement and any action required in furtherance thereof, (ii) against approval of any proposal made in opposition to, in competition with, or that would result in a breach of the Merger Agreement or the Merger or any other transactions contemplated by the Merger Agreement, and (iii) against certain other actions that are intended or would reasonably be expected to prevent, interfere with, or materially impair or delay, the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement. TPG has also agreed to elect Stock Consideration with respect to all of its AV Homes Common Stock.

The Voting Agreement will terminate automatically on the first to occur of (i) a change in the recommendation of the AV Homes Board, (ii) certain amendments or waivers of the Merger Agreement without TPG’s prior consent, (iii) the effective time of the Merger and (iv) the termination of the Merger Agreement.

See “The Voting Agreement.”

Merger Consideration (See page 101)

At the effective time of the Merger, each share of AV Homes Common Stock (other than Excluded Shares, as defined below under “The Merger Agreement—Merger Consideration”) will be converted into the right to receive at the election of the holder of each share (a) Stock Consideration, consisting of 0.9793 validly issued, fully paid and non-assessable shares of Taylor Morrison Common Stock before giving effect to any proration adjustment, (b) Cash Consideration, consisting of $21.50 in cash before giving effect to any proration adjustment, or (c) Mixed Consideration, consisting of $12.64 in cash, without any interest thereon, and 0.4034 validly issued, fully paid and non-assessable shares of Taylor Morrison Common Stock.

Each AV Homes stockholder will, until the election deadline, be entitled to elect to receive either Cash Consideration, Stock Consideration, or Mixed Consideration, in exchange for each share of AV Homes Common Stock held by him or her that was issued and outstanding immediately prior to the election deadline (other than any Excluded Shares), subject to allocation and proration procedures set forth in the Merger Agreement. AV Homes stockholders (other than in their capacity as holders of Excluded Shares) who make no election or an untimely election (or who otherwise are deemed not to have submitted an effective form of election) will be deemed to have elected for Mixed Consideration.

Stock Elections, Cash Elections and Mixed Elections are subject to the allocation and proration procedures set forth in the Merger Agreement to ensure that the aggregate Per Share Merger Consideration will consist of approximately 58.8% cash and approximately 41.2% Taylor Morrison Common Stock.

For more information see “The Merger Agreement.”

AV Homes’ Reasons for the Merger; Recommendation of the AV Homes Board of Directors (See page 68)

In evaluating the Merger and other transactions contemplated by the Merger Agreement, the AV Homes Board consulted with AV Homes’ senior management and AV Homes’ outside legal counsel and financial advisors. After consideration, the members of the AV Homes Board unanimously determined that the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to, and in the best interests of, AV Homes and its stockholders, and approved, adopted and declared advisable the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the proposed Merger. For more information regarding the factors considered by the AV Homes Board in reaching its decision to approve the Merger Agreement and the Merger contemplated by the Merger Agreement, see “Proposal I: Adoption of the Merger Agreement—AV Homes’ Reasons for the Merger; Recommendation of the AV Homes Board of Directors.”

The AV Homes Board recommends that AV Homes stockholders vote FOR the adoption of the Merger Agreement, FOR the named executive officer Merger-related compensation proposal and FOR the adjournment proposal.

Opinion of AV Homes’ Financial Advisor, J.P. Morgan (See page 73)

In connection with the Merger, AV Homes’ financial advisor, J.P. Morgan Securities LLC, referred to as J.P. Morgan, delivered a written opinion, dated June 6, 2018, to the AV Homes Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received by holders of AV Homes common stock. The full text of the opinion, dated June 6, 2018, to the AV Homes Board, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex C to this document and is incorporated by reference herein in its entirety. J.P. Morgan provided its opinion for the information and assistance of the AV Homes Board in connection with its consideration of the Merger from a financial point of view and did not address any other aspect of the Merger. J.P. Morgan expressed no view as to, and its opinion did not address, the underlying business decision of AV Homes to effect or enter into the Merger. J.P. Morgan’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. The J.P. Morgan opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger or otherwise.

Opinion of AV Homes’ Financial Advisor, Moelis & Company LLC (See page 79)

In connection with the Merger, AV Homes’ financial advisor, Moelis & Company LLC, referred to as Moelis, delivered a written opinion, dated June 6, 2018, to the AV Homes Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received by holders of AV Homes Common Stock, other than TPG pursuant to Moelis’ established policies and procedures, whereby Moelis excludes significant stockholders from its fairness opinions in certain circumstances, including where a significant stockholder enters into a voting agreement. The full text of the opinion, dated June 6, 2018, to the AV Homes Board, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex D to this document and is incorporated by reference herein in its entirety. Moelis provided its opinion for the information and assistance of the AV Homes Board in connection with its consideration of the Merger from a financial point of view and did not address any other aspect of the Merger. Moelis expressed no view as to, and its opinion did not address, the underlying business decision of AV Homes to effect or enter into the Merger. Moelis’ opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. The Moelis opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger or otherwise.

Interests of Certain AV Homes Directors and Officers in the Merger (See page 88)

In considering the recommendation of the AV Homes Board that AV Homes stockholders vote FOR the adoption of the Merger Agreement, AV Homes stockholders should be aware and take into account the fact that certain AV Homes directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of AV Homes stockholders generally. These interests include, among others, potential severance benefits and other payments, the treatment of outstanding equity awards pursuant to the Merger Agreement, and certain indemnification rights of AV Homes directors and officers under the Merger Agreement. The directors and executive officers of AV Homes will also be entitled to certain indemnification rights under the Merger Agreement.

The AV Homes Board was aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation of the Merger, in approving the Merger Agreement and in recommending that the AV Homes stockholders vote FOR the adoption of the merger agreement. For additional information about these interests, see “Proposal I: Adoption of the Merger Agreement—Interests of Certain AV Homes Directors and Officers in the Merger.”

Board of Directors and Management Following the Merger (See page 91)

The board of directors and executive officers of Taylor Morrison are not expected to change as a result of the consummation of the Merger. For information on Taylor Morrison’s current directors and executive officers, please see Taylor Morrison’s proxy statement for its 2018 annual meeting of stockholders filed with the SEC on May 11, 2018 and its Current Report on Form 8-K filed with the SEC on July 19, 2018. See “Where You Can Find More Information.”

Treatment of AV Homes Convertible Notes (See page 91)

The Merger constitutes a “Fundamental Change” for purposes of the indenture governing the AV Homes Convertible Notes. Upon the occurrence of a Fundamental Change, the holders of the AV Homes Convertible Notes can cause AV Homes (or its successor) to repurchase the AV Homes Convertible Notes at a price equal to 100% of their aggregate principal amount, plus accrued and unpaid interest to but not including the date of repurchase.

Holders of the AV Homes Convertible Notes may also convert them at an increased conversion rate in connection with the Merger, and if such conversion occurs with respect to all of the AV Homes Convertible Notes, such holders would be entitled to the Merger Consideration that would be paid to holders of a total of approximately 4.4 million shares of AV Homes Common Stock. The form of such Merger Consideration would be the form elected by holders of a plurality of the AV Homes Common Stock. Such Merger Consideration would consist of (i) an aggregate of approximately $95.0 million in cash if holders of a plurality of AV Homes Common Stock elect to receive all of the Merger Consideration in cash, (ii) an aggregate of approximately 4.3 million shares of Taylor Morrison Common Stock if holders of a plurality of such AV Homes Common Stock elect to receive all of the Merger Consideration in Taylor Morrison Common Stock and (iii) an aggregate of approximately $55.8 million in cash and approximately 1.8 million shares of Taylor Morrison Common Stock if holders of a plurality of such AV Homes Common Stock elect to receive mixed cash and stock consideration. The combined company expects to fund any required additional cash payments from additional borrowings under its revolving credit facility.

The consideration deliverable upon conversion of AV Homes Convertible Notes as described in the preceding paragraph assumes that the Merger closes on October 1, 2018, and the average closing price of the AV Homes Common Stock on the last five trading days preceding the closing date is $21.50. Pursuant to the terms of the indenture governing the AV Homes Convertible Notes, the number of shares of AV Homes Common Stock issuable upon conversion of the AV Homes Convertible Notes will vary based on the date of closing of the Merger and such average closing price. Any AV Homes Convertible Notes that are not repurchased or converted will remain outstanding.

Treatment of AV Homes Equity Awards (See page 114)

AV Homes Options. At the effective time of the Merger, each outstanding option to purchase shares of AV Homes Common Stock will be converted into the right to receive a cash payment equal to the product of (i) the excess, if any, of the Cash Consideration (before giving effect to any proration adjustment) over the exercise price per share of such option and (ii) the number of shares subject to such option.

AV Homes Restricted Stock Awards. At the effective time of the Merger, each outstanding AV Homes restricted stock award will be substituted with a Taylor Morrison restricted stock award corresponding to a number of whole shares of Taylor Morrison Common Stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of AV Homes Common Stock subject to the AV Homes restricted stock award (assuming that any performance-based vesting conditions applicable to such award are fully achieved) and (ii) the Stock Consideration (before giving effect to any proration adjustment). Except as set forth in the immediately preceding sentence, each Taylor Morrison restricted stock award will continue to have the same vesting and acceleration of vesting terms and conditions (other than any performance-based vesting conditions) as, and other terms and conditions that are substantially similar to, those that applied to the corresponding AV Homes restricted stock award.

AV Homes RSU Awards. At the effective time of the Merger, each outstanding restricted stock unit award in respect of shares of AV Homes Common Stock (referred to as an “AV Homes RSU award”) that is held by an employee of AV Homes or its subsidiaries will be substituted with a Taylor Morrison restricted stock unit, corresponding to a number of whole shares of Taylor Morrison Common Stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of AV Homes Common Stock subject to the AV Homes award (assuming that any performance-based vesting conditions applicable to such award are achieved at target levels) and (ii) the Stock Consideration (before giving effect to any proration adjustment). Except as set forth in the immediately preceding sentence, each Taylor Morrison restricted stock unit will continue to have the same vesting and acceleration of vesting terms and conditions (other than any performance-based vesting conditions) as, and other terms and conditions that are substantially similar to, those that applied to the corresponding AV Homes RSU award.

At the effective time of the Merger, each AV Homes RSU award held by a non-employee director of AV Homes will be converted into the right to receive the Cash Consideration (before giving effect to any proration adjustment) in respect of each share of AV Homes Common Stock underlying such award.

Certain Material U.S. Federal Income Tax Consequences of the Merger (See page 91)

The exchange of AV Homes Common Stock for a cash, Taylor Morrison Common Stock or both in the Merger generally will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. You should read the section entitled “Proposal I: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger.” Tax matters can be complicated and the tax consequences of the Merger to you will depend on your particular circumstances. You are urged to consult your tax advisors regarding the U.S. federal income tax consequences of the Merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Accounting Treatment of the Merger (See page 97)

In accordance with GAAP, Taylor Morrison will account for the Merger using the acquisition method of accounting, with Taylor Morrison being considered the acquirer of AV Homes for accounting purposes. This means that Taylor Morrison will allocate the purchase price to the fair value of AV Homes tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price, if any, being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually. The operating results of AV Homes will be reported as part of the combined company beginning on the closing date of the Merger. The final valuation of the tangible and identifiable intangible assets acquired and liabilities assumed has not yet been completed and is not required to be completed under applicable guidance until 12 months after completion of the Merger. The finalization of the valuation could result in significantly different amortization expenses and balance sheet classifications than those presented in Taylor Morrison’s unaudited pro forma condensed combined financial information included in this proxy statement/prospectus.

Regulatory Approvals Required to Complete the Merger (See page 97)

Taylor Morrison has determined that no authorizations, approvals or consents from regulatory authorities are required to enable them to complete the Merger. For a more complete discussion of regulatory matters relating to the Merger, see “Proposal I: Adoption of the Merger Agreement—Regulatory Approvals Required to Complete the Merger.”

Litigation Relating to the Merger (See page 97)

Two purported class action complaints related to the Merger have been filed in the United States District Court for the District of Delaware on behalf of putative classes of AV Homes’ public shareholders. The two complaints are captioned: Franchi v. AV Homes, Inc., Case No. 18 Civ. 01161, which was filed on August 3, 2018; and Zucker v. AV Homes, Inc., et al., No. 18 Civ. 01091, which was filed on July 24, 2018. Both complaints name as defendants AV Homes and its directors, as well as Taylor Morrison, and the Franchi complaint also names Intermediate Parent and Merger Sub as defendants. The complaints generally allege that AV Homes and its directors and Taylor Morrison violated federal securities laws by failing to disclose material information in the version of this proxy statement/prospectus filed with the SEC on July 13, 2018. The Franchi complaint also alleges that the omissions constitute violations of federal securities laws by Intermediate Parent and Merger Sub. The complaints seek, among other things, injunctive relief preventing the consummation of the Merger, damages, and an award of plaintiffs’ expenses and attorneys’ fees. The defendants believe that the claims respectively asserted against them are wholly without merit.

Conditions to Completion of the Merger is Subject to Certain Conditions (See page 115)

As more fully described in this proxy statement/prospectus and in the Merger Agreement, the obligations of Taylor Morrison and AV Homes to complete the Merger are subject to the satisfaction of a number of conditions, including the following:

•	the adoption of the Merger Agreement by AV Homes stockholders at the AV Homes Special Meeting (or at any adjournment or postponement thereof);

•

the effectiveness of the registration statement of which this proxy statement/prospectus forms a part and the absence of a stop order in respect thereof or proceedings initiated or threatened by the SEC related thereto;

•

the approval for listing on NYSE of the shares of Taylor Morrison Common Stock to be issued in the Merger and such other shares of Taylor Morrison Common Stock to be reserved for issuance in connection with the Merger;

•

the absence of any temporary, preliminary or permanent restraining order, injunction or other order issued by any court of competent jurisdiction or any other government entity restraining, enjoining, preventing or otherwise prohibiting the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, and the absence of any law enacted, promulgated or deemed applicable to the Merger by any governmental entity of competent jurisdiction restraining, enjoining, preventing or otherwise prohibiting the consummation of the Merger;

•

subject to certain exceptions, the accuracy of the respective representations and warranties of Taylor Morrison and AV Homes, and compliance by Taylor Morrison and AV Homes with their respective covenants, in each case, as set forth in the Merger Agreement;

•	the absence of a material adverse effect relating to AV Homes; and

•	the receipt by Taylor Morrison and AV Homes of a customary closing certificate on behalf of each respect party by an authorized officer of each respective party.

For more information, see “The Merger Agreement—Conditions to Completion of the Merger.”

No Solicitation of Alternative Proposals (See page 109)

The Merger Agreement precludes AV Homes from soliciting or engaging in discussions or negotiations with a third party with respect to any proposal for a competing transaction, including the acquisition of a significant interest in AV Homes’ capital stock or assets. However, if, prior to obtaining the requisite stockholder approval in connection with the Merger, AV Homes receives an unsolicited proposal from a third party for a competing transaction that the AV Homes Board, among other things, determines in good faith (after consultation with AV Homes’ outside legal counsel and financial advisor) (i) constitutes or would reasonably be expected to lead to a proposal that is superior to the Merger, and (ii) did not result from a breach of the non-solicitation obligations set forth in the Merger Agreement, then AV Homes may furnish non-public information to and enter into discussions with that third party and its representatives and financing sources about such competing transaction after obtaining from such third party an executed confidentiality agreement (subject to promptly and, in any event, within twenty-four (24) hours, notifying Taylor Morrison of the status and material details thereof (including copies of any written documentation that is material to such unsolicited proposal)). For more information, see “The Merger Agreement—No Solicitation of Alternative Proposals.”

Termination of the Merger Agreement (See page 117)

The Merger Agreement may be terminated and the Merger abandoned at any time before the effective time of the Merger in the following circumstances:

•	by the mutual written consent of Taylor Morrison, Merger Sub and AV Homes;

•	by either Taylor Morrison or AV Homes if:

○	the Merger is not consummated by the Outside Date;

○

any court of competent jurisdiction or governmental entity has issued a final and non-appealable judgment or order permanently enjoining or otherwise permanently prohibiting the consummation of the Merger;

○	AV Homes stockholders fail to adopt the Merger Agreement at the AV Homes Special Meeting (or at any adjournment or postponement thereof); or

○

the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements, which breach or failure to perform (1) would give rise to the failure of any closing condition relating to the accuracy of such other party’s representations and warranties or such other party’s compliance with covenants would fail to be satisfied, and (2) such inaccuracy or breach is either incapable of being cured or is not cured within 45 days after receiving written notice thereof;

•

by Taylor Morrison, before the adoption of the Merger Agreement by AV Homes stockholders, if the AV Homes Board changes its recommendation to AV Homes stockholders to vote in favor of the adoption of the Merger Agreement, in accordance with the terms and provisions of the Merger Agreement; or

•

by AV Homes, before the adoption of the Merger Agreement by AV Homes stockholders, in order to enter into a binding agreement providing for a Superior Proposal, in accordance with the terms and provisions of the Merger Agreement.

For more information, see “The Merger Agreement—Termination of the Merger Agreement.”

Fees and Expenses and Termination Fees (See page 119)

Generally, each party is required to pay all fees and expenses incurred by it in connection with the Merger. However, the Merger Agreement provides that, upon termination of the Merger Agreement under certain circumstances, AV Homes will be required to pay Taylor Morrison a cash termination fee of $18,472,000 or $10,000,000, depending on the underlying facts.

For more information, see “The Merger Agreement—Fees and Expenses and Termination Fees.”

Listing of Shares of Taylor Morrison Common Stock and Delisting and Deregistration of AV Homes Common Stock (See page 98)

Under the terms of the Merger Agreement, Taylor Morrison is required to use reasonable best efforts to cause the shares of Taylor Morrison Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE, prior to the closing of the Merger. Accordingly, application will be made to have such shares approved for listing on the NYSE, where shares of Taylor Morrison Common Stock are currently listed for trading under the ticker symbol “TMHC.”

If the Merger is completed, there will no longer be any publicly held shares of AV Homes Common Stock. Accordingly, AV Homes Common Stock will no longer be listed on Nasdaq and will be deregistered under the Exchange Act.

Comparison of Stockholder Rights (See page 140)

AV Homes stockholders will have different rights once they become Taylor Morrison stockholders due to differences between the organizational documents of AV Homes and Taylor Morrison. See “Comparison of Stockholder Rights.”

Appraisal Rights (See page 146)

Pursuant to Section 262 of the DGCL, AV Homes stockholders who do not vote in favor of adoption of the Merger Agreement, who continuously hold their shares of AV Homes Common Stock through the effective time of the Merger and who otherwise comply with the applicable requirements of Section 262 of the DGCL have the right to seek appraisal of the fair value of their shares of AV Homes Common Stock, as determined by the Delaware Court of Chancery, if the Merger is completed. The “fair value” of shares of AV Homes Common Stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the value of the Merger Consideration that AV Homes stockholders would otherwise be entitled to receive under the terms of the Merger Agreement.

The right to seek appraisal will be lost if an AV Homes stockholder votes FOR adoption of the Merger Agreement. However, abstaining or voting against adoption of the Merger Agreement is not in itself sufficient to perfect appraisal rights because additional actions must also be taken to perfect such rights.

AV Homes stockholders who wish to exercise the right to seek an appraisal of their shares must so advise AV Homes by submitting a written demand for appraisal prior to the taking of the vote on the Merger Agreement at the AV Homes special meeting, and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of AV Homes Common Stock held of record in the name of another person, such as a nominee or intermediary, must act promptly to cause the record holder to follow the steps required by Section 262 of the DGCL and in a timely manner to perfect appraisal rights. In view of the complexity of Section 262 of the DGCL, AV Homes stockholders that may wish to pursue appraisal rights are urged to consult their legal and financial advisors. In addition, under Section 262 of the DGCL, the Delaware Court of Chancery will dismiss any appraisal proceedings as to all stockholders who have perfected their appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of AV Homes Common Stock, or (ii) the value of the Merger Consideration provided in the Merger Agreement for the total number of shares of AV Homes Common Stock entitled to appraisal exceeds $1 million. See “Appraisal Rights.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TAYLOR MORRISON

The following table presents selected historical consolidated financial data of Taylor Morrison. The selected historical consolidated financial data as of December 31, 2017, 2016, 2015, 2014 and 2013, and for each of the years in the five-year period ended December 31, 2017, are derived from Taylor Morrison’s audited consolidated financial statements and accompanying notes for such years, and should be read in conjunction with such audited consolidated financial statements of Taylor Morrison. The selected historical unaudited condensed consolidated financial data as of June 30, 2018 and 2017, and for the six months ended June 30, 2018 and 2017, are derived from Taylor Morrison’s unaudited condensed consolidated financial statements and accompanying notes, and should be read in conjunction with such unaudited condensed consolidated financial statements of Taylor Morrison.

The information set forth below is only a summary. You should read the following information together with Taylor Morrison’s audited consolidated financial statements and accompanying notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Taylor Morrison’s Annual Report on Form 10-K for the year ended December 31, 2017, and with Taylor Morrison’s unaudited condensed consolidated financial statements and accompanying notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Taylor Morrison’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, which are incorporated by reference into this proxy statement/prospectus, and in Taylor Morrison’s other reports filed with the SEC. For more information, see “Where You Can Find More Information.”

	Six Months Ended June 30,		Year Ended December 31,
(Dollars in thousands, except per share amounts)	2018	2017	2017	2016	2015	2014	2013
Statements of Operations Data:
Home closings revenue, net	$1,689,524	$1,640,581	$3,799,061	$3,425,521	$2,889,968	$2,619,558	$1,857,950
Land closings revenue	13,165	7,120	17,093	64,553	43,770	53,381	27,760
Mortgage operations revenue	30,472	29,883	69,136	59,955	43,082	35,493	30,371

Total revenues	$1,733,161	1,677,584	$3,885,290	$3,550,029	$2,976,820	$2,708,432	$1,916,081
Cost of home closings	1,379,427	1,340,800	3,092,704	2,801,739	2,358,823	2,082,819	1,457,454
Cost of land closings	10,725	4,867	12,005	35,912	24,546	39,696	26,316
Mortgage operations expenses	21,196	18,804	41,652	32,099	25,536	19,671	16,446

Total cost of revenues	$1,411,348	$1,364,471	$3,146,361	$2,869,750	$2,408,905	$2,142,186	$1,500,216
Gross margin	321,813	313,113	738,929	680,279	567,915	566,246	415,865
Sales, commissions and other marketing costs	118,302	117,133	259,663	239,556	198,676	168,897	127,419
General and administrative expenses	68,778	67,022	130,777	122,207	95,235	81,153	77,198
Equity in income of unconsolidated entities	(7,263)	(4,156)	(8,846)	(7,453)	(1,759)	(5,405)	(2,895)
Interest (income) expense, net	(619)	(179)	(577)	(184)	(192)	1,160	842
Other expense (income), net	4,092	413	2,256	11,947	11,634	18,447	2,842
Loss on extinguishment of debt	—	—	—	—	33,317	—	10,141
Gain on foreign currency forward	—	—	—	—	(29,983)	—	—
Indemnification and transaction expenses	—	—	—	—	—	—	195,773

Income from continuing operations before income taxes	$138,523	$132,880	$355,656	$314,206	$260,987	$301,994	$4,545
Income tax provision / (benefit)(1)	31,699	41,349	179,006	107,643	90,001	76,395	(23,810)
Net income from continuing operations	106,824	91,531	176,650	206,563	170,986	225,599	28,355
Income from discontinued operations—net of tax	—	—	—	—	58,059	41,902	66,513

	Six Months Ended June 30,		Year Ended December 31,
(Dollars in thousands, except per share amounts)	2018	2017	2017	2016	2015	2014	2013
Net income before allocation to non-controlling interests	106,824	91,531	176,650	206,563	229,045	267,501	94,868
Net (income) / loss attributable to non-controlling interests—joint ventures	(269)	(198)	(430)	(1,294)	(1,681)	(1,648)	131

Net income before non-controlling interests—Principal Equityholders	106,555	91,333	176,220	205,269	227,364	265,853	94,999
Net (income) / loss from continuing operations attributable to non-controlling interests—Principal Equityholders	(3,133)	(54,164)	(85,000)	(152,653)	(123,909)	(163,790)	1,442
Net income from discontinued operations attributable to non-controlling interests—Principal Equityholders(2)	—	—	—	—	(42,406)	(30,594)	(51,021)

Net income available to Taylor Morrison Home Corporation	$103,422	$37,169	$91,220	$52,616	$61,049	$71,469	$45,420

Earnings per common share(1)
Basic
Income from continuing operations(1)	$0.94	$0.76	$1.47	$1.69	$1.38	$1.83	$0.91
Discontinued operations—net of tax(1)	—	—	—	—	0.47	0.34	0.47
Diluted
Income from continuing operations(1)	$0.93	$0.76	$1.47	$1.69	$1.38	$1.83	$0.91
Discontinued operations—net of tax(1)	—	—	—	—	0.47	0.34	0.47

(1)	2017 income tax provision and earnings per common share data include impacts of the Tax Cuts and Jobs Act which is an aggregate of $61.0 million expense.

	As of June 30,		As of December 31,
(Dollars in thousands)	2018	2017	2017	2016	2015	2014	2013
Balance Sheet Data:
Cash and cash equivalents(2)	$320,102	$246,477	$573,925	$300,179	$126,188	$234,217	$193,518
Real estate inventory	3,195,703	3,200,027	2,959,236	3,017,219	3,126,787	2,518,321	2,012,580
Total assets	4,220,821	4,258,086	4,325,893	4,220,926	4,122,447	4,111,798	3,419,285
Total debt, net	1,427,264	1,454,547	1,498,062	1,586,533	1,668,425	1,715,791	1,238,457
Total stockholders’ equity	2,258,382	2,260,932	2,346,545	2,160,202	1,972,677	1,777,161	1,544,901

(2)	Excludes restricted cash.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF AV HOMES

The following table presents selected historical consolidated financial data of AV Homes. The selected historical consolidated financial data as of December 31, 2017, 2016, 2015, 2014 and 2013, and for each of the years in the five-year period ended December 31, 2017, are derived from AV Homes’ audited consolidated financial statements and accompanying notes for such years and should be read in conjunction with such audited consolidated financial statements of AV Homes. The selected historical unaudited consolidated financial data as of June 30, 2018 and 2017, and for the six months ended June 30, 2018 and 2017, are derived from AV Homes’ unaudited condensed consolidated financial statements and accompanying notes, and should be read in conjunction with such unaudited condensed consolidated financial statements of AV Homes.

The information set forth below is only a summary. You should read the following information together with AV Homes’ audited consolidated financial statements and accompanying notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in AV Homes’ Annual Report on Form 10-K for the year ended December 31, 2017, and with AV Homes’ unaudited condensed consolidated financial statements and accompanying notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in AV Homes’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, which are incorporated by reference into this proxy statement/prospectus, and in AV Homes’ other reports filed with the SEC. For more information, see “Where You Can Find More Information.”

	Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(In thousands, except per share data)
Operations Data
Total revenues	$355,568	$356,742	$843,253	$779,305	$517,766	$285,913	$141,482
Homebuilding revenues	343,801	345,544	821,616	764,041	498,915	243,171	114,973
Amenities and other	9,107	8,762	17,061	11,698	12,385	10,146	10,206
Land sales	2,660	2,436	4,576	3,566	6,466	32,596	16,303
Net (loss) income	656	3,086	(21,936)	147,107	11,950	(1,603)	(8,272)
Net (loss) income attributable to common stockholders of AV Homes	$656	$3,086	$(21,936)	$147,107	$11,950	$(1,932)	$(9,477)
Income (loss) per share
Basic	$0.03	$0.14	$(0.98)	$6.58	$0.54	$(0.09)	$(1.34)
Diluted	$0.03	$0.14	$(0.98)	$5.66	$0.54	$(0.09)	$(1.34)
Financial Condition
Cash and cash equivalents(1)	$115,978	$331,227	$240,990	$67,792	$46,898	$180,334	$144,727
Total assets	1,024,433	1,199,475	1,010,144	840,233	736,139	663,151	465,928
Senior Debt, net	473,086	623,743	472,108	275,660	320,846	294,221	104,602
Stockholder’s equity	432,294	455,407	431,970	450,807	301,681	286,740	286,101
Stockholder’s equity per share	19.33	20.22	19.32	20.02	13.51	12.99	13.01

(1)	Excludes Restricted Cash.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The table below presents selected unaudited pro forma condensed combined balance sheet data of Taylor Morrison and AV Homes, giving effect to the Merger as if it had been consummated on June 30, 2018, and also presents selected unaudited pro forma condensed combined statements of operations information for the six months ended June 30, 2018 and for the year ended December 31, 2017 giving effect to the Merger as if it had been consummated on January 1, 2017, the beginning of the earliest period presented. The fiscal years of Taylor Morrison and AV Homes both end on December 31.

The unaudited pro forma condensed combined financial information (from which the selected unaudited pro forma condensed combined financial information is derived) is being presented in this proxy statement/prospectus for illustrative purposes only and reflects certain adjustments that are preliminary in nature and certain assumptions that have been made in their preparation. You should read “Unaudited Pro Forma Condensed Combined Financial Information” for important information regarding the basis of presentation and such adjustments and assumptions.

These unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with (1) the unaudited interim consolidated financial statements of Taylor Morrison and AV Homes contained in their respective Quarterly Reports on Form 10-Q for the quarter ended June 30, 2018 and (2) the audited consolidated financial statements of Taylor Morrison and AV Homes contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2017, all of which are incorporated by reference in this proxy statement/prospectus. The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Taylor Morrison would have been had the Merger occurred on the dates assumed, nor are they necessarily indicative of the future consolidated results of operations or consolidated financial position of the combined company. See “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Statements.”

	As of and for the
($ in thousands, except per share data)	Six Months Ended June 30, 2018	Year Ended December 31, 2017
Pro Forma Balance Sheet Information:
Total assets	$5,009,463
Total liabilities	2,624,578
Total stockholders’ equity	2,384,885
Pro Forma Statement of Operations Information:
Total revenues	$2,088,729	$4,728,543
Income before income taxes	139,485	373,988
Net income available to Taylor Morrison/AV Homes	$104,267	85,316
Earnings per common share
Basic	$0.87	$1.20
Diluted	$0.86	$1.20

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

Historical Per Share Data for Taylor Morrison Common Stock and AV Homes Common Stock

The historical per share data for Taylor Morrison Common Stock and AV Homes Common Stock below is derived from the audited consolidated financial statements of each of Taylor Morrison and AV Homes as of and for the year ended December 31, 2017, and the unaudited condensed consolidated financial statements of each of Taylor Morrison and AV Homes as of and for the six months ended June 30, 2018.

Unaudited Pro Forma Combined Per Share Data for Taylor Morrison Common Stock

The unaudited pro forma combined per share data for Taylor Morrison Common Stock set forth below gives effect to the Merger as if it had been consummated on January 1, 2017, the beginning of the earliest period presented, in the case of net income per share data, and as of June 30, 2018 and December 31, 2017 in the case of book value per share data, and assuming that each outstanding share of AV Homes Common Stock had been converted into 0.4034 shares of Taylor Morrison Common Stock and $12.64 of cash.

The unaudited pro forma combined per share data for Taylor Morrison Common Stock has been derived from the audited consolidated financial statements of each of Taylor Morrison and AV Homes as of and for the year ended December 31, 2017, and the unaudited condensed consolidated financial statements of each of Taylor Morrison and AV Homes as of and for the six months ended June 30, 2018.

The unaudited pro forma combined per share data for Taylor Morrison Common Stock has been derived using the acquisition method of accounting. See “Unaudited Pro Forma Condensed Combined Financial Statements.” Accordingly, the pro forma adjustments reflect the assets and liabilities of AV Homes at their preliminary estimated fair values. Differences between these preliminary estimates and the values finalized within 12 months after the completion of the Merger in accordance with applicable accounting guidance could occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth below.

The unaudited pro forma combined per share data for Taylor Morrison Common Stock does not purport to represent the actual results of operations that Taylor Morrison would have achieved had the Merger been completed at the relevant dates used or to project the future results of operations that Taylor Morrison may achieve after the Merger.

Unaudited Pro Forma Combined Per AV Homes Equivalent Share Data

The unaudited pro forma combined AV Homes equivalent per share data set forth below shows the effect of the Merger from the perspective of an owner of AV Homes Common Stock. The information was calculated by multiplying the unaudited pro forma combined per share data for Taylor Morrison Common Stock by the Mixed Consideration Stock Exchange Ratio.

Generally

You should read the below information in conjunction with the selected historical consolidated financial data included elsewhere in this proxy statement/prospectus and the historical consolidated financial statements of Taylor Morrison and AV Homes and related notes that have been filed with the SEC, certain of which are incorporated by reference into this proxy statement/prospectus. See “Selected Historical Consolidated Financial Data of Taylor Morrison,” “Selected Historical Consolidated Financial Data of AV Homes” and “Where You Can Find More Information” in this proxy statement/prospectus. The unaudited pro forma combined per share data for Taylor Morrison Common Stock and the unaudited pro forma combined per AV Homes equivalent share data is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Statements.”

The following table sets forth certain historical and unaudited pro forma combined per share information for Taylor Morrison and AV Homes.

	Six Months Ended June 30, 2018	Year Ended December 31, 2017
Taylor Morrison—Historical
Earnings per share:
Basic	$0.94	$1.47
Diluted	$0.93	$1.47
Book value per share of common stock(1)	$20.12	$19.62
Dividends declared per share of common stock	—	—
AV Homes—Historical
Earnings per share:
Basic	$0.03	$(0.98)
Diluted	$0.03	$(0.98)
Book value per share of common stock(2)	$19.33	$19.32
Dividends declared per share of common stock	—	—
Surviving Corporation Unaudited Pro Forma Combined Amounts
Earnings per share:
Basic	$0.87	$1.20
Diluted	$0.86	$1.20
Pro forma book value per share of common stock(3)	$19.65	N/A
AV Homes Unaudited Pro Forma Equivalent Per Share Data(4)
Earnings per share:
Basic	$0.35	$0.48
Diluted	$0.35	$0.48
Pro forma book value per share of common stock	$7.93	N/A

(1)

Calculated by dividing stockholders’ equity of $2.3 billion and $2.3 billion as of June 30, 2018 and December 31, 2017, respectively, by 112,250,658 and 119,579,612 outstanding shares of Taylor Morrison Common Stock and Taylor Morrison Class B Common Stock as of June 30, 2018 and December 31, 2017, respectively.

(2)

Calculated by dividing stockholders’ equity of $432.3 million and $432.0 million as of June 30, 2018 and December 31, 2017, respectively, by 22,361,511 and 22,363,947 outstanding shares of AV Homes Common Stock as of June 30, 2018 and December 31, 2017, respectively.

(3)	Calculated by dividing pro forma stockholders’ equity of $2.4 billion by 121,390,342 pro forma outstanding shares of Taylor Morrison Common Stock.
(4)

Assumes amounts calculated by multiplying unaudited pro forma combined per share amounts by 0.4034, the Mixed Consideration Stock Exchange Ratio. The Mixed Consideration Stock Exchange Ratio does not include the $12.64 cash portion of the Mixed Consideration.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

Taylor Morrison Common Stock is listed for trading on the NYSE under the ticker symbol “TMHC.” AV Homes Common Stock is listed for trading on Nasdaq under the ticker symbol “AVHI.”

Comparative Per Share Market Price Information

The following table presents the closing prices of AV Homes Common Stock and Taylor Morrison Common Stock on June 6, 2018, the last trading day before the public announcement of the Merger Agreement, and August 24, 2018, the last practicable trading day prior to the mailing of this proxy statement/prospectus. The table also shows the estimated value of the per share consideration for each share of AV Homes Common Stock on the relevant date.

Date	AV Homes Closing Price	Taylor Morrison Closing Price	Value of the Per Share Consideration(1)
June 6, 2018	$16.50	$22.04	$21.53
August 24, 2018	21.50	19.66	20.57

(1)

Assumes the receipt of Mixed Consideration. The implied value of the per share consideration for each share of AV Homes Common Stock represents the sum of (i) $12.64, the cash portion of the Mixed Consideration, plus (ii) the implied value of the stock portion of the Mixed Consideration, based on the closing prices of Taylor Morrison Common Stock of $22.04 on June 6, 2018 and $19.66 on August 24, 2018, multiplied by 0.4034, the Mixed Consideration Stock Exchange Ratio.

The above table shows only historical comparisons. The market price of AV Homes Common Stock and Taylor Morrison Common Stock will fluctuate prior to the AV Homes special meeting and before the consummation of the Merger, which will affect the implied value of the stock portion of the Merger Consideration paid to the AV Homes stockholders. These comparisons may not provide meaningful information to AV Homes stockholders in determining whether to adopt the Merger Agreement. AV Homes stockholders are urged to obtain current market quotations for Taylor Morrison Common Stock and AV Homes Common Stock and to review carefully the other information contained in, or incorporated by reference into, this proxy statement/prospectus in considering whether to adopt the Merger Agreement. See “Where You Can Find More Information.”

In addition, AV Homes stockholders may not receive all consideration in the form they elect. See “Questions and Answers—What will AV Homes stockholders receive in the Merger?”

Comparative Stock Prices and Dividends

The following table sets forth, for the respective periods of AV Homes and Taylor Morrison indicated, the high and low sale prices per share of AV Homes Common Stock and Taylor Morrison Common Stock as reported by Nasdaq and the NYSE, respectively, and cash dividends declared and paid. Neither AV Homes nor Taylor Morrison has historically paid dividends on its common stock, and neither company presently anticipates paying any dividends on its common stock in the foreseeable future.

	AV Homes				Taylor Morrison
	High	Low	Dividends Declared and Paid		High	Low	Dividends Declared and Paid
Quarter ended June 30, 2018	$21.80	$15.85		$—	$24.50	$19.66	$—
Quarter ended March 31, 2018	$19.60	$15.55		$—	$28.42	$22.04	$—

Year Ended December 31, 2017
Quarter ended December 31, 2017	$19.00	$15.90		$—	$24.72	$21.95	$—
Quarter ended September 30, 2017	$20.50	$14.65		$—	$24.79	$19.68	$—
Quarter ended June 30, 2017	$20.30	$15.50		$—	$24.77	$20.87	$—
Quarter ended March 31, 2017	$19.13	$14.90		$—	$22.17	$18.26	$—

Year Ended December 31, 2016			$
Quarter ended December 31, 2016	$17.45	$15.05		$—	$21.61	$15.82	$—
Quarter ended September 30, 2016	$16.97	$11.75		$—	$18.36	$14.43	$—
Quarter ended June 30, 2016	$13.79	$10.72		$—	$16.13	$13.31	$—
Quarter ended March 31, 2016	$13.30	$8.50		$—	$15.93	$10.33	$—

Year Ended December 31, 2015			$
Quarter ended December 31, 2015	$14.86	$12.02		$—	$20.64	$14.95	$—
Quarter ended September 30, 2015	$15.24	$11.58		$—	$21.55	$17.92	$—
Quarter ended June 30, 2015	$17.44	$14.19		$—	$21.40	$17.34	$—
Quarter ended March 31, 2015	$16.64	$12.93		$—	$21.37	$15.66	$—

Year Ended December 31, 2014
Quarter ended December 31, 2014	$15.55	$13.16		$—	$20.15	$14.96	$—
Quarter ended September 30, 2014	$17.41	$14.55		$—	$23.12	$16.21	$—
Quarter ended June 30, 2014	$18.72	$15.64		$—	$24.51	$19.77	$—
Quarter ended March 31, 2014	$20.82	$17.15		$—	$26.37	$18.56	$—

RISK FACTORS

In deciding how and whether to vote, AV Homes stockholders should carefully consider the following risk factors and all of the information contained in or incorporated by reference into this proxy statement/prospectus, including but not limited to, the matters addressed in the section entitled “Cautionary Information Regarding Forward-Looking Statements” of this proxy statement/prospectus and the matters discussed under “Item 1A. Risk Factors” of Taylor Morrison’s and AV Homes’ respective Annual Reports on Form 10-K for the year ended December 31, 2017, as updated from time to time in Taylor Morrison’s and AV Homes’ respective subsequent filings with the SEC, which are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” of this proxy statement/prospectus.

Risk Factors Relating to the Merger

The Merger is subject to approval by the stockholders of AV Homes.

In order for the Merger to be completed, AV Homes stockholders must approve the Merger, which requires the affirmative vote of holders of a majority of the outstanding shares of AV Homes Common Stock entitled to vote thereon. There can be no assurance that this approval will be obtained.

Taylor Morrison’s stock price may be negatively impacted by risks, conditions and developments that apply to Taylor Morrison, which are different from the risks, conditions and developments applicable to AV Homes.

Upon completion of the Merger, AV Homes stockholders who elect to receive the Stock Consideration or Mixed Consideration will become holders of Taylor Morrison Common Stock and AV Homes stockholders who elect to receive Cash Consideration may become holders of Taylor Morrison Common Stock. See “—AV Homes stockholders may not receive all consideration in the form they elect.” The businesses and markets of Taylor Morrison are different from those of AV Homes. There is a risk that various factors, conditions and developments that would not affect the price of AV Homes Common Stock could negatively affect the price of Taylor Morrison Common Stock.

AV Homes stockholders may not receive all consideration in the form they elect.

AV Homes stockholders that elect to receive the Cash Consideration or the Stock Consideration will be subject to proration if holders of AV Homes Common Stock, in the aggregate, elect to receive more or less than the aggregate amount of cash consideration or Taylor Morrison Common Stock to be paid in the Merger. Accordingly, AV stockholders who elect to receive the Cash Consideration or the Stock Consideration may instead receive a combination of cash and shares of Taylor Morrison Common Stock if necessary to maintain the aggregate mix of consideration described above. The relative proportion of stock and cash that an AV Homes stockholder receives may also have a value that is higher or lower than the relative proportion of stock and cash that the AV Homes stockholder elected to receive. A discussion of the proration mechanism can be found under the heading “The Merger Agreement—Merger Consideration.”

Taylor Morrison and AV Homes may have difficulty attracting, motivating and retaining executives and other employees in light of the Merger.

Uncertainty about the effect of the Merger on Taylor Morrison and AV Homes employees may have an adverse effect on Taylor Morrison and AV Homes and consequently the combined company. This uncertainty may impair Taylor Morrison’s and AV Homes’ ability to attract, retain and motivate personnel both before and after completion of the Merger. Taylor Morrison and AV Homes are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company’s success after the Merger will depend in part upon its ability to retain key management personnel and other key employees of Taylor Morrison and AV Homes. Employee retention may be particularly challenging during the pendency of the Merger, as employees may feel uncertain about their future roles with the combined company. In addition, Taylor Morrison and AV Homes may have to provide additional compensation in order to retain employees. If employees of Taylor Morrison or AV Homes depart because of issues relating to the uncertainty and difficulty of integration or a desire not to become employees of the combined company, the combined company’s ability to realize the anticipated benefits of the Merger could be reduced.

Taylor Morrison and AV Homes will incur significant transaction-related costs in connection with the Merger.

Taylor Morrison and AV Homes expect to incur a number of non-recurring transaction-related costs associated with completing the Merger, combining the operations of the two companies and achieving desired synergies. These fees and costs will be significant. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs. Additional unanticipated costs may be incurred in the integration of the businesses of Taylor Morrison and AV Homes. There can be no assurance that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, will offset the incremental transaction-related costs over time. Thus, any net benefit may not be achieved in the near term, the long term or at all.

Failure to successfully combine the businesses of Taylor Morrison and AV Homes in the expected time frame may adversely affect the future results of the combined company, and, consequently, the value of any Taylor Morrison Common Stock that AV stockholders receive as part of the Merger Consideration.

The success of the Merger will depend, in part, on the ability of Taylor Morrison to realize the anticipated benefits and synergies from combining the businesses of Taylor Morrison and AV Homes. To realize these anticipated benefits, the businesses must be successfully combined. If the combined company is not able to achieve these objectives, or is not able to achieve these objectives on a timely basis, the anticipated benefits of the transactions may not be realized fully or at all. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the transactions. These integration difficulties could result in declines in the market value of Taylor Morrison Common Stock and, consequently, result in declines in the market value of the Taylor Morrison Common Stock that AV Homes stockholders receive as part of the merger consideration and continue to hold following consummation of the Merger.

The Merger is subject to conditions, including certain conditions that may not be satisfied, and may not be completed on a timely basis, or at all. Failure to complete the Merger could have material and adverse effects on AV Homes and Taylor Morrison.

The completion of the Merger is subject to a number of conditions, including the approval of the Merger by the AV Homes stockholders, which make the completion and timing of the completion of the Merger uncertain. For more information relating to conditions to completion of the Merger, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger.” Also, either AV Homes or Taylor Morrison may terminate the Merger Agreement if the Merger has not been completed by December 7, 2018, unless the failure of the Merger to be completed by such date has resulted from the failure of the party seeking to terminate the Merger Agreement to perform its obligations.

If the Merger is not completed on a timely basis, or at all, Taylor Morrison’s and AV Homes’ respective ongoing businesses may be adversely affected and, without realizing any of the benefits of having completed the Merger, Taylor Morrison and AV Homes will be subject to a number of risks, including the following:

•

AV Homes may be required to pay Taylor Morrison a termination fee of approximately $18.5 million (or $10.0 million in certain circumstances) if the Merger Agreement is terminated under qualifying circumstances, as described in the Merger Agreement;

•	AV Homes and Taylor Morrison will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, financial advisor and printing fees;

•

under the Merger Agreement, each of Taylor Morrison and AV Homes is subject to certain restrictions on the conduct of its business prior to completing the Merger, which may adversely affect its ability to execute certain of its business strategies;

•	time and resources committed by Taylor Morrison’s and AV Homes’ respective management to matters relating to the Merger could otherwise have been devoted to pursuing other beneficial opportunities;

•

the market price of Taylor Morrison Common Stock or AV Homes Common Stock could decline below current market prices to the extent that such current market prices reflect a market assumption that the Merger will be completed; and

•

if the Merger Agreement is terminated and the AV Homes Board seeks another business combination, stockholders of AV Homes cannot be certain that AV Homes will be able to find a party willing to enter into a business combination or other strategic transaction on terms equivalent to or more attractive than the terms that Taylor Morrison has agreed to in the Merger Agreement.

In addition, if the Merger is not completed, Taylor Morrison and/or AV Homes may experience negative reactions from the financial markets and from their respective customers and employees. Taylor Morrison and/or AV Homes could also be subject to litigation related to any failure to complete the Merger or to enforcement proceedings commenced against Taylor Morrison or AV Homes to perform their respective obligations under the Merger Agreement. If the Merger is not completed, Taylor Morrison and AV Homes cannot assure their respective stockholders that the risks described above will not materialize and will not adversely affect the business, financial results and stock prices of Taylor Morrison and/or AV Homes.

The Merger Agreement contains provisions that limit AV Homes’ ability to pursue alternatives to the Merger, could discourage a potential competing acquirer of AV Homes from making a favorable alternative transaction proposal and, in specified circumstances, could require AV Homes to pay a termination fee of up to approximately $18.5 million to Taylor Morrison.

Under the Merger Agreement, AV Homes is restricted from entering into an alternative transaction. Unless and until the Merger Agreement is terminated, subject to specified exceptions (which are discussed in more detail in “The Merger Agreement—Termination of the Merger Agreement”), AV Homes is restricted from initiating, soliciting, knowingly facilitating or knowingly encouraging a competing acquisition proposal with any person. Additionally, under the Merger Agreement, in the event of a potential change by the AV Homes Board of its recommendation with respect to the Merger in light of a superior proposal, AV Homes must provide Taylor Morrison with three business days’ prior written notice to allow Taylor Morrison to propose an adjustment to the terms and conditions of the Merger Agreement. AV Homes may terminate the Merger Agreement and enter into an agreement with respect to a superior proposal only if specified conditions have been satisfied, including compliance with the no solicitation and termination provisions of the Merger Agreement. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of AV Homes or Taylor Morrison from considering or proposing that acquisition, even if such third party were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the Merger, or might result in a potential competing acquirer of AV Homes proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable in specified circumstances.

Under the Merger Agreement, AV Homes may be required to pay to Taylor Morrison a termination fee of approximately $18.5 million if the Merger Agreement is terminated under specified circumstances. If such a termination fee is payable, the payment of this fee could have material and adverse consequences to the financial condition and operations of AV Homes. For a discussion of the restrictions on AV Homes soliciting or entering into an acquisition proposal or alternative transaction and the AV Homes Board’s ability to change its recommendation, see “The Merger Agreement—No Solicitation of Alternative Proposals,” and “—Recommendation of the AV Homes Board of Directors.”

AV Homes’ executive officers and directors have interests in the Merger that may be different from, or in addition to, the interests of AV Homes’ stockholders generally.

Executive officers of AV Homes negotiated the terms of the Merger Agreement with their counterparts at Taylor Morrison, and the AV Homes Board determined that entering into the Merger Agreement was advisable, fair to and in the best interests of AV Homes and its stockholders, and approved, adopted, and declared advisable the Merger Agreement and recommended that AV Homes stockholders approve the Merger Agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that aside from their interests as stockholders, AV Homes’ executive officers and directors may have employment and other compensation arrangements or plans that give them financial interests in the Merger that may be different from, or in addition to, the interests of AV Homes stockholders. For a further description of these interests see the section entitled “The Merger—Interests of Certain AV Homes Directors and Officers in the Merger.”

The fairness opinions rendered to the AV Homes board by its financial advisors, J.P. Morgan and Moelis, were based on the financial analyses J.P. Morgan and Moelis performed, which considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to them, as of the date of their opinions. As a result, these opinions do not reflect changes in events or circumstances after the date of such opinions. AV Homes has not obtained, and does not expect to obtain, an updated fairness opinion from either of its financial advisors reflecting changes in circumstances that may have occurred since the signing of the Merger Agreement.

The fairness opinion rendered to the AV Homes board by each of J.P. Morgan and Moelis was provided in connection with, and at the time of, the AV Homes’ board’s evaluation of the Merger. These opinions were based on the financial analyses performed, which considered market and other conditions then in effect, and financial forecasts and other information made available to J.P. Morgan and Moelis, respectively, as of the date of their opinions, which may have changed, or may change, after the date of such opinions. AV Homes has not obtained updated opinions as of the date of proxy statement/prospectus from its financial advisors. AV Homes does not expect to obtain updated opinions prior to completion of the Merger. Changes in the operations and prospects of Taylor Morrison or AV Homes, general market and economic conditions and other factors which may be beyond the control of Taylor Morrison and AV Homes, and on which the fairness opinions were based, may have altered the value of Taylor Morrison or AV Homes or the prices of shares of Taylor Morrison Common Stock or shares of AV Homes Common Stock since the dates of such opinions, or may alter such values and prices by the time the Merger is completed. The opinion does not speak as of any date other than the date of such opinion. For a description of the opinion that AV Homes received from its financial advisor, see the sections entitled “The Merger—Opinions of AV Homes’ Financial Advisors—Opinion of AV Homes’ Financial Advisor, J.P. Morgan” and “The Merger—Opinions of AV Homes’ Financial Advisors—Opinion of AV Homes’ Financial Advisor, Moelis.”

The closing of the Merger may trigger change in control provisions in certain agreements to which AV Homes is a party.

Closing of the Merger may trigger change in control provisions in certain agreements to which AV Homes is a party, including the indentures governing the AV Homes Convertible Notes and AV Homes 6.625% Notes. If AV Homes and Taylor Morrison are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if AV Homes and Taylor Morrison are able to negotiate waivers, the counterparties may require a fee for such waiver or seek to renegotiate the agreements on terms less favorable to AV Homes or the combined company. While Taylor Morrison expects the closing of the Merger will not trigger the change in control provisions in the indenture governing the AV Homes 6.625% Notes, there can be no assurance that this will be the case. See “—Changes in credit rating could adversely affect the combined company, including by decreasing the combined company’s business flexibility, financial condition and operating results, as well as the market price of Taylor Morrison Common Stock.”

AV Homes is subject to business uncertainties and contractual restrictions while the Merger is pending, which could adversely affect AV Homes’ business and operations.

Under the terms of the Merger Agreement, AV Homes is subject to certain restrictions on the conduct of its business prior to completing the Merger, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into contracts or incur capital expenditures to grow its business. Such limitations could negatively affect AV Homes’ businesses and operations prior to the completion of the Merger. Furthermore, the process of planning to integrate two businesses and organizations for the post-Merger period can divert management attention and resources and could ultimately have an adverse effect on each of Taylor Morrison and AV Homes.

In connection with the Merger, it is possible that some customers, suppliers and other persons with whom AV Homes has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with AV Homes as a result of the Merger, which could negatively affect AV Homes revenues, earnings and cash flows, as well as the market price of shares of its common stock, regardless of whether the Merger is completed.

The exchange ratio is fixed and because the market price of Taylor Morrison Common Stock and AV Homes Common Stock will fluctuate, AV Homes stockholders receiving Taylor Morrison Common Stock as part of the merger consideration cannot be sure of the market value of such merger consideration relative to the value of their shares of AV Homes Common Stock that they are exchanging.

If the Merger is completed, each share of AV Homes Common Stock will be converted into the right to receive either $21.50 in cash (without any interest thereon), 0.9793 shares of Taylor Morrison Common Stock or $12.64 in cash (without any interest thereon) and 0.4034 shares of Taylor Morrison Common Stock (subject to the adjustment and proration procedures described in further detail in the sections entitled “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Election and Exchange Procedures”). During the pendency of the Merger, the market value of Taylor Morrison Common Stock will fluctuate, and decreases in the market value of Taylor Morrison Common Stock will negatively affect the value of the merger consideration that AV Homes stockholders receive. The market value of AV Homes Common Stock will also fluctuate during the pendency of the Merger, and increases in the market value of AV Homes Common Stock may mean that the merger consideration issued to AV Homes stockholders will be worth less than the market value of the shares of AV Homes Common Stock such stockholders are exchanging. The exchange ratio was fixed at the time the Merger Agreement was executed, and the value of Taylor Morrison and AV Homes stock may vary significantly from their values on the date of the Merger Agreement, the date of this proxy statement/prospectus, the date on which AV Homes stockholders vote on the Merger Agreement, the date on which AV Homes stockholders make their election and the date on which AV Homes stockholders receive the merger consideration. Neither AV Homes nor Taylor Morrison is permitted to terminate the Merger Agreement solely due to changes in the market price of either party’s common stock.

There will be a period of time between the date on which AV Homes stockholders make an election with respect to the form of merger consideration to be received by them in exchange for their AV Homes Common Stock and the date on which AV Homes stockholders actually receive Taylor Morrison Common Stock, depending on their election and subject to proration. Fluctuations in the market value of Taylor Morrison Common Stock during this time period will also affect the value of the merger consideration, once it is actually received.

If an AV Homes stockholder elects to receive the Stock Consideration or the Mixed Consideration and the market value of Taylor Morrison Common Stock falls between the time of the election and the time the merger consideration is actually received, the value of the merger consideration received may be less than the value of the merger consideration such stockholder would have received if they had elected to receive the Cash Consideration. Conversely, if an AV Homes stockholder elects to receive the Cash Consideration and the market value of Taylor Morrison Common Stock rises between the time of the election and the time the merger consideration is actually received, the value of the merger consideration received may be less than the value of the merger consideration such stockholder would have received if they had elected to receive the Stock Consideration or the Mixed Consideration. AV Homes stockholders are urged to obtain current market quotations for Taylor Morrison Common Stock when they make their elections.

The unaudited pro forma financial information included in this proxy statement/prospectus may not necessarily reflect the combined company’s operating results and financial condition following the Merger.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is derived from Taylor Morrison’s and AV Homes’ separate historical consolidated financial statements. The preparation of this pro forma information is based upon available information and certain assumptions and estimates that Taylor Morrison and AV Homes currently believe are reasonable. These assumptions and estimates may not prove to be accurate, and this pro forma financial information does not necessarily reflect what the combined company’s results of operations and financial position would have been had the Merger been completed on the relevant dates assumed and the assumptions and estimates were to prove accurate, or what the combined company’s results of operations or financial position will be in the future.

AV Homes’ financial estimates are based on various assumptions that may not prove to be correct.

The financial estimates set forth in the forecast included under “Proposal I: Adoption of the Merger Agreement—Unaudited Projected Financial Information” are based on assumptions of, and information available to, AV Homes, at the time they were prepared and provided to the AV Homes board and to J.P. Morgan and Moelis, as AV Homes’ financial advisors. AV Homes does not know whether the assumptions they made will prove correct. Any or all of such estimates may turn out to be wrong. They can be adversely affected by inaccurate assumptions or by known or unknown risks and uncertainties, many of which are beyond AV Homes’ control. Many factors mentioned in this proxy statement/prospectus and AV Homes’ other filings with the SEC incorporated by reference into this proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and in AV Homes’ public filings and the events and/or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements” will be important in determining AV Homes’ future results. See also, “Where You Can Find More Information.” As a result of these contingencies, actual future results may vary materially from AV Homes’ estimates. In view of these uncertainties, the inclusion of AV Homes’ financial estimates in this proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will be achieved. These financial estimates are AV Homes’ internal financial forecasts and were not prepared with a view toward public disclosure or toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and AV Homes undertakes no obligation, other than as required by applicable law, to update its financial estimates herein to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. The financial estimates included in this proxy statement/prospectus have been prepared by, and are the responsibility of, AV Homes. Moreover, AV Homes’ independent accountants, Deloitte & Touche LLP, have not compiled, examined or performed any procedures with respect to AV Homes’ prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and, accordingly, Deloitte & Touche LLP assumes no responsibility for, and disclaims any association with, AV Homes’ prospective financial information. The reports of Deloitte & Touche LLP incorporated by reference relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this proxy statement/prospectus and should not be read to do so. See “Proposal I: Adoption of the Merger Agreement—Unaudited Projected Financial Information” for more information.

Current Taylor Morrison stockholders and AV Homes stockholders will have a reduced ownership and voting interest in Taylor Morrison after the Merger.

Upon the completion of the Merger, each AV Homes stockholder who receives consideration in the form of Taylor Morrison Common Stock and each Taylor Morrison stockholder will have a percentage ownership of Taylor Morrison that is smaller than such stockholder’s previous percentage ownership of AV Homes or Taylor Morrison, as applicable. Based on the number of issued and outstanding shares of Taylor Morrison Common Stock and AV Homes Common Stock on August 13, 2018, and assuming no adjustment in the number of shares of Taylor Morrison Common Stock to be issued as Merger Consideration pursuant to the Merger Agreement and without giving effect to the issuance of any Merger Consideration to holders of AV Homes Convertible Notes that are converted, AV Homes stockholders, as a group, will receive shares in the Merger constituting approximately 8% of the Taylor Morrison Common Stock expected to be outstanding immediately after the Merger (not including any Taylor Morrison Common Stock held by AV Homes stockholders prior to the merger), and Taylor Morrison stockholders, as a group, will own 92% of Taylor Morrison Common Stock expected to be outstanding immediately after the Merger. As a result of these reduced ownership percentages, each of Taylor Morrison and AV Homes stockholders, as a group, will have less voting power in, and influence on the board of directors, management and policies of, Taylor Morrison following the Merger than they now have in their respective companies. If AV Homes Convertible Notes are converted prior to or in connection with or after the Merger, the ownership and voting interest that current Taylor Morrison stockholders and AV Homes stockholders will have in Taylor Morrison after the Merger may be further reduced. See “Treatment of the AV Homes Convertible Notes.”

Following the Merger, the AV Homes Convertible Notes will be convertible into the form of Merger Consideration elected by holders of a plurality of the AV Homes Common Stock.

Following the Merger, the AV Homes Convertible Notes will be convertible into the Merger Consideration elected by holders of a plurality of the AV Homes Common Stock in connection with the Merger. Although TPG has agreed to receive Stock Consideration pursuant to the Voting Agreement, there can be no assurance that the AV Homes Convertible Notes will be convertible solely into Taylor Morrison Common Stock. If holders of a plurality of the AV Homes Common Stock elect to receive all cash or mixed cash and stock consideration, then the AV Homes Convertible Notes will be convertible in whole or in part into cash. The combined company expects to fund any required additional cash payments from additional borrowings under its revolving credit facility.

Holders of the AV Homes Convertible Notes may also convert them at an increased conversion rate in connection with the Merger, and if such conversion occurs with respect to all of the AV Homes Convertible Notes, such holders would be entitled to the Merger Consideration that would be paid to holders of a total of approximately 4.4 million shares of AV Homes Common Stock. Such Merger Consideration would consist of (i) an aggregate of approximately $95.0 million in cash if holders of a plurality of AV Homes Common Stock elect to receive all of the Merger Consideration in cash, (ii) an aggregate of approximately 4.3 million shares of Taylor Morrison Common Stock if holders of a plurality of such AV Homes Common Stock elect to receive all of the Merger Consideration in Taylor Morrison Common Stock and (iii) an aggregate of approximately $55.8 million in cash and approximately 1.8 million shares of Taylor Morrison Common Stock if holders of a plurality of such AV Homes Common Stock elect to receive mixed cash and stock consideration. The combined company expects to fund any required additional cash payments from additional borrowings under its revolving credit facility.

The consideration deliverable upon conversion of AV Homes Convertible Notes as described in the preceding paragraph assumes that the Merger closes on October 1, 2018 and the average closing price of the AV Homes Common Stock on the last five trading days preceding the closing date is $21.50. Any AV Homes Convertible Notes that are not repurchased or converted will remain outstanding.

Potential litigation instituted against AV Homes, Taylor Morrison or their respective directors challenging the proposed Merger may prevent the Merger from becoming effective within the expected timeframe or at all.

Potential litigation related to the Merger may result in injunctive or other relief prohibiting, delaying or otherwise adversely affecting the parties’ ability to complete the Merger. Such relief may prevent the Merger from becoming effective within the expected timeframe or at all. In addition, defending against such claims may be expensive and divert management’s attention and resources, which could adversely affect the respective businesses of AV Homes and Taylor Morrison.

Risk Factors Relating to the Combined Company Following the Merger

Although Taylor Morrison expects that its acquisition of AV Homes will result in cost savings, synergies and other benefits, the combined company may not realize those benefits because of integration difficulties and other challenges.

The success of Taylor Morrison’s acquisition of AV Homes will depend in large part on the success of the management of the combined company in integrating the operations, strategies, technologies and personnel of the two companies following the completion of the Merger. The combined company may fail to realize some or all of the anticipated benefits of the Merger if the integration process takes longer than expected or is more costly than expected. The failure of the combined company to meet the challenges involved in successfully integrating the operations of the two companies or to otherwise realize any of the anticipated benefits of the Merger, including additional cost savings and synergies, could impair the operations of the combined company. In addition, Taylor Morrison anticipates that the overall integration of AV Homes will be a time-consuming and expensive process that, without proper planning and effective and timely implementation, could significantly disrupt the combined company’s business.

Potential difficulties the combined company may encounter in the integration process include the following:

•	the integration of management teams, strategies, technologies and operations, products and services;

•	the disruption of ongoing businesses and distraction of their respective management teams from ongoing business concerns;

•	the retention of and possible decrease in business from the existing clients of both companies;

•	the creation of uniform standards, controls, procedures, policies and information systems;

•	the reduction of the costs associated with each company’s operations;

•	the integration of corporate cultures and maintenance of employee morale;

•	the retention of key employees; and

•	potential unknown liabilities associated with the Merger.

The anticipated cost savings, synergies and other benefits of the Merger assume a successful integration of the companies and are based on projections and other assumptions, which are inherently uncertain. Even if integration is successful, anticipated cost savings, synergies and other benefits may not be achieved.

The market price of Taylor Morrison Common Stock may decline in the future as a result of the Merger.

The market price of Taylor Morrison Common Stock may decline in the future as a result of the Merger for a number of reasons, including:

•	the unsuccessful integration of AV Homes and Taylor Morrison (including for the reasons set forth in the preceding risk factor);

•	the failure of the combined company to achieve the perceived benefits of the Merger, including financial results, as rapidly as or to the extent anticipated by financial or industry analysts.

These factors are, to some extent, beyond the control of Taylor Morrison. As a consequence, AV Homes stockholders who become holders of Taylor Morrison Common Stock after completion of the Merger could lose the value of their investment in Taylor Morrison Common Stock.

The Merger may not be accretive and may cause dilution to the combined company’s earnings per share, which may negatively affect the market price of the Taylor Morrison Common Stock.

Taylor Morrison currently anticipates that the Merger will be accretive to earnings per share (on an adjusted earnings basis) during the first full calendar year after the Merger. This expectation is based on preliminary estimates which may materially change. The combined company could also encounter additional transaction-related costs or other factors such as the failure to realize all of the benefits anticipated in the Merger. All of these factors could cause dilution to the combined company’s earnings per share or decrease or delay the expected accretive effect of the Merger and cause a decrease in the market price of Taylor Morrison Common Stock.

The combined company’s future results will suffer if it does not effectively manage its expanded operations following the Merger.

Following the Merger, the size of the business of the combined company will increase significantly beyond the current size of either Taylor Morrison’s or AV Homes’ current businesses. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which may pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurance that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the Merger.

Taylor Morrison and AV Homes face competition, which is expected to intensify and which may reduce the market share and profits of Taylor Morrison after consummation of the Merger.

Competition in the homebuilding industry is intense, and there are relatively low barriers to entry in the industry. Homebuilders compete for, among other things, home buying customers, desirable land parcels, financing, raw materials and skilled labor. Increased competition could hurt Taylor Morrison’s and AV Homes’ businesses, as it could prevent both companies from acquiring attractive land parcels on which to build homes or make such acquisitions more expensive, hinder their market share expansion and lead to pricing pressures on their homes that may adversely impact their margins and revenues. If the combined company is unable to successfully compete following the Merger, its business, prospects, liquidity, financial condition and results of operations could be materially and adversely affected.

Following the consummation of the Merger, the combined company’s competitive position could be weakened by strategic alliances or consolidation within the homebuilding industry or the development of new technologies. The combined company’s ability to compete successfully will depend on how well it markets its products and services and on its ability to anticipate and respond to various competitive factors affecting the industry, including changes in consumer preferences or demographics, and changes in the product offerings or pricing strategies of the combined company’s competitors.

After the consummation of the Merger, competition could materially adversely affect the combined company in several ways, including (i) the loss of customers and market share, (ii) the combined company’s need to lower prices or increase marketing expenses to remain competitive and (iii) the loss of business relationships within Taylor Morrison’s existing markets.

Taylor Morrison is expected to incur substantial expenses related to the Merger and integration.

Taylor Morrison is expected to incur substantial expenses in connection with the Merger and the related integration. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, sales, payroll, pricing and benefits.

While Taylor Morrison has assumed that a certain level of expenses will be incurred, there are many factors beyond its control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that Taylor Morrison expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses likely will result in the combined company taking significant charges against earnings following the completion of the Merger, and the amount and timing of such charges are uncertain at present.

Following the consummation of the Merger, Taylor Morrison will be bound by all of the obligations and liabilities of both companies.

Following the consummation of the Merger, the combined company will become bound by all of the obligations and liabilities of AV Homes in addition to Taylor Morrison’s obligations and liabilities existing prior to the consummation of the Merger. Neither Taylor Morrison nor AV Homes can predict the financial condition of the combined company at the time of the combination or the ability of the combined company to satisfy its obligations and liabilities.

The Merger may result in a loss of suppliers and strategic alliances may result in the termination of existing contracts.

Following the Merger, some of the suppliers of Taylor Morrison or AV Homes, as historical businesses, may terminate or scale back their business relationship with the combined company. Taylor Morrison and AV Homes have contracts with suppliers, vendors, and other business partners which may require Taylor Morrison or AV Homes to obtain consents from these other parties in connection with the Merger, which may not be obtained at all or on favorable terms. If supplier relationships or strategic alliances are adversely affected by the Merger, or if the combined company, following the Merger, loses the benefits of the contracts of Taylor Morrison or AV Homes, the combined company’s business and financial performance could suffer.

Following the Merger, the combined company will have a substantial amount of debt, which could adversely affect our business, financial condition or results of operations and prevent us from fulfilling our debt-related obligations.

Following the Merger, the combined company will have a substantial amount of debt. As of June 30, 2018, on a pro forma basis, the combined company would have had approximately $1.90 billion of outstanding debt (including under its outstanding debt securities and borrowings under its revolving credit facilities). The combined company’s substantial debt could have important consequences for the holders of its common stock, including:

•	making it more difficult for the combined company to satisfy its obligations with respect to its debt or to its trade or other creditors;

•	increasing the combined company’s vulnerability to adverse economic or industry conditions;

•

limiting the combined company’s ability to obtain additional financing to fund capital expenditures and land acquisitions, particularly when the availability of financing in the capital markets is limited;

•	requiring the combined company to pay higher interest rates upon refinancing or on the combined company’s variable rate indebtedness if interest rates rise;

•

requiring a substantial portion of the combined company’s cash flows from operations and the proceeds of any capital markets offerings or loan borrowings for the payment of interest the combined company’s debt and reducing the combined company’s ability to use its cash flows to fund working capital, capital expenditures, land acquisitions and general corporate requirements;

•	limiting the combined company’s flexibility in planning for, or reacting to, changes in our business and the industry in which it operates; and

•	placing the combined company at a competitive disadvantage to less leveraged competitors.

The combined company may not generate sufficient cash flow from operations, together with any future borrowings, to enable the combined company to pay its indebtedness, or to fund the combined company’s other liquidity needs. The combined company may need to refinance all or a portion of its indebtedness, on or before its maturity. The combined company may not be able to refinance any of its indebtedness on commercially reasonable terms or at all. In addition, the combined company may incur additional indebtedness in order to finance its operations, to fund acquisitions, or to repay existing indebtedness. If the combined company cannot service its indebtedness, it may have to take actions such as selling assets, seeking additional debt or equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. Any such actions, if necessary, may not be able to be effected on commercially reasonable terms or at all, or on terms that would be advantageous to the combined company’s stockholders or on terms that would not require Taylor Morrison to breach the terms and conditions of its existing or future debt agreements.

Changes in credit rating could adversely affect the combined company, including by decreasing the combined company’s business flexibility, financial condition and operating results, as well as the market price of Taylor Morrison Common Stock.

Downgrades in the combined company’s ratings could adversely affect the combined company’s businesses, cash flows, financial condition, operating results and stock and debt prices.

Upon completion of the Merger, a subsidiary of Taylor Morrison will guarantee or assume the AV Homes 6.625% Notes (the “Qualified Successor”). Provided that the Qualified Successor has an unsecured debt rating equal to or higher than Ba3 (or the equivalent) by Moody’s or equal to or higher than BB- (or the equivalent) by S&P (a “Qualified Rating”) following the Merger, the restrictive covenants in the AV Homes 6.625% Notes will be replaced by significantly less restrictive covenants, and it will not be necessary for the combined company to make a change of control offer for the AV Homes 6.625% Notes.

While Taylor Morrison expects its subsidiaries to have a Qualified Rating upon the guarantee or assumption of the AV Homes 6.625% Notes, there can be no assurance that this will be the case. If the Qualified Successor does not have a Qualified Rating upon the guarantee or assumption of the AV Homes 6.625% Notes, there will be additional restrictions on the combined company’s operations, and the combined company will be required to make an offer to purchase the AV Homes 6.625% Notes at 101% of the aggregate principal amount thereof plus accrued and unpaid interest to but not including the date of repurchase.

Other Risk Factors Relating to Taylor Morrison and AV Homes

As a result of entering into the Merger Agreement, Taylor Morrison’s and AV Homes’ businesses are and will be subject to the risks described above. In addition, Taylor Morrison and AV Homes are, and following completion of the Merger, the combined company will continue to be, subject to the risks described in Taylor Morrison’s and AV Homes’ respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2017, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. For the location of information incorporated by reference, see “Where You Can Find More Information.”

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including the information included or incorporated by reference, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this proxy statement/prospectus and the information included or incorporated by reference herein that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income of Taylor Morrison and AV Homes, wherever they occur in this proxy statement/prospectus or in the documents incorporated by reference herein, are necessarily estimates reflecting the current views of the respective management of Taylor Morrison and AV Homes and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in and incorporated by reference into this proxy statement/prospectus.

Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe,” “would,” “should,” “could,” “may,” “will,” “predict,” “potential,” “continue,” “forecast” and similar expressions are intended to identify forward-looking statements, although the absence of any such words or expressions does not mean that a particular statement is not a forward-looking statement. These forward-looking statements are found at various places throughout this proxy statement/prospectus, including in the section entitled “Risk Factors.” Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include those set forth in Taylor Morrison’s and AV Homes’ filings with the SEC, including their respective Annual Reports on Form 10-K for the year ended December 31, 2017. These important factors also include those set forth under “Risk Factors,” as well as, among others, risks and uncertainties relating to:

•	the inherent uncertainty associated with financial or other projections;

•	risks related to the integration of Taylor Morrison and AV Homes and the ability to recognize the anticipated benefits from the combination of Taylor Morrison and AV Homes;

•

risks associated with AV Homes’ ability to obtain the shareholder approval required to consummate the Merger and the timing of the closing of the Merger, including the risk that the conditions to the transaction are not satisfied on a timely basis or at all and the failure of the Merger to close for any other reason;

•	the outcome of any legal proceedings that may be instituted against the parties and others related to the Merger;

•

unanticipated difficulties or expenditures relating to the Merger, the response of business partners and retention as a result of the announcement and pendency of the transaction; risks relating to the value of the Taylor Morrison Common Stock to be issued in connection with the Merger; and

•

the anticipated size of the markets and continued demand for Taylor Morrison’s and AV Homes’ homes and the impact of competitive responses to the announcement of the transaction; access to available financing on a timely basis and on reasonable terms, including the refinancing of Taylor Morrison and AV Homes debt to fund the cash portion of the consideration in connection with the Merger.

For a further discussion of these and other risks, contingencies and uncertainties that may impact Taylor Morrison or AV Homes, and that AV Homes stockholders should consider prior to deciding whether to vote FOR the adoption of the Merger Agreement, see “Risk Factors” in this proxy statement/prospectus and in Taylor Morrison’s and AV Homes’ other filings with the SEC incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Due to these risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus as to the forward-looking statements contained in this proxy statement/prospectus, and as of the date of any document incorporated by reference into this proxy statement/prospectus as to any forward-looking statement incorporated by reference herein. Except as provided by federal securities laws, neither Taylor Morrison nor AV Homes is required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written or oral forward-looking statements attributable to Taylor Morrison or AV Homes or any person acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Taylor Morrison and AV Homes do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable federal securities laws.

THE COMPANIES

Taylor Morrison Home Corporation

Taylor Morrison is one of the largest public homebuilders in the United States. Taylor Morrison is also a land developer, with a portfolio of lifestyle and master-planned communities. Taylor Morrison provides a diverse assortment of homes across a wide range of price points. Taylor Morrison strives to appeal to a broad spectrum of customers in traditionally high growth markets, where it designs, builds and sells single-family detached and attached homes. Taylor Morrison operates under the Taylor Morrison and Darling Homes brand names. Taylor Morrison also provides financial services to customers through its mortgage subsidiary, TMHF, and title insurance and closing settlement services through its title company, Inspired Title.

Taylor Morrison has operations in Arizona, California, Colorado, Florida, Georgia, Illinois, North Carolina and Texas. Taylor Morrison’s business is organized into multiple homebuilding operating divisions and a mortgage and title services division, which are managed as multiple reportable segments, as follows:

East	Atlanta, Charlotte, Chicago, Orlando, Raleigh, Southwest Florida and Tampa
Central	Austin, Dallas, Houston (each of the Dallas and Houston markets include both a Taylor Morrison division and a Darling Homes division) and Denver
West	Bay Area, Phoenix, Sacramento and Southern California
Mortgage Operations	Taylor Morrison Home Funding (TMHF) and Inspired Title Services (Inspired Title)

During 2017, Taylor Morrison’s operations were located in eight states and generated revenue of $3.89 billion, net income from continuing operations of $176.7 million. Taylor Morrison ended 2017 with $1.7 billion in sales order backlog.

During 2017, Taylor Morrison had 297 average active communities and at December 31, 2017 Taylor Morrison owned or controlled over 37,800 lots. The average sales price of homes closed during the year ended December 31, 2017 was approximately $473,000. During 2017, Taylor Morrison sold 8,397 homes, an increase of approximately 12% over the prior year.

Taylor Morrison was incorporated in Delaware in November 2012. Taylor Morrison’s principal executive offices are located at 4900 N. Scottsdale Road, Suite 2000, Scottsdale, AZ 85251 and its telephone number is (480) 840-8100.

AV Homes, Inc.

AV Homes, a Delaware corporation, is a homebuilder and land developer of residential communities in Florida, the Carolinas, Arizona and Texas. AV Homes focuses on the development and construction of primary residential communities that that serve first-time and move-up buyers, as well as active adults communities, which are restricted to 55 years and older, and typically include resort-style amenities such as clubhouses, swimming pools, and fitness centers.

AV Homes employs a deliberate land acquisition strategy that focuses on development in high-demand markets in addition to exploring opportunities that will broaden its geographical footprint. AV Homes’ core business strategies are: strategically expand its primary segments to capitalize on market recoveries, serve the lifestyle and housing needs of the 55 and over active adults, maintain core focus on operational improvements to drive profitability while managing construction and labor costs, exercise prudent balance sheet management to maintain ample liquidity for growth and profitably monetize non-core commercial and industrial land positions and scattered lots.

As of December 31, 2017, AV Homes owned 4,911 developed residential lots, 2,395 partially developed residential lots, 8,776 undeveloped residential lots and 6,980 acres of mixed-use, commercial and industrial land. AV Homes utilizes its deep experience, strong operating platform and land inventory to capitalize on the strengthening housing environment and favorable demographic trends within our core markets. AV Homes’ common stock is currently traded on the Nasdaq Stock Market under the symbol “AVHI.”

AV Homes’ principal operations, which include the acquisition, development and building of active adult and primary residential communities, are conducted in the greater Orlando, Jacksonville, Phoenix, Charlotte, Raleigh and Dallas-Fort Worth markets. AV Homes believes that these markets have attractive residential real estate investment characteristics, and that its strategic development of land there will allow it to obtain higher home prices and gross margins, as well as yield a strong pace of sales and higher returns. In focusing on the 55+ age demographic, AV Homes hopes to support a growing interest in lifestyle-oriented, age-qualified communities, especially throughout the Sun Belt.

AV Homes’ current major active adult communities include: Solivita (Central Florida), Vitalia at Tradition (Port St. Lucie, Florida), CantaMia (Goodyear, Arizona), Encore at Eastmark (Mesa, Arizona), and Creekside at Bethpage (Raleigh/Durham).

AV Homes purchases improved lots and tracts of raw land or unimproved lots that require development. AV Homes acts as general contractor for the construction of its homes and communities, and it typically engages subcontractors on a project-by-project basis. With regard to purchase of raw materials, AV Homes engages several suppliers in each region, and also has national supplier contracts for certain items such as flooring, faucets, and air conditioning systems.

AV Homes’ principal executive offices are located at 6730 N. Scottsdale Road, Suite 150, Scottsdale, AZ 85253, and its telephone number is (480) 214-7400.

Merger Sub

Merger Sub, an indirect subsidiary of Taylor Morrison, is a Delaware corporation that was formed on June 1, 2018 for the sole purpose of effecting the Merger. In the Merger, Merger Sub will be merged with and into AV Homes, with AV Homes surviving the Merger. As a result of the Merger, AV Homes, together with the legacy business and subsidiaries of AV Homes, will become indirect subsidiaries of Taylor Morrison.

AV HOMES SPECIAL MEETING

AV Homes is providing this proxy statement/prospectus to its stockholders in connection with the solicitation of proxies to be voted at the AV Homes special meeting (or any adjournment or postponement of the AV Homes special meeting). This proxy statement/prospectus contains important information for you to consider when deciding how and whether to vote on the matters brought before the AV Homes special meeting. Please read it carefully and in its entirety.

Date, Time and Location

The date, time and place of the AV Homes special meeting are set forth below:

Date: September 26, 2018

Time: 8:00 a.m., local time

Place: Offices of AV Homes, 6730 N. Scottsdale Rd., Suite 150, Scottsdale, AZ 85253

Purpose

At the AV Homes special meeting, AV Homes stockholders will consider and vote on:

•

Proposal I: a proposal to adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into AV Homes, with AV Homes continuing as the surviving entity in the Merger as a subsidiary of Taylor Morrison;

•	Proposal II: a proposal to approve, on an advisory (non-binding) basis, certain compensation that may become payable to the named executive officers of AV Homes in connection with the Merger; and

•	Proposal III: the adjournment proposal.

The adoption by AV Homes stockholders of the Merger Agreement is a condition to the obligations of Taylor Morrison and of AV Homes to complete the Merger. The approval of the proposal for Merger-related compensation is not a condition to the obligations of Taylor Morrison or of AV Homes to complete the Merger. The approval of the adjournment proposal is not a condition to the obligations of Taylor Morrison or of AV Homes to complete the Merger.

Recommendation of the AV Homes Board

In evaluating the Merger and other transactions contemplated by the Merger Agreement, the AV Homes Board consulted with AV Homes’ senior management and AV Homes’ outside legal counsel and financial advisors. After consideration, the members of the AV Homes Board unanimously determined that the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to, and in the best interests of, AV Homes and its stockholders, and approved, adopted and declared advisable the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the proposed Merger. For more information regarding the factors considered by the AV Homes Board in reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, see “Proposal I: Adoption of the Merger Agreement—AV Homes’ Reasons for the Merger; Recommendation of the AV Homes Board” beginning on page 53 of this proxy statement/prospectus.

The AV Homes Board recommends that AV Homes stockholders vote FOR the adoption of the Merger Agreement, FOR the named executive officer Merger-related compensation proposal and FOR the adjournment proposal.

Record Date; Outstanding Shares; Stockholders Entitled to Vote

The AV Homes Board has fixed the close of business on August 24, 2018 as the Record Date for determination of the AV Homes stockholders entitled to notice of, and to vote at, the AV Homes special meeting or any adjournment or postponement thereof. Only AV Homes stockholders of record on the Record Date are entitled to receive notice of, and to vote at, the AV Homes special meeting or any adjournment or postponement thereof.

As of the Record Date, there were 22,360,366 shares of AV Homes Common Stock outstanding and entitled to vote at the AV Homes special meeting, held by approximately 2,295 holders of record. With respect to each matter to be acted upon at the AV Homes special meeting, each holder of AV Homes Common Stock is entitled to one vote for each outstanding share of AV Homes Common Stock held by such holder. As described in detail under the heading “The Voting Agreement,” Taylor Morrison and TPG entered into a voting agreement pursuant to which, among other things, TPG agreed to vote all outstanding AV Homes Common Stock currently held or thereafter acquired by TPG in favor of the adoption of the Merger Agreement.

A list of stockholders entitled to vote at the AV Homes special meeting will be available for examination by any stockholder for any purpose germane to the AV Homes special meeting beginning ten days prior to the AV Homes special meeting between the hours of 9:00 a.m. and 5:00 p.m., local time, at 6730 N. Scottsdale Rd., Suite 150, Scottsdale, AZ, AV Homes’ principal place of business, and ending on the date of the AV Homes special meeting, and such list will also be available at the AV Homes special meeting during the duration of the meeting.

Quorum

A quorum of outstanding shares is necessary to take action at the AV Homes special meeting. The presence in person or by proxy of the holders of AV Homes Common Stock having a majority of the votes which could be cast by the holders of AV Homes Common Stock entitled to vote at the AV Homes special meeting will constitute a quorum at the AV Homes special meeting.

If a holder of AV Homes Common Stock is a beneficial owner of shares held in “street name” by a bank, broker, trust company or other nominee and does not provide the organization that holds its shares with specific voting instructions, then, under applicable rules, the organization that holds its shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organizations that holds its shares does not receive instructions from such AV Homes stockholder on how to vote its shares on a non-routine matter, that bank, broker, trust company or other nominee will inform the inspector of election at the AV Homes special meeting that it does not have authority to vote on the matter with respect to such shares. This is generally referred to as a “broker non-vote.” Abstentions will be included in the calculation of the number of shares of AV Homes Common Stock represented at the AV Homes special meeting for purposes of determining whether a quorum has been achieved. However, if a beneficial owner of AV Homes Common Stock does not instruct its broker, bank, trust company or other nominee how to vote on any matter, the broker, bank, trust company or other nominee will not have discretion to vote on any proposal at the AV Homes special meeting and such shares will not be deemed to be in attendance at the meeting or counted for purposes of determining whether a quorum has been achieved.

Required Vote

The required number of votes to approve the matters to be voted upon at the AV Homes special meeting depends on the particular item to be voted upon as set out below:

	Item	Vote Necessary for Approval*
Proposal I	Adoption of the Merger Agreement	Approval requires the affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of AV Homes Common Stock, voting together as a single class.

Proposal II	Non-Binding Approval of Executive Pay	Approval requires the affirmative vote, in person or by proxy, of holders of a majority of the votes which could be cast by the holders of all classes of stock entitled to vote on such question which are present in person or by proxy at the meeting.

Proposal III	Adjournment of AV Homes Special Meeting (if Necessary or Appropriate)	Approval requires the affirmative vote, in person or by proxy, of holders of a majority of the votes which could be cast by the holders of all classes of stock entitled to vote on such question which are present in person or by proxy at the meeting.

*

Under the rules of Nasdaq, if you hold your shares of AV Homes Common Stock in street name, your nominee or intermediary may not vote your shares without instructions from you. If you do not provide voting instructions on any Proposal, your shares will not be deemed in attendance at the AV Homes special meeting and will not be voted. If you provide voting instructions on fewer than all three Proposals, a broker non-vote will occur with respect to whichever Proposal(s) you did not provide voting instructions for. Abstentions will have the same effect as a vote against the applicable Proposal(s). Shares deemed not in attendance at the meeting, whether due to a record holder’s failure to vote in person or by proxy or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary, and broker non-votes, will have the same effect as a vote against Proposal I but will have no effect on Proposal II or Proposal III.

Share Ownership of and Voting by AV Homes Directors and Executive Officers

At the Record Date, AV Homes’ directors and executive officers and their affiliates beneficially owned and had the right to vote an aggregate of 1,254,014 shares of AV Homes Common Stock, which represents 5.6% of the voting power of the outstanding shares of AV Homes Common Stock entitled to vote at the AV Homes special meeting.

It is expected that AV Homes’ directors and executive officers will vote their respective shares FOR the adoption of the Merger Agreement, FOR the named executive officer Merger-related compensation proposal and FOR the approval of the adjournment proposal.

Voting of Shares

Whether or not you plan to attend the AV Homes special meeting, please vote your shares. If you are a registered or “record” holder, which means your shares are registered in your name with Computershare Trust Company, N.A., AV Homes’ transfer agent and registrar, you may vote in person at the special meeting or represented by proxy. You may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to, the proposal to adopt the Merger Agreement, the proposal to approve Merger-related compensation and the adjournment proposal. If your shares are held in “street name,” which means your shares are held of record in an account with a broker, bank or other nominee, you must follow the instructions from your broker, bank or other nominee in order to vote.

You may attend the AV Homes special meeting and vote your shares in person or you may submit a proxy by any of the following methods:

•

By Mail. If you choose to submit a proxy to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions on your proxy card. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted FOR the proposal to adopt the Merger Agreement, FOR named executive officer Merger-related compensation proposal FOR the adjournment proposal, and in the discretion of the persons named as proxies on all other matters that may properly come before the AV Homes special meeting or any adjournment or postponement of the AV Homes special meeting.

•

By Telephone. You may submit a proxy to vote your shares by telephone by calling the toll-free number provided on your proxy card any time up to 11:59 p.m. Eastern Time on September 25, 2018. If you vote by telephone, you should not return your proxy card.

•

Through the Internet. You may also submit a proxy to vote through the Internet by signing on to the website identified on your proxy card and following the procedures described in the website any time up to 11:59 p.m. Eastern Time on September 25, 2018. If you vote by Internet, you should not return your proxy card.

If you are a beneficial owner and hold your shares in street name, or through a nominee or intermediary, such as a bank or broker, you will receive separate instructions from such nominee or intermediary describing how to vote your shares. The availability of telephonic or Internet voting will depend on the intermediary’s voting process. Please check with your nominee or intermediary and follow the voting instructions provided by your nominee or intermediary with these materials.

Your vote is very important. Whether or not you plan to attend the AV Homes special meeting, please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. You also may vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the AV Homes special meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet. If your shares are held in the name of a nominee or intermediary, please follow the instructions on the voting instruction card furnished by such record holder.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy or change your vote at any time before your shares are voted at the AV Homes special meeting by:

•

sending a signed written notice stating that you revoke your proxy to the Corporate Secretary, at AV Homes’ offices at 6730 N. Scottsdale Road, Suite 150, Scottsdale, AZ 85253, that bears a later date than the date of the proxy you want to revoke and is received by the AV Homes Corporate Secretary prior to the applicable special meeting;

•	submitting a valid, later-dated proxy via mail, over the telephone or through the Internet; or

•

attending the AV Homes special meeting (or if the AV Homes special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not constitute a vote or revoke any proxy previously given.

Beneficial owners who hold their AV Homes Common Stock in “street name” cannot revoke their proxies in person at the AV Homes special meeting because the AV Homes stockholders of record who have the right to cast the votes will not be present. If beneficial owners of AV Homes Common Stock wish to change their votes after returning voting instructions, they should contact their bank, broker or other agent before the AV Homes special meeting to determine whether they can do so.

Solicitation of Proxies; Expenses of Solicitation

This proxy statement/prospectus is being provided to AV Homes stockholders in connection with the solicitation of proxies by the AV Homes Board to be voted at the AV Homes special meeting and at any adjournments or postponements of the AV Homes special meeting. AV Homes will bear all costs and expenses in connection with the solicitation of proxies for the AV Homes special meeting, except that Taylor Morrison and AV Homes will each pay 50% of the costs of filing, printing and mailing this proxy statement/prospectus. AV Homes has engaged Georgeson LLC to assist in the distribution and solicitation of proxies for the AV Homes special meeting and will pay Georgeson LLC a fee of approximately $12,500, plus reimbursement of reasonable expenses, for these services.

AV Homes is making this solicitation by mail, but AV Homes’ directors, officers and employees also may solicit by mail, telephone, facsimile, electronic transmission, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation, but may be reimbursed by AV Homes for out-of-pocket expenses in connection with such solicitation. AV Homes will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners.

Householding

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits AV Homes, with your permission, to send a single notice of meeting and, to the extent requested, a single set of this Proxy Statement/Prospectus to any household at which two or more shareholders reside if Georgeson LLC believes they are members of the same family. This rule is called “householding,” and its purpose is to help reduce printing and mailing costs of proxy materials.

A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding AV Homes shares, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this Proxy Statement/Prospectus or wish to revoke your decision to household. These options are available to you at any time.

Adjournment

The AV Homes special meeting may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned AV Homes special meeting, any business may be transacted that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, notice of the adjourned meeting in accordance with the AV Homes Bylaws must be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the AV Homes Board will fix as the record date for determining AV Homes stockholders entitled to notice of such adjourned AV Homes special meeting the same or an earlier date as that fixed for determination of AV Homes stockholders entitled to vote at the adjourned meeting, and will give notice of the adjourned AV Homes special meeting to each AV Homes stockholder of record as of the record date so fixed for notice of such adjourned AV Homes special meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the AV Homes special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Tabulation of Votes; Methods of Voting; Results

AV Homes will retain an independent party, to receive and tabulate the proxies, and to serve as the inspector of election to certify the results of the AV Homes special meeting.

Other Information

The matters to be considered at the AV Homes special meeting are of great importance to AV Homes stockholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this proxy statement/prospectus and complete, date, sign and promptly return the enclosed proxy card in the postage-paid envelope provided. You may also vote your shares by telephone or through the Internet. If you submit your proxy by telephone or through the Internet, you do not need to return the enclosed proxy card.

Assistance; Proxy Solicitor

If you need assistance in completing your proxy card or have questions regarding the AV Homes special meeting, please contact:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Banks, Brokers and Shareholders

Call Toll-Free: 866-647-8869

or

AV Homes, Inc.

6730 N. Scottsdale Road, Suite 150

Scottsdale, AZ 85253

Attention: Investor Relations

Email: m.burnett@avhomesinc.com

Telephone: (480) 214-7408

PROPOSAL I: ADOPTION OF THE MERGER AGREEMENT

General

This proxy statement/prospectus is being provided to AV Homes stockholders in connection with the solicitation of proxies to be voted at the AV Homes special meeting and at any adjournments or postponements of the AV Homes special meeting. At the AV Homes special meeting, AV Homes will ask its stockholders to vote to (i) adopt the Merger Agreement (ii) approve (in a non-binding vote) certain executive compensation measures and (iii) approve the adjournment proposal.

The Merger will not be completed without the adoption of the Merger Agreement by AV Homes stockholders. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the legal document that governs the Merger. For additional information about the Merger Agreement, see “The Merger Agreement” beginning on page  100 of this proxy statement/prospectus.

Effects of the Merger

At the effective time of the Merger, Merger Sub will merge with and into AV Homes. AV Homes will survive the Merger, and as a result of the Merger, AV Homes, will be an indirect subsidiary of Taylor Morrison.

At the effective time of the Merger, AV Homes stockholders will be entitled to receive, at their election, consideration per share of AV Homes Common Stock consisting of (i) $21.50 in cash, without interest (subject to the proration procedures described in this proxy statement/prospectus), (ii) 0.9793 validly issued, fully paid and nonassessable shares of Taylor Morrison Common Stock (subject to the proration procedures described in this proxy statement/prospectus) or (iii) a combination of $12.64 in cash, without interest, and 0.4034 validly issued, fully paid and nonassessable shares of Taylor Morrison Common Stock (the Mixed Consideration, and, together with the Cash Consideration and the Stock Consideration, the “Merger Consideration”). If no election is made as to a share of AV Homes Common Stock, the holder of that share will receive Mixed Consideration. The Cash Consideration and Stock Consideration are subject to adjustment pursuant to the terms of the Merger Agreement such that the aggregate Merger Consideration will consist of approximately 58.8% cash and approximately 41.2% Taylor Morrison common stock, as further described in this proxy statement/prospectus under the heading “The Merger Agreement—Merger Consideration.”

Background of the Merger

Members of senior management and the board of directors of AV Homes (the “AV Homes Board”) regularly review and consider AV Homes’ performance and operations, financial condition and the broader homebuilding industry in the context of AV Homes’ long-term strategic goals and plans, with the goal of enhancing value for AV Homes’ stockholders. In connection with these activities, the AV Homes Board meets from time to time in the ordinary course of business to consider and evaluate potential strategic alternatives, including business combinations, acquisitions, dispositions, stock buybacks, secondary sales of stock in the public markets and other potential transactions, as well as various operational strategies available to AV Homes.

During the fall of 2016, Roger Cregg, the Chief Executive Officer of AV Homes, was contacted by a representative of a foreign homebuilding company, which we refer to as “Company A.” The representative from Company A and Mr. Cregg discussed the homebuilding industry generally, and the performance of Company A and AV Homes, more particularly. During the course of this conversation, the representative of Company A indicated to Mr. Cregg that Company A might have interest in a substantial investment in AV Homes. No particular terms or conditions of any such potential transaction were discussed at that time.

On February 6, 2017, AV Homes entered into a customary confidentiality agreement with Company A, in order to permit Company A to conduct preliminary discussions with respect to a potential transaction involving

Company A and AV Homes. Over the course of February 2017 and the first half of March 2017, representatives of Company A and Mr. Cregg engaged in high-level conversations with respect to a potential transaction between Company A and AV Homes.

On March 24, 2017, a representative of Company A sent AV Homes a non-binding preliminary indication of interest, which noted, among other things, that subject to the completion of due diligence with respect to AV Homes and its business, and an agreement from AV Homes to negotiate exclusively with Company A, Company A would be interested in acquiring up to 80% of the outstanding shares of the AV Homes Common Stock at a price per share of between $19.00 and $21.00, which represented a premium of 18 % to 30% to the trading price of the AV Homes Common Stock on the Nasdaq as of such date (the “Company A Proposal”).

On March 28, 2017, the AV Homes Board held a telephonic meeting to discuss the Company A Proposal. After reviewing and considering the Company A Proposal, certain financial information and other materials, members of the AV Homes Board noted that certain assumptions underlying the Company A Proposal were incorrect, discussed that the Company A Proposal did not appear to be credible in its current form and determined to provide Company A with certain additional information with respect to AV Homes, so that Company A could correct its assumptions and revise its proposal. Based on the foregoing considerations, the AV Homes Board concluded that, in its current form, the proposal was not acceptable and should be rejected.

Following the March 28, 2017 meeting of the AV Homes Board, members of AV Homes’ management provided limited diligence information to representatives of Company A, in order to allow Company A to revise its proposal in the event that Company A determined to do so. A member of AV Homes’ management also sent a revised draft non-disclosure agreement to Company A, including a standstill and non-solicitation provisions, which provisions were offered as a condition to AV Homes offering any further due diligence information to Company A.

From time to time, Mr. Cregg accepts meetings with investment bankers who cover the homebuilding sector to discuss the current state of affairs in the homebuilding industry, the companies participating in the industry and various strategic alternatives that may be available to AV Homes. One such meeting occurred on March 30, 2017. At this meeting, the investment banker presented the strategic merit of a possible business combination between AV Homes and Taylor Morrison (the “AV Homes / Taylor Morrison Presentation”). The investment banker also indicated to Mr. Cregg that the AV Homes / Taylor Morrison Presentation had been made to Sheryl Palmer, the Chief Executive Officer of Taylor Morrison. During the meeting, Mr. Cregg conveyed that, although AV Homes was not conducting a process with respect to any potential strategic transaction involving AV Homes, the AV Homes Board and AV Homes’ management team regularly review and assess AV Homes’ strategic direction, and would review the materials.

On April 5, 2017, the AV Homes Board held its regularly scheduled meeting. Among other things, during this meeting, representatives of J.P. Morgan Securities LLC, which we refer to as “J.P. Morgan,” and Citigroup Global Markets, Inc., which we refer to as “Citi,” each presented an overview of the mergers and acquisitions environment for the homebuilding sector, their perspectives on the position of AV Homes within the homebuilding market and strategic alternatives for AV Homes to consider, including with respect to potential transaction counterparties. These presentations were based on publicly available information regarding the homebuilding sector and AV Homes. Neither J.P. Morgan nor Citi was engaged by AV Homes or the AV Homes Board in connection with this meeting, and neither received any fees in connection therewith. Following their presentations, the representatives of J.P. Morgan and Citi left the meeting. During the remainder of this meeting, the AV Homes Board discussed the request from Company A to commence due diligence, and AV Homes’ request for a standstill agreement in exchange for more complete diligence materials, which request remained unanswered at the time of this meeting. After further discussion, the AV Homes Board determined that no further confidential information with respect to AV Homes should be provided to Company A and that management should terminate discussions with Company A, and instead focus on operating AV Homes’ business.

As a result of the AV Homes / Taylor Morrison Presentation, on April 12, 2017, Ms. Palmer called Mr. Cregg, to communicate Taylor Morrison’s potential interest in a business combination and arranged a breakfast meeting.

On April 21, 2017, Ms. Palmer and Mr. Cregg met for breakfast to discuss the March 30 banker presentation, including the status of the homebuilding industry generally and the possibility of an acquisition of AV Homes by Taylor Morrison. During the meeting, Ms. Palmer referred to the March 30 presentation and indicated that, subject to further discussion internally at Taylor Morrison, including among the board of directors of Taylor Morrison (the “Taylor Morrison Board”), Taylor Morrison might be interested in discussing the possibility of such a transaction Mr. Cregg and Ms. Palmer did not discuss during this meeting the price at which either party might be interested in transacting or any other particular terms of any potential transaction between the two companies.

On September 13, 2017, Joshua Nash, the Chairman of the AV Homes Board, Matthew Coleman, a partner and chief operating officer of the TPG real estate platform and a member of the AV Homes Board (nominated for election by TPG Aviator, L.P., which, together with its affiliates, we refer to as “TPG,” AV Homes’ largest stockholder) and Mr. Cregg met in New York City. During this meeting, Mr. Nash, Mr. Coleman and Mr. Cregg discussed the homebuilding industry, including current trends, market positioning and competitors. They also discussed TPG’s investment in AV Homes and that TPG would be supportive of a potential sale of AV Homes that could result in TPG disposing of its equity position in AV Homes if the AV Homes Board determined that pursuing such a transaction would be in the best interests of AV Homes and its shareholders. Following this meeting, Mr. Nash requested that Mr. Cregg begin the process of selecting one or more investment banks to assist AV Homes and the AV Homes Board in evaluating the advisability of a potential strategic transaction involving AV Homes.

On September 26, 2017, Mr. Cregg received a telephone call from a representative of Moelis & Company LLC, which we refer to as “Moelis,” during which the representative of Moelis told Mr. Cregg that two different homebuilding companies, which we refer to as Company B and Company C, had independently contacted Moelis to express preliminary interest in acquiring AV Homes. In response to this information, Mr. Cregg agreed for the representative of Moelis to arrange meetings with a representative of each of Company B and Company C.

On October 11, 2017, Mr. Nash, Mr. Cregg, Mr. Coleman, Michael Profenius, a member of the AV Homes Board, and a representative of Moelis met in New York City. During this meeting, Mr. Nash, Mr. Cregg, Mr. Coleman, Mr. Profenius and the Moelis representative discussed the homebuilding industry, including current trends, market positioning, competitors and the environment for mergers and acquisitions.

On October 18, 2017, Mr. Cregg met for dinner with the representative of Moelis and a representative from Company B. During this meeting, Mr. Cregg and the representative of Company B discussed industry developments, each company’s business and a potential business combination between AV Homes and Company B, although no specific terms of any possible transaction were discussed. Following this meeting, the representative of Company B informed the representative of Moelis that Company B had determined that it was no longer interested in exploring a potential acquisition of AV Homes.

On October 31, 2017, Mr. Cregg and Ms. Palmer held a meeting during which Mr. Cregg and Ms. Palmer again discussed the potential for an acquisition of AV Homes by Taylor Morrison. In particular, Mr. Cregg and Ms. Palmer discussed the similarities between the two companies, their mutual respect for the business of the other company and their general sense that a transaction between the two companies might be strategically advantageous to both companies. During this meeting, Mr. Cregg and Ms. Palmer discussed in general terms that a potential transaction should be structured as an acquisition of AV Homes by Taylor Morrison, but price was not discussed.

On November 2, 2017, Mr. Cregg, a representative of Moelis and the Chief Executive Officer of Company C held a meeting during which they discussed industry developments, each company’s business and the possibility of an acquisition of AV Homes by Company C.

On November 13, 2017, Mr. Cregg received a telephone call from the Chief Executive Officer of a U.S.-based homebuilding company, which we refer to as “Company D,” suggesting to meet for dinner to discuss the industry dynamics and to explore the possibility of a business combination. In response to this request, Mr. Cregg agreed to meet.

On November 27, 2017, Mr. Cregg met with the Chief Executive Officer of Company D. During this meeting, Mr. Cregg and the Chief Executive Officer of Company D discussed industry developments, including current trends, market positioning and other participants in the industry. They also discussed a potential business combination between AV Homes and Company D, although no specific terms of a possible transaction were discussed. During the meeting, Mr. Cregg conveyed that, although AV Homes was not conducting a process with respect to any potential strategic transaction involving AV Homes, the AV Homes Board and AV Homes’ management team regularly review and assess AV Homes’ strategic direction. The chief executive officer of Company D indicated that Company D had significant interest in a potential combination and that Company D was working with investment bankers.

During the month of November 2017, in light of TPG’s investment in AV Homes and TPG’s investment in Taylor Morrison, at the direction of Mr. Nash and Mr. Cregg, representatives of Wachtell, Lipton, Rosen & Katz, counsel to AV Homes, which we refer to as “Wachtell Lipton,” engaged in discussions with representatives of Kirkland & Ellis LLP, counsel to TPG, which we refer to as “Kirkland,” regarding the possibility of forming a special committee of the AV Homes Board, which committee would consist only of members of the AV Homes Board that were not affiliated with TPG. During this period, representatives of Wachtell Lipton and Kirkland exchanged drafts of a unanimous written consent of the members of the AV Homes Board that would authorize the creation of such a committee.

On December 6, 2017, the AV Homes Board conducted a regularly scheduled meeting. At that meeting, among other things, the AV Homes Board met in executive session and discussed generally potential strategic alternatives for AV Homes and whether, in light of TPG’s investment in AV Homes and TPG’s investment in Taylor Morrison, it would be advisable to form a special committee.

On December 8, 2017, Mr. Cregg received a non-binding proposal letter from Company D. The non-binding proposal letter contemplated an all-stock business combination transaction in which Company D would acquire AV Homes, with the fully diluted stockholders of AV Homes (including, for purposes of Company D’s proposal, equity issuable upon conversion of the AV Homes outstanding convertible notes) receiving consideration representing less than 50% of the combined company (the “December 8 Proposal”). The December 8 Proposal represented a 9% premium to the price of AV Homes Common Stock based on Company D’s and AV Homes’ respective closing stock prices as of December 8, 2017.

On December 12, 2017, in light of the conditions in the homebuilding market and in view of AV Homes having received the third-party expressions of interest described above with respect to a possible strategic transaction with AV Homes, the AV Homes Board determined to form a special committee, which we refer to as the Special Committee, consisting of Mr. Nash (as chairman), Paul D. Barnett, Jonathan M. Pertchik, Roger W. Einiger, Michael F. Profenius and Joel M. Simon, each of whom is an independent member of the AV Homes Board. The AV Homes Board authorized the Special Committee to review the advisability of a potential strategic transaction involving AV Homes and to oversee and direct the process for considering, evaluating and negotiating any such transaction, as well as other matters appurtenant thereto. The Special Committee was also instructed to review on a continuing basis the likelihood of an actual or perceived conflict of interest on the part of the TPG nominees to the AV Homes Board, and in light of such review, to determine whether or not the Special Committee remained necessary in the future.

On December 14, 2017, the Special Committee held a telephonic meeting to discuss its mandate and to review and consider the December 8 Proposal. To support and advise the Special Committee in this review, and in the evaluation of the advisability of a potential strategic transaction involving AV Homes more generally, the Special Committee determined to evaluate investment bankers for a possible engagement, and to invite several investment bankers with experience in the homebuilding sector to present their qualifications to the Special Committee at its next meeting.

On December 19, 2017, the Special Committee held an in-person meeting with representatives from AV Homes management and a representative of Wachtell Lipton to evaluate prospective investment bankers. During this meeting, representatives of J.P. Morgan, Moelis and Citi presented their qualifications and experience generally. Following review and discussion, including consideration of the qualifications, reputation and experience of the various investment banks (and their respective representatives), the Special Committee determined to engage both Moelis and J.P. Morgan as its financial advisors in connection with AV Homes’ review of its strategic alternatives.

Both J.P. Morgan and Moelis subsequently entered into engagement letters with AV Homes to formalize their engagement as financial advisors to AV Homes. Citi subsequently entered into an engagement with Taylor Morrison to serve as Taylor Morrison’s financial advisor.

On December 26, 2017, Ms. Palmer called Mr. Cregg to inform him that Taylor Morrison remained interested in a potential business combination and that Ms. Palmer intended to send a draft confidentiality agreement to facilitate conversations and due diligence between AV Homes and Taylor Morrison. On December 27, 2017, Ms. Palmer emailed Mr. Cregg a draft confidentiality agreement and preliminary due diligence request list. Mr. Cregg acknowledged Ms. Palmer’s request to negotiate a confidentiality agreement and commence due diligence with respect to a potential transaction, but declined to do so at that time.

On January 10, 2018, at the direction of the Special Committee, a representative of Moelis informed Company C that AV Homes would be willing to explore the possibility of an acquisition by Company C, and proposed that Company C enter into a confidentiality agreement with customary terms including standstill with AV Homes to permit due diligence and potential discussions between the parties.

On January 11, 2018, the Special Committee met to receive an update from representatives of J.P. Morgan and Moelis on recent inbound inquiries about AV Homes and next steps. During this meeting, AV Homes’ financial advisors offered their view that further engaging with Company C could present the possibility of an offer to acquire AV Homes at an attractive valuation of the AV Homes Common Stock. Based on this advice and the other considerations reviewed by the AV Homes Board during this meeting, including the view of the AV Homes Board that Company C was likely to require a lengthy diligence process, the AV Homes Board determined to seek to discuss the possibility of a strategic transaction with Company C before determining whether to conduct a process involving other potential counterparties.

On January 16, 2018, Company C entered into a customary mutual confidentiality agreement with AV Homes, which included a customary standstill provision.

On January 17, 2018, pursuant to an offering that Taylor Morrison publicly disclosed in a Form 8-K filed with the SEC on January 17, 2018, TPG completed a disposition of all of its equity interest in Taylor Morrison and TPG’s designees to the board of directors of Taylor Morrison resigned from the Taylor Morrison board of directors, effective as of such date.

On January 17, 2018, the Chief Executive Officer of a U.S. homebuilding company, which we refer to as Company E, contacted Mr. Cregg to express interest in participating in any potential strategic process with respect to AV Homes. Mr. Cregg informed the representative of Company E that AV Homes was not presently conducting a sale process.

On January 19, 2018, the Special Committee, after consulting with Wachtell Lipton and AV Homes’ financial advisors, determined that, in light of TPG’s disposition of its entire interest in Taylor Morrison and the resignation of the TPG designees to the Taylor Morrison Board, no actual or perceived conflict of interest continued to exist with respect to the TPG nominees on the AV Homes Board. As a result, and in consideration of the benefits to AV Homes of the expertise of TPG’s nominees on the AV Homes Board and TPG’s perspective as a significant shareholder of AV Homes, the Special Committee was dissolved and transferred its responsibilities to the AV Homes Board.

On the same day, Mr. Cregg and representatives of J.P. Morgan and Moelis met with the Chief Executive Officer, the Chief Financial Officer and other representatives of Company C, during which they discussed the homebuilding industry, the AV Homes business, the AV Homes Management Forecasts and the possibility of an acquisition of AV Homes by Company C.

The AV Homes Board met as regularly scheduled on January 30, 2018, with representatives from AV Homes management, J.P. Morgan, Moelis and Wachtell Lipton in attendance. Among other business conducted at the meeting, Mr. Nash asked representatives from J.P. Morgan and Moelis to provide an update on the latest developments relating to the ongoing strategic discussions. Following a presentation from J.P. Morgan and Moelis, the AV Homes Board reviewed and discussed the December 8 Proposal, and received an update with respect to prior contacts with Ms. Palmer and representatives of Taylor Morrison, as well as other possible third parties with whom AV Homes could engage. The AV Homes Board determined that the December 8 Proposal did not present a compelling value for AV Homes and instructed Mr. Cregg to communicate to Company D that AV Homes was not interested in proceeding with Company D at that time. The AV Homes Board also determined to wait for Company C to proceed with its internal evaluation in order to make a complete proposal, which, based on prior interactions with Company C, the AV Homes Board believed could be ready by mid-February.

On February 2, 2018, at the direction of AV Homes, a representative of Moelis met with the Chief Financial Officer of Company C to discuss Company C’s due diligence requests and the due diligence process. On February 5, 2018, the AV Homes’ financial advisors provided Company C with certain requested financial analysis with respect to AV Homes, including an analysis of AV Homes’ management plan and a synergies analysis to assist Company C in quantifying sources of incremental value, both of which were approved by AV Homes management.

Also on February 5, 2018, Mr. Cregg informed the Chief Executive Officer of Company D that the AV Homes Board had determined not to move forward with a strategic transaction with Company D based on the December 8 Proposal.

On February 16, 2018, Mr. Cregg received a non-binding indication of interest from Taylor Morrison (the “February 16 Proposal”), which proposed an acquisition of AV Homes by Taylor Morrison, in which AV Homes stockholders would receive a mix of cash and Taylor Morrison Common Stock valued at $20.25 per share of AV Homes Common Stock. The February 16 Proposal represented a 19% premium to the preceding one-month volume weighted average price of the AV Homes Common Stock on the Nasdaq. Ms. Palmer further indicated to Mr. Cregg, in a conversation, that Taylor Morrison intended the mix of consideration in the proposed transaction to be approximately 50% cash and 50% stock, but that there may be some flexibility in the mix of consideration.

Also on February 16, 2018, at the direction of the AV Homes Board, a representative of Moelis spoke to a representative of Company C and was informed that Company C would be unable to submit a formal proposal to AV Homes for at least another 30 days.

On February 21, 2018, the AV Homes Board held a telephonic meeting, with the participation of representatives of AV Homes management, J.P. Morgan, Moelis and Wachtell Lipton. The purpose of the meeting was to receive a presentation and update from J.P. Morgan and Moelis regarding their work on the possible strategic alternatives, discuss the February 16 Proposal and to allow the AV Homes Board to decide what, if any, next steps should be taken. During the meeting, the representatives of J.P. Morgan and Moelis updated the AV Homes Board on their respective work regarding AV Homes’ strategic alternatives and the ongoing discussions with third parties. After delivering presentations and responding to follow-up questions from the members of the AV Homes Board, the representatives from J.P. Morgan and Moelis left the call. During the remainder of the call, the AV Homes Board discussed the potential counterparties, including why certain counterparties may be more disposed to a transaction on potentially more favorable terms to AV Homes. Based on this discussion, the AV Homes Board determined that the price reflected in the February 16 Proposal was not compelling at this time, and instructed management and representatives of AV Homes’ financial advisors to communicate the message to Taylor Morrison. The AV Homes Board also determined that it was not interested in actively assessing the interest of other potential counterparties at such time, and that it would reconsider the situation at a future meeting, depending on how circumstances evolved, in particular with respect to Company C.

On February 22, 2018, Mr. Cregg communicated to Ms. Palmer that the AV Homes Board did not find the February 16 Proposal sufficiently compelling to authorize AV Homes’ management to engage in discussions. As follow up, the representatives of Taylor Morrison inquired about the possibility of receiving additional information about AV Homes in order to improve Taylor Morrison’s proposal.

On February 23, 2018, Mr. Cregg had lunch with a senior executive of a U.S. homebuilding company, which we refer to as “Company F.” During this meeting, the representative of Company F and Mr. Cregg discussed the homebuilding industry and the recent corporate history of AV Homes. The representative from Company F also indicated a strong interest in exploring a potential acquisition of AV Homes by Company F. In response, Mr. Cregg noted that AV Homes was not for sale, but that Company F could submit a transaction proposal if it so desired.

On February 28, 2018, AV Homes received a non-binding indication of interest from Company F, which provided that Company F would acquire AV Homes in an all-cash transaction at a premium of 30% to 40% to AV Homes’ 30-day volume weighted average stock price of $16.64, implying a share price of $21.63 to $23.30 (the “February 28 Proposal”). The February 28 Proposal also requested that AV Homes enter into a 45-day exclusivity agreement under which AV Homes would be restricted from engaging with other parties or participating in another sale process while Company F completed its due diligence and negotiated definitive transaction documentation. The February 28 Proposal was subject to completion of due diligence, TPG’s entry into a voting agreement and other conditions.

Also on February 28, 2018, at the direction of the AV Homes Board, a representative of J.P. Morgan met with Ms. Palmer, who reaffirmed Taylor Morrison’s interest in AV Homes and requested access to due diligence information to improve its proposal.

On March 2, 2018, the Finance Committee of the AV Homes Board (the “Finance Committee”) held a telephonic meeting, with representatives from AV Homes management, Wachtell Lipton, J.P. Morgan and Moelis. The purpose of the meeting was to discuss the February 28 Proposal from Company F and to discuss a potential targeted sale process with respect to AV Homes, given the coalescence of recent interest in AV Homes from potential counterparties. J.P. Morgan and Moelis advised that a targeted process, rather than a broad one, had the advantages of providing useful indications about what value third parties might ascribe to AV Homes, while mitigating risks that a process could harm AV Homes by taking up management time and attention or general distraction to the business. J.P. Morgan and Moelis advised that were AV Homes to commence a targeted sale process, it would be appropriate for the Company to explore interest from other potential counterparties, in particular as it seemed unlikely that Company C would submit a proposal in a timely manner. With the assistance of J.P. Morgan and Moelis, the AV Homes Board reviewed which potential counterparties would be a strategic fit for the Company and would be realistic participants in a targeted sale process. The Finance Committee determined, and instructed J.P. Morgan and Moelis, that it would like the financial advisors to run a targeted sale process, which would include Company C, Taylor Morrison, Company E, Company F and a U.S. homebuilding company that we refer to as “Company G.”

On March 7, 2018, AV Homes entered into a customary confidentiality agreement with Taylor Morrison, which included a standstill provision, and, on March 8, 2018, AV Homes entered into a customary confidentiality agreement with Company F, which included a customary standstill provision. On March 9, 2018, AV Homes entered into a customary confidentiality agreement with Company G, which included a customary standstill provision. Also during March 2018, Company E declined to execute a confidentiality agreement.

Between March 12, 2018 and March 19, 2018, members of the AV Homes management team and representatives of J.P. Morgan and Moelis participated in separate presentations with respect to AV Homes and its business with representatives of Taylor Morrison, representatives of Company F and representatives of Company G. These management presentations addressed AV Homes’ business and prospects, AV Homes’ management’s business plan and the assumptions underlying that plan, and other matters customary in business diligence.

Following the management presentations, at the direction of the AV Homes Board, J.P Morgan and Moelis requested that each of Taylor Morrison, Company F and Company G provide updated proposals during the week of March 26, 2018. As such, between March 12, 2018 and March 26, 2018, the representatives of J.P. Morgan and Moelis received and addressed follow-up due diligence requests from Taylor Morrison, Company F and Company G. Such requested information generally consisted of forward-looking projections, including community-level operating and margin data, selling, general and administrative expense detail, additional balance sheet information, non-core assets detail and appraisals and corporate-level employment and operating agreements.

On March 29, 2018, AV Homes received an updated non-binding indication of interest from Taylor Morrison, which proposed an acquisition of AV Homes by Taylor Morrison, in which Taylor Morrison would acquire all of the outstanding shares of AV Homes Common Stock for $22.00 per share, payable in a mix of cash and Taylor Morrison Common Stock (the “March 29 Proposal”). The offer represented a 19% premium to the closing price of AV Homes Common Stock on the Nasdaq on March 29, 2018. The March 29 Proposal was subject to completion of customary due diligence, Taylor Morrison Board approval and negotiation of mutually acceptable definitive transaction documents that contained customary terms and conditions.

On March 30, 2018, AV Homes received an updated non-binding indication of interest from Company F, which proposed a business combination in which Company F would acquire all of the outstanding shares of AV Homes Common Stock for $22.00 per share, payable in cash (the “March 30 Proposal”). The March 30 Proposal represented a 19% premium to the closing price of AV Homes Common Stock on the Nasdaq on March 29, 2018. The March 30 Proposal was subject to completion of due diligence, TPG’s entry into a voting agreement and entry by AV Homes into a 30-day exclusivity agreement pursuant to which AV Homes could not participate in discussions with any other third parties. In addition, in a discussion among representatives of J.P. Morgan, Moelis and representatives of Company F’s financial advisor to clarify certain aspects of Company F’s proposal, representatives of Company F’s financial advisor noted that Company F would be unwilling to proceed with due diligence and further evaluation of a transaction without entering into an exclusivity agreement.

Also on March 30, 2018, representatives of Company G informed a representative of Moelis that Company G declined to submit a proposal.

On April 4, 2018, the AV Homes Board held a telephonic meeting, with representatives from AV Homes management, J.P. Morgan, Moelis and Wachtell Lipton in attendance. During this meeting, the AV Homes Board received an update from J.P. Morgan and Moelis regarding AV Homes’ strategic alternatives and ongoing communications with Taylor Morrison and Company F, as well as feedback received from other potential counterparties that were no longer participating in the targeted sale process. The AV Homes Board also received an update about AV Homes’ current performance and the performance of the U.S. homebuilding market. The AV Homes Board reviewed and discussed the March 29 Proposal from Taylor Morrison and the March 30 Proposal from Company F, including the fact that the stock component of Taylor Morrison’s proposal could provide upside to the March 29 Proposal and the fact the Company F continued to insist on a period of contractual exclusivity before engaging in a detailed due diligence investigation. After discussions between the members of the AV Homes Board and with AV Homes management and advisors, the AV Homes Board instructed representatives of J.P. Morgan and Moelis to communicate to Taylor Morrison and Company F that each potential counterparty would be given access to additional due diligence information in order to improve their proposals.

On April 5, 2018, at the direction of the AV Homes Board, representatives of J.P. Morgan and Moelis separately contacted representatives of the financial advisor to Company F and representatives of Citi, the financial advisor to Taylor Morrison, to convey the view of AV Homes Board that each potential counterparty should seek to increase the value of its proposal, and provide updated proposals by April 13, 2018. The representatives of J.P. Morgan and Moelis communicated to Citi and the financial advisor to Company F that additional due diligence information would be provided in order to support improved proposals, and that each bidder should submit any additional supplemental due diligence requests.

Between April 6, 2018 and April 12, 2018, representatives from AV Homes management, J.P. Morgan and Moelis provided representatives from each of Taylor Morrison and Company F access to additional due diligence information. Each of Taylor Morrison and Company F provided supplemental due diligence information request lists, which were primarily focused on first quarter performance, the Dallas market operations and ongoing litigation with respect to certain of AV Homes’ assets. AV Homes provided additional information through its electronic data room and participated in a number of due diligence calls with each of Taylor Morrison and Company F.

On April 13, 2018, AV Homes received an updated non-binding indication of interest from Taylor Morrison, which proposed an acquisition of AV Homes by Taylor Morrison, in which Taylor Morrison would acquire all outstanding shares of AV Homes Common Stock for $22.50 per share assuming an approximately equal mix of cash and Taylor Morrison Common Stock (the exact mix to be determined at a later date), representing a $0.50 per share increase in value from the March 29 Proposal (the “April 13 Proposal”). The April 13 Proposal represented a premium of 16% to the closing price of AV Homes Common Stock on the Nasdaq on April 13, 2018 and remained subject to customary completion conditions.

Later on April 13, 2018, representatives from J.P. Morgan and Moelis contacted a representative of the financial advisor to Company F, to inquire about the status of Company F’s revised proposal and to note that the failure to observe process deadlines would be taken into consideration by the AV Homes Board in evaluating the proposals of potential counterparties. The representative of Company F’s financial advisor informed J.P. Morgan and Moelis that Company F would be unable to submit its revised written proposal before April 15, 2018.

On April 15, 2018, representatives of J.P. Morgan and Moelis had a telephone call with representatives of the financial advisor to Company F, during which the financial advisor to Company F verbally indicated that Company F had updated its proposed purchase price to an all-cash offer of $22.75 per share of AV Homes Common Stock.

On April 16, 2018, a representative of Citi provided to representatives of J.P. Morgan and Moelis a supplementary due diligence request list for confirmatory due diligence.

On April 17, 2018, Company F submitted an updated written non-binding indication of interest, which proposed a business combination in which Company F would acquire all of the outstanding shares of AV Homes Common Stock for $22.75 per share, payable in cash (the “April 17 Proposal”). The April 17 Proposal represented a 15% premium to the closing price of AV Homes Common Stock on the Nasdaq on April 17, 2018. The April 17 Proposal was subject to completion of due diligence, TPG’s entry into a voting agreement and entry by AV Homes into a 30-day exclusivity agreement pursuant to which AV Homes could not participate in discussions with any other potential counterparties.

On April 17, 2018, the AV Homes Board held a telephonic meeting, with the participation of representatives from AV Homes management, J.P. Morgan, Moelis and Wachtell Lipton. The AV Homes Board discussed the April 13 Proposal from Taylor Morrison and the April 17 Proposal from Company F, including the fact that the stock component of Taylor Morrison’s proposal continued to provide the possibility of upside to Taylor Morrison’s April 13 Proposal and the fact the Company F continued to request contractual exclusivity. Given the relative lack of differentiation in the headline financial terms of the bids, the AV Homes Board instructed the Company’s advisors to provide both potential counterparties with a term sheet describing key proposed terms with respect to a potential acquisition of AV Homes, including that AV Homes would be permitted to terminate the merger agreement to accept a superior proposal, subject to customary procedural restrictions, that the termination fee payable by AV Homes would be equal to 2.75% of the equity valuation of AV Homes in the transaction, that TPG’s voting agreement would terminate upon a change in recommendation by the AV Homes Board and that the targeted announcement date for the potential transaction would be May 14, 2018. The AV Homes Board also instructed its financial advisors to request that both potential counterparties improve the financial terms of their proposals.

On April 18, 2018, a representative of Moelis sent a proposed term sheet to the financial advisor to Company F and, on April 19, 2018, a representative of J.P. Morgan sent a proposed term sheet to representatives of Citi. Both Company F and Taylor Morrison were asked to respond to the term sheets by April 20, 2018. The representatives of J.P. Morgan and Moelis informed both potential counterparties that “best and final” proposals were due the afternoon of April 20, 2018.

On April 20, a financial advisor to Company F informed Moelis that Company F would not be able to respond to the term sheet by April 20, 2018.

On April 20, 2018, Ms. Palmer delivered to Mr. Cregg an updated non-binding indication of interest from Taylor Morrison, which included a markup of the term sheet and provided for a business combination in which Taylor Morrison would acquire all outstanding shares of AV Homes for $23.00 per share, of which 70% would be comprised of cash and the remaining 30% comprised of Taylor Morrison Common Stock (the “April 20 Proposal”). The April 20 Proposal also indicated that Taylor Morrison was prepared to quickly complete its due diligence and sign definitive agreements by May 14, 2018. Taylor Morrison’s mark-up of the term sheet provided for contractual exclusivity through May 14, proposed to prevent AV Homes from terminating the merger agreement to accept a superior proposal (a so-called “force the vote” provision), proposed to prevent TPG from terminating the voting agreement in the event of a change in recommendation by the AV Homes Board, proposed to increase the termination fee to 4.0% of the equity valuation of AV Homes in the transaction and provided for expense reimbursement in the event that AV Homes’ stockholders voted down the transaction without a change in the recommendation of the AV Homes Board (a so-called “naked no vote” fee).

On April 22, 2018, representatives of J.P. Morgan, Moelis and Wachtell Lipton, had a call with representatives of Paul, Weiss, Rifkind, Wharton & Garrison LLP, which we refer to as “Paul, Weiss,” legal counsel to Taylor Morrison, and representatives of Citi. During this call AV Homes’ advisors delivered feedback on the term sheet which comprised part of the April 20 Proposal, including the view of AV Homes’ advisory team that, although AV Homes would be willing to work with Taylor Morrison to agree on a mutually acceptable termination fee, AV Homes would not be willing to accept a deal structure that would result in locking up the potential transaction. AV Homes’ advisors encouraged Taylor Morrison’s advisors to revise their bid to include provisions that more closely reflected the deal structure set forth in AV Homes draft term sheet.

On April 23, 2018, Ms. Palmer emailed Mr. Cregg a revised term sheet (together with the price proposal of $23.00 per share, of which 70% would be comprised of cash and the remaining 30% comprised of Taylor Morrison Common Stock, from the April 20 Proposal, the “April 23 Taylor Morrison Proposal”). The revised term sheet no longer included contractual exclusivity and no longer locked-up TPG shares in the event of a change of recommendation by the AV Homes Board, but retained the “naked no vote” break fee.

Also on April 23, 2018, Company F sent a revised non-binding proposal, which proposed a business combination in which Company F would acquire all outstanding shares of AV Homes Common Stock for $23.00 per share in cash and a contingent value right, which Company F estimated to be worth at least an approximate $0.50 per share of AV Homes Common Stock (a “CVR”) (the “April 23 Company F Proposal”). The CVR would have entitled its holders to cash payments equal to a percentage of the after-tax gain from the sale or sales of specified non-core plots of land owned by AV Homes. The proposal from Company F also included a draft exclusivity agreement that Company F required AV Homes to enter into as a condition of entering into negotiations with respect to its proposal, a supplemental due diligence request list and a revised term sheet. The revised term sheet proposed that TPG would be prevented from terminating its voting obligation in the event of a change of recommendation by the AV Homes Board and proposed a termination fee of $21 million or approximately 3.4% of the AV Homes equity value implied by the April 23 Company F Proposal.

On April 23, 2018, after receiving the April 23 Taylor Morrison Proposal and the April 23 Company F Proposal, the AV Homes Board held a meeting, with representatives from AV Homes management, J.P. Morgan, Moelis and Wachtell Lipton in attendance. The purpose of the meeting was for the AV Homes Board to receive an update on the current stage of AV Homes’ strategic alternatives and related negotiations and to select a bidder with which to proceed. The representatives from J.P. Morgan and Moelis updated the AV Homes Board on the revised bids and summarized the status of negotiations. The representative from Wachtell Lipton provided an overview of the directors’ fiduciary duties under Delaware law. The AV Homes Board then considered a number of factors including the extent to which the two potential counterparties had improved their bids in previous rounds and the degree of differentiation of the bids, including with respect to the consideration proposed and the contractual terms contained in the potential counterparties’ respective term sheets, particularly with regard to AV Homes’ freedom of action going forward. The AV Homes Board discussed each potential counterparty’s interactions with AV Homes and its advisors and the perceived likelihood that a transaction could be successfully negotiated with each counterparty. The AV Homes Board discussed Company F’s insistence on entering an exclusivity agreement before undertaking further due diligence. The AV Homes Board also discussed the value attributed to the CVR proposed by Company F, including the difficulty of valuing the CVR, the high degree of complication entailed in structuring and managing the incentives of parties to such financial instruments, the likelihood that, based on the assets underlying the CVR, the payouts under the CVR would have been significantly delayed and, ultimately, the consensus of the AV Homes Board, after discussing the matter with the representatives of J.P. Morgan and Moelis in attendance at the meeting, that little value should be attributed to the proposed CVR. The AV Homes Board noted that Taylor Morrison offered consideration that was comparably certain, had observed process deadlines and had responded to requests from the Company in a timely and satisfactory manner. Based on the foregoing factors, the AV Homes Board determined to proceed with negotiations with Taylor Morrison so long as Taylor Morrison increased its proposed purchase price, as doing so would maximize the likelihood of successfully negotiating and consummating a transaction, and directed that representatives of J.P. Morgan and Moelis contact Citi to discuss improving Taylor Morrison’s proposed purchase price.

Later on April 23, 2018, at the direction of the AV Homes Board, representatives from J.P. Morgan and Moelis informed representatives from Taylor Morrison that AV Homes was prepared to work with Taylor Morrison and its advisors, rather than other bidders, to focus on reaching a definitive agreement with respect to the potential transaction as expeditiously as possible, if Taylor Morrison agreed to increase the headline value of the aggregate consideration offered in the proposal to $23.50 per share of AV Homes Common Stock.

On April 24, 2018, at the direction of Taylor Morrison, representatives of Citi rejected AV Homes’ proposal to increase the value of the aggregate consideration to $23.50 per share of AV Homes Common Stock and reiterated Taylor Morrison’s previous $23.00 per share offer. Representatives from J.P. Morgan and Moelis informed representatives of Citi that AV Homes would not be prepared to proceed with Taylor Morrison unless the headline value of the aggregate consideration proposed exceeded $23.00 per share of AV Homes Common Stock.

On April 25, 2018, at the direction of Taylor Morrison, representatives from Citi informed representatives from J.P. Morgan and Moelis that Taylor Morrison was prepared to offer a headline purchase price of $23.05 per share of AV Homes Common Stock. The representatives from J.P. Morgan and Moelis verbally affirmed that AV Homes would proceed to negotiate with Taylor Morrison on this basis.

On April 26, 2018, at the direction of the AV Homes Board, representatives of J.P. Morgan and Moelis informed representatives from Company F that AV Homes had determined to proceed with a different bidder.

On April 27, 2018, Wachtell Lipton delivered an initial draft of the merger agreement to Paul, Weiss.

Throughout the month of May, representatives of Wachtell Lipton and representatives of Paul, Weiss advanced the negotiation of the definitive merger agreement, and, together with Kirkland, advanced the negotiation of the TPG voting agreement. The negotiation of the merger agreement between Wachtell Lipton and Paul, Weiss primarily focused on the size of the termination fee, the procedural limitations with respect to the ability of the AV Homes Board to change its recommendation and terminate the merger agreement in accordance with its fiduciary duties and the conditions to closing, as well as the interim operating covenants to be imposed on AV Homes between signing and closing of the potential transaction. In particular, Taylor Morrison agreed to forego the proposed “naked no vote” termination fee and AV Homes agreed to matching rights in favor of Taylor Morrison in the event of an intervening event and a 3.75% termination fee.

On May 8, 2018, Mr. Cregg and Ms. Palmer met and discussed the status of Taylor Morrison’s due diligence and the timing of the potential acquisition of AV Homes by Taylor Morrison.

On May 10, 2018, Mr. Cregg reached out to Ms. Palmer for an update on Taylor Morrison’s due diligence. Ms. Palmer informed him that based on a variety of factors it would make sense to get approval of the potential transaction from the Taylor Morrison Board at its regularly scheduled board meeting on May 30 and 31, 2018.

On May 12, 2018, at the request of Mr. Nash, a representative of TPG had a call with Ms. Palmer to discuss the timing of the process with respect to the potential transaction, including AV Homes’ view that Taylor Morrison’s due diligence investigation should be accelerated. In response, Ms. Palmer confirmed Taylor Morrison’s interest in a potential transaction with AV Homes, but insisted that, in order to make a complete proposal, Taylor Morrison would require sufficient time to complete its due diligence review.

On May 14, 2018, representatives of J.P. Morgan met with Ms. Palmer and discussed the status of due diligence and timing of the potential transaction between Taylor Morrison and AV Homes.

On May 17, 2018, following a meeting of the Taylor Morrison Board, representatives of Citi communicated that AV Homes would receive a revised proposal at a lower share price due to diligence findings, higher than expected transaction costs and recent declines of Taylor Morrison’s stock price.

On May 23, 2018, at the direction of Taylor Morrison, representatives from Citi communicated to representatives of J.P. Morgan and Moelis that Taylor Morrison was prepared to move forward with a deal at $21.00 per share (the “May 23 Proposal”). At that time the representatives reiterated that Taylor Morrison was committed to announcing a deal after its May 30 and 31 board meeting. Taylor Morrison said that the key drivers of the reduced offer price were its community-level underwriting, its more conservative view on the gross margins of certain AV Homes’ properties, estimated one-time transaction costs and decreases in Taylor Morrison’s stock price.

On May 24, 2018, the AV Homes Board held a telephonic meeting, with representatives from AV Homes management, J.P. Morgan, Moelis and Wachtell Lipton. The purpose of the meeting was to update the AV Homes Board on the negotiations between AV Homes and Taylor Morrison. Representatives from J.P. Morgan and Moelis updated the AV Homes Board on the state of negotiations, including the extensive diligence conducted by Taylor Morrison and the May 23 Proposal. After engaging in discussions with the financial and legal advisors and each other, the AV Homes Board unanimously determined that it would not transact at the price of the May 23 Proposal because it did not provide sufficient value to AV Homes and its stockholders. During its discussion, the AV Homes Board considered options for moving forward, including informing Taylor Morrison that a transaction could not be agreed upon on the basis of the May 23 Proposal, re-engaging with Company F or abandoning negotiations with both potential counterparties to permit AV Homes’ management team to return its focus to executing its business plan. The AV Homes Board considered factors including the course of negotiation and interaction with Company F, the financial advisors’ views that there was a possibility that Taylor Morrison’s bid could be improved, whether a transaction could be reached with Company F without jeopardizing the advanced status of negotiations with Taylor Morrison and the overall conditions in the homebuilding market and the disruption caused to AV Homes’ business by continuing negotiations. After further discussion, the AV Homes Board decided to reject the May 23 Proposal and suspend Taylor Morrison’s access to the data room.

Later that day, the representatives of J.P. Morgan and Moelis communicated to representatives of Citi that AV Homes was not prepared to transact with Taylor Morrison on the terms set forth in its May 23 Proposal.

On May 26, 2018, Ms. Palmer and Mr. Nash spoke by telephone, during which conversation Ms. Palmer conveyed to Mr. Nash that Taylor Morrison had completed its due diligence and was committed to pursuing the potential transaction. Representatives of J.P. Morgan and Moelis spoke separately with Citi, to understand the factors that had resulted in the reduction in the proposed value of Taylor Morrison’s bid and to convey the view of the AV Homes Board that greater value would be required for the parties to successfully reach an agreement.

On May 29, 2018, representatives of Citi communicated a revised proposal on behalf of Taylor Morrison to representatives of J.P. Morgan and Moelis, which proposal consisted of cash consideration of $21.50 per share and stock consideration valued at $21.00 per share (based on a fixed exchange ratio set at the time of the transaction announcement) (the “May 29 Proposal”). The cash consideration was to represent approximately 62.5% of the total consideration, and the stock consideration was to represent approximately 37.5% of the total consideration, implying a blended purchase price of $21.31 per share of AV Homes Common Stock, which represented a 15% premium to the closing price of the AV Homes Common Stock on the Nasdaq on May 29, 2018. The May 29 Proposal also requested an agreement from TPG to elect 100% stock consideration for its shares, representing the entirety of the stock component of the proposed consideration. In addition, Taylor Morrison proposed a targeted announcement date of June 4, 2018 and noted that there were no meaningful outstanding diligence items.

Separately on May 29, 2018, representatives of the financial advisor to Company F reached out to Mr. Cregg, which they do in the ordinary course of business, to generally inquire about the AV Homes business. During the course of this call, Mr. Cregg inquired as to whether Company F had provided any further information to its financial advisor with respect to Company F’s interest in a transaction with AV Homes. In response, Company F’s financial advisor noted that Company F remained interested in an acquisition of AV Homes.

On May 31, 2018, the AV Homes Board held a meeting, with representatives from AV Homes management, J.P. Morgan, Moelis and Wachtell Lipton in attendance. In addition to regular business, the representatives of J.P. Morgan and Moelis updated the directors on the status of negotiations between AV Homes and Taylor Morrison and discussed the May 29 Proposal. The representative from Wachtell Lipton outlined the current open items in the draft transaction documentation and responded to questions from the members of the AV Homes Board. The members of the AV Homes Board then discussed Company F’s continued interest in a transaction with AV Homes, including whether, in light of the price offered by Taylor Morrison, a better price could be achieved by re-engaging with Company F. During the course of this discussion, members of the AV Homes Board noted that Company F had previously refused to engage without a contractual period of exclusivity, the high likelihood that Company F would require a meaningful period of time to complete its due diligence investigation with respect to AV Homes, the risk that Company F could determine to terminate discussions or significantly reduce the price it would be willing to pay in a potential transaction, the difficulty of valuing the CVR and the likelihood that Taylor Morrison would be unwilling to delay execution of definitive documentation for a significant period of time. Following this discussion, the AV Homes Board concluded that re-engaging with Company F presented a meaningful risk that a transaction would not be reached with either potential counterparty and, as a result, that AV Homes should not seek to re-engage with Company F at that time. However, in light of the recent confirmation of continued interest from Company F and the reduction in value represented by the May 29 Proposal as compared to the $23.05 proposed on April 25, 2018, which had formed the basis for proceeding with Taylor Morrison, the AV Homes Board instructed management and its advisors that definitive documentation with respect to the proposed transaction should include an initial period during which a competing potential acquirer could submit a topping bid with Taylor Morrison entitled only to a lower termination fee, with the termination fee increasing only following the initial period. Although the AV Homes Board determined that the May 29 Proposal did not provide adequate value, the AV Homes Board determined that it would propose to Taylor Morrison a transaction involving total consideration of $21.50 per share of AV Homes Common Stock, with the AV Homes stockholders permitted to elect between cash, Taylor Morrison Common Stock or mixed consideration (at a fixed exchange ratio), together with the bifurcated termination fee structure designed to increase the potentiality of a competing potential acquirer (whether Company F or any other) proposing to acquire AV Homes following the execution of definitive transaction documents with Taylor Morrison (the “Board’s May 31 Counter Proposal”). The AV Homes Board and its advisors prepared a term sheet reflecting the Board’s May 31 Counter Proposal, to be shared with Taylor Morrison.

Later that day, representatives of J.P. Morgan and Moelis communicated the view of the AV Board and sent to representatives of Citi the Board’s May 31 Counter Proposal, including the term sheet.

Later on May 31, 2018, at the direction of Taylor Morrison, representatives of Citi sent representatives of J.P. Morgan and Moelis a revised term sheet that accepted AV Homes’ proposed price of $21.50 per share of AV Homes Common Stock, but reverted to a single tier termination fee structure.

Early on June 1, 2018, representatives of J.P. Morgan and Moelis delivered a further revised term sheet to representatives of Citi, which reiterated AV Homes’ requirement that any transaction include a bifurcated termination fee, allowing qualified bidders to pay a lower termination fee of approximately 2.0% of the equity value of AV Homes implied in the proposed transaction during an initial period post-signing, with non-qualified bidders and all bidders after the initial period required to pay a 3.75% termination fee. Following further discussion between representatives of Citi and representatives of J.P. Morgan and Moelis, Taylor Morrison agreed to proceed on this basis.

During the period between June 1, 2018 and through June 6, 2018, representatives of Wachtell Lipton and representatives of Paul, Weiss negotiated the final outstanding points in the merger agreement and, together with representatives of Kirkland, advanced the negotiation of the TPG voting agreement. Negotiations with respect to the merger agreement focused on the financing structure and Taylor Morrison’s and AV Homes’ covenants with respect to financing matters, including with respect to the structure of the marketing period, the mechanical terms of the bifurcated termination fee, the amount of the termination fees payable by AV Homes in the event of a termination (both during the initial period post-signing and following the initial post-signing period), the removal of the cap on Taylor Morrison’s matching rights in the event of a superior proposal and the treatment of AV Homes stock awards in the proposed transaction. With respect to the TPG voting agreement, the legal advisors agreed, after discussion, that the TPG voting agreement would permit TPG to participate in solicitation activities with respect to alternative transactions in the event that AV Homes was permitted to do so pursuant to the merger agreement.

On June 4, 2018, AV Homes’ representatives from J.P. Morgan, Moelis and Wachtell Lipton conducted a reverse diligence session with Taylor Morrison management and representatives from Citi and Paul Weiss.

On June 5, 2018, at the direction of AV Homes, representatives of Moelis returned a call to Company F’s financial advisor and, during the course of this conversation, explained to Company F’s financial advisor that AV Homes was close to announcing a transaction. In response, Company F’s financial advisor indicated that Company F continued to be interested in a potential transaction. Although the specific terms of Company F’s continued interest were not discussed during the conversation, and the financial advisor to Company F did not take the opportunity to confirm the price at which Company F remained interested in a potential transaction, the financial advisor to Company F did indicate that Company F was not prepared to increase its offer price at this time.

On June 6, 2018, the AV Homes Board convened and held a telephonic meeting, with representatives from AV Homes management, J.P. Morgan, Moelis and Wachtell Lipton. Representatives of J.P. Morgan and Moelis summarized the interaction with Taylor Morrison to date. Representatives of J.P. Morgan and Moelis then reviewed with the AV Homes Board their respective financial analyses relating to the consideration proposed in the potential merger. Also at this meeting, a representative from Wachtell Lipton discussed key terms of the proposed merger agreement and reviewed with members of the AV Homes Board their fiduciary duties in the context of the proposed transaction. The Wachtell Lipton representative also reviewed the proposed resolutions with the AV Homes Board. The AV Homes Board also discussed the recent conversation between representatives of Moelis and Company F’s financial advisor and Company F’s continued interest in a potential transaction. The AV Homes Board again reviewed the advantages and disadvantages of re-engaging with Company F, including those discussed at the AV Homes Board’s May 31, 2018 meeting, as well as Taylor Morrison’s agreement to the concept of a bifurcated termination fee structure. After discussing these considerations, the AV Homes Board concluded that the path of finalizing the Merger Agreement with Taylor Morrison presented greater certainty that a transaction could be agreed than re-engaging with Company F and, therefore, the Merger represented a better overall value for AV Homes’ stockholders. The AV Homes Board determined to reconvene later in the afternoon after receiving confirmation that the Taylor Morrison Board had approved the transaction.

Also on June 6, 2018, the Taylor Morrison Board convened and held a telephonic meeting, with representatives from Taylor Morrison management, Citi and Paul, Weiss. Ms. Palmer updated the Taylor Morrison Board and reviewed the status of discussions with AV Homes. A representative from Paul, Weiss reviewed with members of the Taylor Morrison Board their fiduciary duties in the context of the proposed transaction and the material terms of the merger agreement. After considering and discussing the foregoing and the proposed terms of the merger agreement, the members of the Taylor Morrison Board unanimously (i) determined that the Merger Agreement, the TPG voting agreement and the other transactions contemplated thereby were fair and in the best interests of Taylor Morrison and its stockholders and (ii) declared it advisable that Taylor Morrison enter into the Merger Agreement and the TPG voting agreement.

Later on June 6, 2018, the AV Homes Board reconvened and held a telephonic meeting, with representatives from AV Homes management, J.P. Morgan, Moelis and Wachtell Lipton. Representatives from J.P. Morgan delivered to the AV Homes Board an oral opinion, which was confirmed by delivery of a written opinion dated June 6, 2018, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the holders of AV Homes Common Stock in the proposed Merger was fair, from a financial point of view, to such holders, as more fully described under the heading —Opinions of AV Homes’ Financial Advisors—Opinion of AV Homes’ Financial Advisor, J.P. Morgan. Also at this meeting, representatives of Moelis delivered to the AV Homes Board an oral opinion, which was confirmed by delivery of a written opinion dated June 6, 2018, to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the merger consideration to be received in the Merger by holders of AV Homes Common Stock (other than TPG), is fair, from a financial point of view, to such holders as more fully described below under the heading —Opinions of AV Homes’ Financial Advisors—Opinion of AV Homes’ Financial Advisor, Moelis.

Following the conclusion of the final AV Homes board meeting, AV Homes, Taylor Morrison, TPG and their respective counsel finalized the transaction documentation. On June 7, 2018, Taylor Morrison executed its debt commitment papers with Citi; AV Homes and Taylor Morrison executed the merger agreement; and Taylor Morrison and TPG executed the TPG voting agreement.

AV Homes and Taylor Morrison jointly announced the transactions on the morning of June 7, 2018.

AV Homes’ Reasons for the Merger; Recommendation of the AV Homes Board of Directors

In evaluating the Merger and other transactions contemplated by the Merger Agreement, the AV Homes Board consulted with AV Homes’ senior management and AV Homes’ outside legal and financial advisors and, in the course of reaching its unanimous determination to approve the Merger Agreement and to recommend that AV Homes stockholders vote FOR the proposal to adopt the Merger Agreement, the AV Homes Board considered a wide and complex range of factors, including the following factors that weighed positively in favor of its decision, among others and not necessarily in order of relative importance:

Strategic Considerations. The AV Homes Board believes that the Merger presented and is expected to provide a number of significant strategic opportunities and benefits to AV Homes and its stockholders, including:

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the advantages of entering into the Merger Agreement and consummating the Merger in comparison to the risks associated with remaining independent as a standalone company and pursuing AV Homes’ strategic plan, including (i) the fact that AV Homes’ business is cyclical and significantly affected by changes in general and local economic conditions and any slowing or reversal of the present ongoing housing recovery may materially and adversely affect AV Homes’ business and results of operations, (ii) potential future competition, including from larger and better funded companies that might have competitive advantages from their broader commercial scope and economies of scale, (iii) the risks inherent in the homebuilding sector for AV Homes, (iv) the challenges and risks associated with growing AV Homes organically or through strategic acquisitions and (v) the various additional risk factors pertaining to AV Homes that are listed in Item 1A of Part I of its most recent Annual Report filed on Form 10-K and, consequently, the belief of the AV Homes Board that an acquisition by Taylor Morrison provided more value for AV Homes stockholders on a risk-adjusted basis than executing AV Homes’ strategic business plan;

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the belief of the AV Homes Board that the homebuilding industry is currently experiencing a combination of positive macroeconomic factors, including strong demand, favorable demographics and low supply, in combination with a constructive capital markets environment where homebuilders are able to access equity and debt capital at attractive rates;

•	that AV Homes currently has a growth profile, management team and geographic footprint that makes it an attractive acquisition target;

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the other strategic alternatives reasonably available to AV Homes, including pursuing its stand-alone business plan, potentially making acquisitions of other businesses, potentially monetizing certain assets, and seeking other potential acquirers, which the AV Homes Board evaluated with the assistance of AV Homes management and legal and financial advisors in a thorough process to explore AV Homes’ strategic alternatives during which representatives of AV Homes sought offers from various potential buyers, none of whom made offers providing a combination of value and transaction certainty equivalent to Taylor Morrison’s offers, and the belief of the AV Homes board that the Merger creates the best reasonably available opportunity to enhance value for AV Homes stockholders given the potential risks, rewards and uncertainties associated with other alternatives, including the risk that an agreement could be reached with respect to a transaction, execution risk and risks related to the achievement of anticipated synergies;

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that remaining an independent small cap homebuilder presents certain risks and additional costs, including the size of AV Homes’ market capitalization and relatively lower trading liquidity, higher costs of capital and higher administrative costs;

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that methods for disposing of non-core assets outside of a merger such as the one contemplated by the Merger Agreement introduce additional uncertainty and potentially achieve lower value for AV Homes stockholders;

•	that Taylor Morrison has a history of utilizing mergers and acquisitions to drive growth with the acquisition of four private homebuilders over the past five years;

•	that the Merger would result in a combined company that would be the sixth largest homebuilder in the United States based on closings and homebuilding revenue;

•	that over the past twelve months liquidity in Taylor Morrison Common Stock has increased meaningfully;

•	the AV Homes Board’s knowledge of AV Homes’ and Taylor Morrison’s respective business, operations, financial condition, earnings and prospects;

•	the current and prospective business climate in the industry in which AV Homes and Taylor Morrison operate, including the position of current and likely competitors of AV Homes and Taylor Morrison;

•	for the combined company, increased presence in certain markets, diversification across all markets and diversification in product offerings; and

•	the financial strength of the combined company and its ability to take advantage of that strength, including a potential rerating of its stock, to enhance future growth prospects.

Value of the Merger Consideration. The AV Homes Board also believes that the Merger is attractive to AV Homes stockholders, based on a number of valuation-related factors, including:

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the value of the Merger Consideration to be received by AV Homes stockholders in relation to (1) the market price of AV Homes Common Stock prior to the AV Homes Board’s approval of the Merger Agreement; and (2) the value that could potentially be obtained through other strategic alternatives available to AV Homes. In connection with these considerations, the AV Homes Board considered the attendant risk that if AV Homes remained independent, AV Homes Common Stock may not trade at levels equal to or greater than the value of the Merger Consideration in the near term, over an extended period of time or at all;

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that the Merger Consideration, comprised of a combination of cash and stock, provides immediate liquidity and value to AV Homes stockholders and also provides AV Homes stockholders with the opportunity to participate, through ownership in the combined company, in the value that the AV Homes Board believes will be created as a result of the Merger;

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the fact that the Cash Consideration of $21.50 per share (before giving effect to any proration adjustment), the implied value of the Stock Consideration of $21.58 per share (before giving effect to any proration adjustment), based on the $22.04 closing price per share of Taylor Morrison Common Stock on June 6, 2018, the last full trading day before the announcement of the Merger Agreement, and the implied value of the Mixed Consideration of $21.53, based on the $22.04 closing price per share of Taylor Morrison Common Stock on June 6, 2018, the last full trading day before the announcement of the Merger Agreement, were all higher than the closing price per share of AV Homes Common Stock in the previous 52 weeks and represented a significant premium over the market prices at which AV Homes Common Stock had previously traded, including a premium on the value of the Cash Consideration (before giving effect to any proration adjustment) of approximately 30% over the closing price per share of AV Homes Common Stock on June 6, 2018;

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the fact that because the stock portion of the Merger Consideration is a fixed number of shares of Taylor Morrison Common Stock, AV Homes stockholders will have the opportunity to benefit from any potential increase in the trading price of Taylor Morrison Common Stock pending the completion of the Merger;

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the fact that a large portion of the aggregate Merger Consideration will be paid in cash, giving AV Homes stockholders the opportunity to immediately realize liquidity and certain value for a significant portion of their investment;

•	the fact that AV Homes stockholders would be able to reinvest the cash consideration received in the Merger in Taylor Morrison Common Stock if they desired to do so;

•	the fact that AV Homes stockholders will benefit from the increased liquidity of Taylor Morrison Common Stock;

•	the fact that the large cash component of the Merger Consideration will reduce any impact of a decline in the trading price of Taylor Morrison Common Stock on the value of the Merger Consideration;

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the financial analysis reviewed and discussed with the AV Homes Board by representatives of J.P. Morgan, as well as the oral opinion of J.P. Morgan rendered to the AV Homes Board on June 6, 2018 (which was subsequently confirmed in writing by delivery of J.P. Morgan’s written opinion delivered to the AV Homes Board on the same date) the fairness, from a financial point of view, of the Merger Consideration to be received by holders of AV Homes Common Stock pursuant to the Merger Agreement as more fully described in the section entitled “—Opinion of AV Homes’ Financial Advisors”;

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the financial analysis reviewed and discussed with the AV Homes Board by representatives of Moelis, as well as the oral opinion of Moelis rendered to the AV Homes Board on June 6, 2018 (which was subsequently confirmed in writing by delivery of Moelis’ written opinion delivered to the AV Homes Board on the same date) to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of AV Homes Common Stock (other than TPG) pursuant to the Merger Agreement as more fully described in the section entitled “—Opinion of AV Homes’ Financial Advisors”; and

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the fact that the AV Homes Board’s negotiations with Taylor Morrison resulted in increased closing certainty, as well as the AV Homes Board’s belief, based on Taylor Morrison’s positions during negotiations, that the final Merger Consideration provided by the Merger Agreement represented the maximum amount Taylor Morrison would be willing to pay and the best price and overall deal terms that were reasonably attainable by AV Homes under the circumstances, in particular in light of the fact that Company F’s nominally higher conditional preliminary proposal, which it submitted on April 23, 2018, provided for uncertain value attributable to the CVR included in that proposal and was conditioned on the receipt of a contractual period of exclusivity, and the view of the AV Homes Board that Company F would likely have required a meaningful period of time to complete its due diligence investigation, during which period Company F could determine to terminate discussions or reduce the price it would be willing to pay in a potential transaction.

Other Factors Considered by the AV Homes Board. In addition to considering the strategic and economic factors described above, the AV Homes Board considered the following additional factors, all of which it viewed as supporting its decision to approve the Merger Agreement:

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the fact that TPG, which beneficially owns approximately 40% of AV Homes Common Stock, entered into a voting agreement with Taylor Morrison pursuant to which it agreed to support the Merger contemplated by the Merger Agreement, as more fully described under the heading “The Voting Agreement”. Furthermore, the fact that TPG, as a result of its election to receive the Stock Consideration in exchange for its shares of AV Homes Common Stock means that TPG disproportionately bears the risk of Taylor Morrison Common Stock losing value between the announcement of the Merger and the effective time of the Merger, as compared to other holders of AV Homes Common Stock who have the option of electing the Cash Consideration;

•	the terms and conditions of the Merger Agreement, including:

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the AV Homes Board’s right to terminate the Merger Agreement in order to enter into a definitive agreement with respect to a superior proposal upon payment of a $10,000,000 termination fee (with regard to a transaction proposed by a qualified bidder prior to the later of July 22, 2018 and one day after the end of a required notice period with respect to a superior proposal) or a $18,472,000 million termination fee (with regard to a transaction proposed after such time or by a non-qualified bidder) to Taylor Morrison, which the AV Homes Board was advised were within the customary range of termination fees payable in similar transactions;

•	the AV Homes Board’s ability under certain circumstances to change its recommendation;

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AV Homes’ ability under certain circumstances to respond and become fully informed with respect to unsolicited acquisition or business combination proposals from third parties and to provide such third parties with confidential information;

•	AV Homes’ ability to seek specific performance to prevent breaches of the Merger Agreement by Taylor Morrison and to enforce specifically the terms of the Merger Agreement; and

•	that the Merger Agreement contains terms that, taken as a whole, the AV Homes Board believed provided a significant degree of certainty that the Merger will be completed as quickly as possible;

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the fact that the adoption of the Merger Agreement will be subject to approval by the holders of a majority of the voting power of the outstanding shares of AV Homes Common Stock and the fact that there would not be any fee payable solely as a result of an unsuccessful vote by AV Homes stockholders to approve the merger proposal; and

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the fact that appraisal rights under Section 262 of the DGCL are available to holders of AV Homes Common Stock that comply with the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares of AV Homes Common Stock as determined by the Delaware Court of Chancery in lieu of accepting the Merger Consideration.

The AV Homes Board also considered a number of potential risks and uncertainties in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including, but not limited to, the following (not necessarily in order of relative importance):

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the risk that changes in the regulatory and legislative landscape or new industry developments, including changes in consumer preferences, may adversely affect the business benefits anticipated to result from the Merger;

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the risks and costs to AV Homes if the Merger is not completed, including the potential diversion of management and employee attention, potential employee attrition, the potential effects on business and customer and supplier relationships, diversion of resources from other strategic opportunities, the possibility that the trading price of AV Homes Common Stock could be adversely affected, and possibility that the market’s perception of AV Homes’ prospects could be adversely affected;

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the fact that AV Homes has incurred and will continue to incur significant transaction costs and expenses in connection with the Merger and the other transactions contemplated by the Merger Agreement, regardless of whether they are consummated, and if the Merger and other transactions are not consummated, AV Homes will be required to pay its own expenses associated with the Merger and the other transactions contemplated by the Merger Agreement;

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the costs associated with the completion of the Merger and the realization of the anticipated benefits expected to be obtained in connection with the Merger, including management’s time, energy and attention and potential opportunity cost;

•	the fact that Company F previously submitted a conditional preliminary indication of interest that was nominally for a price per share of AV Homes Common Stock greater than the aggregate implied value of the Merger Consideration to be paid pursuant to the Merger Agreement, albeit with significant uncertainty attached to the economic and non-economic terms of such proposal and with no assurance that an agreement could ever be reached with Company F with respect to a transaction;

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the fact that, because approximately 41.2% of the Merger Consideration will be in the form of Taylor Morrison Common Stock, AV Homes stockholders will have a smaller opportunity to participate in potential earnings or growth of Taylor Morrison and the potential appreciation in the value of Taylor Morrison Common Stock following the Merger than they currently have in AV Homes;

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the fact that the stock portion of the Merger Consideration is a fixed exchange ratio of shares of Taylor Morrison Common Stock to AV Homes Common Stock, so AV Homes stockholders could be adversely affected by a decrease in the trading price of Taylor Morrison Common Stock during the pendency of the Merger and the fact that the Merger Agreement does not provide AV Homes with a price-based termination right or similar protection;

•	the fact that following the Merger, the existing directors of Taylor Morrison will constitute all of the members of the combined company’s board of directors;

•	the risk that the potential benefits of the Merger may not be fully or partially achieved, or may not be achieved within the expected timeframe;

•

the potential challenges and difficulties relating to integrating the operations of AV Homes and Taylor Morrison after consummation of the Merger, including the cost to achieve synergies, which will require consolidating certain businesses and functions, integrating organizations, procedures, policies and operations, addressing differences in the business cultures of the two companies and retaining key personnel, and may disrupt each company’s ongoing business operations or adversely affect relationships with customers, suppliers, employees and others;

•

certain provisions of the Merger Agreement could have the effect of discouraging third party offers for AV Homes, including the restriction on AV Homes’ ability to solicit third party proposals for alternative transactions involving AV Homes and the applicable termination fee AV Homes would be required to pay Taylor Morrison to terminate the Merger Agreement in order to accept a superior proposal from a third party;

•

the interim restrictions on the conduct of AV Homes’ business prior to the completion of the Merger, which restrictions generally require AV Homes to operate its businesses in the ordinary course of business consistent with past practice with certain exceptions, which may delay or prevent AV Homes from undertaking business opportunities that may arise prior to the completion of the Merger;

•

the fact that certain executive officers of AV Homes have, and the possibility that other executive officers and directors of AV Homes could have, interests in the transactions contemplated by the Merger Agreement that are different from, or in addition to, those of AV Homes’ stockholders;

•

the risk that, despite the efforts of AV Homes and Taylor Morrison prior to the consummation of the Merger, AV Homes may lose key personnel, and the potential resulting negative effects on AV Homes’ and, ultimately, Taylor Morrison’s businesses;

•

the potential for litigation challenging the Merger, and the possibility that an adverse judgment for monetary damages could have a material adverse effect on the operations of the combined company after the Merger or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the Merger; and

•	various other risks associated with the combination of the businesses of AV Homes and Taylor Morrison described under “Risk Factors.”

The AV Homes Board concluded that these potential risks and uncertainties were outweighed by the benefits that the AV Homes Board expected AV Homes and its stockholders to achieve as a result of the Merger. The AV Homes Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

The foregoing discussion of information and material factors considered by the AV Homes Board is not intended to be exhaustive, but it does describe the principal factors considered by the AV Homes Board as aforementioned herein. In view of the variety of factors and substantial amount of information considered in connection with its evaluation of the Merger Agreement and the Merger, the AV Homes Board did not find it practicable to, and did not, seek to quantify or otherwise assign relative weights to the factors summarized above in reaching its conclusions and in making its recommendation to AV Homes stockholders to affirmatively vote for the adoption of the Merger Agreement. In addition, each individual member of the AV Homes Board applied his or her own personal business judgment to the process and may have given different weight to different factors. Except as specifically described above, the AV Homes Board did not reach any collective view that any individual factor described above either supported or did not support the overall recommendation of the AV Homes Board. The factors, potential risks and uncertainties contained in this explanation of the AV Homes Board’s reasons for the Merger and other information presented in this section contain information that is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Information Regarding Forward-Looking Statements.”

In considering the recommendation of the AV Homes Board that AV Homes stockholders vote FOR the adoption of the Merger Agreement, FOR the proposal to approve Merger-related executive compensation and FOR the adjournment proposal, AV Homes stockholders should be aware and take into account the fact that certain AV Homes directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of AV Homes stockholders generally and that may create potential conflicts of interest. The AV Homes Board was aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation, of the Merger, in approving the Merger Agreement and in recommending that AV Homes stockholders vote FOR the adoption of the Merger Agreement, FOR the proposal to approve Merger-related executive compensation and FOR the adjournment proposal. For more information on the interests of certain AV Homes directors and executive officers, see “—Interests of Certain AV Homes Directors and Officers in the Merger.”

Opinions of AV Homes’ Financial Advisors

Opinion of AV Homes’ Financial Advisor, J.P. Morgan Securities LLC

Pursuant to an engagement letter dated February 22, 2018, AV Homes retained J.P. Morgan as its financial advisor in connection with the proposed Merger.

At the meeting of the AV Homes Board on June 6, 2018, J.P. Morgan rendered its oral opinion to the AV Homes Board, later confirmed by the delivery of a written opinion, dated June 6, 2018, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the holders of AV Homes Common Stock in the proposed Merger was fair, from a financial point of view, to such holders. The full text of the written opinion of J.P. Morgan, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. AV Homes stockholders are urged to read the opinion in its entirety.

J.P. Morgan’s written opinion was addressed to the AV Homes Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the consideration to be paid in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of AV Homes or as to the underlying decision by AV Homes to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of AV Homes as to how such stockholder should vote with respect to the proposed Merger or any other matter, including, without limitation, whether any stockholder should elect to receive Stock Consideration, Cash Consideration or Mixed Consideration or to make no election in the Merger.

In arriving at its opinions, J.P. Morgan, among other things:

•	reviewed a draft of the Merger Agreement dated June 6, 2018 ;

•	reviewed certain publicly available business and financial information concerning AV Homes and the industries in which it operates;

•

compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

•

compared the financial and operating performance of AV Homes with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the AV Homes Common Stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of AV Homes relating to the business of AV Homes; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of AV Homes with respect to certain aspects of the Merger, and the past and current business operations of AV Homes, the financial condition and future prospects and operations of AV Homes, the effects of the Merger on the financial condition and future prospects of AV Homes, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by AV Homes or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with AV Homes, J.P. Morgan did not assume any obligation to undertake such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of AV Homes or Taylor Morrison under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of AV Homes to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the Merger Agreement will have the tax consequences described in materials furnished to J.P. Morgan by representatives of AV Homes and would be consummated as described in the Merger Agreement, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by AV Homes, Taylor Morrison and Merger Sub in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to AV Homes with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on AV Homes or Taylor Morrison or on the contemplated benefits of the Merger.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of AV Homes Common Stock in the proposed Merger, and J.P. Morgan expressed no opinion as to the fairness of any consideration to the holders of any other class of securities, creditors or other constituencies of AV Homes or the underlying decision by AV Homes to engage in the Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the proposed Merger, or any class of such persons relative to the consideration to be paid to the holders of AV Homes Common Stock in the proposed Merger or with respect to the fairness of any such compensation. J.P. Morgan’s opinion did not address (i) the allocation of the consideration as between holders of AV Homes Common Stock who receive the Stock Consideration, the Cash Consideration or the Mixed Consideration or (ii) the relative fairness of the Stock Consideration, the Cash Consideration and the Mixed Consideration. J.P. Morgan expressed no opinion as to the price at which the AV Homes Common Stock or Taylor Morrison Common Stock will trade at any future time.

The terms of the Merger Agreement, including the consideration, were determined through arm’s length negotiations between AV Homes and Taylor Morrison, and the decision to enter into the Merger Agreement was solely that of the AV Homes Board and the Taylor Morrison Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the AV Homes Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the AV Homes Board or management with respect to the proposed Merger or the Merger Consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the AV Homes Board on June 6, 2018 and contained in the presentation delivered to the AV Homes Board on such date in connection with the rendering of such opinion and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples. J.P. Morgan compared selected publicly available financial data of AV Homes with similar publicly available data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to AV Homes. The companies selected by J.P. Morgan were: William Lyon Homes, Beazer Homes, Century Communities, M/I Homes, Green Brick Partners and New Home Company. These companies were selected, among other reasons, because they were publicly traded companies engaged in the homebuilding business with operations that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of AV Homes. For each comparable company, J.P. Morgan calculated and compared the multiple of equity market price per share (i) to research analysts’ consensus estimates for earnings for fiscal year 2018 (“P/E 2018E”) and (ii) to such company’s tangible book value as at March 31, 2018 (“P/TBV”), in each case based on publicly available information. In addition, J.P. Morgan also reviewed and compared research analysts’ consensus estimates and AV Homes management forecasts for AV Homes’ P/E 2018E and P/TBV.

Results of the analysis are as follows:

	P/E 2018E	P/TBV
William Lyons Homes	8.0x	1.4x
Beazer Homes	9.6x	0.9x
Century Communities	7.6x	1.2x
M/I Homes	6.9x	1.1x
Green Brick Partners	10.8x	1.4x
New Home Company	9.8x	0.8x
Trading Multiples Average	8.8x	1.1x
Trading Multiples Median	8.8x	1.1x
AV Homes (consensus)	11.7x	1.0x
AV Homes (management)	8.8x	1.0x

Based on the results of this analysis, J.P. Morgan derived a multiple reference range for P/E 2018E earnings per share of 7.0x – 11.75x and a multiple reference range of 0.8x – 1.4x for P/TBV for AV Homes.

These multiples were then applied to AV Homes estimated tangible book value as of March 31, 2018 and 2018E earnings per share based on AV Homes management forecasts, yielding implied equity values for the AV Homes common stock of approximately $13.75 to $24.25 per share for tangible book value and $13.25 to $22.25 for 2018E EPS, as compared to the AV Homes closing share price of $16.65 on June 5, 2018 and the implied value of the Merger Consideration of $21.50.

Selected Transaction Analysis. Using publicly available information, J.P. Morgan examined selected transactions with respect to homebuilder transactions. Specifically, J.P. Morgan reviewed the following transactions:

Acquirer	Target	Month/Year Announced
Public/Public Transactions
Century Communities	UCP, Inc.	April 2017
Lennar	WCI Communities	September 2016

Public/Private Transactions
William Lyon Homes	RSI Communities	February 2018

Foreign buyer / Sponsor Transactions
TPG/Oaktree	Taylor Morrison	March 2011

For Reference Only
Daiwa	Stanley Martin Homes	October 2016
William Lyon Homes	Polygon Northwest Homes	June 2014

Using publicly available information, J.P. Morgan calculated, for each selected transaction, the ratio of the equity purchase price to the target company’s tangible book equity. This analysis resulted in, with respect to the selected transactions other than the for reference only transactions, with the following equity purchase price to tangible book equity multiples of: 0.9x for Century Communications/UCP, Inc.; 1.3x for Lennar/WCI Communications; 1.5x for William Lyon Homes/RSI Communities; and 0.9x for TPG/Oaktree/Taylor Morrison. Based on the foregoing analysis J.P. Morgan derived a multiple reference range of 0.9x to 1.5x.

J.P. Morgan applied this range of multiples derived from such analysis to the AV Homes P/TBV as of March 31, 2018 and arrived at an estimated range of implied equity values for AV Homes common stock of between $15.50 and $26.00 per share, as compared to the AV Homes closing share price of $16.65 on June 5, 2018 and the implied value of the Merger Consideration of $21.50.

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied standalone equity present value per share for the AV Homes common stock based on forecasts provided by management of AV Homes, adjusted by AV Homes management on June 5, 2018, to reflect updated information regarding AV Homes’ estimated cash balance at June 30, 2018, and projected real estate inventory spend for the second half of 2018.

A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered free cash flows” refer to a calculation of the future cash flows of an asset without including in such calculation any debt servicing costs. “Present value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

J.P. Morgan calculated the present value of the unlevered free cash flows that AV Homes is expected to generate during fiscal years 2018 through 2022 based upon financial forecasts prepared by the management of AV Homes, adjusted by AV Homes management on June 5, 2018, to reflect updated information regarding AV Homes’ estimated cash balance at June 30, 2018, and projected real estate inventory spend for the second half of 2018, as reflected below in “—Unaudited Projected Financial Information.”

J.P. Morgan also calculated a range of terminal values of AV Homes at the end of the 5-year period ending 2022 by applying a terminal value growth rate ranging from (0.5)% to 0.5% to the unlevered free cash flow of AV Homes during the final year of the 5-year period. The unlevered free cash flows for the second half of 2018 and 2019-22 and the range of terminal values were then discounted to present values using a range of discount rates from 8.75% to 9.75%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of AV Homes performed by J.P. Morgan (taking into consideration capitalization and market data for AV Homes and the other selected public companies referred to above). Based on the management forecasts, including forecasts provided by management of AV Homes, adjusted by AV Homes management on June 5, 2018, to reflect updated information regarding AV Homes’ estimated cash balance at June 30, 2018, and projected real estate inventory spend for the second half of 2018, the discounted cash flow analysis indicated a range of implied equity values per share of AV Homes Common Stock of between $18.75 and $28.25, as compared to the AV Homes closing share price of $16.65 on June 5, 2018 and the implied value of the Merger Consideration of $21.50.

Other Information.

Analyst Price Target

J.P. Morgan reviewed the price target for AV Homes published by an equity research analyst following AV Homes. The analyst price target of $19.00 per share was compared to AV Homes closing share price of $16.65 on June 5, 2018, and the implied value of the Merger Consideration of $21.50 per share.

The analyst price target was presented merely for reference purposes only and was not relied upon for valuation purposes.

52-Week Trading Range

J.P. Morgan reviewed the trading range of AV Homes common stock for the 52-week period ended June 5, 2018, which was $14.65 per share to $20.50 per share and compared that to AV Homes closing share price of $16.65 on June 5, 2018 and the implied value of the Merger Consideration of $21.50.

The 52-week trading range was presented merely for reference purposes only, and was not relied upon for valuation purposes.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of AV Homes. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to AV Homes, and none of the selected transactions reviewed was identical to the Merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of AV Homes. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to AV Homes and the transactions compared to the Merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise AV Homes with respect to the Merger and deliver an opinion to the AV Homes Board with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with AV Homes and the industries in which it operates.

J.P. Morgan received from AV Homes a retainer fee of $175,000 and a fee of $1.50 million for the delivery of its opinion. AV Homes has agreed to pay J.P. Morgan a transaction fee of approximately $6.8 million, against which the retainer fee and the opinion fee will be credited, upon the consummation of the Merger. In addition, AV Homes has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with AV Homes, Taylor Morrison and TPG and certain of TPG’s affiliates, for which J.P. Morgan and J.P. Morgan affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and bookrunner on the AV Homes revolving credit facility which closed in May 2017, joint lead bookrunner on the AV Homes offering of securities which closed in May 2017, joint lead bookrunner on the Taylor Morrison offerings of equity securities which closed in January 2017, March 2017 and May 2017, joint lead arranger and bookrunner on the TPG revolving credit facility which closed in May 2018, joint lead bookrunner on an affiliate of TPG’s offering of equity securities which closed in March 2018, joint lead bookrunner on an affiliate of TPG’s offering of debt securities which closed in January 2018 and joint lead bookrunner on an affiliate of TPG’s offering of equity securities which closed in June 2017. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of AV Homes and certain affiliates of TPG, for which J.P. Morgan receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of AV Homes and Taylor Morrison. During the two year period preceding delivery of its opinion, the aggregate fees received by J.P. Morgan from AV Homes were $3.1 million and from Taylor Morrison were $2.7 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of AV Homes or Taylor Morrison for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

Opinion of AV Homes’ Financial Advisor, Moelis & Company LLC

At the meeting of the AV Homes Board on June 6, 2018, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated June 6, 2018, addressed to the AV Homes Board to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the merger consideration to be received in the Merger by holders of AV Homes Common Stock (other than TPG Aviator, L.P.), is fair, from a financial point of view, to such holders. The shares of AV Homes Common Stock held by TPG Aviator, L.P., although identical to the shares held by other holders, were not considered as part of Moelis’ analysis and were excluded from the Moelis opinion because TPG Aviator, L.P. entered into a voting agreement with Taylor Morrison, pursuant to which and subject to the terms and conditions thereof, among other things, TPG Aviator, L.P. agreed to vote all Subject Shares (as defined in the voting agreement) in favor of the Merger and make an election to receive the Stock Consideration in accordance with the Merger Agreement. TPG Aviator, L.P. was excluded from Moelis’ opinion pursuant to Moelis’ established policies and procedures, whereby Moelis excludes significant stockholders from its fairness opinions in certain circumstances, including where a significant stockholder enters into a voting agreement.

The full text of Moelis’ written opinion dated June 6, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the AV Homes Board (solely in its capacity as such) in its evaluation of the Merger. Holders of AV Homes Common Stock are urged to read Moelis’ written opinion carefully and in its entirety. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the Merger Consideration and does not address AV Homes’ underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to AV Homes. Moelis’ opinion does not constitute a recommendation as to how any stockholder of AV Homes should vote or act with respect to the Merger or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•

reviewed certain publicly available business and financial information relating to AV Homes and Taylor Morrison, including publicly available research analysts’ financial forecasts for AV Homes and Taylor Morrison;

•

reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of AV Homes furnished to Moelis by AV Homes, including financial forecasts provided to or discussed with Moelis by the management of AV Homes (the “Management Forecasts”);

•	reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Taylor Morrison furnished to Moelis by Taylor Morrison;

•	reviewed certain internal information relating to cost savings, synergies and related expenses expected to result from the Merger (the “Expected Synergies”) furnished to Moelis by Taylor Morrison;

•

conducted discussions with members of the senior managements and representatives of AV Homes and Taylor Morrison concerning the information described in the foregoing, as well as the businesses and prospects of AV Homes and Taylor Morrison generally;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•	reviewed the financial terms of certain other transactions that Moelis deemed relevant;

•	reviewed a draft, dated June 6, 2018, of the Merger Agreement;

•	participated in certain discussions and negotiations among representatives of AV Homes and Taylor Morrison and their advisors;

•

considered the results of efforts by or on behalf of AV Homes, including by Moelis at AV Homes’ direction, to solicit indications of interest from third parties with respect to a possible acquisition of all or part of AV Homes; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, Moelis, with the consent of the AV Homes Board, relied on the information supplied to, discussed with or reviewed by it for purposes of its opinion being complete and accurate in all respects material to its opinion. Moelis did not assume any responsibility for independent verification of any such information. With the consent of the AV Homes Board, Moelis relied upon, without independent verification, the assessment of AV Homes and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts and other information relating to AV Homes and the Expected Synergies referred to above, Moelis assumed, at the direction of the AV Homes Board, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of AV Homes as to the future performance of AV Homes and the best currently available estimates and judgments of the management of Taylor Morrison as to such Expected Synergies. Moelis expressed no views as to the reasonableness of any financial forecasts or the assumptions on which they were based. In addition, with the consent of the AV Homes Board, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of AV Homes or Taylor Morrison, nor was Moelis furnished with any such evaluation or appraisal.

Moelis’ opinion did not address AV Homes’ underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to AV Homes and did not address any legal, regulatory, tax or accounting matters. At the direction of the AV Homes Board, Moelis was not asked to, nor did it, offer any opinion as to any terms of the Merger Agreement or any aspect or implication of the Merger, except for the fairness of the Merger Consideration from a financial point of view to the holders of AV Homes Common Stock (other than TPG Aviator, L.P.). With the consent of the AV Homes Board, Moelis expressed no opinion as to what the value of Taylor Morrison Common Stock actually would be when issued pursuant to the Merger or the prices at which AV Homes Common Stock or Taylor Morrison Common Stock may trade at any time. In rendering its opinion, Moelis assumed, with the consent of the AV Homes Board, that the final executed form of the Merger Agreement would not differ in any material respect from the draft that Moelis reviewed, that the Merger would be consummated in accordance with its terms without any waiver or modification that could be material to Moelis’ analysis, and that the parties to the Merger Agreement would comply with all the material terms of the Merger Agreement. Moelis assumed, with the consent of the AV Homes Board, that all governmental, regulatory or other consents or approvals necessary for the completion of the Merger would be obtained, except to the extent that could not be material to Moelis’ analysis. Except as described in this summary, AV Homes and the AV Homes Board imposed no other instructions or limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion, and Moelis assumed no responsibility to update the opinion for developments after the date of the opinion.

Moelis’ opinion did not address the fairness of the Merger or any aspect or implication of the Merger to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of AV Homes (including the AV Homes Convertible Notes), other than the fairness of the Merger Consideration from a financial point of view to the holders of AV Homes Common Stock (other than TPG Aviator, L.P.). In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration or otherwise. Moelis’ opinion was approved by a Moelis fairness opinion committee.

The following is a summary of the material financial analyses presented by Moelis to the AV Homes Board at its meeting held on June 6, 2018, in connection with its opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

Unless the context indicates otherwise, for purposes of, among other things, deriving per share implied equity value, per share amounts for AV Homes were based on diluted shares outstanding as of June 5, 2018, of 26.9 million shares as provided by AV Homes’ management, using the treasury stock method, assuming conversion of the AV Homes Convertible Notes but not including the effect of the make-whole provision associated with a change of control under the AV Homes Convertible Notes.

Financial Analyses of AV Homes

For purposes of the financial analyses described in this section “—Opinion of AV Homes’ Financial Advisor, Moelis & Company LLC”, the term “implied Merger Consideration” refers to the implied value of the per share consideration provided for in the Merger of $21.50 consisting of (i) the implied value of the consideration of 0.9793 shares of Taylor Morrison Common Stock based on the volume-weighted average trading price of the Taylor Morrison Common Stock on the New York Stock Exchange during the ten trading days ending June 5, 2018, or (ii) $21.50 in cash, or (iii) $12.64 in cash plus the implied value of 0.4034 shares of Taylor Morrison Common Stock based on the volume-weighted average trading price of the Taylor Morrison Common Stock on the New York Stock Exchange during the ten trading days ending June 5, 2018.

Selected Public Companies Analysis. Moelis reviewed financial and stock market information of selected U.S. publicly traded small cap homebuilding companies that Moelis deemed generally relevant to AV. Moelis reviewed (i) the closing fully diluted equity value on June 5, 2018 of each of the selected public companies as a multiple of tangible book value (“Tangible Book Value”) of the relevant company (calculated as the book value of the relevant company’s common equity less goodwill as of the relevant company’s most recently reported quarter end) and (ii) the closing stock price on June 5, 2018 of each of the selected public companies as a multiple of estimated 2018 fiscal year (“2018E”) earnings per share (“EPS”). Moelis also reviewed corresponding information for AV Homes based on (i) AV Homes Common Stock closing stock price on June 5, 2018, and (ii) the implied Merger Consideration. Financial data for the selected public companies was based on publicly available median consensus research analysts’ estimates, public filings and other publicly available information. 2018E EPS data for AV Homes was derived from the Management Forecasts. Moelis focused on multiples of Tangible Book Value but also considered multiples of 2018E EPS as a relevant metric.

The results of this analysis are summarized in the following table:

Price
	Tangible Book Value		2018E EPS
Selected Public Companies
William Lyon Homes	1.42x		8.0x
Century Communities, Inc.	1.23x		8.0x
M/I Homes, Inc.	1.06x		6.9x
Green Brick Partners, Inc.	1.42x		10.8x
Beazer Homes USA, Inc.	0.89x		9.6x
The New Home Company Inc.	0.83x		9.8x
Mean	1.14x		8.8x
Median	1.15x		8.8x
AV Homes at June 5, 2018 (Management Forecasts)	0.97x		8.8x
AV Homes at June 5, 2018 (consensus)	0.97x		11.7x
AV Homes at Implied Merger Consideration (Management Forecasts)	1.23x	(1)	11.3x
AV Homes at Implied Merger Consideration (consensus)	1.23x	(1)	15.1x

(1)	Does not include effect of the make-whole provision associated with a change of control under the AV Homes Convertible Notes.

Based on the foregoing and using its professional judgment, Moelis selected reference range multiples of (i) 1.0x – 1.3x Price / Tangible Book Value, and (ii) 7.5x – 10.5x Price / 2018E EPS. Moelis then applied such multiple ranges to corresponding financial data for AV Homes (based on the Tangible Book Value of AV Homes at March 31, 2018, of $389.6 million, assuming no conversion of the AV Homes Convertible Notes and $469.6 million, assuming conversion of the AV Homes Convertible Notes but excluding the effect of any make-whole provision, and management’s estimate of 2018E EPS of $1.90 per share as set forth in the Management Forecasts). This analysis indicated the following implied per share reference ranges for AV Homes, rounded to the nearest $0.05, as compared to the implied Merger Consideration:

Implied Per Share Reference Range		Implied Merger Consideration
Price / Tangible Book Value	Price / 2018E EPS
$17.10-$22.65	$14.20-$19.90	$21.50

In connection with its selected public companies analysis, Moelis noted that: the universe of selected public companies differs from AV Homes in that William Lyon Homes, M/I Homes, Inc., Century Communities, Inc. and Beazer Homes USA, Inc. each have greater scale, geographic diversity and are more liquid stocks than AV Homes, factors which typically warrant higher valuations; AV Homes has more concentrated ownership than its peers, with TPG owning an approximately 38% common ownership stake; like AV Homes, Green Brick Partners, Inc. and The New Home Company Inc. are less liquid with limited research coverage; Green Brick Partners, Inc. has a different business model, being a third party land developer with majority interests in several home builders, but is of a similar size to AV Homes and also has a concentrated equity holder; and as a proportion of total product offering, AV Homes serves active adult customers, which are typically viewed as a more attractive market, more than any of the selected public peers. Moelis also reviewed the selected public companies’ multiples of estimated fiscal year 2019 (“2019E”) EPS, but did not rely on them in its analysis. Moelis believed that, at the time of its analysis, the market generally recognized that there was limited visibility into 2019E EPS, particularly for smaller homebuilders like AV Homes and the selected public companies. However, Moelis noted, for reference purposes, that applying the current 2019E EPS multiple range for the selected public companies to AV Homes’ management’s current 2019E EPS estimates would result in a range of $22.05 to $32.20, rounded to the nearest $0.05.

Selected Precedent Transactions Analysis. Moelis reviewed financial information of certain selected transactions in the U.S. homebuilding industry announced since January 1, 2009, with a purchase price of equity greater than $200 million and less than $1 billion. Moelis reviewed implied transaction values of the selected transactions as a multiple of implied equity value to Tangible Book Value as of the target company’s most recently reported quarter end for which financial information was publicly available immediately preceding announcement of the relevant transaction. Implied transaction values for the target companies were calculated using the implied purchase prices paid for the common equity of the target companies.

The results of this analysis are summarized in the following table:

Announcement Date	Target	Acquiror	Purchase Price of Equity / Tangible Book Value
February 20, 2018	RSI Communities LLC	William Lyon Homes	1.54x
April 11, 2017	UCP, Inc.	Century Communities, Inc.	0.95x
October 26, 2016	Stanley Martin Communities, LLC	Daiwa House Industry Co., Ltd.	1.62x
September 22, 2016	WCI Communities, Inc.	Lennar Corp.	1.29x
June 23, 2014	Polygon Northwest Company LLC	William Lyon Homes	1.69x
March 31, 2011	Taylor Woodrow Holdings (USA), Inc. / Monarch Corporation	TMM Holdings Limited Partnership	0.87x
Mean			1.33x
Median			1.42x

Based on the foregoing and using its professional judgment, Moelis selected reference range multiples of 1.0x to 1.5x Tangible Book Value. Moelis then applied such multiple range to the Tangible Book Value of AV Homes at March 31, 2018 of (x) $389.6 million assuming no conversion of the AV Homes Convertible Notes and (y) $469.6 million assuming conversion of the AV Homes Convertible Notes but excluding the effect of any make-whole provision. This analysis indicated the following implied per share reference range for AV Homes, rounded to the nearest $0.05, as compared to the implied transaction consideration:

Implied Per Share Reference Range	Implied Merger Consideration
$17.10-$26.10	$21.50

In reviewing the characteristics of the selected precedent transactions for purposes of determining a reference range, Moelis noted that five of the six transactions were outside Moelis’ selected multiple range. Moelis believed that AV Homes’ valuation multiple fell within the range taking into account that: WCI Communities, Inc. transacted at a multiple within the selected range and was similar to AV Homes as it was a public company with a focus on active adult product in the Florida market; Taylor Woodrow Holdings (USA), Inc. / Monarch Corporation was sold early in the current market cycle when overall valuations were lower; Stanley Martin Communities, LLC held leading market share in an attractive Washington, D.C. market and had a long operating history, leading to an enhanced multiple; Polygon Northwest Company LLC held leading market share in highly attractive and high barrier-to-entry markets in Seattle and Portland, driving a premium to other precedents; and Moelis believed that UCP, Inc. and RSI Communities LLC represented less relevant transactions due to their limited operating history. Moelis also noted that certain data underlying the selected precedent transactions pre-dated and/or does not reflect the impact of the federal tax legislation enacted in December 2017, which generally would be expected to drive an increase in transaction values.

Discounted Cash Flow Analysis. Moelis performed a discounted cash flow (“DCF”) analysis of AV Homes using the Management Forecasts and other information and data provided by management of AV Homes for the period beginning with the last two quarters of 2018 through the year ending 2022 to calculate the standalone present value as of June 30, 2018, of the estimated future unlevered free cash flows projected to be generated by AV Homes. Unlevered free cash flow estimates for the last two quarters of 2018 were based on estimated full year 2018 forecasts provided by management of AV Homes, adjusted by AV Homes management on June 5, 2018, to reflect updated information regarding AV Homes’ estimated cash balance at June 30, 2018, and projected real estate inventory spend for the second half of 2018. The unlevered free cash flow figures utilized by Moelis are reflected below in “—Unaudited Projected Financial Information.”

In performing the DCF analysis of AV Homes, Moelis used a range of discount rates of 8.0% to 10.0% based on an estimate of AV Homes’ weighted average cost of capital (“WACC”) using the mid-year convention. The estimated WACC range was derived using the capital asset pricing model (taking into consideration capitalization and market data for AV Homes and the other selected public companies referred to above), including a size premium. Moelis noted that certain data underlying the WACC calculations was primarily based on data prior to the enactment of federal tax legislation in December 2017. In performing the DCF analysis of AV Homes, Moelis used a range of estimated terminal values derived by applying a range of multiples of 0.95x to 1.15x to AV Homes’ estimated real estate inventory value (excluding capitalized interest in inventory) at December 31, 2022, of $1,360 million. Moelis then derived an implied per share reference range from the resulting implied enterprise value reference range, assuming net debt at June 30, 2018, of $375 million if the AV Homes Convertible Notes were out of the money and net debt of $295 million if the AV Homes Convertible Notes were in the money and using the diluted share information described above. This analysis indicated the following implied per share reference range for AV Homes, rounded to the nearest $0.05, as compared to the implied Merger Consideration:

Implied Per Share Reference Range	Implied Merger Consideration
$19.25-$29.20	$21.50

Moelis noted for the consideration of the AV Homes Board certain material limitations of its DCF analysis: (i) the limited trading volumes and research coverage of the selected public companies, which make the beta, which is necessary to calculate WACC, less informative; (ii) the terminal value represents approximately 104% of enterprise value, which implies that none of the DCF value is attributable to the interim cash flows during the period covered by the Management Forecasts; and (iii) AV Homes’ financial forecasts for the outer years included in the Management Forecasts are based on projects that AV Homes may not yet own or have identified.

Other Information

Moelis noted for the AV Homes Board the following additional factors that were not considered part of Moelis’ financial analyses with respect to its opinion, but were referenced for informational purposes:

•

the historical closing trading prices for AV Homes Common Stock during the 52-week period ended June 5, 2018, which reflected low and high stock prices during such period of $14.65 and $20.50 per share compared to the implied merger consideration of $21.50 per share;

•

the historical closing trading prices for AV Homes Common Stock during the five-year period ended June 5, 2018, which reflected low and high stock prices during such period of $8.75 and $20.70 per share compared to the implied merger consideration of $21.50; and

•

a one-year forward stock price target for AV Homes Common Stock in a recently published, publicly available Wall Street research analyst’s report, which indicated an undiscounted stock price target of $19.00 per share.

Miscellaneous

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company or transaction used in the analyses described above is identical to AV Homes, Taylor Morrison or the Merger. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities may actually be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither AV Homes, nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms’ length negotiations between AV Homes and Taylor Morrison and was approved by the AV Homes Board. Moelis did not recommend any specific consideration to AV Homes or the AV Homes Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the Merger.

Pursuant to the engagement letter dated February 19, 2018, Moelis acted as financial advisor to the AV Homes Board in connection with the Merger. Moelis received a retainer of $175,000 upon execution of the engagement letter, which will be credited against its transaction fee, and will receive a fee for its services estimated to be $6,100,000, $1,000,000 of which became payable in connection with the delivery of its opinion, regardless of the conclusion reached therein, and the remainder of which is contingent upon completion of the Merger. Furthermore, AV Homes has agreed to reimburse Moelis for certain expenses and to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of AV Homes and Taylor Morrison. Moelis has provided investment banking and other services to AV Homes unrelated to the Merger and in the future may provide such services to AV Homes and has received and may receive compensation for such services.

The AV Homes Board selected Moelis as its financial advisor in connection with the Merger because Moelis has substantial experience in similar transactions and familiarity with AV Homes. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Unaudited Projected Financial Information

AV Homes’ senior management does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. AV Homes is especially reluctant to disclose projections for extended periods due to the increasing uncertainty, unpredictability and subjectivity of such assumptions and estimates when applied to time periods further in the future. However, in connection with its evaluation of a potential transaction AV Homes management prepared financial projections for fiscal years 2018-2022, including projections provided by management of AV Homes, adjusted by AV Homes management on June 5, 2018, to reflect updated information regarding AV Homes’ estimated cash balance at June 30, 2018, and projected real estate inventory spend for the second half of 2018. These projections were made available to the AV Homes Board in connection with its consideration and evaluation of the Merger and to AV Homes’ financial advisors in connection with their financial analyses and opinions.

A summary of these projections (the “Projections”) is included below solely because it was among the financial information made available to our financial advisors for use in connection with their financial analyses and opinions. The inclusion of these Projections in this joint proxy statement / prospectus should not be regarded as an indication that any of AV Homes, Taylor Morrison or their respective affiliates, advisors or representatives considered the Projections to be predictive of actual future events, and the Projections should not be relied upon as such. None of AV Homes, Taylor Morrison or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ from these Projections, and none of them undertake any obligation to update or otherwise revise or reconcile these Projections to reflect circumstances existing after the date the Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error, in each case, except as may be required under applicable law. AV Homes advised the recipients of the Projections that its internal financial forecasts upon which the Projections were based are subjective in many respects. While presented with numerical specificity, these Projections were based on numerous variables and assumptions known to AV Homes at the time of preparation. These variables and assumptions are inherently uncertain and many are beyond the control of AV Homes. Important factors that may affect actual results and cause these internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to AV Homes’ business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory and competitive environment, changes in technology and consumer preferences, general business and economic conditions and other factors described or referenced under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Various assumptions underlying the Projections may not prove to have been, or may no longer be, accurate. The Projections may not be realized, and actual results may be significantly higher or lower than projected in the Projections. The Projections summarized below do not give effect to the combination. The Projections also reflect assumptions as to certain business strategies or plans that are subject to change. The Projections do not take into account any circumstances or events occurring after the date they were prepared. The Projections cover multiple years, and such information by its nature becomes less predictive with each successive year. As a result, the inclusion of the Projections in this proxy statement/prospectus should not be relied on as necessarily predictive of actual future events and actual results may differ materially (and will differ materially if the Merger and the other transactions contemplated by the Merger Agreement are completed) from the Projections. For all of these reasons, the internal financial forecasts, and the assumptions upon which they are based, (i) are not guarantees of future results, (ii) are inherently speculative, and (iii) are subject to a number of risks and uncertainties. As a result, actual results may differ materially from those contained in these internal financial forecasts. Accordingly, there can be no assurance that the Projections will be realized.

The Projections were prepared for internal use and to assist AV Homes’ financial advisors with their financial analyses and opinions and the AV Homes Board with its consideration and evaluation of the merger, and although they were prepared on an accounting basis consistent with AV Homes’ financial statements, they were not prepared with a view toward public disclosure or toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Projections included herein have been prepared by or at the direction of, and are the responsibility of, AV Homes and in the view of AV Homes management, were prepared on a reasonable basis and reflect the best available estimates and judgments at the time they were prepared. Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projection information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projection information. The Deloitte & Touche LLP report incorporated by reference in this proxy statement relates to AV Homes’ historical financial information. It does not extend to the Projections and should not be read to do so.

For the foregoing reasons, as well as the basis and assumptions on which the Projections were compiled, the inclusion of specific portions of the Projections in this proxy statement should not be regarded as an indication that such Projections will be an accurate prediction of future events, and they should not be relied on as such. This summary of these internal financial forecasts is not being included in this proxy statement / prospectus to influence your decision whether to vote in favor of any proposal, but because these internal financial forecasts were considered by the AV Homes Board and its financial advisors for the purposes of evaluating this transaction. Except as required by applicable securities laws, AV Homes does not intend to update, or otherwise revise the Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. Therefore, readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the Projections set forth below.

AV Homes does not intend to make publicly available any update or other revision to these Projections. None of AV Homes or its respective affiliates, advisors, officers, directors, partners or representatives has made, makes or is authorized in the future to make any representation to any shareholder or other person regarding AV Homes’ ultimate performance compared to the information contained in these Projections or that forecasts results will be achieved, and any statements to the contrary should be disregarded. AV Homes has made no representation to Taylor Morrison, in the merger agreement or otherwise, concerning these Projections.

The following is a summary of the Projections (dollars in millions):

	FY 2018E	FY 2019E	FY 2020E	FY 2021E	FY 2022E
Homebuilding Revenue	$1,042.3	$1,316.2	$1,617.1	$1,778.8	$1,867.7
Adjusted Homebuilding Gross Profit(1)	$214.0	$276.2	$357.3	$391.3	$407.2
Adjusted EBITDA(2)	$100.5	$149.1	$207.9	$224.9	$232.6
Pre-Tax Income	$57.1	$105.7	$164.6	$179.5	$188.9

(1)	Excludes capitalized interest and purchase price accounting.
(2)	Adds back amortization of share-based compensation.

In connection with its opinion to the AV Homes Board, J.P. Morgan calculated, based on the Projections provided by AV Homes management to J.P. Morgan, unlevered projected free cash flows for the third and fourth quarters of fiscal year 2018, and fiscal years 2019-22:

	H2 2018E	2019E	2020E	2021E	2022E
Unlevered Free Cash Flow (millions)(1)	$(39)	$(94)	$(68)	$34	$96

(1)

The unlevered free cash flow figures for AV Homes utilized by J.P. Morgan represent estimated net operating profit after tax of AV Homes for the last two fiscal quarters of 2018 and the fiscal years 2019-22, plus depreciation and amortization, less capital expenditures, less acquisitions, less change in land and other inventories, less change in working capital, in each case derived from the Projections.

In connection with its opinion to the AV Homes Board, Moelis calculated, based on the Projections provided by AV Homes management to Moelis, unlevered projected free cash flows for the third and fourth quarters of fiscal year 2018, and fiscal years 2019-22:

	H2 2018E	2019E	2020E	2021E	2022E
Unlevered Free Cash Flow (millions)(1)	$(27)	$(73)	$(58)	$43	$106

(1)

The unlevered projected free cash flow figures for AV Homes utilized by Moelis represent estimated net operating profit after tax of AV Homes for the last two fiscal quarters of 2018 and the fiscal years 2019-22, plus depreciation and amortization, less capital expenditures, less acquisitions, less change in land and other inventories, less change in working capital, plus share-based compensation and plus deferred tax assets utilized, in each case derived from the Projections.

Interests of Certain AV Homes Directors and Officers in the Merger

In considering the recommendations of the AV Homes Board with respect to the Merger, AV Homes stockholders should be aware that AV Homes’ directors and executive officers have certain interests, including financial interests, in the Merger that may be different from, or in addition to, the interests of AV Homes stockholders generally. The AV Homes Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement, and in making its recommendation that AV Homes stockholders approve the Merger. See the sections entitled “Proposal I: Adoption of the Merger Agreement—Background of the Merger” and “Proposal I: Adoption of the Merger Agreement—AV Homes’ Reasons for the Merger; Recommendation of the AV Homes Board of Directors.” These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Treatment of AV Homes Equity Awards

AV Homes Options. At the effective time of the Merger, each outstanding option to purchase shares of AV Homes Common Stock will be converted into the right to receive a cash payment equal to the product of (i) the excess, if any, of the Cash Consideration (before giving effect to any proration adjustment) over the exercise price per share of such option and (ii) the number of shares subject to such option.

AV Homes Restricted Stock Awards. At the effective time of the Merger, each outstanding AV Homes restricted stock award will be substituted with a Taylor Morrison restricted stock award corresponding to a number of whole shares of Taylor Morrison Common Stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of AV Homes Common Stock subject to the AV Homes restricted stock award (assuming that any performance-based vesting conditions applicable to such award are fully achieved) and (ii) the Stock Consideration (before giving effect to any proration adjustment). Except as set forth in the immediately preceding sentence, each Taylor Morrison restricted stock award will continue to have the same vesting and acceleration of vesting terms and conditions (other than any performance-based vesting conditions) as, and other terms and conditions that are substantially similar to, those that applied to the corresponding AV Homes restricted stock award. If the holder of a Taylor Morrison restricted stock award experiences a termination without cause or resigns with good reason, in each case, within 24 months following a change in control (including the Merger) (referred to as a “qualifying termination”), the Taylor Morrison restricted stock award will fully vest.

AV Homes RSU Awards. At the effective time of the Merger, each outstanding restricted stock unit award in respect of shares of AV Homes Common Stock (referred to as an “AV Homes RSU award”) that is held by an employee of AV Homes or its subsidiaries will be substituted with a Taylor Morrison restricted stock unit corresponding to a number of whole shares of Taylor Morrison Common Stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of AV Homes Common Stock subject to the AV Homes award (assuming that any performance-based vesting conditions applicable to such award are achieved at target levels) and (ii) the Stock Consideration (before giving effect to any proration adjustment). Except as set forth in the immediately preceding sentence, each Taylor Morrison restricted stock unit as applicable, will continue to have the same vesting and acceleration of vesting terms and conditions (other than any performance-based vesting conditions) as, and other terms and conditions that are substantially similar to, those that applied to the corresponding AV Homes RSU award. If the holder of a Taylor Morrison restricted stock unit experiences a qualifying termination, the Taylor Morrison award will fully vest.

At the effective time of the Merger, each AV Homes RSU award held by a non-employee director of AV Homes will be converted into the right to receive the Cash Consideration (before giving effect to any proration adjustment) in respect of each share of AV Homes Common Stock underlying such award.

Quantification of Payments. For an estimate of the amounts that would be payable to each of AV Homes’ named executive officers on settlement of their unvested AV Homes equity awards, see “—Quantification of Payments and Benefits to AV Homes’ Named Executive Officers” below. We estimate that the aggregate amount that would be payable to AV Homes’ six non-employee directors who are eligible for equity grants for their unvested AV Homes equity awards if the effective time occurred on July 9, 2018 is $2,408,227. The amounts specified in this paragraph are determined using a price per share of AV Homes Common Stock of $21.44, the average closing price per share over the first five business days following the announcement of the Merger Agreement.

Employment Agreements with Named Executive Officers

Each of AV Homes’ named executive officers is a party to an employment agreement with AV Homes that provides for enhanced severance benefits in the event of a qualifying termination. The employment agreements provide that, upon a qualifying termination, the officer will be entitled to:

•

continuation of the officer’s annual base salary for 24 months (36 months, in the case of Roger A. Cregg, the Company’s President and Chief Executive Officer), payable in installments in accordance with AV Homes’ normal payroll practices;

•	a lump sum cash payment equal to two times (three times, in the case of Mr. Cregg) the officer’s target annual bonus;

•	full vesting of any outstanding equity awards; and

•	continued health insurance benefits for 24 months (36 months, in the case of Mr. Cregg).

Payments and benefits under the employment agreement are subject to the officer’s execution and non-revocation of a general release of claims in favor of AV Homes. Each of the employment agreements also provides that, if any payments or benefits due to the officer become subject to the excise tax under Sections 280G and 4999 of the Code, the payments and benefits will be reduced such that no payments or benefits are subject to the excise tax, unless the officer would be better off on an after-tax basis receiving all such payments and benefits.

The employment agreements include restrictive covenants in favor of AV Homes, including 12-month (24-month, in the case of Mr. Cregg) post-termination restrictions on competitive activities and on solicitation of AV Homes customers and employees, as well as customary confidentiality and nondisparagement covenants of perpetual duration.

In connection with its execution of the Merger Agreement, Taylor Morrison entered into a letter agreement with each of the AV Homes named executive officers under which Taylor Morrison acknowledged that each officer will have good reason to resign upon consummation of the Merger and receive the enhanced severance benefits described above. In addition, under the letter agreement, each officer agreed that, if requested no later than ten days prior to the effective time of the Merger, the officer would provide post-closing integration services to Taylor Morrison as a consultant on terms reasonably acceptable to the parties, including (i) a monthly consulting fee at the rate that would have been paid as base salary had the officer’s employment continued following the consummation of the Merger, and (ii) a one-month term of service, renewable for up to a total term of three months.

For an estimate of the value of the payments and benefits described above that would be payable to AV Homes’ named executive officers upon a qualifying termination in connection with the Merger, see “—Quantification of Payments and Benefits to AV Homes’ Named Executive Officers” below.

Indemnification; Directors’ and Officers’ Insurance

AV Homes is party to indemnification agreements with each of its directors and executive officers that require AV Homes, among other things, to indemnify the directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers.

Pursuant to the Merger Agreement, from and after the effective time of the Merger, Taylor Morrison will be obligated to cause the Surviving Corporation to indemnify certain persons, including AV Homes’ directors and executive officers. In addition, for a period of not less than six years from the effective time of the Merger, AV Homes will maintain an insurance and indemnification policy for the benefit of certain persons, including AV Homes’ directors and executive officers. For additional information, see “The Merger Agreement—Other Covenants and Agreements.”

Quantification of Payments and Benefits to AV Homes’ Named Executive Officers

The table below sets forth the amount of payments and benefits that each of AV Homes’ named executive officers would receive in connection with the Merger, assuming that the Merger were consummated and each such named executive officer experienced a qualifying termination on July 9, 2018. The amounts below are determined using a price per share of AV Homes Common Stock of $21.44, the average closing price per share of AV Homes Common Stock over the first five business days following the announcement of the Merger Agreement, and are based on multiple other assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Total ($)
Roger A. Cregg	5,250,000	4,884,839	50,036	10,184,875
Michael S. Burnett	1,350,000	1,406,772	51,752	2,808,524
S. Gary Shullaw	960,000	910,754	51,495	1,922,249

(1)

The cash payments payable to each named executive officer consist of a severance payment equal to the sum of (a) 24 months (36 months, in the case of Mr. Cregg) of base salary (which amount is payable in installments in accordance with AV Homes’ normal payroll practices) and (b) two times (three times, in the case of Mr. Cregg) the officer’s target annual bonus (which amount is payable in a lump sum). The severance payments are “double-trigger” (i.e., payable upon a qualifying termination following the occurrence of a change in control).

(2)

As described above, all unvested AV Homes options will be settled as of the effective time of the Merger, and all unvested AV Homes restricted stock awards and AV Homes RSU awards will be converted into substantially similar Taylor Morrison awards and continue to vest in accordance with their ordinary schedules, or if earlier, upon a qualifying termination following the Merger. The vesting of AV Homes options is “single-trigger” (i.e., payable upon the occurrence of a change in control), while the vesting of AV Homes restricted stock awards and AV Homes RSU awards is “double-trigger.” Set forth below are the values of each type of unvested equity-based award that would be payable upon the effective time of the Merger, based on a price per share of AV Homes Common Stock of $21.44, assuming applicable performance criteria with respect to performance-based AV Homes restricted stock awards are fully satisfied, applicable performance criteria with respect to performance-based AV Homes RSU awards are achieved at target levels, and less the applicable exercise price in the case of unvested AV Homes options.

Name	AV Homes Options ($)	AV Homes Restricted Stock Awards ($)	AV Homes RSU Awards ($)
Roger A. Cregg	423,947	1,791,119	2,669,773
Michael S. Burnett	116,406	546,184	744,182
S. Gary Shullaw	75,966	353,310	481,478

(3)

The amount in the table equals the estimated value of health benefit continuation for each named executive officer for 24 months (36 months, in the case of Mr.  Cregg). All such benefits are “double-trigger.”

Board of Directors and Management Following the Merger

The board of directors and executive officers of Taylor Morison are not expected to change as a result of the consummation of the Merger. For information on Taylor Morrison’s current directors and executive officers, please see Taylor Morrison’s proxy statement for its 2018 annual meeting of stockholders filed with the SEC on May 11, 2018 and its Current Report on Form 8-K filed with the SEC on July  19, 2018. See “Where You Can Find More Information.”

Treatment of AV Homes Convertible Notes

The Merger constitutes a “Fundamental Change” for purposes of the indenture governing the AV Homes Convertible Notes. Upon the occurrence of a Fundamental Change, the holders of the AV Homes Convertible Notes can cause AV Homes (or its successor) to repurchase the AV Homes Convertible Notes at a price equal to 100% of their aggregate principal amount, plus accrued and unpaid interest to but not including the date of repurchase.

Holders of the AV Homes Convertible Notes may also convert them at an increased conversion rate in connection with the Merger, and if such conversion occurs with respect to all of the AV Homes Convertible Notes, such holders would be entitled to the Merger Consideration that would be paid to holders of a total of approximately 4.4 million shares of AV Homes Common Stock. The form of such Merger Consideration would be the form elected by holders of a plurality of the AV Homes Common Stock. Such Merger Consideration would consist of (i) an aggregate of approximately $95.0 million in cash if holders of a plurality of AV Homes Common Stock elect to receive all of the Merger Consideration in cash, (ii) an aggregate of approximately 4.3 million shares of Taylor Morrison Common Stock if holders of a plurality of such AV Homes Common Stock elect to receive all of the Merger Consideration in Taylor Morrison Common Stock and (iii) an aggregate of approximately $55.8 million in cash and approximately 1.8 million shares of Taylor Morrison Common Stock if holders of a plurality of such AV Homes Common Stock elect to receive mixed cash and stock consideration. The combined company expects to fund any required additional cash payments from additional borrowings under its revolving credit facility.

The consideration deliverable upon conversion of AV Homes Convertible Notes as described in the preceding paragraph assumes that the Merger closes on October 1, 2018, and the average closing price of the AV Homes Common Stock on the last five trading days preceding the closing date is $21.50. Pursuant to the terms of the indenture governing the AV Homes Convertible Notes, the number of shares of AV Homes Common Stock issuable upon conversion of the AV Homes Convertible Notes will vary based on the date of closing of the Merger and such average closing price. Any AV Homes Convertible Notes that are not repurchased or converted will remain outstanding.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the Merger to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of AV Homes Common Stock whose shares of common stock are converted into the right to receive Taylor Morrison Common Stock and/or cash in the Merger. This summary is based on the current provisions of the Code, applicable Treasury Regulations, judicial authority, and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to the holders as described herein. This summary is general in nature and does not purport to be a complete analysis of all potential tax effects of the Merger. For example, it does not consider the effect of the Medicare tax on net investment income, federal alternative minimum tax, or any applicable state, local or non-U.S. income tax laws, or federal estate and gift taxes or other non-income tax laws. Furthermore, this summary applies only to holders that hold their AV Homes Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address all aspects of U.S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	a bank, insurance company, or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	an entity or arrangement treated for U.S. federal income tax purposes as a partnership, S corporation or other pass-through entity (or an investor in such an entity or arrangement);

•	a mutual fund;

•	a real estate investment trust or regulated investment company;

•	a dealer or broker in stocks and securities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares that received the shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a holder that has a functional currency other than the U.S. dollar;

•	a “controlled foreign corporation,” “passive foreign investment company,” or corporation that accumulates earnings to avoid U.S. federal income tax;

•	a person that is required to report income no later than when such income is reported on an “applicable financial statement”;

•	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a U.S. expatriate.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds AV Homes Common Stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding AV Homes Common Stock and partners in such partnerships are urged consult their tax advisors as to the particular U.S. federal income tax consequences of the Merger to them.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of AV Homes Common Stock that is:

•	an individual citizen or resident of the United States as determined for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

A “non-U.S. holder” means a beneficial owner of AV Homes Common Stock that is not a U.S. holder or a partnership (or any other entity classified as a partnership for U.S. federal income tax purposes).

U.S. Holders

Consequences of the Merger Generally

The receipt of cash, Taylor Morrison Common Stock or both in the Merger generally will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder that receives cash, Taylor Morrison Common Stock or both in the Merger will recognize gain or loss equal to the difference, if any, between (1) the sum of the amount of cash (including any cash received in lieu of fractional shares of Taylor Morrison Common Stock received in the Merger) and the fair market value of Taylor Morrison Common Stock received and (2) such U.S. holder’s adjusted tax basis in its shares of AV Homes Common Stock exchanged. A U.S. holder’s adjusted tax basis in AV Homes Common Stock generally will equal the price the U.S. holder paid for such shares. Gain or loss and the holding period will be determined separately for each block of shares of AV Homes Common Stock (i.e., shares of AV Homes Common Stock acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss and generally will be treated as long-term capital gain or loss if the U.S. holder has held the shares of AV Homes Common Stock for more than one year at the effective time of the Merger. Long-term capital gains of non-corporate U.S. holders (including individuals) are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to significant limitations.

A U.S. holder’s aggregate tax basis in its Taylor Morrison Common Stock received in the merger will equal the fair market value of such shares at the effective time of the Merger, and the U.S. holder’s holding period for such shares will begin on the day after the Merger.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to payments made in connection with the Merger. Backup withholding will not apply, however, to a holder of AV Homes Common Stock that (1) furnishes a correct taxpayer identification number, certifies that such holder is not subject to backup withholding on IRS Form W-9 (or appropriate successor form), and otherwise complies with all applicable requirements of the backup withholding rules; or (2) provides proof that such holder is otherwise exempt from backup withholding. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s United States federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner. The IRS may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.

Non-U.S. Holders

Consequences of the Merger Generally

A non-U.S. holder’s receipt of cash, Taylor Morrison Common Stock or both in exchange for shares of AV Homes Common Stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

the gain, if any, on such shares is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of AV Homes Common Stock for cash and/or Taylor Morrison Common Stock pursuant to the Merger and certain other conditions are met; or

•

AV Homes is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (a “USRPHC”), during the shorter of the five-year period preceding the Merger and the non-U.S. holder’s holding period in the AV Homes common stock; provided, that so long as the AV Homes Common Stock is regularly traded on an established securities market, a non-U.S. holder generally would be subject to taxation only if at any time during the five-year or shorter period, such non-U.S. holder owned more than 5%, directly or by attribution, of AV Homes common stock.

A non-U.S. holder described in the first bullet point immediately above will generally be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder, as described above. If such non-U.S. holder is a corporation, it may also be subject to a branch profits tax imposed at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits. A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

United States real property holding company

AV Homes believes that it is, and has been at points during the five-year period described above, a USRPHC. Accordingly, the exchange of AV Homes Common Stock for cash in the Merger by a non-U.S. holder will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (except that the branch profits tax will not apply); provided, that, so long as AV Homes Common Stock is regularly traded on an established securities market, AV Homes’ treatment as a USRPHC would cause only a non-U.S. holder who holds or held, directly or by attribution, more than 5% of AV Homes Common Stock (at any time during the shorter of the five-year period preceding the Merger or the period that the non-U.S. holder held AV Homes common stock), and is not eligible for a treaty exemption.

Information Reporting and Backup Withholding

Information reporting and backup withholding will generally apply to payments made pursuant to the Merger to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Copies of applicable information returns reporting such payments and any withholding may also be made available to the tax authorities in the non-U.S. holder’s country in which such holder resides under the provisions of an applicable treaty or agreement. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker.

A non-U.S. holder must generally submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient. Notwithstanding the foregoing, backup withholding and information reporting may apply if we, the paying agent or Taylor Morrison has actual knowledge, or reason to know, that a non-U.S. holder is a U.S. person. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any; provided, that an appropriate claim is timely filed with the IRS.

Consequences of holding Taylor Morrison Common Stock for non-U.S. holders

Dividends

Distributions of cash or property that are paid in respect of Taylor Morrison Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Except as described below under “—Effectively Connected Income,” a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect in respect of Taylor Morrison Common Stock. If the amount of the distribution exceeds Taylor Morrison’s current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of the non-U.S. holder’s tax basis in Taylor Morrison Common Stock, and thereafter will be treated as capital gain. However, except to the extent that we elect (or the paying agent or other intermediary through which a non-U.S. holder holds Taylor Morrison Common Stock elects) otherwise, we (or the intermediary) must generally withhold on the entire distribution, in which case the non-U.S. holder would be entitled to a refund from the IRS for the withholding tax on the portion of the distribution that exceeded our current and accumulated earnings and profits. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN or Form W-8BEN-E (or successor form) certifying such stockholder’s entitlement to benefits under the treaty. If a non-U.S. holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, the non-U.S. holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding possible entitlement to benefits under an income tax treaty.

Gain on disposition of Taylor Morrison Common Stock

Subject to the discussion below under “Information reporting and backup withholding” and “FATCA,” the consequences to a non-U.S. holder on the disposition of Taylor Morrison Common Stock will generally be the same as discussed above in “Non-U.S. Holders—Consequences of the Merger Generally.”

Effectively connected income

If a dividend received on Taylor Morrison Common Stock, or gain from a sale or other taxable disposition of Taylor Morrison Common Stock, is treated as effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to such non-U.S. holder’s U.S. permanent establishment), such non-U.S. holder will generally be exempt from withholding tax on any such dividend and any gain realized on such a disposition, provided such non-U.S. holder complies with certain certification requirements (generally on IRS Form W-8ECI). Instead, such non-U.S. holder will generally be subject to U.S. federal income tax on a net income basis on any such gains or dividends in the same manner as if such holder were a U.S. person (as defined in the Code) unless an applicable income tax treaty provides otherwise. In addition, a non-U.S. holder that is a foreign corporation may be subject to a branch profits tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on such holder’s earnings and profits for the taxable year that are effectively connected with such holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to such holder’s U.S. permanent establishment), subject to adjustments.

Information reporting and backup withholding

Generally, we must report to our non-U.S. holders and the IRS the amount of dividends paid during each calendar year, if any, and the amount of any tax withheld. These information reporting requirements apply even if no withholding is required (e.g., because the distributions are effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding is eliminated by an applicable income tax treaty). This information may also be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

Backup withholding, however, generally will not apply to distributions payable to a non-U.S. holder of shares of Taylor Morrison Common Stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, Form W-8BEN-E or Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person (as defined in the Code) that is not an exempt recipient.

Payments on the sale or other taxable disposition of Taylor Morrison Common Stock made to or through a foreign office of a foreign broker generally will not be subject to backup withholding or information reporting. However, if such broker is, for U.S. federal income tax purposes: a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period or a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the non-U.S. holder is not a U.S. person (as defined in the Code) and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge, or reason to know, that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the non-U.S. holder certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption.

Backup withholding is not an additional tax but merely an advance payment, which may be credited against a non-U.S. holder’s U.S. federal income tax liability or refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied by the non-U.S. holder to the IRS.

FATCA

Pursuant to Sections 1471 through 1474 of the Code and related U.S. Treasury guidance commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities generally must comply with information reporting rules and due diligence requirements with respect to their U.S. account holders and investors or be subject to a withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements and due diligence will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends) and also include the entire gross proceeds from the sale or other disposition of any equity or debt instruments of U.S. issuers. The FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Administrative guidance from the IRS defers this withholding obligation for gross proceeds from dispositions of U.S. common stock until January 1, 2019.

Non-U.S. holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences to Taylor Morrison, AV Homes, and Merger Sub

None of Taylor Morrison, AV Homes, or Merger Sub will recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger.

Accounting Treatment of the Merger

In accordance with GAAP, Taylor Morrison will account for the Merger using the acquisition method of accounting, with Taylor Morrison being considered the acquirer of AV Homes for accounting purposes. This means that Taylor Morrison will allocate the purchase price to the fair value of AV Homes tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price, if any, being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually. The operating results of AV Homes will be reported as part of the combined company beginning on the closing date of the Merger. The final valuation of the tangible and identifiable intangible assets acquired and liabilities assumed has not yet been completed. The completion of the valuation upon consummation of the Merger could result in significantly different amortization expenses and balance sheet classifications than those presented in Taylor Morrison’s unaudited pro forma condensed combined financial information included in this proxy statement/prospectus.

Regulatory Approvals Required to Complete the Merger

Taylor Morrison has determined that the Merger is exempt from the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), as amended. At any time before or after consummation of the Merger, notwithstanding the fact that Taylor Morrison has determined the Merger to be exempt from the requirements of the HSR Act, the Federal Trade Commission or the Antitrust Division of the Department of Justice, or any state, could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of Taylor Morrison or AV Homes. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

No other governmental consents to the Merger are required. The Merger may require that notifications be given to governmental agencies that have issued licenses that are held by AV Homes and its subsidiaries, and other governmental agencies. The shares of Taylor Morrison Common Stock that will be issued to AV Homes stockholders as a result of the Merger must be approved for listing on the NYSE, subject to official notice of issuance.

Litigation Relating to the Merger

Two purported class action complaints related to the Merger have been filed in the United States District Court for the District of Delaware on behalf of putative classes of AV Homes’ public shareholders. The two complaints are captioned: Franchi v. AV Homes, Inc., Case No. 18 Civ. 01161, which was filed on August 3, 2018; and Zucker v. AV Homes, Inc., et al., No. 18 Civ. 01091, which was filed on July 24, 2018. Both complaints name as defendants AV Homes and its directors, as well as Taylor Morrison, and the Franchi complaint also names Intermediate Parent and Merger Sub as defendants. The complaints generally allege that AV Homes and its directors and Taylor Morrison violated federal securities laws by failing to disclose material information in the version of this proxy statement/prospectus filed with the SEC on July 13, 2018. The Franchi complaint also alleges that the omissions constitute violations of federal securities laws by Intermediate Parent and Merger Sub. The complaints seek, among other things, injunctive relief preventing the consummation of the Merger, damages, and an award of plaintiffs’ expenses and attorneys’ fees. The defendants believe that the claims respectively asserted against them are wholly without merit.

Exchange of Shares in the Merger

As a result of the Merger, each share of AV Homes Common Stock issued and outstanding immediately prior to the Merger (other than the Excluded Shares) will be converted into the right to receive either (i) the Cash Consideration, (ii) the Stock Consideration, or (iii) the Mixed Consideration, at the election of the holder of each such share of AV Homes Common Stock. An election to receive either the Cash Consideration or Stock Consideration is subject to the allocation and proration procedures set forth in the Merger Agreement, which are described in the section entitled “The Merger Agreement—Merger Consideration.” AV Homes stockholders who make no election or an untimely election, or are otherwise deemed not to have submitted an effective form of election, will be deemed to have elected to receive the Mixed Consideration.

The Canceled Shares will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

AV Homes stockholders who would otherwise be entitled to receive a fractional share of Taylor Morrison Common Stock will receive cash in lieu of such fractional share, and will not be entitled to dividends, voting rights or any other rights in respect of such fractional share.

The precise consideration that an AV Homes stockholder will receive will not be known at the time that an election is made and, depending on the determination of the election deadline, may not be known at the time of the AV Homes special meeting, because such consideration is dependent upon the aggregate number of shares of AV Homes Common Stock in respect of which elections to receive the Cash Consideration or the Stock Consideration are made.

Neither AV Homes nor Taylor Morrison is making any recommendation as to whether an AV Homes stockholder should elect to receive the Cash Consideration or the Stock Consideration or the Mixed Consideration. If you are an AV Homes stockholder, you must make your own decision with respect to this election and you should seek the advice of your own attorneys, financial advisors and/or accountants.

Dividends and Share Repurchases

Neither Taylor Morrison nor AV Homes currently pays a quarterly dividend on their respective capital stock. Under the terms of the Merger Agreement, until the effective time of the Merger, neither Taylor Morrison nor AV Homes is permitted to declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other equity interests, subject to certain exceptions, including, in the case of AV Homes, dividends paid by a wholly owned subsidiary to AV Homes or another wholly owned subsidiary of AV Homes and, in the case of Taylor Morrison, issuances of awards under, or modifications to, the Taylor Morrison equity plans, including existing awards thereunder.

Listing of Shares of Taylor Morrison Common Stock and Delisting and Deregistration of AV Homes Common Stock

Under the terms of the Merger Agreement, Taylor Morrison is required to use reasonable best efforts to cause the shares of Taylor Morrison Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the effective time of the Merger, subject to official notice of issuance. Accordingly, application will be made to have the shares of Taylor Morrison Common Stock to be issued in the Merger approved for listing on the NYSE, where shares of Taylor Morrison Common Stock are currently listed for trading under the ticker symbol “TMHC.”

If the Merger is completed, there will no longer be any publicly held shares of AV Homes Common Stock. Accordingly, AV Homes Common Stock will no longer be listed on Nasdaq and will be deregistered under the Exchange Act.

Appraisal Rights

Under Delaware law, record holders of AV Homes Common Stock who neither vote in favor of the adoption of the Merger Agreement nor consent thereto in writing, who continuously hold their shares of AV Homes Common Stock through the effective time of the Merger and who otherwise comply with the procedures set forth in Section 262 of the DGCL, will be entitled to appraisal rights in connection with the Merger, and if the Merger is completed, subject to the provisions of Section 262 of the DGCL, obtain payment in cash of the fair value of their shares of AV Homes Common Stock as determined by the Delaware Court of Chancery, instead of receiving the Merger Consideration for their shares. Under Section 262 of the DGCL, assuming AV Homes Common Stock remains listed on a national securities exchange immediately prior to the effective time of the Merger, the Delaware Court of Chancery will dismiss any appraisal proceedings as to all stockholders who have perfected their appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of AV Homes Common Stock, or (ii) the value of the consideration provided in the Merger for such total number of shares entitled to appraisal exceeds $1 million. To exercise appraisal rights, AV Homes stockholders must comply with the procedures prescribed by Section 262 of the DGCL. These procedures are summarized under “Appraisal Rights” in this proxy statement/prospectus. In addition, a copy of the full text of Section 262 of the DGCL is included as Annex E to this proxy statement/prospectus. Failure to comply with these provisions may result in a loss of the right of appraisal.

Corporate Headquarters

Taylor Morrison’s principal executive offices are located at 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251 and its telephone number is (480) 840-8100.

THE MERGER AGREEMENT

The following section summarizes material provisions of the Merger Agreement, which is included in this proxy statement/prospectus as Annex A, is incorporated by reference herein, and qualifies the following summary in its entirety. The rights and obligations of Taylor Morrison, Intermediate Parent, Merger Sub, and AV Homes, as parties to the Merger Agreement, are governed by the Merger Agreement and not by this summary or any other information contained in or incorporated by reference into this proxy statement/prospectus. AV Homes stockholders are urged to read the Merger Agreement carefully and in its entirety, as well as this proxy statement/prospectus and the information incorporated by reference into this proxy statement/prospectus, before making any decisions regarding the proposals.

The following summary of the Merger Agreement is included in this proxy statement/prospectus to provide you with information regarding the terms of the Merger Agreement and is not intended to provide any factual information about Taylor Morrison or AV Homes. Such information can be found elsewhere in this proxy statement/prospectus and in the other public filings Taylor Morrison and AV Homes, respectively, have made and will make with the SEC. See “Where You Can Find More Information.”

The Merger Agreement contains representations and warranties and covenants by AV Homes, Taylor Morrison and Merger Sub. These representations and warranties have been made by AV Homes solely for the benefit of Taylor Morrison, on the one hand, and by Taylor Morrison and Merger Sub, solely for the benefit of AV Homes, on the other hand, and:

•	may not be intended as statements of fact, but rather as a way of allocating risk between Taylor Morrison and AV Homes in the event the statements therein prove to be inaccurate;

•

have been qualified in important respects by confidential disclosures that were exchanged between Taylor Morrison and AV Homes at the time they entered into the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself; and

•	may apply standards of materiality in a way that is different from the standard of materiality that is applicable to disclosures to investors.

Moreover, information concerning the subject matter of the representations and warranties in the Merger Agreement and described below may have changed since the date of the Merger Agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. In addition, if specific material facts arise that contradict the representations and warranties in the Merger Agreement, each of Taylor Morrison and AV Homes, as applicable, will disclose those material facts in public filings that it makes with the SEC if it determines that it has a legal obligation to do so. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Structure and Effect of the Merger

The Merger Agreement provides that Taylor Morrison will acquire AV Homes, Merger Sub’s separate corporate existence will cease and AV Homes will no longer be a publicly traded company. Specifically, in the Merger, Merger Sub will be merged with and into AV Homes, with AV Homes surviving the Merger as an indirect subsidiary of Taylor Morrison (the “Surviving Corporation”).

From and after the effective time of the Merger, all of the property, rights, privileges, immunities, powers and franchises of AV Homes and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of AV Homes and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, in each case, as provided under the DGCL.

From and after the effective time of the Merger, the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the effective time of the Merger will become the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until changed or amended as provided in such certificate of incorporation or bylaws and by applicable law, the directors of Merger Sub immediately prior to the effective time of the Merger will be the directors of the Surviving Corporation until his or her successor has been elected and qualified, subject to his or her earlier death, resignation or removal and the officers of AV Homes immediately prior to the effective time of the Merger will be the officers of the Surviving Corporation until his or her successor has been elected and qualified, subject to his or her earlier death, resignation or removal.

Merger Consideration

At the effective time of the Merger, each share of AV Homes Common Stock issued and outstanding immediately prior to the effective time of the Merger, except for any shares (i) subject to vesting, repurchase or other lapse restriction granted under an AV Homes equity plan that is outstanding immediately prior to the effective time of the Merger, (ii) with respect to which appraisal rights have been properly demanded in accordance with Section 262 of the DGCL, which will have the rights described in “Proposal I: Adoption of the Merger Agreement – Appraisal Rights,” or (iii) Canceled Shares, (together with the shares described in clauses (i) and (ii), “Excluded Shares”), will be converted into the right to receive, (a) 0.9793 validly issued, fully paid and non-assessable shares of Taylor Morrison Common Stock (subject to the proration procedures described in this proxy statement/prospectus), (b) $21.50 in cash (subject to the proration procedures described in this proxy statement/prospectus), or (c) $12.64 in cash, without any interest thereon, and 0.4034 validly issued, fully paid and non-assessable shares of Taylor Morrison Common Stock; provided, that AV Homes stockholders will receive cash in lieu of any fractional shares of Taylor Morrison Common Stock (which we refer to as the “Fractional Shares”) (we refer to each of the Stock Consideration, Cash Consideration and Mixed Consideration as Per Share Merger Consideration). As further described below in the section entitled “The Merger Agreement—Election and Exchange Procedures,” and in more detail in the Merger Agreement, each AV Homes stockholder will, until the election deadline, be entitled to elect to receive either Cash Consideration (which we refer to as a “Cash Election”), Stock Consideration (which we refer to as a “Stock Election”), or Mixed Consideration (which we refer to as a “Mixed Election”), in exchange for each share of AV Homes Common Stock held by him or her that was issued and outstanding immediately prior to the election deadline (other than any Excluded Shares), subject to allocation and proration procedures described below and in further detail in the Merger Agreement. AV Homes stockholders (other than in their capacity as holders of Excluded Shares) who make no election or an untimely election (or who otherwise are deemed not to have submitted an effective form of election) will be deemed to have made a Mixed Election. The Exchange Agent has reasonable discretion to determine whether a Stock Election, Cash Election or Mixed Election has been made or deemed made in respect of any shares of AV Homes Common Stock. For more information regarding the election deadline, see the section entitled “The Merger Agreement—Election and Exchange Procedures.”

Stock Elections, Cash Elections and Mixed Elections are subject to the allocation and proration procedures set forth in the Merger Agreement to ensure that the aggregate Per Share Merger Consideration will consist of approximately 58.8% cash and approximately 41.2% Taylor Morrison Common Stock.

Thus, proration may be applied in certain circumstances. If (i) the product of the Cash Electing Shares multiplied by the Cash Consideration (before giving effect to any adjustment) (as defined above, the Cash Election Amount) exceeds (ii) (a) the Available Cash Election Amount, then the following consideration will be paid in respect of each Cash Electing Share:

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an amount of cash equal to the product of (i) the Cash Consideration (before giving effect to any adjustment) multiplied by (ii) the greater of (a) a fraction, rounded to four (4) decimal places, the numerator of which is the Available Cash Election Amount and the denominator of which is the Cash Election Amount and (b) zero (0) (as defined above, we refer to the amount calculated in clause (ii) of this paragraph as the Cash Fraction); and

•

a number of shares of Taylor Morrison Common Stock equal to the product of (i) the Stock Consideration (before giving effect to any adjustment) multiplied by (ii) the result of one (1) minus the Cash Fraction.

If the Available Cash Election Amount exceeds the Cash Election Amount, then the following consideration will be paid in respect of each share pursuant to which a Stock Election is made (the Stock Electing Shares):

•	an amount of cash equal to the result of (i) the amount of such excess divided by (ii) the number of Stock Electing Shares (the Prorated Cash Amount); and

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a number of shares of Taylor Morrison Common Stock equal to the product of (i) the Stock Consideration (before giving effect to any adjustment) multiplied by (ii) a fraction, rounded to four (4) decimal places, the numerator of which is the difference between (a) the Cash Consideration (before giving effect to any adjustment) and (b) the Prorated Cash Amount and the denominator of which is the Cash Consideration (before giving effect to any adjustment).

Election and Exchange Procedures

Taylor Morrison has selected Computershare Trust Company, N.A. to serve as the Exchange Agent to handle the exchange of shares of AV Homes Common Stock for the Per Share Merger Consideration, Fractional Share Consideration and any Dividend Consideration as described above.

Prior to the closing of the Merger, AV Homes will provide a form of election to holders of record of shares of AV Homes Common Stock (other than holders of Excluded Shares) advising such holders of the procedure for exercising their right to make an election.

To be effective, a form of election must be properly completed, signed and submitted to the Exchange Agent by the election deadline. Unless otherwise agreed in advance by AV Homes and Taylor Morrison, the “election deadline” is 5:00 p.m. New York City time, on the date that AV Homes and Taylor Morrison agree is as near as practicable to two (2) business days preceding the closing date of the Merger. AV Homes stockholders are urged to promptly submit their properly completed and signed forms of election, together with the necessary transmittal materials, and not wait until the election deadline. Each form of election submitted to the Exchange Agent must be accompanied by:

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the certificates, if any, to which such form of election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of AV Homes (or affidavits of loss in lieu of such certificates), and

•	in the case of book-entry shares, any additional documents specified in the procedures set forth in the form of election.

Any AV Homes stockholder may revoke his or her Per Share Merger Consideration election before the election deadline by written notice that is sent to and received by the Exchange Agent prior to the election deadline accompanied by a properly completed and signed revised form of election or by withdrawal prior to the election deadline of such AV Homes stockholder’s certificates (or affidavits of loss in lieu of such certificates), or any documents in respect of book-entry shares previously deposited with the Exchange Agent. Any AV Homes stockholder who has validly revoked his or her Per Share Merger Consideration election and has not properly submitted a new duly completed form of election will be deemed to have made a Mixed Election. After an election is validly made, any subsequent transfer of shares shall automatically revoke such election. The Exchange Agent will determine, in its reasonable discretion, whether forms of election have been properly completed, signed and submitted or revoked, and the decision of the Exchange Agent in such matters will be conclusive and binding.

Exchange Procedures

At or prior to the effective time of the Merger, Merger Sub will deposit with the Exchange Agent (i) evidence of shares of Taylor Morrison Common Stock in book-entry form equal to the aggregate number of shares of Taylor Morrison Common Stock included in the Per Share Merger Consideration, and (ii) cash in an amount sufficient to pay the aggregate amount of cash included in the Per Share Merger Consideration Fractional Share Consideration and any Dividend Consideration.

From and after the effective time of the Merger, there will be no further transfers on the stock transfer books of AV Homes of the shares of AV Homes Common Stock that were outstanding immediately prior to the effective time of the Merger. If, after the effective time of the Merger, any certificate of a share of AV Homes Common Stock is presented to the Surviving Corporation for transfer, it will be canceled and exchanged for the applicable Per Share Merger Consideration, Fractional Share Consideration and any Dividend Consideration to which the holder of the certificate is entitled pursuant to the Merger Agreement.

Any portion of the exchange fund (including any interest received with respect thereto) made available to the Exchange Agent that remains unclaimed by the holders of certificates or book-entry shares on the first (1st) anniversary of the effective time of the Merger will be returned to the Surviving Corporation, upon demand, and any such holder who has not tendered his or her certificates or book-entry shares for the Per Share Merger Consideration, Fractional Share Consideration and the Dividend Consideration (as defined below), as applicable, prior to such time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for delivery of the Per Share Merger Consideration, Fractional Share Consideration and the Dividend Consideration, as applicable, in each case without interest and subject to any withholding of taxes required by applicable law, in respect of such holder’s surrender of his or her certificates or book-entry shares. Any amounts remaining unclaimed by the holders immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto. None of the Surviving Corporation, AV Homes, Merger Sub, Taylor Morrison or the Exchange Agent, or any employee, officer, director, agent or affiliate of any of them, shall be liable to any person in respect of any part of the amounts made available to the Exchange Agent that is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

“Dividend Consideration” means dividends or other distributions with a record date after the effective time of the Merger with respect to shares of Taylor Morrison Common Stock included in the applicable AV Homes stockholder’s Per Share Merger Consideration.

Lost, Stolen or Destroyed Shares

If a certificate for shares of AV Homes Common Stock has been lost, stolen or destroyed, then, before an AV Homes stockholder will be entitled to receive the Per Share Merger Consideration (and Dividend Consideration, if applicable), such holder will need to make an affidavit of that fact and, if requested by Merger Sub, post a bond as indemnity against any claim that may be made against Taylor Morrison, Merger Sub, the surviving corporation or the Exchange Agent with respect to such certificate.

Dissenting Shares

Shares of AV Homes Common Stock outstanding immediately prior to the effective time of the Merger and held by a holder who has neither voted in favor of the Merger nor consented thereto in writing and who is entitled to demand, and has properly demanded, appraisal for such shares of AV Homes Common Stock in accordance with, and who complies in all respects with, Section 262 of the DGCL (we refer to such shares of AV Homes Common Stock as the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration (and the Fractional Share Consideration or Dividend Consideration, if applicable). At the effective time of the Merger, all Dissenting Shares shall be canceled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under the DGCL. If any such holder of Dissenting Shares fails to perfect or otherwise waives, withdraws or loses its right to appraisal under Section 262 of the DGCL or other applicable law, then such Dissenting Shares shall be deemed to have been converted, as of the effective time of the Merger, into and shall be exchangeable solely for the right to receive the Per Share Merger Consideration (and the Fractional Share Consideration or Dividend Consideration, if applicable), without interest and subject to any withholding of taxes required by applicable law.

Representations and Warranties

The Merger Agreement contains substantially reciprocal representations and warranties of Taylor Morrison and Merger Sub, on the one hand, and AV Homes, on the other hand, regarding, among other things:

•	valid existence, good standing and qualification to do business, and corporate power and authority;

•	capitalization, and capitalization and ownership of subsidiaries;

•	corporate authorization of the Merger Agreement and the Merger and the valid, binding and enforceable nature of the Merger Agreement;

•

the absence of any conflict with or violation of (with or without notice or lapse of time or both) (i) any provision of their respective organizational or governance documents or (ii) laws applicable to them and their respective properties and assets, in each case, based on the performance of the Merger Agreement and the consummation of the transactions contemplated thereby;

•

the extent to which the performance of the Merger Agreement and the consummation of the transactions contemplated thereby will require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien (other than permitted liens under the Merger Agreement) upon any of the respective properties or assets of the parties or their respective subsidiaries or contract or other instrument or obligation to which the parties or their respective subsidiaries are a party or by which they or any of their respective properties or assets may be bound or affected;

•	since January 1, 2018, the absence of any Company Material Adverse Effect or Parent Material Adverse Effect;

•	required consents and approvals from governmental entities;

•	absence of “off balance sheet arrangements”;

•	compliance with applicable laws and governmental orders;

•	SEC documents and financial statements, the absence of material misstatements or omissions in such filings and documents, and compliance of such filings with legal requirements;

•	maintenance and effectiveness of internal controls and disclosure controls and procedures;

•	accuracy of information supplied or to be supplied for use in this proxy statement/prospectus;

•	absence of certain legal proceedings, investigations and governmental orders;

•	brokers’ fees payable in connection with the Merger; and

•	non-reliance on extra-contractual representations and warranties of the other party.

In addition, AV Homes has further made representations and warranties regarding, among other things:

•	its due organization;

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conduct of its businesses in the ordinary course, consistent with past practice, and the absence of certain events since January 1, 2018 that would require consent from Taylor Morrison if taken after the date of the Merger Agreement and prior to the effective time of the Merger;

•	construction matters;

•	absence of certain undisclosed liabilities;

•	absence of prohibited loans to executive officers;

•	lack of applicability of state takeover statutes;

•	real property;

•	intellectual property;

•	information technology;

•	existence of and compliance with certain material contracts;

•	possession of and compliance with required permits necessary for the conduct of its business;

•	insurance policies;

•	tax matters;

•	environmental matters;

•	employee benefit plan matters;

•	employment and labor matters;

•	absence of transactions, contracts or arrangements with affiliates requiring disclosure under the securities laws;

•	absence of certain illegal business practices; and

•	the receipt of an opinion from its financial advisors.

In addition, Taylor Morrison has further made representations and warranties regarding, among other things:

•	the due authorization, valid issuance and encumbrance-free nature of the Taylor Morrison shares to be issued in the Merger;

•	absence of a voting requirement of its stockholders with respect to the Merger;

•	the availability of sufficient authorized and unissued shares of Taylor Morrison Common Stock to meet its applicable obligations under the Merger Agreement;

•	the solvency of Taylor Morrison after giving effect to the consummation of the Merger;

•	the entry into financing documentation and the availability of funds sufficient to pay the cash consideration in the Merger and all of its fees and expenses related to the Merger;

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that none of the Taylor Morrison, Merger Sub or any other Taylor Morrison subsidiary beneficially owns any AV Homes Common Stock or, at any time in the last three (3) years, has been an “interested stockholder” of AV Homes as defined in Section 203 of the DGCL; and

•	the ownership, capitalization, and operations of Merger Sub.

Many of the representations and warranties in the Merger Agreement are qualified by a “Parent Material Adverse Effect” or “Company Material Adverse Effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would have a Parent Material Adverse Effect on Taylor Morrison or a Company Material Adverse Effect on AV Homes), a general materiality standard and/or a knowledge standard.

A “Parent Material Adverse Effect” on Taylor Morrison means any change, condition, event, effect, occurrence, circumstance or development that prevents or materially impairs or delays the consummation of the Merger or performance by Taylor Morrison or Merger Sub of any of their obligations under the Merger Agreement.

A “Company Material Adverse Effect” on AV Homes means any change, condition, event, effect, occurrence, circumstance or development, that (i) has, or would reasonably be expected to have, a material effect on the business, assets, properties, liabilities, financial condition or results of operations of AV Homes and its subsidiaries, taken as a whole or (ii) prevents or materially impairs or materially delays the consummation of the Merger or performance by AV Homes of its obligations under the Merger Agreement, except that, solely in the case of clause (i), no change or effect to the extent resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be deemed to contribute to a Company Material Adverse Effect, or shall otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

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any adverse changes in the industry in which AV Homes operates (except to the extent the same has a disproportionate impact on AV Homes in a disproportionate manner relative to its impact on other operators in AV Homes’ industry);

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any adverse changes or proposed adverse changes in applicable law, GAAP or the interpretation or enforcement thereof (except to the extent the same has a disproportionate impact on AV Homes in a disproportionate manner relative to its impact on other operators in AV Homes’ industry);

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any adverse changes in general economic, business, labor or regulatory conditions, or general changes in securities, credit or other financial markets, including interest rates or exchange rates, in the United States regionally, locally or globally, or changes generally affecting the industries (including seasonal fluctuations) in which AV Homes or its subsidiaries operate in the United States or globally (except to the extent the same has a disproportionate impact on AV Homes in a disproportionate manner relative to its impact on other operators in AV Homes’ industry);

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changes in general global, national, regional or local political conditions (including the outbreak or escalation of war (whether or not declared), military action or acts of terrorism), changes due to natural disasters or changes in the weather, hurricanes or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis (except to the extent the same has a disproportionate impact on AV Homes in a disproportionate manner relative to its impact on other operators in AV Homes’ industry);

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actions or omissions required of AV Homes under the express terms of the Merger Agreement or taken or not taken at the written request of, or with the written consent of, an authorized officer of Taylor Morrison;

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the negotiation, announcement, pendency or consummation of the Merger Agreement and the transactions contemplated thereby, to the extent applicable to the identity of Taylor Morrison or any communication by Taylor Morrison regarding its plans or intentions with respect to the conduct of the business of AV Homes or any of its subsidiaries, including any such impact of the negotiation, announcement, pendency or consummation of the Merger Agreement on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, employees or regulators;

•	any proceeding arising from allegations of breach of fiduciary duty or violation of law relating to the Merger Agreement or the transactions contemplated thereby; or

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any failure by AV Homes or any of AV Homes’ subsidiaries to meet any revenue, earnings or other financial projections or forecasts, in and of itself; provided, that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred (except to the extent subject to any foregoing exceptions).

The representations and warranties contained in the Merger Agreement will not survive the effective time of the Merger.

Conduct of Business

Each of Taylor Morrison and AV Homes has agreed, between the date of the Merger Agreement and the effective time of the Merger, to use commercially reasonable efforts (i) to conduct its business in the ordinary course of business, (ii) to maintain and preserve substantially intact its current business organization, (iii) to comply in all material respects with applicable law, and (iv) solely in the case of AV Homes, to preserve its relationship with key employees, customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with AV Homes or any of its subsidiaries.

In addition, each of Taylor Morrison and AV Homes has agreed not to take nor to permit any of their respective subsidiaries to take certain actions between the date of the Merger Agreement and the effective time of the Merger without the prior written consent of the other party, including the following (subject to exceptions described below or in the Merger Agreement, or as set forth in disclosure schedules that were exchanged between Taylor Morrison and AV Homes at the time they entered into the Merger Agreement):

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amending, modifying, waiving, rescinding or otherwise changing the certificate of incorporation or the amended and restated bylaws of AV Homes or the comparable organizational and governance documents of any subsidiary of AV Homes, on the one hand, or amending, modifying, waiving, rescinding or otherwise changing Taylor Morrison’s or Merger Sub’s certificate of incorporation or bylaws in any manner that would be reasonably expected to have a Parent Material Adverse Effect, on the other hand;

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declaring, setting aside, making or paying any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other equity interests; or

•	authorizing, agreeing or committing, in writing or otherwise, to do any of the foregoing.

AV Homes has agreed not to take nor permit any of its subsidiaries to take certain actions between the date of the Merger Agreement and the effective time of the Merger without the prior written consent of Taylor Morrison, including the following (subject to exceptions described below or in the Merger Agreement, or as set forth in disclosure schedules that were exchanged between Taylor Morrison and AV Homes at the time they entered into the Merger Agreement):

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issuing, selling, pledging, disposing of, granting, transferring or encumbering any shares of capital stock of, or other equity interests in, AV Homes or any subsidiary of AV Homes, or any rights based on the value of any such equity interests (except for transactions between AV Homes and any of its wholly owned subsidiaries or between wholly owned subsidiaries of AV Homes);

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selling, leasing, licensing, selling and leasing back, abandoning, mortgaging or otherwise encumbering or subjecting to any lien or otherwise disposing in whole or in part of any of its properties, assets or rights or any interest, except in the ordinary course of business consistent with past practice;

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reclassifying, combining, splitting, subdividing or making any similar change or amending the terms of, or redeeming, purchasing or otherwise acquiring, directly or indirectly, any of AV Homes’ capital stock or other equity interests or the equity interests of any subsidiary of AV Homes, subject to certain exceptions;

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merging or consolidating AV Homes or any subsidiary of AV Homes with any person or entity or adopting a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of AV Homes or any subsidiary of AV Homes, other than transactions between wholly owned subsidiaries of AV Homes;

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acquiring (including by Merger, consolidation or acquisition of stock or assets) any equity interest in or material assets of any person, entity, business or division thereof, or making any loan, advance or capital contribution to, or investment in, any person, entity, business or division thereof, except with respect to such acquisitions, loans, advances, contributions or investments that are only among wholly owned subsidiaries of AV Homes and AV Homes or in the ordinary course of business and are for consideration (including assumed indebtedness for borrowed money, if applicable) not exceeding one million five hundred thousand dollars ($1,500,000) individually or five million dollars ($5,000,000) for all such transactions by AV Homes and any subsidiary of AV Homes in the aggregate and not including any right of any counterparty thereto to specific performance or any similar concept;

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incurring any indebtedness for borrowed money or issuing any debt securities or assuming or guaranteeing the obligations in respect of indebtedness for borrowed money or debt securities of any person or entity or entering into any “keep well” or other agreement to maintain any financial statement condition of another person or entity;

•	making any loans or capital contributions to, or investments in, any other person or entity, other than to any wholly owned subsidiary of AV Homes;

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entering into any contract that includes a change of control or similar provision that would require a material payment to or would give rise to any material rights (including termination rights) of the other parties thereto in connection with the consummation of the transactions contemplated by the Merger Agreement or any future change of control, other than in the ordinary course of business;

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entering into any contract that would have been a material contract pursuant to the terms of the Merger Agreement or real property lease if it were in effect as of the date of the Merger Agreement, other than in the ordinary course of business;

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materially modifying or materially amending in a manner adverse to AV Homes, canceling or terminating or waiving, releasing or assigning any material rights or claims with respect to, any material contract or real property lease other than in the ordinary course of business;

•	making any disposal of any owned real property, other than sales to homebuyers in the ordinary course of business consistent with past practice;

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purchasing or otherwise acquiring (i) any real property or any interest therein or (ii) a leasehold interest in any material real property, in each case, exceeding three million dollars ($3,000,000) individually or five million dollars ($5,000,000) in the aggregate;

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entering into any agreement for real property that requires AV Homes or any subsidiary of AV Homes to make a deposit exceeding five hundred thousand dollars ($500,000) or grants the counterparty thereto any right to specific performance or any similar concept;

•	taking certain actions as to specified lot or bulk takedowns;

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increasing the compensation or benefits of any participant in any AV Homes benefit plan, except for routine merit-based increases in cash compensation to participants in the ordinary course of business consistent with past practice for employees who have an annual base salary that is less than one hundred thousand dollars ($100,000) or to comply with any benefit plan as in effect on June 7, 2018;

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granting any rights to severance, change of control, retention or termination pay to any individual independent contractor, employee, director or executive officer, whether pursuant to an employment agreement, severance agreement or otherwise, other than payments of severance benefits in the ordinary course of business, consistent with past practice, to employees who have an annual base salary that is less than one hundred thousand dollars ($100,000) whose employment is terminated in accordance with the Merger Agreement or to comply with any benefit plan as in effect on June 7, 2018;

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establishing, adopting, entering into, amending in any material respect or terminating any benefit plan or any other collective bargaining agreement, except to comply with any benefit plan as in effect on June 7, 2018;

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taking any action to amend or waive any performance or vesting criteria or accelerate the vesting, exercisability or funding under any benefit plan, except to comply with any benefit plan as in effect on June 7, 2018;

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hiring or terminating (other than for cause) the employment or service of any individual independent contractor, employee, director or executive officer of AV Homes, other than in the ordinary course of business, consistent with past practice with respect to any such person who has an annual base salary that is less than one hundred thousand dollars ($100,000) or to comply with any benefit plan as in effect on June 7, 2018;

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making any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or law;

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making or changing any material tax election, filing any material tax return settling or compromising any claim relating to a material amount of taxes of AV Homes or any subsidiary of AV Homes for an amount materially in excess of amounts reserved, entering into any “closing agreement” relating to a material amount of taxes or surrendering any right to claim a material tax credit or refund, other than in the ordinary course of business or as required by applicable law;

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waiving, releasing, assigning, settling or compromising any claims, liabilities or obligations arising out of, related to or in connection with litigation (other than litigation arising in connection with the Merger Agreement or the transactions contemplated thereby), or other proceedings;

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making any capital expenditure in excess of five hundred thousand dollars ($500,000) in the aggregate or making any expenditure to certain persons or entities related to the transactions contemplated by the Merger Agreement;

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entering into any contract or transaction between AV Homes or any subsidiary of AV Homes, on the one hand, and any affiliate or director or officer of AV Homes on the other hand, other than in the ordinary course of business;

•	making any loans or advances (other than advances in the ordinary course of business for travel and other normal business expenses) to stockholders, directors, officers or employees of AV Homes;

•	commencing any new line of business;

•	omitting to take any action necessary to maintain or renew any material intellectual property that is registered, issued or the subject of a pending application; or

•	authorizing, agreeing or committing, in writing or otherwise, to do any of the foregoing.

In addition, Taylor Morrison has agreed not to acquire nor permit any of its subsidiaries to acquire (in each case, including by merger, consolidation, acquisition of stock or assets, recapitalization, joint venture or otherwise), between the date of the Merger Agreement and the effective time of the Merger, without the prior written consent of AV Homes (subject to exceptions described in the Merger Agreement, or as set forth in disclosure schedules that were exchanged between Taylor Morrison and AV Homes at the time they entered into the Merger Agreement), any business, material assets or securities of any person or entity if such acquisition would reasonably be expected to have a Parent Material Adverse Effect.

No Solicitation of Alternative Proposals

AV Homes has agreed that, from June 7, 2018 until the earlier to occur of (i) the effective time of the Merger and (ii) the termination of the Merger Agreement (in accordance with its terms), it will not, and will cause its subsidiaries not to, and will instruct and use commercially reasonable efforts to cause its representatives (on behalf of AV Homes or its subsidiaries), not to:

•	initiate, solicit, knowingly facilitate (including by providing any non-public information concerning AV Homes or any subsidiary of AV Homes to any person, entity or group for the purpose of facilitating any inquiries, proposals or offers relating to any Acquisition Proposal (as defined below)) or knowingly encourage the submission or announcement of any inquiries, proposals or offers relating to any Acquisition Proposal or engage in any discussions or negotiations with respect thereto (other than informing any third party of the existence of the provision contained in the Merger Agreement with respect to solicitation), provided, however, that AV Homes may ascertain facts from any person, entity or group making an Acquisition Proposal for the purpose of AV Homes Board informing itself about such Acquisition Proposal and the person, entity or group making it,

•	approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal;

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withhold, withdraw or rescind (or change or qualify, in a manner adverse to Taylor Morrison or Merger Sub), or publicly propose to withhold, withdraw or rescind (or change or qualify, in a manner adverse to Taylor Morrison or Merger Sub), the AV Homes Board Recommendation (as defined below), including the failure to include the AV Homes Board Recommendation in this proxy statement/prospectus;

•	enter into any merger agreement, letter of intent or other similar agreement relating to any Acquisition Proposal; or

•	resolve or agree to do any of the actions described above.

Notwithstanding the restrictions described above, if, prior to obtaining the requisite stockholder approval in connection with the Merger, AV Homes receives from any person, entity or group an unsolicited written Acquisition Proposal that the AV Homes Board determines in good faith, after consultation with AV Homes’ financial advisors and outside legal counsel, constitutes, or would reasonably be expected to lead to, a Superior Proposal (as defined and described below), then, subject to compliance with the Merger Agreement, AV Homes and any of its representatives will be permitted to (i) furnish information with respect to AV Homes and its subsidiaries (including non-public information) to the third party making such Acquisition Proposal, its representatives and potential sources of financing and (ii) participate in discussions or negotiations with the third party making such Acquisition Proposal, its representatives and potential sources of financing regarding such Acquisition Proposal (subject to promptly and, in any event, within twenty-four (24) hours, notifying Taylor Morrison of the status and material details thereof (including copies of any written documentation that is material to such Acquisition Proposal)).

An “Acquisition Proposal” means any offer or proposal made from a third party concerning (a) a merger, consolidation, or other business combination transaction (including any single – or multi-step transaction) or series of related transactions involving AV Homes in which any person, entity, or group (as defined in Section 13(d) of the Exchange Act) seeks to acquire beneficial ownership of equity interests representing 20% or more of the voting power of AV Homes; (b) a sale, lease, license, mortgage, pledge or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, partnership, joint venture or otherwise, of assets of AV Homes (including equity interests of a subsidiary of AV Homes) or the subsidiaries of AV Homes representing 20% or more of the consolidated assets of AV Homes and its subsidiaries based on their fair market value as determined in good faith by the AV Homes Board, (c) an issuance or sale (including by way of merger, consolidation, business combination, share exchange, joint venture or otherwise) of equity interests representing 20% or more of the voting power of AV Homes or a tender offer or exchange offer in which any person, entity, or group (as defined in Section 13(d) of the Exchange Act) seeks to acquire beneficial ownership, or the right to acquire beneficial ownership, of equity interests representing 20% or more of the voting power of AV Homes, or (d) any combination of the foregoing (in each case, other than the Merger).

A “Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “20%” shall be replaced by “50%”), made by a third party which, in the good faith judgment of the AV Homes Board (after consultation with its financial advisors and outside legal counsel), taking into account such factors as the AV Homes Board considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of, and the person, entity, or group making, such proposals), (a) is reasonably likely to be consummated in accordance with its terms and (b) if consummated, would reasonably be expected to result in a transaction that is more favorable from a financial point of view to AV Homes’ stockholders than the Merger, taking into account all financial terms and conditions of such transaction (including breakup fees, expense reimbursement and other financial terms).

Change of AV Homes Board Recommendation

AV Homes has agreed that it will not and will cause its subsidiaries not to and will instruct and use commercially reasonable efforts to cause its representatives not to (i) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; (ii) withhold, withdraw or rescind (or change or qualify, in a manner adverse to Taylor Morrison or Merger Sub, or publicly propose to withhold, withdraw or rescind (or change or qualify in a manner adverse to Taylor Morrison or Merger Sub, the AV Homes Board’s recommendation that AV Homes stockholders adopt the Merger Agreement pursuant to Section 251 of the DGCL (which we refer to as the “AV Homes Board Recommendation”), including the failure to include the AV Homes Board Recommendation in this proxy statement/prospectus; or (iii) resolve to do any of the foregoing. We refer to the actions described in clauses (i) through (iii) of the previous sentence as an “AV Homes Recommendation Change.”

Notwithstanding the restrictions described above, the AV Homes Board, at any time before AV Homes stockholders adopt the Merger Agreement, may make an AV Homes Recommendation Change in response to either (i) a Superior Proposal that did not result from a violation of AV Homes’ non-solicitation obligations, or (ii) an Intervening Event (as defined below), in each case only if the AV Homes Board determines in good faith, after consultation with AV Homes’ outside legal counsel, that a failure to do so would be inconsistent with the fiduciary duties of the AV Homes Board under applicable law.

AV Homes may not make an AV Homes Recommendation Change unless:

•

AV Homes has given Taylor Morrison at least three (3) business days’ prior written notice that the AV Homes Board intends to make an AV Homes Recommendation Change (which we refer to as the “Notice Period”), which notice must specify the material terms and conditions of such Acquisition Proposal (and shall have provided to Taylor Morrison a copy of the available proposed transaction agreement to be entered into in respect of such Acquisition Proposal) or details of such Intervening Event as applicable.

•

during each Notice Period, AV Homes negotiates in good faith with Taylor Morrison, to the extent Taylor Morrison desires to negotiate, so that Taylor Morrison may propose in writing an amendment to the Merger Agreement that would reasonably be expected to (i) obviate the need to effect an AV Homes Recommendation Change or (ii) cause such Acquisition Proposal to no longer constitute a Superior Proposal, as applicable;

•

the AV Homes Board shall have considered in good faith any adjustments or proposed amendments to the Merger Agreement and any other agreements that may be proposed in writing by Taylor Morrison (the “Proposed Changed Terms”) no later than 11:59 a.m., New York City time, on the last day of the Notice Period and shall have determined in good faith, after consultation with its advisors and outside counsel, that the failure to make a AV Homes Recommendation Change would be inconsistent with its fiduciary duties under applicable law.

Provided, however, that any material changes relating to an Intervening Event or material revisions to a Superior Proposal offered in writing by the party making such Superior Proposal, shall constitute a new Intervening Event or Acquisition Proposal, as applicable, and in each case AV Homes shall be required to deliver a new written notice to Taylor Morrison and to again comply with the requirements for the first notice, except that the Notice Period shall be two (2) business days.

An “Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence (other than any event, change, effect, development, state of facts, condition or occurrence resulting from a material breach of the Merger Agreement by AV Homes) occurring or arising after the date of the Merger Agreement that (a) was not known to the AV Homes Board as of or prior to the date of the Merger Agreement and becomes known to the AV Homes Board and (b)  does not involve or relate to an Acquisition Proposal.

Efforts to Complete the Merger

Each of Taylor Morrison, Merger Sub, and AV Homes has agreed to use reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under law or otherwise to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable, including:

•

taking all such actions (if any) as may be required to cause the expiration of the notice periods under competition laws with respect to such transactions as promptly as practicable after the execution of the Merger Agreement;

•

obtaining from any governmental entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Taylor Morrison, Merger Sub or AV Homes, or any of their respective subsidiaries, to effect the closing of the transactions contemplated by the Merger Agreement as promptly as practicable, and in any event not later than three (3) business days prior to the Outside Date, and to avoid any action or proceeding by any governmental entity or any other person or entity, in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger;

•

obtaining from any third party any consents or notices that are required to be obtained or made by Taylor Morrison, Merger Sub or AV Homes, or any of their respective subsidiaries, in connection with the transactions contemplated by the Merger Agreement;

•	causing the satisfaction of all conditions within its control set forth in the Merger Agreement;

•

defending and seeking to prevent the initiation of all actions, lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting the Merger Agreement or the consummation of the transactions contemplated thereby, in each case until the issuance of a final, nonappealable order;

•

seeking to have lifted or rescinded any injunction or restraining order that may adversely affect the ability of the parties to consummate the transactions contemplated by the Merger Agreement, in each case until the issuance of a final, nonappealable order;

•

preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party or any governmental entity to consummate the Merger or the other transactions contemplated by the Merger Agreement;

•	take all reasonable steps as may be necessary to obtain all such consents and approvals; and

•

making all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to the Merger Agreement and the Merger required under any other applicable law;

In no event shall anything in the Merger Agreement require, or be construed to require, AV Homes, Taylor Morrison, Merger Sub or any of their respective affiliates, or permit AV Homes or any subsidiary of AV Homes or any of their respective affiliates, to (A) undertake any efforts, or to take or consent to any action, including those described above, if such efforts, action or consent, individually or in the aggregate, would result in a material adverse effect on the business, condition (financial or otherwise), assets or results of operations of AV

Homes and the subsidiaries of AV Homes, taken as a whole, prior to the effective time of the Merger, (B) take any actions, including the actions described above, with respect to Taylor Morrison, its affiliates or their respective assets, categories of assets, businesses, relationships, contractual rights, obligations or arrangements or (C) take or agree to take any action with respect to its business or operations in connection with obtaining approvals from any governmental entity, unless the effectiveness of such agreement or action is conditioned upon the occurrence of the closing of the transactions contemplated by the Merger Agreement.

Employee Benefits Matters

From the effective time of the Merger until the first anniversary of such time, Taylor Morrison will provide or cause its subsidiaries to provide each continuing AV Homes employee with:

•	a base salary or wage rate that is no less favorable than the base salary or wage rate provided to such AV Homes employee immediately before the effective time of the Merger;

•

short-term incentive cash opportunities that are no less favorable than the short-term incentive cash opportunities provided to such AV Homes employee immediately before the effective time of the Merger; and

•	all other compensation and employee benefits that are no less favorable in the aggregate than those provided to such AV Homes employee immediately before the effective time of the Merger.

For purposes of vesting, eligibility to participate and for calculating severance and vacation entitlements under the employee benefit plans of Taylor Morrison and its subsidiaries, each AV Homes employee’s service with AV Homes or any AV Homes subsidiary or any of their respective predecessors before the effective time of the Merger will be treated as service with Taylor Morrison or any of its subsidiaries; however, such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

Each AV Homes employee will be immediately eligible to participate, without any waiting time, in any and all employee benefit plans of Taylor Morrison and its subsidiaries to the extent that coverage under such plans is comparable to an AV Homes employee benefit plan in which such AV Homes employee participated immediately prior to the effective time of the Merger.

For purposes of each medical, dental, pharmaceutical or vision benefit plan maintained by Taylor Morrison and its subsidiaries, Taylor Morrison will use its commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, pre-existing condition exclusions and actively-at-work requirements in which AV Homes employees (and their covered dependents), unless such conditions would not have been waived under the comparable AV Homes benefit plan, and (ii) cause any eligible expenses incurred by such AV Homes employees (and their covered dependents) during the portion of the plan year of the comparable AV Homes benefit plan ending on the date such employee’s participation in the corresponding Taylor Morrison benefit plan begins to be taken into account under such Taylor Morrison benefit plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such AV Homes employees (and their covered dependents) for the applicable plan year as if such amounts had been paid in accordance with such Taylor Morrison benefit plan.

Under the Merger Agreement, Taylor Morrison has acknowledged that a change in control will occur at the effective time of the Merger under AV Homes’ benefit plans. In addition, under the Merger Agreement, AV Homes is permitted to implement a retention program for certain AV Homes’ employees.

Treatment of AV Homes Convertible Notes

The Merger constitutes a “Fundamental Change” for purposes of the indenture governing the AV Homes Convertible Notes. Upon the occurrence of a Fundamental Change, the holders of the AV Homes Convertible

Notes can cause AV Homes (or its successor) to repurchase the AV Homes Convertible Notes at a price consisting of 100% of their aggregate principal amount, plus accrued and unpaid interest to but not including the date of repurchase.

Holders of the AV Homes Convertible Notes may also convert them at an increased conversion rate in connection with the Merger, and if such conversion occurs with respect to all of the AV Homes Convertible Notes, such holders would be entitled to the Merger Consideration that would be paid to holders of a total of approximately 4.4 million shares of AV Homes Common Stock. The form of such Merger Consideration would be the form elected by holders of a plurality of the AV Homes Common Stock. Such Merger Consideration would consist of (i) an aggregate of approximately $95.0 million in cash if holders of a plurality of AV Homes Common Stock elect to receive all of the Merger Consideration in cash, (ii) an aggregate of approximately 4.3 million shares of Taylor Morrison Common Stock if holders of a plurality of such AV Homes Common Stock elect to receive all of the Merger Consideration in Taylor Morrison Common Stock and (iii) an aggregate of approximately $55.8 million in cash and approximately 1.8 million shares of Taylor Morrison Common Stock if holders of a plurality of such AV Homes Common Stock elect to receive mixed cash and stock consideration. The combined company expects to fund any required additional cash payments from additional borrowings under its revolving credit facility.

The consideration deliverable upon conversion of AV Homes Convertible Notes as described in the preceding paragraph assumes that the Merger closes on October 1, 2018, and the average closing price of the AV Homes Common Stock on the last five trading days preceding the closing date is $21.50. Pursuant to the terms of the indenture governing the AV Homes Convertible Notes, the number of shares of AV Homes Common Stock issuable upon conversion of the AV Homes Convertible Notes will vary based on the date of closing of the Merger and such average closing price. Any AV Homes Convertible Notes that are not repurchased or converted will remain outstanding.

Treatment of AV Homes Equity Awards

AV Homes Options. At the effective time of the Merger, each outstanding option to purchase shares of AV Homes Common Stock will be converted into the right to receive a cash payment consisting of the product of (i) the excess, if any, of the Cash Consideration (before giving effect to any proration adjustment) over the exercise price per share of such option and (ii) the number of shares subject to such option.

AV Homes Restricted Stock Awards. At the effective time of the Merger, each outstanding AV Homes restricted stock award will be substituted with a Taylor Morrison restricted stock award corresponding to a number of whole shares of Taylor Morrison Common Stock (rounded to the nearest whole share) consisting of the product of (i) the number of shares of AV Homes Common Stock subject to the AV Homes restricted stock award (assuming that any performance-based vesting conditions applicable to such award are fully achieved) and (ii) the Stock Consideration (before giving effect to any proration adjustment). Except as set forth in the immediately preceding sentence, each Taylor Morrison restricted stock award will continue to have the same vesting and acceleration of vesting terms and conditions (other than any performance-based vesting conditions) as, and other terms and conditions that are substantially similar to, those that applied to the corresponding AV Homes restricted stock award. If the holder of a Taylor Morrison restricted stock award experiences a termination without cause or resigns with good reason, in each case, within 24 months following a change in control (including the Merger) (referred to as a “qualifying termination”), the Taylor Morrison restricted stock award will fully vest.

AV Homes RSU Awards. At the effective time of the Merger, each outstanding restricted stock unit award in respect of shares of AV Homes Common Stock (referred to as an “AV Homes RSU award”) that is held by an employee of AV Homes or its subsidiaries will be substituted with a Taylor Morrison restricted stock unit corresponding to a number of whole shares of Taylor Morrison Common Stock (rounded to the nearest whole share) consisting of the product of (i) the number of shares of AV Homes Common Stock subject to the AV

Homes award (assuming that any performance-based vesting conditions applicable to such award are achieved at target levels) and (ii) the Stock Consideration (before giving effect to any proration adjustment). Except as set forth in the immediately preceding sentence, each Taylor Morrison restricted stock unit will continue to have the same vesting and acceleration of vesting terms and conditions (other than any performance-based vesting conditions) as, and other terms and conditions that are substantially similar to, those that applied to the corresponding AV Homes RSU award. If the holder of a Taylor Morrison restricted stock unit experiences a qualifying termination, the Taylor Morrison award will fully vest.

At the effective time of the Merger, each AV Homes RSU award held by a non-employee director of AV Homes will be converted into the right to receive the Cash Consideration (before giving effect to any proration adjustment) in respect of each share of AV Homes Common Stock underlying such award.

Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Taylor Morrison and AV Homes in the preparation of this proxy statement/prospectus;

•	confidentiality and access by each party to certain information about the other party during the period prior to the effective time of the Merger;

•	indemnification of current and former directors and officers of AV Homes;

•	cooperation between Taylor Morrison and AV Homes in connection with press releases and other public announcements with respect to the Merger or the Merger Agreement;

•	cooperation between Taylor Morrison and AV Homes in the defense or settlement of any litigation brought by its stockholders relating to the Merger;

•

causing the dispositions of AV Homes Common Stock resulting from the Merger by each director and officer of AV Homes who is subject to reporting requirements under Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act;

•	Taylor Morrison’s use of reasonable best efforts to cause the issuance of Taylor Morrison Common Stock to be approved for listing on the NYSE;

•

cooperation between Taylor Morrison and AV Homes in causing the delisting of AV Homes Common Stock from the Nasdaq and termination of its registration under the Exchange Act, in each case to be effective following the effective time of the Merger; and

•	Taylor Morrison’s efforts to obtain financing in connection with the Merger and AV Homes’ cooperation in connection with such financing.

Conditions to Completion of the Merger

The obligations of Taylor Morrison, Merger Sub and AV Homes to effect the Merger are subject to the satisfaction or waiver of each of the following conditions:

•	the adoption of the Merger Agreement by AV Homes stockholders;

•

the absence of any temporary, preliminary or permanent restraining order, injunction or other order issued by any court of competent jurisdiction or any other government entity restraining, enjoining, preventing or otherwise prohibiting the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, and the absence of any law enacted, promulgated or deemed applicable to the Merger by any governmental entity of competent jurisdiction restraining, enjoining, preventing or otherwise prohibiting the consummation of the Merger;

•

the approval for listing on NYSE of the shares of Taylor Morrison Common Stock to be issued in the Merger and such other shares of Taylor Morrison Common Stock to be reserved for issuance in connection with the Merger; and

•

the effectiveness of the registration statement of which this proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC relating thereto.

In addition, the obligations of Taylor Morrison and Merger Sub to effect the Merger are further subject to the satisfaction or waiver of each of the following conditions:

•

the representations and warranties of AV Homes relating to (A) (i) its due organization, valid existence and good standing under the laws of Delaware and its requisite corporate power and authority to own, lease and operating its properties and assets and to carry on its business as it is now being conducted, (ii) its ownership of the equity interests in each subsidiary of AV Homes and (iii) its capitalization each shall be true and correct in all but de minimis respects on the date of the Merger Agreement and at and as of the effective time of the Merger, as though made at and as of the effective time of the Merger (except that representations and warranties that are expressly made as of an earlier date shall be so true and correct only at and as of such date); (B) (i) its requisite corporate power and authority necessary to execute and deliver the Merger Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby and (ii) its brokerage, finders’, advisory or similar fees in connection with the transactions contemplated by the Merger Agreement (except in the event AV Homes or its subsidiary engages another financial advisor in connection with the evaluation of an Acquisition Proposal in accordance with the terms of the Merger Agreement) shall be true and correct in all material respects on the date of the Merger Agreement and at and as of the effective time of the Merger as though made at and as of the effective time of the Merger (except that representations and warranties that are expressly made as of an earlier date shall be so true and correct only at and as of such date); (C) the absence of a Company Material Adverse Effect since January 1, 2018 shall be true and correct in all respects on the date of the Merger Agreement and at and as of the effective time of the Merger, as though made at and as of the effective time of the Merger; and (D) each of the other representations and warranties of AV Homes in the Merger Agreement (in each case, without giving effect to any materiality or material adverse effect qualifications therein, or any provisions contained therein relating to preventing or materially delaying the consummation of the Merger or any of the other transactions) shall be true and correct on the date of the Merger Agreement and at and as of the effective time of the Merger, as though made at and as of the effective time of the Merger, except (i) that representations and warranties that are expressly made as of an earlier date shall be so true and correct only at and as of such date and (ii) for such failures to be true and correct that, individually and in the aggregate, have not had, and would not be likely to have, a Company Material Adverse Effect;

•

AV Homes having performed in all material respects all obligations required to be performed or complied with by it under the Merger Agreement, in each case, at or before the effective time of the Merger;

•	the absence of a Company Material Adverse Effect since the date of the Merger Agreement;

•

the receipt by Taylor Morrison of a customary closing certificate signed on behalf of AV Homes by an authorized officer of AV Homes, certifying that the conditions described in the preceding three bullets have been satisfied; and

•	the delivery by AV Homes and its subsidiaries to Taylor Morrison of a payoff letter in respect of AV Homes’ revolving credit agreement.

In addition, the obligations of AV Homes to effect the Merger are further subject to the satisfaction or waiver of each of the following conditions:

•

the representations and warranties of Taylor Morrison relating to (A) (i) each of Taylor Morrison’s and Merger Sub’s valid existence and good standing under the laws of the jurisdiction of its incorporation and its requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business and it is now being conducted, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) its capitalization, (iii) Taylor Morrison’s and Merger Sub’s requisite corporate power and authority necessary to execute and deliver the Merger Agreement, to perform their respective obligations thereunder and to consummate the transactions contemplated thereby, (iv) brokerage, finders’, advisory or similar fees in connection with the transactions contemplated by the Merger Agreement and (v) the sufficiency of Taylor Morrison’s authorized but unissued shares or treasury shares respecting Taylor Morrison’s obligation to deliver shares of Taylor Morrison Common Stock under the Merger Agreement shall be true and correct in all material respects on the date of the Merger Agreement and at and as of the effective time of the Merger, as though made at and as of the effective time of the Merger (except that representations and warranties that are expressly made as of an earlier date shall be so true and correct only at and as of such date); (B) the absence of a Parent Material Adverse Effect since January 1, 2018 until the date of the Merger Agreement shall be true and correct in all respects on the date of the Merger Agreement and at and as of the effective time of the Merger, as though made at and as of the effective time of the Merger; and (C) each of the other representations and warranties of Taylor Morrison in the Merger Agreement (in each case, without giving effect to any materiality or material adverse effect qualifications therein, or any provisions contained therein relating to preventing or materially delaying the consummation of the Merger or any of the other transactions) shall be true and correct at and as of the effective time of the Merger, as though made at and as of the effective time of the Merger, except (i) that representations and warranties that are expressly made as of an earlier date shall be so true and correct only at and as of such date and (ii) for such failures to be true and correct that, individually and in the aggregate, have not had, and would not be likely to have, a Parent Material Adverse Effect;

•

each of Taylor Morrison and Merger Sub having performed in all material respects all obligations required to be performed or complied with by it under the Merger Agreement, in each case, at or before the effective time of the Merger; and

•

the receipt by AV Homes of a customary closing certificate signed on behalf of Taylor Morrison by an authorized officer of Taylor Morrison, certifying that the conditions described in the preceding two bullets have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time before the effective time of the Merger, notwithstanding the receipt of the requisite approval of AV Homes stockholders, under the following circumstances:

•	by mutual written consent of Taylor Morrison, Merger Sub and AV Homes;

•	by either Taylor Morrison or AV Homes, if:

•

the Merger is not consummated on or before December 7, 2018 (the “Outside Date”); provided, that the party seeking to terminate the Merger Agreement for this reason has not breached any provision of the Merger Agreement or otherwise failed to perform fully its obligations under this Merger Agreement in any manner that shall have caused the Merger and the other transactions contemplated by the Merger Agreement not to be consummated by the Outside Date;

•

any court of competent jurisdiction or governmental entity issues a judgment permanently enjoining or otherwise permanently prohibiting the Merger and such judgment has become final and non-appealable; provided that the party seeking to terminate the Merger Agreement for this reason has not breached any provision of the Merger Agreement or otherwise failed to perform fully its obligations under this Merger Agreement in any manner that shall have caused the issuance of such judgment; or

•

the approval of the holders of AV Homes Common Stock respecting the Merger Agreement and the transactions contemplated thereby (which we refer to as the “AV Homes Stockholder Approval”) is not obtained at the AV Homes special meeting in respect thereof (which we refer to as the “AV Homes special meeting”); provided that the party seeking to terminate the Merger Agreement for this reason has not breached any provision of the Merger Agreement or otherwise failed to perform fully its obligations under this Merger Agreement in any manner that shall have caused the failure to obtain the AV Homes Stockholder Approval at the AV Homes special meeting;

•	by Taylor Morrison, before adoption of the Merger Agreement by AV Homes stockholders, if the AV Homes Board makes any AV Homes Recommendation Change;

•

by AV Homes, before adoption of the Merger Agreement by AV Homes stockholders, if (i) a Superior Proposal has been made and received by AV Homes, (ii) AV Homes is and has been in compliance with its covenants in the Merger Agreement relating to prohibition on soliciting activities and an AV Homes Recommendation Change, (iii) AV Homes concurrently pays (or causes to be paid) to Taylor Morrison the appropriate termination fee in accordance with the Merger Agreement, and (iv) the AV Homes Board concurrently approves, and AV Homes concurrently enters into, a definitive agreement providing for such Superior Proposal;

•

by Taylor Morrison, if Taylor Morrison is not then in breach of any representation, warranty or covenant contained in the Merger Agreement (such that the related conditions to AV Homes’ obligation to close the transactions contemplated by the Merger Agreement are not reasonably capable of being satisfied while such breach is continuing), and (i) AV Homes has breached or failed to perform any of its representations, warranties or covenants contained in the Merger Agreement such that the related conditions to Taylor Morrison’s obligation to close the transactions contemplated by the Merger Agreement are not reasonably capable of being satisfied while such breach is continuing, (ii) Taylor Morrison has delivered to AV Homes written notice of such breach and (iii) either such breach is not capable of cure prior to the Outside Date or at least forty-five (45) days shall have elapsed since the date of delivery of such written notice to AV Homes and such breach has not been cured in all material respects; or

•

by AV Homes, if AV Homes is not then in breach of any representation, warranty or covenant contained in the Merger Agreement (such that the related conditions to Taylor Morrison’s obligation to close the transactions contemplated by the Merger Agreement are not reasonably capable of being satisfied while such breach is continuing), and (i) Taylor Morrison has breached or failed to perform any of its representations, warranties or covenants contained in the Merger Agreement such that the related conditions to Taylor Morrison’s obligation to close the transactions contemplated by the Merger Agreement are not reasonably capable of being satisfied while such breach is continuing, (ii) AV Homes has delivered to Taylor Morrison written notice of such breach and (iii) either such breach is not capable of cure prior to the Outside Date or at least forty-five (45) days shall have elapsed since the date of delivery of such written notice to Taylor Morrison and such breach has not been cured in all material respects.

Under the Merger Agreement, AV Homes is not permitted to terminate the Merger Agreement in respect of, or due to, any AV Homes Recommendation Change made by the AV Homes Board solely in response to an Intervening Event. If the Merger Agreement is validly terminated, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of any party, except in the case of fraud or breach prior to termination of the Merger Agreement. The provisions of the Merger Agreement relating to non-reliance on representations and warranties, fees and expenses, effects of termination, governing law, waiver of jury trial, and certain other provisions of the Merger Agreement, as well as the non-disclosure agreement entered into between AV Homes and Taylor Morrison, will survive any termination of the Merger Agreement.

Fees and Expenses and Termination Fees

All fees and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

AV Homes will be obligated to pay a termination fee of $18,472,000 to Intermediate Parent (or its designee) upon the occurrence of any of the following:

•	an AV Homes Recommendation Change is made and Taylor Morrison terminates the Merger Agreement prior to the AV Homes Stockholder Approval;

•

AV Homes terminates the Merger Agreement prior to the AV Homes Stockholder Approval and immediately following such termination, AV Homes enters into a definitive acquisition agreement regarding such Superior Proposal;

•

(i) AV Homes or Taylor Morrison terminates the Merger Agreement because the effective time of the Merger has not occurred on or before the Outside Date or Taylor Morrison terminates the Merger Agreement for AV Homes’ breach of the Merger Agreement; (ii) prior to the date of such termination, a bona fide Acquisition Proposal is (a) made public and (b) not withdrawn; and (iii) within twelve (12) months of such termination, AV Homes (a) enters into a definitive agreement with respect to any Acquisition Proposal and such Acquisition Proposal is subsequently consummated or (b) consummates any Acquisition Proposal; provided, that for purposes of this bullet, references to “20%” in the definition of Acquisition Proposal will instead be “50%”; or

•

(i) AV Homes or Taylor Morrison terminates the Merger Agreement after the AV Homes Stockholder Approval is not obtained at the AV Homes special meeting; (ii) prior to the date of completion of the AV Homes special meeting, a bona fide Acquisition Proposal is (a) made public and (b) not withdrawn; and (iii) within twelve (12) months of such termination, AV Homes (a) enters into a definitive agreement with respect to any Acquisition Proposal and such Acquisition Proposal is subsequently consummated or (b) consummates any Acquisition Proposal; provided, that for purposes of this bullet, references to “20%” in the definition of Acquisition Proposal will instead be “50%”.

Notwithstanding the foregoing, AV Homes will be obligated to pay a termination fee of $10,000,000 (in lieu of a termination fee of $18,472,000) to Intermediate Parent (or its designee) if, prior to the Window Period End Time (as defined below):

•

an AV Homes Recommendation Change is made with respect to a Superior Proposal by a Qualified Bidder (as defined below) and Taylor Morrison terminates the Merger Agreement prior to the AV Homes Stockholder Approval; or

•

AV Homes terminates the Merger Agreement prior to the AV Homes Stockholder Approval and immediately following such termination, AV Homes enters into a definitive acquisition agreement regarding such Superior Proposal.

“Window Period End Time” means, with respect to a Qualified Bidder, the later of (a) 11:59 p.m. (New York time) on July 22, 2018 and (b) 11:59 p.m. (New York time) on the first (1st) day after the end of any Notice Period (including any extensions thereof, or new Notice Periods in respect thereof) with respect to a Superior Proposal by such Qualified Bidder with respect to which the initial Notice Period commenced on or prior to July 22, 2018.

“Qualified Bidder” means a person or entity that has made during the period commencing on the date of the Merger Agreement and ending at 11:59 p.m. (New York time) on July 7, 2018 (which we refer to as the “Initial Period”) an unsolicited bona fide written Acquisition Proposal that the AV Homes Board, during the Initial Period, concluded in good faith (after consultation with its financial advisors and outside legal counsel) either constitutes or would reasonably be expected to lead to a Superior Proposal; provided, however, that notwithstanding the satisfaction of the foregoing criteria, such person or entity shall not be deemed to be a “Qualified Bidder” unless AV Homes has notified Taylor Morrison by no later than 5:00 p.m. (New York time) on the first (1st) day immediately following the end of the Initial Period that such person or entity has satisfied such criteria.

Amendments, Extensions, Waivers, and Consents

The Merger Agreement may be amended at any time by a written instrument signed on behalf of each of the parties, except that after the adoption of the Merger Agreement by AV Homes stockholders, no amendment may be made that requires the approval of such stockholders under applicable law without such approval.

At any time before the effective time of the Merger, any party may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant thereto, or (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party.

No Third Party Beneficiaries

The Merger Agreement is not intended to confer upon you or any person, other than Taylor Morrison, Intermediate Parent, Merger Sub, and AV Homes, any rights or remedies, except with the respect to (i) the rights to indemnification and continuing maintenance after the completion of the Merger of directors’ and officers’ liability insurance coverage maintained by AV Homes and its subsidiaries, (ii) after the effective time of the Merger, the rights of former AV Homes stockholders to receive the Per Share Merger Consideration, (iii) after the effective time of the Merger, the rights of former holders of AV Homes equity awards to receive payments contemplated by the Merger Agreement and (iv)  proceedings involving financing sources.

Specific Performance

Taylor Morrison and AV Homes agreed in the Merger Agreement that irreparable damage may occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, may not be an adequate remedy therefor. Taylor Morrison and AV Homes further agreed that, except in certain cases where Taylor Morrison is paid the termination fee described above under “—Fees and Expenses and Termination Fees,” the parties shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, without any proof of actual damages and without the necessity of securing or posting of any bond or surety in connection with such remedy.

Governing Law

The Merger Agreement is governed by Delaware law.

THE VOTING AGREEMENT

The following section summarizes material provisions of the Voting Agreement, dated June 7, 2018, by and between Taylor Morrison and TPG (which we refer to as the “Voting Agreement”), which is included in this proxy statement/prospectus as Annex B, is incorporated by reference herein in its entirety, and qualifies the following summary in its entirety. The rights and obligations of Taylor Morrison and TPG, as parties to the Voting Agreement, are governed by the Voting Agreement and not by this summary or any other information contained in or incorporated by reference into this proxy statement/prospectus. AV Homes stockholders are urged to read the Voting Agreement carefully and in its entirety, as well as this proxy statement/prospectus and the information incorporated by reference into this proxy statement/prospectus, before making any decisions regarding the proposals.

The following summary of the Voting Agreement is included in this proxy statement/prospectus to provide you with information regarding the terms of the Voting Agreement and is not intended to provide any factual information about Taylor Morrison or TPG. Such information can be found elsewhere in this proxy statement/prospectus and in the other public filings Taylor Morrison has made and will make with the SEC. See “Where You Can Find More Information.”

AV Homes has one class of voting stock issued and outstanding, the AV Homes Common Stock, which votes on all matters presented to AV Homes stockholders for their vote or approval. TPG is the beneficial owner of, and has sole or shared voting power with respect to, 9,215,017 shares of AV Homes Common Stock. At the close of business on June 5, 2018, there were 22,372,641 outstanding shares of AV Homes Common Stock. Accordingly, TPG holds approximately 41% of the aggregate voting power attributable to the outstanding shares of AV Homes Common Stock.

Pursuant to the terms of, and subject to the conditions set forth in, the Voting Agreement, TPG has agreed to:

•

appear (in person or by proxy) at all meetings of the AV Homes stockholders and otherwise cause all shares of AV Homes Common Stock held by TPG (we refer to such shares as the “TPG Shares”) to be counted for the purposes of determining a quorum;

•

affirmatively vote and cause to be voted all TPG Shares in favor of (“for”), or, if action is to be taken by written consent in lieu of a meeting of AV Homes’ stockholders, deliver to AV Homes a duly executed affirmative written consent in favor of (“for”), to the extent applicable, (i) the adoption of the Merger Agreement, (ii) any proposal to adjourn such meeting of AV Homes’ stockholders to solicit additional proxies in favor of the adoption of the Merger Agreement and the approval of the Merger if there are not sufficient votes to adopt the Merger Agreement and approve the Merger on the date on which such meeting of AV Homes’ stockholders is held and (iii) any other action, proposal, transaction or agreement that would reasonably be expected to facilitate the timely consummation of the Merger and which the AV Homes Board has recommended that AV Homes’ stockholders vote in favor of;

•

not permit or allow the TPG Shares to be (i) transferred and not make any offer or enter into any agreement providing for a transfer of any of the TPG Shares and not commit to do, consent to, or otherwise facilitate any of the foregoing, except in cases where the transferee executes a customary joinder to the Voting Agreement in a form reasonably acceptable to Taylor Morrison agreeing to be bound by the Voting Agreement in the same manner as TPG, including full recourse to the TPG Shares so transferred for any violation of the Voting Agreement by TPG or such transferee or (ii) deposited into a voting trust or become subject to a voting agreement or arrangement or a grant of a proxy or power of attorney (other than pursuant to the Voting Agreement); and

•	on or prior to the election deadline, elect to receive the Stock Consideration with respect to each of the TPG Shares.

In addition, pursuant to the terms of, and subject to the conditions set forth in, the Voting Agreement, TPG has agreed to vote and cause to be voted all TPG Shares against, and not provide any written consent with respect to or for, the adoption or approval of:

•	any Acquisition Proposal (and the transactions contemplated thereby), including any Superior Proposal;

•

any action, omission, proposal, transaction or agreement to be taken, consummated or entered into by AV Homes that, if so taken, consummated or entered into by AV Homes would, or would reasonably be expected to, result in (i) a breach by AV Homes of any covenant, representation, warranty or other obligation of AV Homes set forth in the Merger Agreement or (ii) the failure of any of the conditions to the obligations of Taylor Morrison or Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement; or

•

any agreement (including, without limitation, any amendment, waiver, release from, or non-enforcement of any agreement), any amendment, supplement, modification or restatement of the certificate of incorporation or bylaws of AV Homes, to the extent such agreement, amendment, supplement, modification or restatement or other action or failure to act is intended or would reasonably be expected to prevent, interfere with, impair or delay the consummation of the Merger.

Pursuant to the terms of, and subject to the conditions set forth in, the Voting Agreement, TPG may vote in its sole discretion on all issues other than those specified in therein.

Pursuant to the terms of, and subject to the conditions set forth in, the Voting Agreement, TPG also agreed, except as expressly contemplated by the Voting Agreement or the Merger Agreement, not to (and, to the extent applicable, instruct and use commercially reasonable efforts to cause its controlled affiliates and representatives not to):

•

initiate, solicit, knowingly facilitate or knowingly encourage the submission or announcement of any inquiries, proposals or offers relating to any Acquisition Proposal or engage in any discussions or negotiations with respect thereto (other than informing any third party of the existence of the provisions contained in the Voting Agreement and in Section 5.3 of the Merger Agreement (No Solicitation));

•	approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal;

•	enter into any letter of intent or other similar agreement relating to any Acquisition Proposal;

•	resolve or agree to do any of the foregoing;

•

exercise any statutory rights of appraisal or rights to dissent that TPG may have, or that may arise, under the Merger Agreement, DGCL or otherwise, with respect to the Merger Agreement or the Merger; or

•

enter into any agreement or commitment with any person or entity of the effect of which would violate or prevent, impair or delay TPG from performing its obligations under the provisions and agreements set forth in the Voting Agreement.

Furthermore, nothing in the Voting Agreement prejudices in any way TPG’s or its affiliates’ rights pursuant to the Management Agreement, dated as of June 20, 2013, by and between AV Homes and TPG (which we refer to as the “Management Agreement”) or the Stockholder’s Agreement, dated as of June 20, 2013, by and between AV Homes and TPG (which we refer to as the “Stockholder’s Agreement”); provided, that if there is any conflict between the Voting Agreement and the Stockholder’s Agreement, the Voting Agreement controls. Taylor Morrison and TPG agreed that (i) AV Homes will pay to TPG, at or prior to the closing of the transactions contemplated by the Merger Agreement, all unpaid reimbursable expenses and monitoring fees owed pursuant to the Management Agreement; (ii) the Management Agreement and the Stockholder’s Agreement will terminate automatically upon the closing of the transactions contemplated by the Merger Agreement pursuant to their terms without any further action of the parties to the Merger Agreement; (iii) AV Homes, the surviving corporation, Taylor Morrison and their respective affiliates will have no liability to TPG under the Management Agreement or the Stockholder’s Agreement following the closing of the transactions contemplated by the Merger Agreement (other than with respect to the foregoing payment obligations); and (iv) TPG and its affiliates will have no liability to AV Homes, the surviving corporation, Taylor Morrison and their respective affiliates under the Management Agreement or the Stockholder’s Agreement following the closing of the transactions contemplated by the Merger Agreement.

The Voting Agreement terminates automatically upon the occurrence of the following:

•	at any time prior to AV Homes stockholder approval of the Merger, if the AV Homes Board shall have effected an AV Homes Recommendation Change;

•

the earlier of (i) the closing of the transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement and (ii) the termination of the Merger Agreement in accordance with its terms;

•

any amendment to the Merger Agreement is effected, or any waiver of AV Homes’ rights under the Merger Agreement is granted, in each case, without TPG’s prior written consent, that (i) diminishes the Per Share Merger Consideration received by the AV Homes stockholders, (ii) changes the form of Per Share Merger Consideration payable to the AV Homes stockholders, or (iii) extends the Outside Date or imposes any additional conditions or obligations that would reasonably be expected to prevent the consummation of the Merger; or

•	the mutual written consent of Taylor Morrison and TPG.

PROPOSAL II: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION

As required by Section 14A of the Exchange Act and the applicable SEC rules promulgated thereunder, AV Homes is required to submit a proposal to AV Homes’ stockholders for a nonbinding, advisory vote to approve the payment by AV Homes of certain compensation that may become payable to the named executive officers of AV Homes that is based on or otherwise relates to the Merger, as described in “Proposal I: Adoption of the Merger Agreement—Interests of Certain AV Homes Directors and Officers in the Merger,” including the footnotes to the table. This proposal is referred to herein as the “named executive officer Merger-related compensation proposal.”

The AV Homes Board unanimously recommends that AV Homes’ stockholders approve the following resolution:

RESOLVED, that the compensation that may be paid or become payable to AV Homes’ named executive officers in connection with the Merger, and the agreement or understandings pursuant to which such compensation may be paid or become payable, in each case, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of this proxy statement entitled “Proposal I: Adoption of the Merger Agreement—Interests of Certain AV Homes Directors and Officers in the Merger,” including the footnotes to the table and the related narrative discussion, is hereby APPROVED.

The vote on the named executive officer Merger-related compensation proposal is a vote separate and apart from the vote on the proposal to approve the Merger. Accordingly, you may vote to approve the Merger and vote not to approve the named executive officer Merger-related compensation proposal and vice versa. Because the vote on the named executive officer Merger-related compensation proposal is advisory only, it will not be binding on either AV Homes or Taylor Morrison. Accordingly, if the Merger is approved and the Merger is completed, the compensation will become payable if the applicable contractual conditions are satisfied, regardless of the outcome of the nonbinding, advisory vote of AV Homes’ stockholders.

The above resolution approving the Merger-related compensation of AV Homes’ named executive officers on an advisory basis will require the affirmative vote of the holders of a majority of the votes cast on such proposal at the AV Homes special meeting.

The AV Homes Board unanimously recommends a vote “FOR” the named executive officer Merger-related compensation proposal.

PROPOSAL III: ADJOURNMENT OF AV HOMES SPECIAL MEETING

AV Homes stockholders are being asked to approve a proposal that will give the AV Homes Board authority to adjourn the AV Homes special meeting one or more times, if necessary or appropriate, as determined by AV Homes or requested by Taylor Morrison, to solicit additional proxies if there are insufficient votes at the time of the AV Homes special meeting or any adjournments thereof to adopt the Merger Agreement.

If this proposal is approved, the AV Homes special meeting could be adjourned to any date. If the AV Homes special meeting is adjourned, AV Homes stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote FOR the proposal to adopt the Merger Agreement or FOR the named executive officer Merger-related compensation proposal but do not indicate a choice on the adjournment proposal, your shares of AV Homes Common Stock will be voted FOR the adjournment proposal. If you indicate, however, that you wish to vote against the proposal to adopt the Merger Agreement or against the named executive officer Merger-related compensation proposal, your shares of AV Homes Common Stock will only be voted FOR the adjournment proposal if you indicate that you wish to vote FOR that proposal.

The affirmative vote, in person or by proxy, of holders of a majority of the votes which could be cast by the holders of all classes of stock entitled to vote on such question which are present in person or by proxy at the AV Homes special meeting is required to approve the adjournment proposal.

The AV Homes Board recommends that AV Homes stockholders vote FOR the approval of the adjournment of the AV Homes special meeting, if necessary or appropriate, as determined by AV Homes or requested by Taylor Morrison, to solicit additional proxies if there are insufficient votes at the time of the AV Homes special meeting or any adjournments thereof to adopt the Merger Agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Taylor Morrison and AV Homes entered into the Merger Agreement on June 7, 2018. Pursuant to the terms of the Merger Agreement, AV Homes will be merged with and into Merger Sub, a subsidiary of Taylor Morrison, and each share of AV Homes Common Stock will be converted into the right to receive the Merger Consideration, which will be paid in the form specified in the Merger Agreement. Upon completion of the Merger, the separate corporate existence of Merger Sub will cease, and AV Homes will continue as the Surviving Corporation in the Merger.

The following presents the unaudited pro forma condensed combined balance sheets of Taylor Morrison and AV Homes, giving effect to the Merger as if it had been consummated on June 30, 2018. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2018 and for the year ended December 31, 2017 present the historical consolidated statements of operations of Taylor Morrison and AV Homes, giving effect to the Merger as if it had been consummated on January 1, 2017, the beginning of the earliest period presented. The fiscal years of Taylor Morrison and AV Homes both end on December 31.

As of the date of this proxy statement/prospectus, Taylor Morrison has completed a preliminary fair value assessment with respect to the AV Homes assets to be acquired and the AV Homes liabilities to be assumed but has not yet finalized its fair value measurements. In connection with the preparation of the unaudited pro forma condensed combined financial statements, Taylor Morrison has estimated the fair value of AV Homes’ owned inventory based on discussions with AV Homes’ management, preliminary analyses, due diligence and information presented in public filings. The valuations necessary to arrive at estimates of the fair value of the AV Homes inventory assets to be acquired and the AV Homes liabilities to be assumed are preliminary and subject to completion. All other assets and liabilities are presented at carrying value and are also subject to completion of fair value analysis. In addition, there may be additional adjustments necessary to conform AV Homes accounting policies to Taylor Morrison’s accounting policies. A final determination of the fair value of AV Homes’ assets and liabilities will be based on the actual assets and liabilities of AV Homes that exist as of the date of completion of the Merger. Additionally, the final value of the consideration to be paid by Taylor Morrison to complete the Merger will be determined based on the ending number of shares of AV Homes Common Stock outstanding at the time of the completion of the Merger. Within 12 months after the completion of the Merger, final valuations will be completed and reflected in the combined company’s financial information. There may be differences between these preliminary estimates and the final valuations, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. Accordingly, the preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements presented below and are subject to further adjustments.

These unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with (1) the unaudited interim consolidated financial statements of Taylor Morrison and AV Homes contained in their respective Quarterly Reports on Form 10-Q for the quarter ended June 30, 2018 and (2) the audited consolidated financial statements of Taylor Morrison and AV Homes contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2017, all of which are incorporated by reference in this proxy statement/prospectus. The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Taylor Morrison would have been had the Merger occurred on the dates assumed, nor are they necessarily indicative of the future consolidated results of operations or consolidated financial position of the combined company.

Taylor Morrison Home Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2018

	Taylor Morrison Condensed Historical	AV Homes Condensed Historical	Pro Forma Merger Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$320,102	$115,978	$(280,446	)(a)	$155,634
Restricted cash	1,319	1,794	—		3,113

Total cash, cash equivalents, and restricted cash	321,421	117,772	(280,446)		158,747
Owned inventory	3,194,241	731,552	5,405	(b)	3,931,198
Real estate not owned under option agreements	1,462	—	—		1,462

Total real estate inventory	3,195,703	731,552	5,405		3,932,660
Land deposits	40,514	—	15,670	(c)	56,184
Mortgage loans held for sale	99,606	—	—		99,606
Investments in unconsolidated entities	189,733	—	—		189,733
Deferred tax assets, net	117,892	70,079	—		187,971
Property and equipment and other assets, net	189,754	66,007	—		255,761
Goodwill	66,198	39,023	23,581	(d)	128,802

Total assets	$4,220,821	$1,024,433	$(235,791)		$5,009,463

Liabilities
Accounts payable	$160,051	$40,542	$—		$200,593
Accrued expenses and other liabilities	167,315	33,418	70,000	(e)	270,733
Income taxes payable	14,454	—	—		14,454
Customer deposits	191,893	13,730	—		205,623
Estimated development liability	—	31,363	—		31,363
Total debt, net	1,427,264	473,086	—		1,900,350
Liabilities attributable to real estate not owned under option agreements	1,462	—	—		1,462

Total liabilities	1,962,439	592,139	70,000		2,624,578
Stockholders’ Equity
Total Stockholders’ Equity	2,237,117	432,294	(305,791	)(f)	2,363,620
Non-controlling interests, net	21,265	—	—		21,265

Total stockholders’ equity	2,258,382	432,294	(305,791)		2,384,885

Total liabilities and stockholders’ equity	$4,220,821	$1,024,433	$(235,791)		$5,009,463

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2018

(dollars in thousands, except for per share amounts)

(a) Adjustments to Cash and Cash Equivalents

In accordance with the Merger Agreement, Taylor Morrison estimates it will pay holders of AV Homes Common Stock aggregate Merger Consideration consisting of a total of $280.5 million in cash and 9.1 million shares of Taylor Morrison Common Stock. Per the Merger Agreement, the holders of AV Homes Common Stock will be permitted to elect to receive per share consideration consisting of (i) 0.9793 of a share of Taylor Morrison Common Stock, (ii) $21.50 in cash or (iii) $12.64 in cash and 0.4034 share of Taylor Morrison Common Stock. The Merger Agreement provides for the proration of AV Homes stockholder elections such that the aggregate Merger Consideration will consist of approximately 58.8% cash and approximately 41.2% Taylor Morrison Common Stock. Refer to footnote 3 of Notes to the Unaudited Pro Forma Condensed Combined Financial Statements—Preliminary Purchase Price for a reconciliation of all consideration transferred.

AV Homes shares of common stock outstanding as of August 13, 2018 (excluding 177,812 shares of restricted common stock)	22,183,699
58.8% of AV Homes shares of common stock outstanding as of August 13, 2018 to be exchanged for cash	13,044,015
Purchase price per share of common stock outstanding	$21.50
Portion of purchase price assumed to paid in cash	$280,446
(b) Adjustments to Owned Inventory
To reflect management’s preliminary estimate of fair value adjustments of inventories owned (excluding homes in backlog) in accordance with Accounting Standards Codification Topic 820, “Fair Value Measurements and Disclosures.”	$21,075
To reflect a reclassification of the land deposit balance of AV Homes from Owned Inventory to Land Deposits in order to conform with Taylor Morrison’s financial statement presentation. See Footnote (c) below	$(15,670)

Total Adjustment to Owned Inventory	$5,405

(c) Adjustments to Land Deposits
To reflect a reclassification of the land deposit balance of AV Homes from Owned Inventory to Land Deposits in order to conform with Taylor Morrison’s financial statement presentation	$15,670
(d) Adjustments to Goodwill
To eliminate goodwill from AV Homes’ balance sheet as of June 30, 2018	$(39,023)
To reflect the excess of the purchase price over the value of the AV Homes net assets acquired. Refer to footnote 3 of Notes to the Unaudited Pro Forma Condensed Combined Financial Statements—Preliminary Purchase Price for AV Homes’ net assets acquired	62,604

Net adjustment to goodwill	$23,581

(e) Adjustments to Accrued Expenses and Other Liabilities
Reflects non-recurring expenses resulting directly from the Merger	$70,000
(f) Adjustments to Total Stockholders’ Equity
To reflect Taylor Morrison’s estimate of non-capitalizable expenses for the Merger. Refer to footnote 2 of Notes to the Unaudited Pro Forma Condensed Combined Financial Statements—Estimated Merger and Integration Costs	$(70,000)
To reflect the 41.2% of the purchase price assumed to be paid in Taylor Morrison Common Stock.(1)	196,503
To reflect elimination of AV Homes total stockholder’s equity as of June 30, 2018	(432,294)

Net adjustment to total stockholders’ equity	$(305,791)

(1)

Pursuant to the Merger Agreement, 41.2% of consideration transferred will be an exchange of Taylor Morrison Common Stock for AV Homes Common Stock. The value of the exchange is based on the number of shares of Taylor Morrison Common Stock issued at a conversion ratio of 0.4034, utilizing the number of AV Homes’ shares of Common Stock outstanding as of August 13, 2018, and a purchase price of $21.50 per converted share. Refer to footnote 3 of Notes to the Unaudited Pro Forma Condensed Combined Financial Statements—Preliminary Purchase Price for reconciliation of consideration transferred.

Taylor Morrison Home Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2018

	Taylor Morrison Condensed Historical	AV Homes Condensed Historical	Pro Forma Merger Adjustments		Pro Forma Combined
Home and land closings revenue, net	$1,702,689	346,461	—		2,049,150
Mortgage operations revenue	30,472	—	—		30,472
Amenity and other revenue	—	9,107	—		9,107

Total revenues	1,733,161	355,568	—		2,088,729
Cost of home and land closings	1,390,152	285,470	6,403	(g)	1,682,025
Mortgage operations expenses	21,196	—	—		21,196
Amenity and other expenses	—	9,350	—		9,350

Total cost of revenues	1,411,348	294,820	6,403		1,712,571
Gross margin	321,813	60,748	(6,403)		376,158
Sales, general and administrative expenses	187,080	54,233	—		241,313
Equity in income of unconsolidated entities	(7,263)	—	—		(7,263)
Interest income and other expenses, net	3,473	5,553	(6,403	)(g)	2,623

Income before income taxes	138,523	962	—		139,485
Income tax provision	31,699	306	—	(h)	32,005

Net income before allocation to non-controlling interests	106,824	656	—		107,480
Net income attributable to non-controlling interests—joint ventures	(269)	—	—		(269)

Net income before allocation to non-controlling interests—Principal Equityholders	106,555	656	—		107,211

Net income attributable to non-controlling interests—Principal Equityholders	(3,133)	—	189	(i)	(2,944)

Net income available to Taylor Morrison/AV Homes	$103,422	$656	$189		$104,267

Earnings per common share
Basic	$0.94	$0.03			$0.87

Diluted	$0.93	$0.03			$0.86 (j)

Weighted average number of shares of common stock:
Basic	110,508	22,577	(13,437	)(k)	119,648
Diluted	115,400	22,908	(13,768	)(k)	124,540

Taylor Morrison Home Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2017

	Taylor Morrison Condensed Historical	AV Homes Condensed Historical	Pro Forma Merger Adjustments		Pro Forma Combined
Home and land closings revenue, net	$3,816,154	826,192	—		4,642,346
Mortgage operations revenue	69,136	—	—		69,136
Amenity and other revenue	—	17,061	—		17,061

Total revenues	3,885,290	843,253	—		4,728,543
Cost of home and land closings	3,104,709	684,289	10,618	(g)	3,799,616
Mortgage operations expenses	41,652	—	—		41,652
Amenity and other expenses	—	14,838	—		14,838

Total cost of revenues	3,146,361	699,127	10,618		3,856,106
Gross margin	738,929	144,126	(10,618)		872,437
Sales, general and administrative expenses	390,440	106,391	—		496,831
Equity in income of unconsolidated entities	(8,846)	—	—		(8,846)
Interest income and other expenses, net	1,679	9,555	(10,618	)(g)	616
Loss on extinguishment of debt	—	9,848	—		9,848

Income before income taxes	355,656	18,332	—		373,988
Income tax provision	179,006	40,268	—	(h)	219,274

Net income before allocation to non-controlling interests	176,650	(21,936)	—		154,714
Net income attributable to non-controlling interests—joint ventures	(430)	—	—		(430)

Net income before allocation to non-controlling interests—Principal Equityholders	176,220	(21,936)	—		154,284

Net income attributable to non-controlling interests—Principal Equityholders	(85,000)	—	16,032	(i)	(68,968)

Net income available to Taylor Morrison/AV Homes	$91,220	$(21,936)	$16,032		$85,316

Earnings per common share
Basic	$1.47	$(0.98)			$1.20
Diluted	$1.47	$(0.98)			$1.20 (j)
Weighted average number of shares of common stock:
Basic	62,061	22,493	(13,353	)(k)	71,201
Diluted	120,915	22,493	(13,353	)(k)	130,055

Notes to Unaudited Pro Forma Condensed Statements of Operations

for the Year Ended December 31, 2017

and the Six Months Ended June 30, 2018

(dollars in thousands, except for per share amounts)

	For the six months ended June 30, 2018	For the twelve months ended December 31, 2017
(g) Adjustments to Cost of Home Closings and Interest Expense

To reflect the capitalization of AV Homes’ interest expense incurred relating to homebuilding operations and subsequent amortization of such expense. Taylor Morrison estimates all interest expense incurred by AV Homes will be capitalizable as a result of sufficient qualifying assets following the Merger.

Adjustment to cost of home closings to reflect the capitalization of interest expense for the periods presented	$(6,403)	$(10,618)
Adjustment to amortization to reflect the amortization of interest expense for the periods presented	$6,403	$10,618

(h) Adjustments to Income tax provision

The pro forma income tax provision represents the dollar amounts actually reported for each company on a combined basis, which reflects a combined effective tax rate as if Taylor Morrison and AV Homes were operating jointly during these periods. This approach was used, since Taylor Morrison and AV Homes primarily operate in overlapping jurisdictions. As a result, the combined company’s federal and state income tax rate is not expected to materially differ from the income tax rates used by Taylor Morrison and AV Homes as stand-alone entities. We expect the combined company to be subject to a statutory tax rate of approximately 25%, which does not include any discrete tax adjustments. The statutory tax rate is comprised of a US federal rate of 21% and a combined state rate of 4%.

	For the six months ended June 30, 2018	For the twelve months ended December 31, 2017

(i) Adjustments to Net income attributable to non-controlling interests — Principal Equityholders

Net income attributable to non-controlling interests—Principal Equityholders is based on the Principal Equityholders’ weighted average ownership percentage of Taylor Morrison. As a result of the adjustment of weighted average shares, the ownership percentage of Taylor Morrison’s Principal Equity holders decreased for the six months ended June 30, 2018 and the twelve months ended December 31, 2017. The adjustment presented reflects the pro forma net income associated with the Principal Equityholders’ ownership and subsequently the adjusted net income available to the pro forma combined company(2).

	$189	$16,032

(2)

Principal Equityholders of Taylor Morrison as of December 31, 2017 consisted of TPG, Oaktree, and current and former members of Taylor Morrison’s management. As of January 17, 2018, TPG and Oaktree no longer had an investment in Taylor Morrison and therefore the ownership percentage of the Principal Equityholders decreased to 0.8% at June 30, 2018 from 31.1% at December 31, 2017.

	For the six months ended June 30, 2018	For the twelve months ended December 31, 2017
(j) Diluted Earnings Per Share Reconciliation
Numerator:
Net income attributable to non-controlling interests—Principal Equityholders	$2,944	$68,968
Net income available to Taylor Morrison/AV Homes	$104,267	$85,316
Loss fully attributable to public holding company—Taylor Morrison	$165	$6,681

Net Income—diluted	$107,376	$160,965

Denominator:
Weighted average shares—diluted	124,540	130,055
Calculated earnings per share—diluted	$0.86	$1.24
To reflect the amount of diluted earnings per share presented on the pro forma condensed statement of operations as diluted earnings per share cannot be larger than basic earnings per share.	N/A	$1.20

(share counts in thousands)	For the six months ended June 30, 2018	For the twelve months ended December 31, 2017
(k) Adjustments to Weighted Average Shares
To reflect the pro forma shares outstanding after issuance of Taylor Morrison Common Stock related to the acquisition and cancellation of AV Homes Common Stock.
Issuance of Taylor Morrison Common Stock(3)	9,140	9,140
Cancellation of AV Homes Common Stock	(22,577)	(22,493)

Basic Weighted Average Number of Shares	(13,437)	(13,353)
Issuance of Taylor Morrison Common Stock	9,140	9,140
Cancellation of AV Homes Common Stock	(22,908)	(22,493)

Diluted Weighted Average Number of Shares	(13,768)	(13,353)

(3)

As provided in the Merger Agreement, 41.2% of the aggregate Merger Consideration will be paid in the form of 9.14 million shares of Taylor Morrison Common Stock. The number of shares issued is based on AV Homes’ total shares of Common Stock outstanding as of August 13, 2018. Refer to footnote 3—Preliminary Purchase Price for reconciliation of consideration transferred.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Regulation S-X Article 11 which gives effect to the Merger under Accounting Standards Codification Topic 805, “Business Combinations” using the acquisition method of accounting giving effect to the Merger involving Taylor Morrison and AV Homes, with Taylor Morrison as the accounting acquirer.

The accompanying unaudited pro forma condensed combined financial statements present the pro forma consolidated financial position and results of operations of the combined company, based on the historical financial statements of Taylor Morrison and AV Homes, after giving effect to the Merger and adjustments described in the notes thereto, and are intended to reflect the impact of the Merger on Taylor Morrison’s condensed consolidated financial statements. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position of the combined company had the Merger been consummated at June 30, 2018 or the results of operations of the combined company had the Merger been consummated at January 1, 2017, nor is it necessarily indicative of the results of operations of the combined company in future periods or the future financial position of the combined company.

Under the acquisition method of accounting, the assets and liabilities of AV Homes will be recorded at the respective fair values on the Merger date. The fair value on the Merger date represents management’s best preliminary estimates based on available information and facts and circumstances in existence on the Merger date. The pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is preliminary and subject to adjustment. Adjustments may include, but not be limited to, changes in (i) the underlying values of assets and liabilities if market conditions differ from current assumptions; or (ii) if information unknown as of the completion of the Merger becomes known.

The accounting policies of both Taylor Morrison and AV Homes are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary valuation of the net assets acquired including goodwill. The valuation of the assets and liabilities in these unaudited pro forma condensed combined financial statements is based upon the estimated purchase price. This amount was derived based on the Merger Consideration to be paid to holders of AV Homes Common Stock. Under the Merger Agreement, the holders of AV Homes Common Stock will be permitted to elect to receive per share consideration consisting of (i) 0.9793 of a share of Taylor Morrison Common Stock, (ii) $21.50 in cash or (iii) a combination of $12.64 in cash and 0.4034 share of Taylor Morrison Common Stock. The Merger Agreement provides for the proration of AV Homes stockholder elections such that the aggregate Merger Consideration will consist of approximately 58.8% cash and approximately 41.2% Taylor Morrison Common Stock. As a result, for purposes of the unaudited pro forma condensed combined financial information, it has been assumed that Taylor Morrison will pay holders of AV Homes Common Stock aggregate Merger Consideration consisting of a combination of cash and shares of Taylor Morrison Common Stock. The actual number of shares of Taylor Morrison’s Common Stock to be issued in the Merger will be based upon the actual number shares of AV Homes Common Stock outstanding when the Merger is completed.

For purposes of the unaudited pro forma condensed combined financial information, it has been assumed that the $80.0 million outstanding aggregate principal amount of the AV Homes Convertible Notes has not been converted and remains outstanding. The Merger constitutes a “Fundamental Change” for purposes of the indenture governing the AV Homes Convertible Notes. Upon the occurrence of a Fundamental Change, the holders of the AV Homes Convertible Notes can cause AV Homes (or its successor) to repurchase the AV

Homes Convertible Notes at a price equal to 100% of their aggregate principal amount, plus accrued and unpaid interest to but not including the date of repurchase. Holders of the AV Homes Convertible Notes may also convert them at an increased conversion rate in connection with the Merger, and if such conversion occurs with respect to all of the AV Homes Convertible Notes, such holders would be entitled to the Merger Consideration that would be paid to holders of a total of approximately 4.4 million shares of AV Homes Common Stock. The form of such Merger Consideration would be the form elected by holders of a plurality of the AV Homes Common Stock. Such Merger Consideration would consist of (i) an aggregate of approximately $95.0 million in cash if holders of a plurality of AV Homes Common Stock elect to receive all of the Merger Consideration in cash, (ii) an aggregate of approximately 4.3 million shares of Taylor Morrison Common Stock if holders of a plurality of such AV Homes Common Stock elect to receive all of the Merger Consideration in Taylor Morrison Common Stock and (iii) an aggregate of approximately $55.8 million in cash and approximately 1.8 million shares of Taylor Morrison Common Stock if holders of a plurality of such AV Homes Common Stock elect to receive mixed cash and stock consideration. The combined company expects to fund any required additional cash payments from additional borrowings under its revolving credit facility.

The consideration deliverable upon conversion of AV Homes Convertible Notes as described in the preceding paragraph assumes that the Merger closes on October 1, 2018, and the average closing price of the AV Homes Common Stock on the last five trading days preceding the closing date is $21.50. Pursuant to the terms of the indenture governing the AV Homes Convertible Notes, the number of shares of AV Homes Common Stock issuable upon conversion of the AV Homes Convertible Notes will vary based on the date of closing of the Merger and such average closing price. Any AV Homes Convertible Notes that are not repurchased or converted will remain outstanding.

2. Estimated Merger and Integration Costs

In connection with the Merger, the plan to integrate Taylor Morrison’s and AV Homes’ operations is still being developed. The combined company expects to incur costs associated with integrating the operations of Taylor Morrison and AV Homes. The unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from expected operating efficiencies or synergies. Over the next several months, the specific details of these plans will continue to be refined. Taylor Morrison and AV Homes are currently in the process of assessing their respective businesses to determine where they may eliminate potential redundancies. Taylor Morrison expects to incur Merger-related expenses including system conversion costs, employee retention and severance agreements, communications to customers, and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature and timing of these integration actions. Most acquisition and restructuring costs are recognized separately from a business combination and generally will be expensed as incurred. Taylor Morrison currently estimates that Merger-related costs will be approximately $70.0 million and expects they will be incurred primarily in the year ending December 31, 2018. These estimated costs are not reflected in the accompanying pro forma condensed combined statement of operations for the year ended December 31, 2017 and the six months ended June 30, 2018 because they are non-recurring, but they are reflected in the pro forma condensed combined balance sheet as of June 30, 2018 as an adjustment to retained earnings within Total Stockholder’s equity.

3. Preliminary Purchase Price

The preliminary purchase price was derived based on the Merger Consideration to be paid to holders of AV Homes Common Stock. Under the Merger Agreement, the holders of AV Homes Common Stock will be permitted to elect to receive per share consideration consisting of (i) 0.9793 of a share of Taylor Morrison Common Stock, (ii) $21.50 in cash or (iii) $12.64 in cash and 0.4034 share of Taylor Morrison Common Stock. The Merger Agreement provides for the proration of AV Homes stockholder elections such that the aggregate Merger Consideration will consist of approximately 58.8% cash and approximately 41.2% Taylor Morrison Common Stock. The following is a preliminary calculation of the purchase price in the Merger, based (1) the total shares of AV Homes Common Stock on August 13, 2018, (2) payment of per-share cash consideration of $21.50 for 58.8% of the outstanding shares of AV Homes Common Stock and (3) payment of per-share stock consideration of 0.4034 shares of Taylor Morrison Common Stock for 41.2% of the outstanding shares of AV Homes Common Stock:

(Dollars in thousands)
AV Homes shares of common stock outstanding as of August 13, 2018 (excluding 177,812 shares of restricted common stock)	22,183,699

(Dollars in thousands)
AV Homes shares of common stock assumed to be paid for in cash (58.8% of common stock outstanding)	13,044,015
AV Homes shares of common stock assumed to be exchanged for Taylor Morrison Common Stock (41.2% of common stock outstanding)	9,139,684
Consideration attributable to cash	$280,446
Consideration attributable to Taylor Morrison Common Stock	$196,503

Total purchase price	$476,950

The following is a preliminary estimate of the fair value of AV Homes’ assets to be acquired and the AV Homes liabilities to be assumed by Taylor Morrison in the Merger, reconciled to the estimate of the purchase price. For purposes of this allocation only, Owned Inventory reflects a preliminary estimate of fair value. All other assets and liabilities are presented at carrying value and are also subject to completion of the fair value analysis.

(Dollars in thousands)
Total purchase price	$476,950
AV Homes assets acquired:
Cash and cash equivalents	$117,772
Owned inventory	752,627
Property and equipment and other assets, net	66,007
Deferred tax assets, net	70,079
Goodwill	62,604

Total AV Homes assets acquired	$1,069,089

AV Homes liabilities assumed:
Accounts payable	$40,542
Accrued expenses and other liabilities	33,418
Customer deposits	13,730
Estimated development liability	31,363
Total debt, net	473,086

Total AV Homes liabilities assumed	$592,139

Fair value of AV Homes net assets acquired	$476,950

DESCRIPTION OF TAYLOR MORRISON’S CAPITAL STOCK

The following is a summary of the material terms of Taylor Morrison’s capital stock. Because it is only a summary, it may not contain all of the information that may be important to you and is qualified in its entirety by reference to the Taylor Morrison Charter and the Taylor Morrison Bylaws. Accordingly, you should read the more detailed provisions of the Taylor Morrison Charter and the Taylor Morrison Bylaws.

Capital Stock

Taylor Morrison’s authorized capital stock consists of 400,000,000 shares of Class A common stock, par value $0.00001 per share, 200,000,000 shares of Class B common stock, par value $0.00001 per share, and 50,000,000 shares of preferred stock, par value $0.00001 per share. As of July 10, 2018, Taylor Morrison has approximately 111,387,224 shares of Class A common stock outstanding, 863,434 shares of Class B common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Voting. Holders of Taylor Morrison Common Stock and Taylor Morrison Class B Common Stock are entitled to one vote for each share held on all matters submitted to stockholders for their vote or approval. The holders of Taylor Morrison’s Common Stock and Taylor Morrison Class B Common Stock vote together as a single class on all matters submitted to stockholders for their vote or approval, except with respect to the amendment of certain provisions of the Taylor Morrison Charter that would alter or change the powers, preferences or special rights of the Taylor Morrison Class B Common Stock so as to affect them adversely, which amendments must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law. The voting power of the outstanding Taylor Morrison Class B Common Stock (expressed as a percentage of the total voting power of all common stock) is equal to the percentage of limited partnership units (the “New TMM Units”) of TMM Holdings II Limited Partnership not held directly or indirectly by Taylor Morrison.

Dividends. The holders of Taylor Morrison Common Stock are entitled to receive dividends when, as, and if declared by Taylor Morrison’s board of directors out of legally available funds. The holders of Taylor Morrison Class B Common Stock do not have any right to receive dividends other than dividends consisting of shares of Taylor Morrison Class B Common Stock paid proportionally with respect to each outstanding share of Taylor Morrison Class B Common Stock.

Liquidation or Dissolution. Upon Taylor Morrison’s liquidation or dissolution, the holders of Taylor Morrison Common Stock are entitled to share ratably in those of Taylor Morrison’s assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Other than their par value, the holders of Taylor Morrison Class B Common Stock do not have any right to receive a distribution upon a liquidation or dissolution of Taylor Morrison.

Transferability and Exchange. Subject to the terms of the Exchange Agreement, holders of New TMM Units may exchange their New TMM Units (along with a corresponding number of shares of Taylor Morrison Class B Common Stock) for shares of Taylor Morrison Common Stock. Each such exchange will be on a one-for-one equivalent basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Shares of Taylor Morrison Class B Common Stock may not be transferred except in connection with an exchange or transfer of New TMM Units.

Upon exchange, each share of Taylor Morrison Class B Common Stock will be canceled.

Preferred Stock

Taylor Morrison has been authorized to issue up to 50,000,000 shares of preferred stock. Taylor Morrison’s board of directors has authorized, subject to limitations prescribed by Delaware law and the Taylor Morrison

Charter, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Taylor Morrison’s board of directors is also authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Taylor Morrison and may adversely affect the voting and other rights of the holders of Taylor Morrison Common Stock and Taylor Morrison Class B Common Stock, which could have an adverse impact on the market price of Taylor Morrison Common Stock. Taylor Morrison has no current plan to issue any shares of preferred stock.

Anti-Takeover Effects of Taylor Morrison’s Certificate of Incorporation and Bylaws

The Taylor Morrison Charter and Taylor Morrison Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by Taylor Morrison’s board of directors.

These provisions include:

Term of Directors. The Taylor Morrison Charter previously provided that Taylor Morrison’s board of directors was to be divided into three classes of directors, with the classes as nearly equal in number as possible. Prior to the 2019 annual meeting of Taylor Morrison’s stockholders, approximately one-third of Taylor Morrison’s board of directors is elected each year for a term of three years. Commencing with the 2019 annual meeting, directors (other than any director in office at the 2019 annual meeting who was previously elected to a term expiring at the 2020 or 2021 annual meeting) shall be elected for a term of one year. As a result, Taylor Morrison’s board of directors will no longer be classified beginning at the 2020 annual meeting. While the board of directors remains classified, it is more difficult for stockholders to change the composition of Taylor Morrison’s board of directors. The Taylor Morrison Charter also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by Taylor Morrison’s board of directors.

Action by Written Consent; Special Meetings of Stockholders. The Taylor Morrison Charter provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Taylor Morrison Charter and the Taylor Morrison Bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the Chairman or Vice-Chairman of the board of directors, the chief executive officer, or pursuant to a resolution adopted by a majority of the board of directors.

Advance Notice Procedures. The Taylor Morrison Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of Taylor Morrison’s stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given Taylor Morrison’s Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the Taylor Morrison Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Taylor Morrison Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Taylor Morrison.

Super-Majority Approval Requirements. The Delaware General Corporation Law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage. The Taylor Morrison Charter and the Taylor Morrison Bylaws provides that the affirmative vote of holders of at least 75% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal specified provisions, including those relating to actions by written consent of stockholders, calling of special meetings of stockholders, the provisions relating to business combinations, and until such time as all directors who were elected prior to the 2019 annual meeting to a term expiring at the 2020 or 2021 annual meeting have served the remainder of such term or been re-elected to serve one-year terms, provisions relating to the board of directors. This requirement of a super-majority vote to approve amendments to the Taylor Morrison Charter and the Taylor Morrison Bylaws could enable a minority of Taylor Morrison’s stockholders to exercise veto power over any such amendments.

Authorized but Unissued Shares. Taylor Morrison’s authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of Taylor Morrison’s common stock by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations with Interested Stockholders. Taylor Morrison has elected that the Taylor Morrison Charter not be subject to Section 203 of the Delaware General Corporation Law, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, Taylor Morrison is not subject to any anti-takeover effects of Section 203. Nevertheless, the Taylor Morrison Charter contains provisions that have the same effect as Section 203, except that they provide that certain former equityholders of Taylor Morrison and their respective affiliates, including affiliates of TPG Global, LLC, and transferees may not be deemed to be “interested stockholders,” regardless of the percentage of Taylor Morrison’s voting stock owned by them, and accordingly will not be subject to such restrictions.

Directors’ Liability; Indemnification of Directors and Officers

The Taylor Morrison Charter limits the liability of Taylor Morrison’s directors to the fullest extent permitted by the Delaware General Corporation Law and provides that Taylor Morrison will provide them with customary indemnification. Taylor Morrison has entered into customary indemnification agreements with each of Taylor Morrison’s executive officers and directors that provide them, in general, with customary indemnification in connection with their service to Taylor Morrison or on Taylor Morrison’s behalf.

Transfer Agent and Registrar

The transfer agent and registrar for Taylor Morrison Common Stock is Computershare Trust Company, N.A.

Securities Exchange

Taylor Morrison Common Stock is listed on the New York Stock Exchange under the symbol “TMHC.”

COMPARISON OF STOCKHOLDER RIGHTS

Taylor Morrison and AV Homes are both Delaware corporations subject to the provisions of the DGCL. At the effective time of the Merger, each share of AV Homes Common Stock (other than Excluded Shares) will be converted into the right to receive the Merger Consideration, consisting of either: (i) Stock Consideration, (ii) Cash Consideration, or (iii) Mixed Consideration. No fractional shares will be issued in the Merger, and AV Homes stockholders will receive cash in lieu of any fractional shares. As a result, AV Homes stockholders may become stockholders of Taylor Morrison and will have their rights as stockholders governed by the Taylor Morrison Charter and the Taylor Morrison Bylaws. The Taylor Morrison Charter and the Taylor Morrison Bylaws will differ from the AV Homes Charter and the AV Homes Bylaws that currently govern the rights of AV Homes stockholders.

Set forth below are the material differences between the rights of a holder of Taylor Morrison Common Stock under the Taylor Morrison Charter and the Taylor Morrison Bylaws, on the one hand, and a holder of AV Homes Common Stock under the AV Homes Charter and the AV Homes Bylaws, on the other hand.

The following summary does not reflect any rules of NYSE or Nasdaq or any federal securities laws that may apply to Taylor Morrison or AV Homes in connection with the matters discussed. In addition, this summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the DGCL and the constituent documents of Taylor Morrison and AV Homes.

Taylor Morrison	AV Homes
Authorized Capital

• 600,000,000 shares of common stock, par value $0.00001 per share, of which 400,000,000 shares are Class A common stock and 200,000,000 are Class B common stock	• 50,000,000 shares of common stock, par value $1.00 per share

• 50,000,000 shares of preferred stock, par value $0.00001 per share	• 10,000,000 shares of preferred stock, par value $0.10 per share

Under the Taylor Morrison Charter, the Taylor Morrison Board has the authority to issue preferred stock in one or more series and to establish the designations, preferences and rights, including voting rights, of each series.	Under the AV Homes Charter, the AV Homes Board has the authority to issue preferred stock in one or more series and to establish the designations, preferences and rights, including voting rights, of each series.

Quorum

The Taylor Morrison Charter and the Taylor Morrison Bylaws provide that a quorum of stockholders is established by a majority of the voting power of all outstanding shares of stock entitled to vote.	The AV Homes Bylaws provide that a quorum of stockholders is established by holders of shares entitling them to exercise a majority of the voting power.

Number of Directors and Size of Board

The Taylor Morrison Bylaws provide that the size of the Taylor Morrison Board will consist of no less than three and not more than fifteen members to be determined from time to time by the Taylor Morrison Board.	Pursuant to the AV Homes Bylaws, the AV Homes Board shall consist of no less than eight and no more than fifteen members as may be fixed from time to time by resolution of the AV Homes Board.

The Taylor Morrison Board is currently fixed at seven directors.	The AV Homes Board currently has ten directors.

Term of Directors

Each member of the Taylor Morrison Board that may be elected in any annual meeting of stockholders beginning with the annual meeting to be held in 2019 will serve for a term expiring at the annual meeting of stockholders following his or her election or appointment and until his or successor has been duly elected or qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.	The AV Homes Board is not classified. Each member of the AV Homes Board is elected for a one-year term, to serve until the next annual meeting of stockholders following such director’s election and until such director’s successor is elected and qualifies, or until such director’s earlier death, resignation or removal in the manner described below.

The Taylor Morrison Board as it is currently composed, is classified. Assuming each director currently elected to a class serves his or her remaining term, the declassification of the Taylor Morrison Board will be complete at Taylor Morrison’s annual meeting of stockholders to be held in 2021.

Election of Directors

The Taylor Morrison Bylaws provide that, at any meeting for the election of directors at which a quorum is present, each director is elected by a plurality of the votes.	The AV Homes Bylaws provide that, at any meeting for the election of directors at which a quorum is present, each director is elected by a plurality of the votes.

Removal of Directors

The Taylor Morrison Charter provides that any director of the Taylor Morrison Board may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of Taylor Morrison entitled to vote generally in the election of directors, voting together as a single class.	The AV Homes Bylaws provide that any director of the AV Homes Board may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of AV Homes entitled to vote generally in the election of directors, voting together as a single class.

To the fullest extent permitted by law, any director who was previously elected to serve for a term extending until Taylor Morrison’s annual meeting of stockholders to be held in 2020 or 2021, for so long as such director is serving the remainder of such term and such time, if any, as such director is re-elected to serve for a one-year term, may be removed only for cause and only by the affirmative vote of the holders of at least 75% in voting power of Taylor Morrison’s outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

Stockholder Action by Written Consent

The Taylor Morrison Charter does not permit stockholder action by written consent.	The AV Homes Bylaws provide that when the vote of stockholders at a meeting is required or permitted to be taken for or in connection with any corporate action, the meeting and vote of stockholders may be dispensed with and the action may be taken without a meeting, without prior written notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed, or consented to by electronic transmission, by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Amendment of Certificate of Incorporation

The Taylor Morrison Charter provides that Taylor Morrison reserves the right to amend, alter, change or repeal any provision contained in the Taylor Morrison Charter, in the manner now or hereafter prescribed by the DGCL. Certain provisions of the Taylor Morrison Charter, however, may not be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless in addition to any other vote required by the Taylor Morrison Charter or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of capital stock of Taylor Morrison entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.	The AV Homes Charter may be amended in the manner prescribed by statute.

Under the DGCL, a company’s certificate of incorporation generally may be amended by the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote on such amendment and by the affirmative vote of a majority of the voting power of the outstanding stock of each class entitled to vote on such amendment as a class.	Under the DGCL, a company’s certificate of incorporation generally may be amended by the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote on such amendment and by the affirmative vote of a majority of the voting power of the outstanding stock of each class entitled to vote on such amendment as a class.

Amendment of Bylaws

The Taylor Morrison Charter and the Taylor Morrison Bylaws provide that the Taylor Morrison Bylaws may be made, altered, amended or repealed (i) by a majority of the directors present at a meeting of the Taylor Morrison Board at which a quorum is present or (ii) with the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of capital stock of Taylor Morrison entitled to vote with respect thereto, voting together as a single class.	The AV Homes Charter and the AV Homes Bylaws provide that the AV Homes Bylaws may be altered, repealed or amended, or new bylaws may adopted, (i) at any time by the affirmative vote of at least a majority of the votes which all stockholders present in person or by proxy are entitled to cast or (ii) by a majority of the directors present at a meeting of the AV Homes Board at any regular or special meeting of the AV Homes Board at which a quorum is present.

Notice Requirement for Stockholder Nominations and Proposals

At an annual meeting of stockholders, all proposals of stockholder business must be made by timely written notice given by or on behalf of a stockholder of record of Taylor Morrison (the “Notice of Business”) and must otherwise be a proper matter for stockholder action.	At an annual meeting of stockholders, for business to be properly brought by a stockholder, such stockholder must have given timely notice in proper written form to the Corporate Secretary of AV Homes.

To be timely, the Notice of Business must be delivered personally or mailed to, and received at the office of Taylor Morrison, addressed to the Secretary of Taylor Morrison, by no earlier than 120 days and no later than 90 days before the first anniversary of the date of the prior year’s annual meeting of stockholders; provided, however, that if (i) the annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s annual meeting of stockholders or (ii) no annual meeting was held during the prior year, the notice by the stockholder to be timely must be received (a) no earlier than 120 days before such annual meeting and (b) no later than the later of 90 days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was made by mail or public disclosure.	To be timely, a stockholder’s notice to the Secretary of AV Homes must be delivered to or mailed and received at the principal executive offices of AV Homes not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first.

At an annual meeting of stockholders, all nominations of stockholder nominees must be made by timely written notice given by or on behalf of a stockholder of record of Taylor Morrison (the “Notice of Nomination”).	At a meeting of stockholders, for a nomination of a director to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Corporate Secretary of AV Homes.

To be timely, the Notice of Nomination must be delivered personally or mailed to and received at the office of Taylor Morrison, addressed to the attention of the Secretary of Taylor Morrison by the following dates: (i) in the case of the nomination of a stockholder nominee for election to the Taylor Morrison Board at an annual meeting of stockholders, no earlier than 120 days and no later than 90 days before the first anniversary of the date of the prior year’s annual meeting of stockholders; provided, however, that if (a) the annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s annual meeting of stockholders or (b) no annual meeting was held during the prior year, the notice by the stockholder to be timely must be received (1) no earlier than 120 days before such annual meeting and (2) no later than the latter of 90 days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was made by mail or public disclosure and (ii) in the case of the nomination of a stockholder nominee for election to the Taylor Morrison Board at a special meeting of	To be timely, a stockholder’s notice to the Corporate Secretary of AV Homes must be delivered to or mailed and received at the principal executive offices of AV Homes: (i) in the case of an annual meeting, not less than 90 days prior to the anniversary of the immediately preceding annual meeting of stockholders (provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs) and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

stockholders, no earlier than one hundred and 120 days before and no later than the later of 90 days before such special meeting and the tenth day after the day on which the notice of such special meeting was made by mail or public disclosure.

Right to Call a Special Meeting of Stockholders

The Taylor Morrison Charter and the Taylor Morrison Bylaws provide that a special meeting of stockholders may be called only (i) by or at the direction of the Taylor Morrison Board pursuant to a written resolution adopted by a majority of the total number of directors which Taylor Morrison would have if there were no vacancies or (ii) by or at the direction of the Chairman or Vice-Chairman of the Taylor Morrison Board, or the Chief Executive Officer of Taylor Morrison.	The AV Homes Bylaws provide that a special meeting of stockholders may be called at any time only by the Chairman of the AV Homes Board or by order of the AV Homes Board, the Chief Executive Officer of AV Homes or the Corporate Secretary of AV Homes at the request in writing of stockholders holding at least 20% of all AV Homes Common Stock then outstanding and entitled to vote.

The Taylor Morrison Charter provides that, to the fullest extent permitted under the DGCL, no director will be liable to Taylor Morrison or its stockholders for monetary damages for breach of fiduciary duty as a director.	The AV Homes Charter provides that no director of AV Homes will be liable to AV Homes or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to AV Homes and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derives an improper personal benefit.

Right to Call a Special Meeting of Stockholders

The Taylor Morrison Charter and the Taylor Morrison Bylaws provide that a special meeting of stockholders may be called only (i) by or at the direction of the Taylor Morrison Board pursuant to a written resolution adopted by a majority of the total number of directors which Taylor Morrison would have if there were no vacancies or (ii) by or at the direction of the Chairman or Vice-Chairman of the Taylor Morrison Board, or the Chief Executive Officer of Taylor Morrison.	The AV Homes Bylaws provide that a special meeting of stockholders may be called at any time only by the Chairman of the AV Homes Board or by order of the AV Homes Board, the Chief Executive Officer of AV Homes or the Corporate Secretary of AV Homes at the request in writing of stockholders holding at least 20% of all AV Homes Common Stock then outstanding and entitled to vote.

Limitation of Personal Liability of Directors

The Taylor Morrison Charter provides that, to the fullest extent permitted under the DGCL, no director will be liable to Taylor Morrison or its stockholders for monetary damages for breach of fiduciary duty as a director.	The AV Homes Charter provides that no director of AV Homes will be liable to AV Homes or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to AV Homes and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derives an improper personal benefit.

Indemnifications

The Taylor Morrison Charter and the Taylor Morrison Bylaws provide that Taylor Morrison will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may be amended, a Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding, by reason of the fact that he or she was a director or officer of Taylor Morrison or, while a director or officer of Taylor Morrison, is or was serving at the request of Taylor Morrison as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.

Taylor Morrison shall not be required to indemnify a Covered Person in connection with a Proceeding commenced by such Covered Person (other than a Proceeding brought by such Covered Person (i) by way of defense or counterclaim, or (ii) to enforce such Covered Person’s rights to indemnification, advancement or contribution under any agreement, certificate of incorporation, bylaws or under statute or other law) unless the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Taylor Morrison Board.

The AV Homes Charter and the AV Homes Bylaws provide that AV Homes will indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she or a person whom he or she is the legal representative of is or was a director, officer or employee of AV Homes or a majority-owned subsidiary of AV Homes, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer or employee in accordance with and to the fullest extent permitted from time to time by the DGCL as the same exists or may be amended or any other applicable laws as presently or hereafter in effect. Such indemnification shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that AV Homes shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the AV Homes Board or is a proceeding to enforce such person’s claim to indemnification.

State Antitakeover Statutes and Certain Certificate of Incorporation Provisions

Taylor Morrison is not governed by Section 203 of the DGCL as provided in the Taylor Morrison Charter.

The Taylor Morrison Charter provides that Taylor Morrison will not engage in any business combination, at any point in time at which Taylor Morrison Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time, the Taylor Morrison Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Taylor Morrison, or (iii) at or subsequent to such time, the business combination is approved by the Taylor Morrison Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 2/3 of the outstanding voting stock of Taylor Morrison which is not owned by the interested stockholder.

AV Homes does not opt out of Section 203 of the DGCL in the AV Homes Charter and therefore Section 203 of the DGCL applies to AV Homes. Section 203 of the DGCL protects publicly-traded Delaware companies, such as AV Homes from hostile takeovers, and from actions following the takeover, by prohibiting certain business combinations once an acquirer has gained a significant holding in the corporation.

The AV Homes Charter provides that AV Homes shall not merge or consolidate with any individual, firm, corporation or partnership in which any controlling stockholder has a direct or indirect interest of 50% or more of the AV Homes Common Stock, unless the holders of at least the majority of the outstanding stock of AV Homes, exclusive of those shares held by such controlling stockholder, approve the merger or consolidation.

APPRAISAL RIGHTS

General

This section summarizes certain material provisions of Delaware law pertaining to appraisal rights. The following discussion, however, is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, a copy of which is attached as Annex E to this proxy statement/prospectus and incorporated by reference herein. All references in Section 262 of the DGCL to “stockholder” are to the record holder of the shares of AV Homes Common Stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not an AV Homes stockholder should exercise its right to seek appraisal under Section 262 of the DGCL.

If you hold one or more shares of AV Homes Common Stock continuously through the effective date of the Merger, neither vote in favor of the Merger nor consent thereto in writing, and otherwise comply with the procedures set forth in Section 262 of the DGCL, you are entitled to appraisal rights under Delaware law and have the right to demand appraisal of your shares in connection with the Merger, have your shares appraised by the Delaware Court of Chancery and receive the “fair value” of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the Merger) as of the completion of the Merger in place of the Merger Consideration. Any such AV Homes stockholder awarded “fair value” for the holder’s shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the Merger Consideration. It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more or less than, or the same as, that which AV Homes stockholders will receive pursuant to the Merger Agreement.

Under Section 262 of the DGCL, because AV Homes stockholders are being asked to adopt the Merger Agreement at a meeting of stockholders, not less than 20 days prior to the AV Homes special meeting to adopt such agreement, AV Homes must notify each stockholder who was an AV Homes stockholder on the record date for notice of such meeting and who is entitled to exercise appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes the required notice, and the copy of Section 262 of the DGCL is attached as Annex E to this proxy statement/prospectus.

A HOLDER OF AV HOMES COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING SUMMARY AND ANNEX E CAREFULLY. FAILURE TO COMPLY WITH THE PROCEDURES OF SECTION 262 OF THE DGCL IN A TIMELY AND PROPER MANNER MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL, IF A HOLDER OF AV HOMES COMMON STOCK WISHES TO EXERCISE HIS, HER OR ITS APPRAISAL RIGHTS, THE HOLDER IS URGED TO CONSULT WITH ITS OWN LEGAL AND FINANCIAL ADVISORS IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. AN AV HOMES STOCKHOLDER WHO LOSES HIS, HER OR ITS APPRAISAL RIGHTS WILL BE ENTITLED TO RECEIVE THE PER SHARE MERGER CONSIDERATION.

How to Exercise and Perfect Your Appraisal Rights

If you are an AV Homes stockholder and wish to exercise the right to seek an appraisal of your shares of AV Homes Common Stock, you must comply with ALL of the following:

•

you must not vote FOR, or otherwise consent in writing to, the adoption of the Merger Agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, if you vote by proxy and wish to exercise your appraisal rights, you must vote against the adoption of the Merger Agreement or abstain from voting your shares;

•

you must deliver to AV Homes a written demand for appraisal before the taking of the vote on the adoption of the Merger Agreement at the AV Homes special meeting, and such demand must reasonably inform AV Homes of your identity and your intention to demand appraisal of your shares of AV Homes Common Stock. The written demand for appraisal must be in addition to and separate from any proxy or vote;

•

you must continuously hold your shares of AV Homes Common Stock from the date of making the demand through the effective date of the Merger. You will lose your appraisal rights if you transfer the shares before the effective time of the Merger; and

•

you, another stockholder, an appropriate beneficial owner or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of AV Homes Common Stock within 120 days after the effective date of the Merger. The surviving company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of AV Homes stockholders or a beneficial owner of AV Homes Common Stock to initiate all necessary action to perfect their appraisal rights in respect of shares of AV Homes Common Stock within the time prescribed in Section 262 of the DGCL.

In addition, the Delaware Court of Chancery will dismiss appraisal proceedings as to all shares of AV Homes capital stock if, immediately before the Merger, such shares were listed on a national securities exchange unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series of AV Homes stock eligible for appraisal, or (ii) the value of the consideration provided in the Merger for such total number of shares entitled to appraisal exceeds $1 million. We refer to these conditions as the “ownership thresholds.” Because AV Homes Common Stock is listed on a national securities exchange and is expected to continue be listed on such exchange immediately before the Merger, at least one of the ownership thresholds must be met in order for AV Homes stockholders to be entitled to seek appraisal with respect to such shares of AV Homes Common Stock.

Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the adoption of the Merger Agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal is in addition to and separate from any proxy or vote.

Who May Exercise Appraisal Rights

Only a holder of record of shares of AV Homes Common Stock issued and outstanding immediately prior to the effective time of the Merger may assert appraisal rights for the shares of AV Homes Common Stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record. The demand should set forth, fully and correctly, the stockholder’s name as it appears on the stock certificates (or in the stock ledger). The demand must reasonably inform AV Homes of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its AV Homes Common Stock. Beneficial owners who do not also hold their shares of AV Homes Common Stock of record may not directly make appraisal demands to AV Homes. The beneficial owner must, in such cases, have the holder of record, such as a bank, broker or other nominee, submit the required demand in respect of those shares of AV Homes Common Stock of record. A holder of record, such as a bank, broker or other nominee, who holds shares of AV Homes Common Stock as a nominee or intermediary for others may exercise his, her or its right of appraisal with respect to the shares of AV Homes Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of AV Homes Common Stock as to which appraisal is sought. Where no number of shares of AV Homes Common Stock is expressly mentioned, the demand will be presumed to cover all shares of AV Homes Common Stock held in the name of the holder of record.

IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU ARE URGED TO

CONSULT WITH YOUR BANK, BROKER OR OTHER NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A NOMINEE OR INTERMEDIARY, YOU MUST ACT PROMPTLY TO CAUSE THE HOLDER OF RECORD TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS. IF YOU HOLD YOUR SHARES THROUGH A BANK OR BROKERAGE WHO IN TURN HOLDS THE SHARES THROUGH A CENTRAL SECURITIES DEPOSITORY NOMINEE, SUCH AS THE DEPOSITORY TRUST COMPANY, A DEMAND FOR APPRAISAL OF SUCH SHARES MUST BE MADE BY OR ON BEHALF OF THE DEPOSITORY NOMINEE AND MUST IDENTIFY THE DEPOSITORY NOMINEE AS THE HOLDER OF RECORD.

If you own shares of AV Homes Common Stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the holder or holders of record and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the holder or holders of record. If you hold shares of AV Homes Common Stock through a nominee or intermediary who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

AV Homes, Inc.

6730 N. Scottsdale Road, Suite 150

Scottsdale, AZ 85253

Attention: Corporate Secretary

Surviving Corporation’s Actions After Completion of the Merger

If the Merger is consummated, the Surviving Corporation will give written notice of the effective date of the Merger within 10 days after the effective date to AV Homes stockholders who did not vote in favor of the Merger Agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the effective date of the Merger, any AV Homes stockholder that made a demand for appraisal but did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw the demand and to accept the Merger Consideration in accordance with the Merger Agreement for his, her or its shares of AV Homes Common Stock, but after such 60-day period a demand for appraisal may be withdrawn only with the written approval of the Surviving Corporation. Within 120 days after the effective date of the Merger, either the record holder or a beneficial owner of AV Homes Common Stock, provided such person has complied with the requirements of Section 262 of the DGCL and is otherwise entitled to appraisal rights, or the Surviving Corporation may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder or beneficial owner, demanding an appraisal of the value of the shares of AV Homes Common Stock held by all stockholders who have properly demanded appraisal. The Surviving Corporation is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the Merger, any stockholder or beneficial owner who has complied with the provisions of Section 262 of the DGCL will be entitled to receive from the Surviving Corporation, upon written request, a statement setting forth the aggregate number of shares of AV Homes

Common Stock not voted in favor of the adoption of the Merger Agreement and with respect to which AV Homes has received demands for appraisal, and the aggregate number of holders of those shares. The Surviving Corporation must mail this statement to you within the later of (a) 10 days after receipt by the Surviving Corporation of the request therefor or (b) 10 days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of stock of AV Homes Common Stock held in a voting trust or by a nominee or intermediary on your behalf you may, in your own name, file an appraisal petition or request from the Surviving Corporation the statement described in this paragraph.

If a petition for appraisal is duly filed by you or another holder of record or beneficial owner of AV Homes Common Stock who has properly exercised his, her or its appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is served on the Surviving Corporation, the Surviving Corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. The Register in Chancery, if so ordered by the Delaware Court of Chancery, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Corporation and to the stockholders shown on such verified list at the addresses therein stated. Such notice shall also be given by one (1) or more publications at least one (1) week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication shall be approved by the Delaware Court of Chancery, and the costs thereof shall be borne by the Surviving Corporation. At the hearing on the petition, the Delaware Court of Chancery will then determine which AV Homes stockholders are entitled to appraisal rights and may require the stockholders of AV Homes demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any AV Homes stockholder who fails to comply with this direction. Assuming the shares of AV Homes Common Stock remain listed on a national securities exchange immediately before the Merger, the Delaware Court of Chancery will also dismiss proceedings as to all AV Homes stockholders if neither of the ownership thresholds described above is met. After the Delaware Court of Chancery determines the stockholders entitled to an appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of AV Homes Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. However, the Surviving Corporation has the right, at any point prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each stockholder entitled to appraisal. If the Surviving Corporation makes such a voluntary cash payment, interest will accrue thereafter only on the sum of (i) the difference, if any, between the amount paid by the Surviving Corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery and (ii) interest accrued before such voluntary cash payment, unless paid at that time. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders of AV Homes entitled to receive the same, forthwith in the case of holders of uncertificated stock or upon surrender of their stock certificates in the case of holders of shares represented by certificates.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of shares of AV Homes Common Stock as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the Merger Consideration. Taylor Morrison does not anticipate offering more than the per share Merger Consideration to any AV Homes stockholder exercising appraisal rights and reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of AV Homes Common Stock is less than the per share Merger Consideration. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.

If no party files a petition for appraisal within 120 days after the effective date of the Merger or, assuming the shares of AV Homes Common Stock remain listed on a national securities exchange immediately before the Merger, if neither of the ownership thresholds above has been satisfied, then all AV Homes stockholders will lose the right to an appraisal, and will instead receive the per share Merger Consideration described in the Merger Agreement, without interest thereon, less any withholding taxes.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Each AV Homes stockholder party to the appraisal proceeding is responsible for its own attorneys’ fees and expert witnesses’ fees and expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of AV Homes Common Stock entitled to appraisal.

If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, on or after the effective date of the Merger, vote the shares of AV Homes Common Stock subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of AV Homes Common Stock as of a record date prior to the effective date of the Merger.

If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the Merger Consideration by delivering a written withdrawal of the demand for appraisal and an acceptance of the Merger to the Surviving Corporation, except that any attempt to withdraw made more than 60 days after the effective date of the Merger will require written approval of the Surviving Corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any AV Homes stockholder that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the Merger within 60 days after the effective date of the Merger. If you fail to perfect, successfully withdraw your demand for appraisal, or otherwise lose your appraisal rights, your shares of AV Homes Common Stock will be converted into the right to receive the per share Merger Consideration, without interest thereon, less any withholding taxes.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of your appraisal rights. In that event, you will be entitled to receive the per share Merger Consideration for your shares of AV Homes Common Stock in accordance with the Merger Agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are an AV Homes stockholder and are considering exercising your appraisal rights under the DGCL, you are urged to consult your own legal and financial advisor.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES COMPLIANCE WITH THE PREREQUISITES OF SECTION 262 OF THE DGCL. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU ARE URGED TO CONSULT WITH YOUR OWN LEGAL AND FINANCIAL ADVISORS IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

LEGAL MATTERS

The validity of the shares of Taylor Morrison Common Stock to be issued in the Merger will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS

Taylor Morrison

The consolidated financial statements incorporated in this proxy statement/prospectus by reference from Taylor Morrison Home Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and the effectiveness of Taylor Morrison Home Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

AV Homes

The consolidated financial statements incorporated in this proxy statement/prospectus by reference from AV Homes’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and the effectiveness of AV Homes’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed on the expected timetable, AV Homes does not intend to hold a 2019 annual meeting of its stockholders. If, however, the Merger is not completed on the expected timetable or at all and the AV Homes 2019 annual meeting is held, proposals that stockholders wish to submit for inclusion in AV Homes’ proxy statement for its 2019 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by AV Homes’ Corporate Secretary at AV Homes, Inc., 6730 N. Scottsdale Road Suite 150, Scottsdale, Arizona, no later than December 19, 2018, unless the date of AV Homes’ 2019 annual meeting is more than 30 days before or after May 31, 2019, in which case the proposal must be received a reasonable time before AV Homes begins to print and mail its proxy materials for its 2019 annual meeting. Any stockholder proposal submitted for inclusion must be eligible for inclusion in AV Homes’ proxy statement in accordance with the rules of the SEC.

With respect to proposals submitted by an AV Homes stockholder for consideration at AV Homes’ 2019 annual meeting but not for inclusion in AV Homes’ proxy statement for such annual meeting, timely written notice of any stockholder proposal must have been received by AV Homes at its principal executive offices in accordance with the AV Homes Bylaws not later than March 2, 2019, unless the date of AV Homes’ 2019 annual meeting is more than 30 days before or after May 31, 2019, in which case such written notice by the stockholder to be timely must be received no later than the close of business on the tenth day following the date on which the first public disclosure of the date of AV Homes’ 2018 annual meeting was made. Such notice must contain the information required by the AV Homes Bylaws.

Proposals intended to be presented at the 2019 annual meeting of Taylor Morrison stockholders and included in Taylor Morrison’s proxy statement must have been received by Taylor Morrison at its principal executive offices no later than the close of business on December 18, 2018, and must otherwise comply with Rule 14a-8. If the date of the 2019 Annual Meeting of Stockholders is more than 30 days before or after May 30, 2019, the proposal must be received a reasonable time before Taylor Morrison begins to print and mail its proxy materials. While the Taylor Morrison Board will consider stockholder proposals, it reserves the right to omit from the Taylor Morrison proxy statement stockholder proposals that Taylor Morrison is not required to include under the Exchange Act, including Rule 14a-8.

For any proposal or director nomination that is not submitted for inclusion in Taylor Morrison’s 2019 proxy statement pursuant to the process set forth above, but is instead sought to be presented directly at the 2019 annual meeting of Taylor Morrison stockholders, stockholders are advised to review the Taylor Morrison Bylaws as they contain requirements with respect to advance notice of stockholder proposals and director nominations. To be timely, the notice must be received at Taylor Morrison’s principal executive offices between January 30, 2019 and the close of business on March 1, 2019 for the 2019 annual meeting of Taylor Morrison stockholders. In the event that the 2019 annual meeting of Taylor Morrison stockholders is convened more than 30 days prior to or delayed by more than 60 days after May 30, 2019, notice by the stockholder, to be timely, must be received no earlier than the 120th day prior to the 2019 annual meeting of Taylor Morrison stockholders and no later than the later of (1) the 90th day prior to the 2019 annual meeting of Taylor Morrison stockholders and (2) the tenth day following the day on which Taylor Morrison notifies stockholders of the date of the 2019 annual meeting of Taylor Morrison stockholders, either by mail or other public disclosure.

A nomination which does not comply with the requirements of the Taylor Morrison Bylaws may not be considered. The nominating and governance committee of the Taylor Morrison Board will consider validly nominated director candidates and will provide its recommendations to the Taylor Morrison Board.

As required by the Taylor Morrison Bylaws, Taylor Morrison stockholders should include the name, biographical information and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act and the written consent of the director nominee to be named as a nominee and to serve as a director if elected, among other requirements set forth in the Taylor Morrison Bylaws. Evaluation of any such recommendations is the responsibility of the nominating and governance committee. In the event of any stockholder recommendations, the nominating and governance committee will evaluate the persons recommended in the same manner as other candidates.

All proposals should be sent to Taylor Morrison’s principal executive offices at 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251, Attention: Office of the Secretary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

TAYLOR MORRISON HOME CORPORATION,

TAYLOR MORRISON COMMUNITIES, INC.

(solely for purposes of Sections 5.13, 7.3 and 8.14),

THOR MERGER SUB, INC.

and

AV HOMES, INC.

Dated as of June 7, 2018

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 7, 2018 (this “Agreement”), is made by and among Taylor Morrison Home Corporation, a Delaware corporation (“Parent”); solely for purposes of Sections 5.13, 7.3 and 8.14, Taylor Morrison Communities, Inc., a Delaware corporation and an indirect subsidiary of Parent (“Intermediate Parent”); Thor Merger Sub, Inc., a Delaware corporation and an indirect subsidiary of Parent (“Merger Sub”); and AV Homes, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4, Section 8.5 or as otherwise defined elsewhere in this Agreement, unless the context clearly indicates otherwise.

WHEREAS, the parties hereto intend to effect a business combination through the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have each approved this Agreement and the acquisition of the Company by Parent (including the Merger) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, as amended (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (a) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) directed that this Agreement be submitted to the stockholders of the Company for its adoption and (d) determined to recommend that the Company’s stockholders adopt this Agreement pursuant to Section 251 of the DGCL (the “Company Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, (a) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of Merger Sub and its sole stockholder, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) directed that this Agreement be submitted to the sole stockholder of Merger Sub for its adoption and (d) recommended that the sole stockholder of Merger Sub adopt this Agreement;

WHEREAS, the sole stockholder of Merger Sub has delivered a written consent as the sole stockholder of Merger Sub in accordance with the DGCL and the certificate of incorporation and bylaws of Merger Sub, approving and adopting this Agreement and the transactions contemplated hereby, including the Merger, which consent by its terms is effective immediately following the execution and delivery of this Agreement in accordance with Section 228 of the DGCL;

WHEREAS, the board of directors of Parent (the “Parent Board”) has, upon the terms and subject to the conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, TPG Aviator, L.P. ( the “Key Stockholder”) and Parent have entered into a voting agreement (the “Voting Agreement”), which provides, among other things, that the Key Stockholder will vote all of its Company Shares in favor of the transactions contemplated by this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger and a Subsidiary of Parent (the “Surviving Corporation”). The Merger shall be effected pursuant to Section 251 of the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, in each case, as provided under the DGCL.

(b) At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Surviving Corporation shall be amended so as to read in its entirety in the form of the certificate of incorporation of Merger Sub immediately prior to the Effective Time (except that the certificate of incorporation of the Surviving Corporation shall provide that the name of the Surviving Corporation shall be AV Homes, Inc., the provisions of the certificate of incorporation of Merger Sub relating to the incorporator of Merger Sub shall be omitted and such changes shall be made to comply with Section 5.8), and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. In addition, subject to Section 5.8, the Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in its entirety as the bylaws of Merger Sub immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(c) At the Effective Time, the Company and the Surviving Corporation shall take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d) If, at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Equity Interests of the Company or Parent shall occur as a result of any reorganization, reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration will be equitably adjusted to reflect such change.

1.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 8:00 a.m., New York City time, on the third (3rd) Business Day after satisfaction or waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) (the “Closing Date”), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another time, date or place is agreed to in writing by the parties hereto; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that are by their nature to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), the Closing shall occur instead on (a) the earlier to occur of (i) any Business Day during the Marketing Period, which date must be specified by Parent to the Company in writing not later than 5:00 p.m., New York City time, on the third (3rd) Business Day prior to such date, and (ii) the third (3rd) Business Day immediately following the final day of the Marketing Period (as it may be extended pursuant to the definition of “Marketing Period”); or (b) such other date and time as agreed to in writing by the parties hereto. Upon the terms and subject to the conditions set forth in this Agreement, as promptly as reasonably practicable on the Closing Date, or such other date and time to which Merger Sub and the Company may agree in writing, Merger Sub or the Company shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time at which the Merger becomes effective hereinafter referred to as the “Effective Time”).

ARTICLE 2

CONVERSION OF SECURITIES IN THE MERGER

2.1 Conversion of Securities. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Shares. Subject to Section 2.1(c), each Company Share issued and outstanding immediately prior to the Effective Time, other than any Company Restricted Stock Award, any Dissenting Share and any Cancelled Share, shall be converted into the right to receive (i) in the case of a Company Share with respect to which an election to receive Parent Shares (a “Stock Election”) has been properly made and not revoked or lost pursuant to Section 2.8 (each, a “Stock Electing Share”), 0.9793 validly issued, fully paid and nonassessable Parent Shares (as adjusted pursuant to Section 2.1(c), the “Stock Election Consideration”); (ii) in the case of a Company Share with respect to which an election to receive cash (a “Cash Election”) has been properly made and not revoked or lost pursuant to Section 2.8 (each, a “Cash Electing Share”), $21.50 in cash, without interest (as adjusted pursuant to Section 2.1(c), the “Cash Election Consideration”); or (iii) in the case of a Company Share with respect to which an election to receive a mix of Parent Shares and cash (a “Mixed Election”) has been properly made and not revoked pursuant to Section 2.8, or with respect to which no election has been made (each, a “Mixed Consideration Share”), $12.64 in cash, without interest, and 0.4034 validly issued, fully paid and nonassessable Parent Shares (the “Mixed Stock Consideration” and, together with the $12.64 in cash, without interest, the “Mixed Election Consideration”). From and after the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of Certificates or Book-Entry Shares in accordance with Section 2.2, including the right to receive, pursuant to Section 2.7, cash in lieu of fractional Parent Shares, if any, into which such Company Shares have been converted pursuant to this Section 2.1(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.2(f) (the “Dividend Consideration”).

(b) Merger Sub Equity Interests. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one

(1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(c) Proration. Notwithstanding any other provision contained in this Agreement, the Stock Election Consideration and the Cash Election Consideration shall be subject to adjustment pursuant to this Section 2.1(c):

(i) if the Cash Election Amount exceeds the Available Cash Election Amount, then the following consideration shall be paid in respect of each Cash Electing Share:

(A) an amount of cash equal to the product of (1) the Cash Election Consideration (before giving effect to any adjustment pursuant to this Section 2.1(c)) multiplied by (2) the greater of (a) a fraction, rounded to four (4) decimal places, the numerator of which is the Available Cash Election Amount and the denominator of which is the Cash Election Amount and (b) zero (0) (the amount calculated in clause (2) of this paragraph, the “Cash Fraction”); and

(B) a number of Parent Shares equal to the product of (1) the Stock Election Consideration (before giving effect to any adjustment pursuant to this Section 2.1(c)) multiplied by (2) the result of one (1) minus the Cash Fraction; and

(ii) if the Available Cash Election Amount exceeds the Cash Election Amount, then the following consideration shall be paid in respect of each Stock Electing Share:

(A) an amount of cash equal to the result of (1) the amount of such excess divided by (2) the number of Stock Electing Shares; and

(B) a number of Parent Shares equal to the product of (1) the Stock Election Consideration (before giving effect to any adjustment pursuant to this Section 2.1(c)) multiplied by (2) a fraction, rounded to four (4) decimal places, the numerator of which is the difference between (a) the Cash Election Consideration (before giving effect to any adjustment pursuant to this Section 2.1(c)) and (b) the amount calculated in clause (A) of this paragraph and the denominator of which is the Cash Election Consideration (before giving effect to any adjustment pursuant to this Section 2.1(c)).

(d) Cancelled Shares. Each Company Share that is owned directly by the Company (or any wholly owned Subsidiary of the Company), Parent or Merger Sub immediately prior to the Effective Time (the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

2.2 Payment for Securities; Surrender of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent or Merger Sub shall designate a reputable U.S. bank or trust company to act as the exchange agent (the identity and terms of designation and appointment of which shall be subject to the reasonable prior approval of the Company) for purposes of effecting the payment of the Merger Consideration and the Fractional Share Consideration in connection with the Merger (the “Exchange Agent”). Parent shall pay, or cause to be paid, the fees and expenses of the Exchange Agent. At or prior to the Effective Time, Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Shares issuable pursuant to Section 2.1(a) in book-entry form equal to the aggregate number of Parent Shares included in the Merger Consideration (excluding any fractional Parent Shares), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate amount of cash included in the Merger Consideration and the Fractional Share Consideration (such evidence of Parent Shares in book-entry form and cash amounts, including any Dividend Consideration, the “Exchange Fund”), in each case, for the sole benefit of the holders of Company Shares. Parent shall cause the Exchange Agent to make delivery of the Merger

Consideration out of the Exchange Fund in accordance with this Agreement. In the event the Exchange Fund shall at any time be insufficient to pay the aggregate amount of the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, Parent shall, or shall cause Merger Sub to, promptly deposit additional funds with the Exchange Agent in an amount that is equal to the deficiency in the amount required to make such payment. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent or Merger Sub, in its sole discretion, pending payment thereof by the Exchange Agent to the holders of the Company Shares; provided that any such investments shall be in obligations of, or guaranteed by, the United States government or any agency or instrumentality thereof, in commercial paper obligations rated A 1 or P 1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5.0 billion (based on the most recent financial statements of such bank that are then publicly available). Earnings from such investments shall be the sole and exclusive property of Parent or Merger Sub, and no part of such earnings shall accrue to the benefit of holders of Company Shares.

(b) Procedures for Surrender.

(i) Certificates. As soon as practicable after the Effective Time (and in no event later than five (5) Business Days after the Effective Time), Parent or the Surviving Corporation shall cause the Exchange Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Company Shares represented by certificates (the “Certificates”), which Company Shares were converted into the right to receive the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall otherwise be in such form as Parent and the Exchange Agent shall reasonably agree upon (a “Letter of Transmittal”) and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, the forms of which Letter of Transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Effective Time. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Exchange Agent or to such other agent or agents as may be appointed in writing by Merger Sub, and upon delivery of a Letter of Transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, for each Company Share formerly represented by such Certificates (after giving effect to any required Tax withholdings as provided in Section 2.5), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, as contemplated by this Agreement, except for Certificates representing Dissenting Shares, which shall represent the right to receive payment of the fair value of such Company Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed Letter of Transmittal to the Exchange Agent to receive the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one (1) or more Book-Entry Shares held through The Depository Trust Company whose Company Shares were converted into the right to receive the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, shall upon the Effective Time, in accordance with The Depository Trust Company’s customary procedures (including receipt by the Exchange Agent of an “agent’s message” (or such other evidence of transfer or surrender as the Exchange Agent may reasonably request)) and such other procedures as agreed by the Company, Parent, the Exchange Agent and The Depository Trust Company, be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver to The Depository Trust Company or its nominee, for the benefit of the holder of such Book-Entry Shares held through it, as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, for each such Book-Entry Share (after giving effect to any required Tax withholdings as provided in Section 2.5) and such Book-Entry Shares of such holder shall forthwith be cancelled. As soon as practicable after the Effective Time (and in no event later than five (5) Business Days after the Effective Time), the Surviving Corporation shall cause the Exchange Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company (A) a Letter of Transmittal, which shall be in such form as Parent and the Exchange Agent shall reasonably agree upon and (B) instructions for returning such Letter of Transmittal in exchange for the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, the forms of which Letter of Transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Effective Time. Upon delivery of such Letter of Transmittal, in accordance with the terms of such Letter of Transmittal, duly executed and in proper form, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, for each such Book-Entry Share (after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Shares so surrendered shall forthwith be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Shares, which shall be deemed to represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL.

(c) Transfer Books; No Further Ownership Rights in Company Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further recording or registration of transfers of Company Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares, except the right to receive the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, payable therefor upon the surrender thereof in accordance with the provisions of this Section 2.2. The Merger Consideration paid in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares, except for Certificates and Book-Entry Shares representing Dissenting Shares, which shall represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged for the applicable Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, as provided in this Agreement.

(d) Termination of Exchange Fund; Abandoned Property; No Liability. Any portion of the Exchange Fund (including any interest received with respect thereto) made available to the Exchange Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first (1st) anniversary of the Effective Time will be returned to the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, in accordance with Section 2.2(b) prior to such time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, in each case without interest and subject to any withholding of Taxes required by applicable Law, in respect of such holder’s surrender of its Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b). Any Merger Consideration, Fractional Share Consideration or Dividend Consideration, as applicable, remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. None of the Surviving Corporation, the Company, Merger Sub, Parent or the Exchange Agent, or any employee, officer, director, agent or affiliate of any of them, shall be liable to any Person in respect of any part of the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration made available to the Exchange Agent delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit, in customary form, reasonably acceptable to Parent (which shall contain an agreement in customary form to indemnify Parent, Merger Sub, the Surviving Corporation and their respective affiliates against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or their respective affiliates on account of the alleged loss, theft or destruction of such Certificates) of that fact by the holder thereof, the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, payable in respect thereof pursuant to Section 2.1(a), without interest and subject to any withholding of Taxes required by applicable Law. In addition, Merger Sub may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, Fractional Share Consideration and Dividend Consideration, as applicable, require the owner(s) of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(f) Dividends or Distributions with Respect to Parent Stock. No dividends or other distributions with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the Parent Shares issuable to such holder hereunder, and all such dividends and other distributions, if any, shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or an affidavit of loss in lieu of such Certificate as provided in Section 2.2(e)) or Book-Entry Share in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or an affidavit of loss in lieu of such Certificate as provided in Section 2.2(e)) or Book-Entry Share, there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time and with a payment date prior to such surrender with respect to the Parent Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent Shares.

2.3 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement (but subject to the provisions of this Section 2.3), Company Shares outstanding immediately prior to the Effective Time and held by a holder who has neither voted in favor of the Merger nor consented thereto in writing and who is entitled to demand, and has properly demanded, appraisal for such Company Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Company Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, Fractional Share Consideration or the Dividend Consideration. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under the DGCL. If any such holder of Dissenting Shares fails to perfect or otherwise waives, withdraws or loses its right to appraisal under Section 262 of the DGCL or other applicable Law, then such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable, subject to compliance with the procedures in Section 2.2(b), solely for the right to receive the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, without interest and subject to any withholding of Taxes required by applicable Law.

2.4 Treatment of Company Equity Awards.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase a Company Share granted under any Company Equity Plan (each, a “Company Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled and converted into the right to receive a cash payment equal to the product of (i) the excess, if any, of the Cash Election Consideration (before giving effect to any adjustment pursuant to Section 2.1(c)) over the exercise price per Company Share of such Company Stock Option and (ii) the number of Company Shares subject to such Company Stock Option immediately prior to the Effective Time.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each award in respect of a Company Share subject to vesting, repurchase or other lapse restriction granted under a Company Equity Plan that is outstanding immediately prior to the Effective Time (each, a “Company Restricted Stock Award”) shall be assumed by Parent and substituted with an award of restricted Parent Shares issued under a Parent Equity Plan (a “Parent Restricted Stock Award”) corresponding to a number of whole Parent Shares (rounded to the nearest whole share) equal to the product of (i) the number of Company Shares subject to such Company Restricted Stock Award as of immediately prior to the Effective Time (assuming that any performance-based vesting conditions applicable to such Company Restricted Stock Award are fully achieved) and (ii) the Stock Election Consideration (before giving effect to any adjustment pursuant to Section 2.1(c)). Except as otherwise set forth in this Section 2.4(b), each Parent Restricted Stock Award issued pursuant to this Section 2.4(b) shall continue to have, and shall be subject to, the same vesting and acceleration of vesting terms and conditions (other than any performance-based vesting conditions) as, and other terms and conditions that are substantially similar to, those that applied to the corresponding Company Restricted Stock Award immediately prior to the Effective Time.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each restricted stock unit award or deferred stock unit award in respect of Company Shares granted under a Company Equity Plan that is outstanding immediately prior to the Effective Time (each, a “Company RSU Award” and, together with the Company Stock Options and the Company Restricted Stock Awards, the “Company Equity Awards”) and that is held by an employee of the Company or any of its Subsidiaries shall be assumed by Parent and substituted with a restricted stock unit award to be settled in Parent Shares issued under a Parent Equity Plan (a “Parent RSU Award”) corresponding to a number of whole Parent Shares (rounded to the nearest whole share) equal to the product of (i) the number of Company Shares underlying such Company RSU Award immediately prior to the Effective Time (assuming that any performance-based vesting conditions applicable to such Company RSU Award are achieved at target levels) and (ii) the Stock Election Consideration (before giving effect to any adjustment pursuant to Section 2.1(c)). Except as otherwise provided in this Section 2.4(c), each Parent RSU Award issued pursuant to this Section 2.4(c) shall continue to have, and shall be subject to, the same vesting and acceleration of vesting terms and conditions (other than any performance-based vesting conditions) as, and other terms and conditions that are substantially similar to, those that applied to the corresponding Company RSU Award immediately prior to the Effective Time.

(d) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company RSU Award held by a non-employee director of the Company shall fully vest (to the extent unvested) and shall be cancelled and converted automatically into the right to receive the Cash Election Consideration (before giving effect to any adjustment pursuant to Section 2.1(c)) in respect of each Company Share underlying such Company RSU Award immediately prior to the Effective Time.

(e) The Surviving Corporation shall pay, through the Surviving Corporation’s standard payroll procedures, the cash amounts described in this Section 2.4, less applicable Tax withholdings, on the next regularly scheduled payroll date following the Closing Date. Notwithstanding the immediately preceding sentence, to the extent that payment of the amounts described in this Section 2.4 with respect to Company Equity Awards that constitute nonqualified deferred compensation subject to Section 409A of the Code would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, Parent shall cause the Surviving Corporation to make such payment at the earliest time permitted under the Company Equity Plan and applicable award agreement that would not result in the imposition of such Tax or penalty.

(f) At or prior to the Effective Time, the Company, the Board of Directors of the Company or the compensation committee thereof, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.4.

(g) At or prior to the Effective Time, Parent, the Parent Board or the compensation committee thereof, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.4. At the Effective Time, Parent shall assume all the obligations of the Company with respect to the Company Restricted Stock Awards and Company RSU Awards that are converted into Parent Restricted Stock Awards and Parent RSU Awards, respectively, and the award agreements evidencing the grants thereof. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery upon the vesting or settlement of the Parent Restricted Stock Awards and Parent RSU Awards in accordance with this Section 2.4. As soon as reasonably practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of Parent Shares to be registered and issuable under the Parent RSU Awards, Parent shall file a post-effective amendment to the Form S-4 or a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Parent Shares subject to Parent RSU Awards and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent RSU Awards remain outstanding.

2.5 Withholding Rights. Parent, Merger Sub, the Surviving Corporation, the Company and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, such amounts that Parent, Merger Sub, the Surviving Corporation, the Company or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable Tax Law. To the extent that amounts are so withheld and timely paid over to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.6 Further Actions. As of the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

2.7 Fractional Shares. No fractional Parent Shares shall be issued in connection with the Merger, no certificate or scrip representing fractional Parent Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Share (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof and upon surrender of any right thereto, cash, without interest, in an amount equal to the Fractional Share Consideration.

2.8 Election Procedures. Each holder of record of Company Shares (other than Cancelled Shares or Dissenting Shares) (each, a “Holder”) shall have the right, subject to the limitations set forth in this Article 2, to submit an election on or prior to the Election Deadline in accordance with the procedures set forth in this Section 2.8.

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.8 (an “Election”) (i) the number of Company Shares owned by such Holder with respect to which such Holder desires to make a Mixed Election, (ii) the number of such Company Shares with respect to which such Holder desires to make a Cash Election, (iii) the number of Company Shares owned by such Holder with respect to which such Holder desires to make a Stock Election and (iv) the particular shares for which such Holder desires to make any such election, and the order in which either such election is to apply to any such shares if the election is subject to proration under Section 2.1(c).

(b) The Company shall prepare a form of election reasonably acceptable to Parent (the “Form of Election”), which shall be mailed by the Company to Holders so as to permit such Holders to exercise their right to make an Election prior to the Election Deadline.

(c) The Company shall mail or cause to be mailed or delivered, as applicable, the Form of Election to Holders as of the record date for the Company Stockholders Meeting not less than twenty (20) Business Days prior to the anticipated Election Deadline. The Company shall make available one or more Forms of Election as may reasonably be requested from time to time by all Persons who become Holders during the period following the record date for the Company Stockholders Meeting and prior to the Election Deadline.

(d) Any Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, a Form of Election properly completed and signed and accompanied by (i) the Certificates, if any, to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or affidavits of loss in lieu of such Certificates as provided in Section 2.2(e)), and (ii) in the case of Book-Entry Shares, any additional documents specified in the procedures set forth in the Form of Election. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m., New York City time, on the date that the Parties shall agree is as near as practicable to two (2) Business Days preceding the Closing Date.

(e) Any Holder may, at any time prior to the Election Deadline, change or revoke such Holder’s Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election or by withdrawal prior to the Election Deadline of such Holder’s Certificates (or affidavits of loss in lieu of such Certificates as provided in Section 2.2(e)), or any documents in respect of Book-Entry Shares, previously deposited with the Exchange Agent. After an Election is validly made with respect to any Company Shares, any subsequent transfer of such Company Shares shall automatically revoke such Election. Notwithstanding anything to the contrary in this Agreement, all Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Company or Parent that this Agreement has been terminated in accordance with Article 7. The Exchange Agent shall have reasonable discretion to determine if any Election is not properly made, changed or revoked with respect to any Company Shares (none of the Company, Parent, Merger Sub or the Exchange Agent being under any duty to notify any Company shareholder of any applicable defect). In the event the Exchange Agent makes a determination that an Election was not properly made, such Election shall be deemed to be not in effect, and the Company Shares covered by such Election shall, for purposes hereof, be deemed to be Mixed Consideration Shares, unless a proper Election is thereafter timely made with respect to such shares.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents filed on or after January 1, 2016 and publicly available prior to the date hereof (other than any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements,” and any other disclosures that are predictive, cautionary or forward-looking in nature but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements), but it being understood that this clause (i) shall not be applicable to Sections 3.2(a), 3.2(b) or 3.2(c) or (ii) the corresponding sections of the disclosure letter delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure in any Section or Subsection of the Company Disclosure Letter shall be deemed disclosed with respect to all sections of this Agreement and all other sections or subsections of the Company Disclosure Letter to the extent that the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation, duly organized and validly existing and in good standing under the Laws of Delaware and has requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Company’s Subsidiaries (each, a “Company Subsidiary”) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation or organization and has requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its “significant subsidiaries” (as defined in Regulation S-X promulgated under the Securities Act) (each, a “Significant Company Subsidiary”) is duly qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available or caused to be made available to Parent true, correct and complete copies of (i) any amendments to the Restated Certificate of Incorporation of the Company (the “Company Charter”) not filed prior to the date hereof with the SEC, (ii) any amendments to the Bylaws of the Company (the “Company Bylaws”) not filed prior to the date hereof with the SEC and (iii) the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each Significant Company Subsidiary. The Company is in compliance in all material respects with the provisions of the Company Charter and the Company Bylaws.

(c) Section 3.1(c) of the Company Disclosure Letter sets forth as of the date hereof a true, correct and complete list of the Company Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary. Neither the Company nor any Company Subsidiary, directly or indirectly, owns any Equity Interest in any Person other than the Company Subsidiaries. All of the outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Section 3.1(c) of the Company Disclosure Letter, all of the outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary are owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 50,000,000 Company Shares, of which, as of the close of business on June 5, 2018 (the “Capitalization Date”), there were 22,372,641 Company Shares issued and outstanding (including 188,942 Company Shares underlying Company Restricted Stock Awards (assuming vesting at target performance levels with respect to Company Restricted Stock Awards that are subject to performance-based vesting) and excluding 110,874 Company Shares held in treasury) and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”), of which, as of the Capitalization Date, no shares of Company Preferred Stock were issued and outstanding. No Company Subsidiary owns any Company Shares or has any option or warrant to purchase any Company Shares or any other Equity Interest in the Company. All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) As of the close of business on the Capitalization Date, the Company has no Company Shares or shares of Company Preferred Stock subject to or reserved for issuance, except for (i) 621,485 Company Shares subject to outstanding Company Stock Options under the Company Equity Plans, (ii) 411,599 Company Shares subject to outstanding Company RSU Awards (assuming vesting at target performance levels with respect to Company RSU Awards that are subject to performance-based vesting) and (iii) 1,141,082 Company Shares reserved for future issuance under the Company Equity Plans for awards not yet granted. All Company Shares subject to issuance under the Company Equity Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(c) As of the close of business on the Capitalization Date, except for the Company Equity Awards and the Convertible Notes due 2020, there are no outstanding Equity Interests or other options, warrants or other rights, relating to or based on the value of any Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, acquire or sell any Equity Interests of the Company or any Company Subsidiary. Since the close of business on the Capitalization Date, the Company has not issued any Company Shares, Company Equity Awards or other Equity Interests (including shares of Company Preferred Stock) other than Company Shares issued upon the exercise or settlement of Company Equity Awards outstanding as of the close of business on the Capitalization Date in accordance with their terms or Company Shares issued upon the exercise of the Convertible Notes due 2020.

(d) Except with respect to the Company Equity Awards pursuant to the Company Equity Plans and the related award agreements, there are no obligations (whether outstanding or authorized) of the Company or any Company Subsidiary requiring the redemption or repurchase of, or containing any right of first refusal with respect to, or granting any preemptive rights with respect to, any Company Shares or other Equity Interests of the Company or any Company Subsidiary. There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of Company Shares or other Equity Interests of the Company or any Company Subsidiary, other than any such agreements solely between and among the Company and any Company Subsidiary or solely between and among two or more Company Subsidiaries. Other than the Convertible Notes due 2020, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote.

(e) Section 3.2(e) of the Company Disclosure Letter sets forth, as of the date hereof, all Indebtedness of the Company and the Company Subsidiaries, excluding any Indebtedness with an outstanding principal amount as of the date hereof of less than one million dollars ($1,000,000) individually (with all such excluded Indebtedness having an aggregate outstanding principal amount as of the date hereof of less than five million dollars ($5,000,000)). “Indebtedness” means (i) (A) the amount of indebtedness of the Company and the Company Subsidiaries for borrowed money and (B) indebtedness of the Company and the Company Subsidiaries evidenced by any note, bond, debenture or other debt security, in the case of clauses (A) and (B), whether incurred, assigned, granted or unsecured (which, for the avoidance of doubt, shall not include accounts payable, accrued liabilities or “earn-outs”); (ii) obligations of the Company and the Company Subsidiaries with respect to interest rate and currency swap arrangements and any other arrangements designed to protect against fluctuations in interest or currency rates payable upon termination thereof; and (iii) reimbursement obligations of the Company and the Company Subsidiaries with respect to any performance bonds, bank overdrafts, letters of credit and similar charges (whether or not drawn) (which, for the avoidance of doubt, shall not include customer deposits, “earn-outs,” escrow and other similar contingent payment obligations).

3.3 Authority. The Company has all requisite corporate power and authority necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The Company Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated thereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company for its adoption at a meeting of the Company stockholders for the purpose of adopting this Agreement (including any adjournment or postponement thereof, the “Company Stockholders Meeting”) and (iv) recommended that this Agreement be adopted by the holders of the Company Shares. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of the Company Shares (the “Company Stockholder Approval”), no other corporate proceedings on the part of the Company are necessary to adopt this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by Parent and Merger Sub, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles, including specific performance and injunctive and other forms of equitable relief).

3.4 No Conflict. None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both), directly or indirectly, conflict with or violate any provision of the Company Charter or the Company Bylaws. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both), directly or indirectly, (a) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, and any other condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets or (b) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to any Contract to which the Company or any Company Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected or any Company Permit.

3.5 Required Filings and Consents. Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.5, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the

Certificate of Merger as required by the DGCL, (b) compliance with any applicable foreign, federal or state securities or blue sky laws, including pursuant to the applicable requirements of the Securities Act and the Exchange Act, (c) such filings as may be required under the rules and regulations of the NASDAQ and the NYSE, (d) the filing with the SEC of a proxy statement/prospectus relating to the matters to be submitted to the Company stockholders at the Company Stockholders Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”) and a registration statement on Form S-4 with respect to the issuance of the Parent Shares in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”) and (e) consents, approvals, authorizations or permits of, filings, registrations with or notifications to, any Governmental Entity, the failure of which to obtain or make has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.6 Permits; Compliance with Law.

(a) The Company and the Company Subsidiaries hold all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets, and to carry on and operate their businesses as currently conducted (collectively, the “Company Permits”), except where the failure to comply with, to obtain or have, or the suspension or cancellation of, or failure to be valid or to be in full force and effect of, any of the Company Permits, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary is, and since January 1, 2016 has not been, in conflict with, default under or violation of any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except for any conflicts, defaults or violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.7 SEC Filings; Financial Statements.

(a) Since January 1, 2016, the Company has, in all material respects, timely filed with or otherwise furnished (as applicable) to the U.S. Securities and Exchange Commission (“SEC”) all registration statements, prospectuses, forms, reports, proxy statements, schedules, statements and documents required to be filed or furnished by it with the SEC under the Securities Act or the Exchange Act, as the case may be (such documents and any other documents filed or furnished by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended prior to the date hereof, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (i) did not (or, with respect to the Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC thereunder and the listing and corporate governance rules and regulations of NASDAQ. None of the Company’s Subsidiaries is required to file periodic reports with the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company or any Company Subsidiary relating to the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries (including, in each case, any related notes thereto) included in the Company SEC Documents (collectively, the “Company Financial Statements”)

(i) when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and (ii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and the consolidated Company Subsidiaries, taken as a whole, as of the dates and for the periods referred to therein in accordance with GAAP applied on a consistent basis during the periods involved (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of notes and except as may be indicated in the notes thereto).

(c) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company SEC Documents.

3.8 Internal Controls.

(a) The Company has designed and maintains in all material respects a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries and the preparation of financial statements for external purposes in accordance with GAAP. The Company (a) maintains in all material respects “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports and (b) based on its most recent evaluation of internal controls prior to the date hereof, has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(b) Neither the Company nor any of the Company Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

3.9 No Undisclosed Liabilities. Except for those liabilities and obligations (a) disclosed, reflected, reserved against or provided for in the Company Financial Statements filed prior to the date hereof, (b) incurred in the ordinary course of business consistent with past practice since March 31, 2018, (c) for Taxes, which are addressed in Section 3.17, (d) incurred in accordance with this Agreement, or (e) that otherwise are not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is, as of the date of this Agreement, subject to any liabilities or obligations, whether accrued, contingent or otherwise.

3.10 Absence of Certain Changes or Events.

(a) Since January 1, 2018 through the date of this Agreement, except as set forth on Section 3.10(a) of the Company Disclosure Letter, the Company and the Company Subsidiaries (i) have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) have not taken any action that would require the consent of Parent pursuant to Sections 5.1(a)(ii), 5.1(a)(iv), 5.1(a)(viii), 5.1(a)(x), 5.1(a)(xi) (other than with respect to any action taken in the ordinary course of business) or 5.1(a)(xv) if taken after the date hereof.

(b) Since January 1, 2018, there has not occurred any Company Material Adverse Effect.

3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter lists all material Benefit Plans.

(b) The Company has made available to Parent, with respect to each material Benefit Plan, (i) each writing constituting a part of such Benefit Plan, including all amendments thereto, and all plan documents, trust agreements, and insurance contracts and other funding vehicles, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description and any material modifications thereto, if any, (iv) the most recent annual financial report, trustee report, audit report or actuarial report, if any, and (v) the most recent determination letter from the IRS (if applicable) for such Benefit Plan.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Benefit Plan has been maintained, operated, registered and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, (ii) each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Knowledge of the Company, there are no circumstances likely to result in the loss of the qualification of such plan under Section 401(a) of the Code, (iii) none of the Company, any Company Subsidiary or any ERISA Affiliate has now or at any time within the previous six (6) years contributed to, sponsored or maintained (or has been required to contribute to, sponsor or maintain) a Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code, (iv) no Benefit Plan provides medical, life insurance or other welfare benefits with respect to current or former employees or directors of the Company or any Company Subsidiary beyond their retirement or other termination of service, other than coverage mandated by applicable Law, (v) no liability under Title IV of ERISA has been incurred, or is reasonably expected to be incurred, by the Company, any of the Company Subsidiaries or any ERISA Affiliate with respect to any Benefit Plan that has not been satisfied in full (other than with respect to amounts not yet due), and no condition, event or circumstance exists that presents a risk to the Company, any Company Subsidiaries or any ERISA Affiliate of the Company of incurring a liability thereunder, (vi) all contributions or other amounts payable by the Company, the Company Subsidiaries or any ERISA Affiliate with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due), (vii) none of the Company, any Company Subsidiary or any ERISA Affiliate has now or at any time within the previous six (6) years contributed to, sponsored or maintained (or has been required to contribute to, sponsor or maintain) a “multiemployer plan” within the meaning of Section 4001(a) of ERISA or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA, (viii) none of the Company, any of the Company Subsidiaries, any director, officer or employee of the Company or any of the Company Subsidiaries or any Benefit Plan that is subject to ERISA, or, to the Knowledge of the Company, any trust created thereunder or any trustee or administrator thereof, has engaged in a nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code), (ix) there are no pending or, to the Knowledge of the Company, threatened complaints, lawsuits or claims (other than claims for benefits in accordance with the terms of the Benefit Plans) by, on behalf of or against any of the Benefit Plans or any trusts related thereto, or against any fiduciary of any Benefit Plan, and (x) the Company has properly classified its independent contractors as non-employees for purposes of withholding of Taxes, employment Taxes and employment Law, and neither the Company nor any of the Company Subsidiaries has incurred any liability arising under the Fair Labor Standards Act or any similar Law.

(d) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any Participant to severance, change of control or other similar pay or benefits, (ii) cause any payment or funding (through a grantor trust or otherwise) to become due or accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any Participant, or increase the amount payable pursuant to, any Benefit Plan, (iii) result in any forgiveness of indebtedness of any Participant, or (iv) result in payments by the Company or any Company Subsidiary to any Person that would not be deductible under Section 280G of the Code. Neither the Company nor any Company Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes incurred pursuant to Sections 409A or 4999 of the Code.

3.12 Labor Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries is in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, wages and hours, and the Worker Adjustment and Retraining Notification Act of 1988, as amended.

(b) Neither the Company nor any Company Subsidiary is a party to a collective bargaining agreement, and to the Knowledge of the Company, no labor union has been certified to represent any employee of the Company or any Company Subsidiary or has applied to represent or is attempting to organize so as to represent such employees.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is no pending or, to the Knowledge of the Company, threatened work stoppage, lock-out, slowdown or labor strike against the Company or any Company Subsidiary and (ii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending, or to the Knowledge of the Company, threatened against the Company or any Company Subsidiary.

3.13 Contracts.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each Contract (other than any Company Lease or Benefit Plan) that is in effect and to which the Company or any Company Subsidiary is a party or which binds their respective properties or assets, and that falls within any of the following categories:

(i) any joint venture, partnership or strategic alliance Contract related to the formation, creation, operation, management or control of any partnership or joint venture in which the Company or any Company Subsidiary owns any partial interest;

(ii) any Contract that requires any capital expenditure (or series of capital expenditures) by the Company or any of the Company Subsidiaries in an amount in excess of two million dollars ($2,000,000) individually, other than (A) any purchase order or Contract for supply, inventory or trading stock acquired in the ordinary course of business, and (B) ordinary course Contracts with respect to land acquisitions, land development and construction;

(iii) any settlement, conciliation or similar Contract (A) with any Governmental Entity, (B) that would require the Company or any of the Company Subsidiaries to pay any monetary consideration of more than four hundred thousand dollars ($400,000) after the date of this Agreement or (C) that would otherwise limit in any material respect the operation of the Company or any Company Subsidiary (or, to the Knowledge of the Company, Parent or any of its other affiliates from and after the Closing) as currently operated;

(iv) any Contract that contains any covenant limiting the ability of the Company or the Company Subsidiaries to engage in any line of business or compete with any Person, in each case, in any geographic area;

(v) any Contract (A) that relates to any completed acquisition, divestiture, merger or similar transaction and contains representations, covenants, indemnities or other obligations that remain in effect (excluding any transactions solely among the Company and any wholly owned Company Subsidiary) and that are material to the business of the Company and the Company Subsidiaries, taken as a whole, (B) for any pending acquisition, directly or indirectly (by merger or otherwise) of a portion of the assets (other than goods, products or services in the ordinary course of business) or Equity Interests of any Person for aggregate consideration in excess of one million dollars ($1,000,000) pursuant to which the Company or any Company Subsidiary has continuing “earn-out” or other similar contingent payment obligations following the date hereof in excess of one million dollars ($1,000,000) or (C) that gives any Person the right to acquire any assets of the Company or the Company Subsidiaries (excluding ordinary course commitments to purchase goods, products or services) after the date hereof with a total consideration of more than one million dollars ($1,000,000);

(vi) any Contract that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in a principal amount in excess of five hundred thousand dollars ($500,000), other than any such contract between the Company or any Company Subsidiary, on the one hand, and any other Company Subsidiary, on the other hand;

(vii) any Contract for (A) the sale of any land parcels (whether or not developed) of the Company or a Company Subsidiary with a purchase price in excess of two million dollars ($2,000,000) (other than individual home sales in the ordinary course of business) or (B) the purchase of any land parcels (whether or not developed) of the Company or a Company Subsidiary with a purchase price in excess of four million dollars ($4,000,000) (other than individual home sales in the ordinary course of business); and

(viii) any material Contract (A) pursuant to which the Company or any Company Subsidiary receives a license to use any material Intellectual Property that is used in the business (other than licenses for “off-the-shelf” or other software widely available on generally standard terms and conditions) or (B) pursuant to which the Company or any Company Subsidiary grants to a third party a license to use any material Company Intellectual Property.

Each Contract of the type described in this Section 3.13(a) is referred to herein as a “Company Material Contract.” True and complete copies of each Company Material Contract in effect as of the date hereof has been made available to Parent (including pursuant to agreed-upon procedures to protect competitively sensitive information) or publicly filed with the SEC.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Material Contract is a legal, valid, binding and enforceable obligation of the Company or the Company Subsidiary party thereto and is in full force and effect (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles, including specific performance and injunctive and other forms of equitable relief) and (ii) none of the Company, any Company Subsidiary or, to the Knowledge of the Company, any counterparty is in breach or default under any Company Material Contract.

3.14 Litigation. There is no Proceeding to which the Company or any Company Subsidiary is a party pending or, to the Knowledge of the Company, threatened that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.15 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Company and the Company Subsidiaries is and has for the past three (3) years been in compliance with applicable Environmental Laws, (b) each of the Company and the Company Subsidiaries has, or has applied for, all Environmental Permits necessary for the conduct and operation of their respective businesses as now being conducted and is, and for the past three (3) years has been, in compliance with the terms and conditions thereof, (c) none of the Company or any Company Subsidiary has received in the past four (4) years any written notice, demand, letter or claim that is unresolved and that alleges that the Company or such Company Subsidiary is in violation of, or has liability under, any Environmental Law, (d) none of the Company or any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, (e) there are no Hazardous Substances present at any Company Property, and neither the Company nor any Company Subsidiary has stored, handled, used, released, disposed of or transported, or arranged for the transport or disposal of Hazardous Substances at any location, in each case except as would not reasonably be expected to result in liability to the Company or any Company Subsidiary and (f) none of the Company or any Company Subsidiary has undertaken or assumed by contract or operation of law any liability arising under Environmental Law or relating to Hazardous Substances.

3.16 Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Company Intellectual Property that is registered, issued or the subject of a pending application. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Knowledge of the Company, none of the registrations, issuances and applications set forth on Section 3.16(a) of the Company Disclosure Letter are invalid, (ii) none of the registrations, issuances and applications set forth on Section 3.16(a) of the Company Disclosure Letter have expired (except upon expiration of any statutory term) or been cancelled, abandoned or otherwise terminated by the Company, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made, except where the Company has made a reasonable business decision to not do any of the foregoing, (iii) the Company and the Company Subsidiaries own the Company Intellectual Property free and clear of all Liens (other than Permitted Liens), and (iv) the Company and the Company Subsidiaries have taken commercially reasonable actions to maintain and protect each item of Company Intellectual Property used in the operation of the business of the Company and the Company Subsidiaries.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) as of the date of this Agreement, no Proceedings are pending against the Company or any Company Subsidiary or, to the Knowledge of the Company, are threatened, alleging that the Company or any Company Subsidiary is infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any Person or otherwise challenging the ownership or use of any Company Intellectual Property, and no such Proceedings have been brought since January 1, 2016, (ii) to the Knowledge of the Company, no Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating the Company Intellectual Property, and neither the Company nor any Company Subsidiary has instituted or threatened to institute any Proceeding against any Person with respect to the foregoing in this Section 3.16(b)(ii), and (iii) the operation by the Company and the Company Subsidiaries of their respective businesses as currently conducted does not infringe, misappropriate, dilute or otherwise violate, the Intellectual Property of any Person.

(c) Each present employee, officer or consultant who developed any material Company Intellectual Property has executed a valid and enforceable Contract with the Company or a Company Subsidiary that conveys to the Company or a Company Subsidiary any and all right, title and interest in and to all such Intellectual Property.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries maintain policies and procedures regarding data security, privacy, data transfer and the use of data that are commercially reasonable security measures are in place to protect personally identifiable information stored in the Company’s and the Company Subsidiaries’ computer systems from unlawful use by any third party or any other use by a third party that would violate such policies. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries are, and, since January 1, 2016, have been, in compliance with all such policies and Laws pertaining to data privacy and data security. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there has been (i) no material loss or theft of data or security breach relating to data used in the business of the Company and the Company Subsidiaries, (ii) no violation of any security policy regarding any such data, (iii) no unauthorized access or unauthorized use of any data and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of the Company or a Company Subsidiary or a contractor or agent acting on behalf of the Company or a Company Subsidiary. No Proceedings are pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries relating to the collection or use of personally identifiable information.

(e) To the Knowledge of the Company, the IT Assets operate and perform in all material respects as is necessary for the operation of the businesses of the Company and the Company Subsidiaries as currently conducted, and there has been no material failure of IT Assets in the past two (2) years which has not been fully resolved and no Person has gained unauthorized access to the IT Assets, which access would reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole.

3.17 Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) all Tax Returns that are required to be filed by or with respect to the Company or the Company Subsidiaries have been timely filed with the appropriate Governmental Entity (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(b) the Company and the Company Subsidiaries have timely paid all Taxes due and owing by any of them, other than Taxes and deficiencies for which, or with respect to which, adequate reserves have been established on or reflected in the financial statements of the Company and the Company Subsidiaries in accordance with GAAP, and since the date of the most recent financial statements of the Company and the Company Subsidiaries, no liability in respect of Taxes has been incurred or accrued (other than in the ordinary course of business);

(c) no deficiencies for Taxes have been asserted or assessed by any Governmental Entity in writing against the Company or the Company Subsidiaries, except for deficiencies that have been satisfied by payment, settled or withdrawn;

(d) there is not pending, or, to the Knowledge of the Company, threatened in writing, any audit, examination, investigation or other proceeding with respect to any Taxes or Tax Return of the Company or the Company Subsidiaries;

(e) neither the Company nor any of the Company Subsidiaries has waived any statute of limitations with respect to Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency or the collection of Taxes;

(f) neither the Company nor any of the Company Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2);

(g) the Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or which otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger;

(h) neither the Company nor any of the Company Subsidiaries is a party to any Tax allocation, sharing or indemnity agreement (other than any Tax indemnification provisions in commercial agreements that are not primarily related to Taxes and other than any agreement solely between or among any of the Company and the Company Subsidiaries);

(i) neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under U.S. Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) or as successor or transferee;

(j) there are no Liens for Taxes (other than Permitted Liens) upon the assets of the Company or any of the Company Subsidiaries;

(k) no claim in writing has been made by any Governmental Entity in a jurisdiction in which the Company or Company Subsidiaries do not file Tax Returns of a particular type that the Company or any Company Subsidiaries is, or may be, subject to taxation of such type by, or required to file any Tax Return with respect to Taxes of such type in, that jurisdiction; and

(l) each of the Company and each of the Company Subsidiaries has withheld and collected all amounts required by applicable Law to be withheld or collected by it on account of Taxes, has remitted all such amounts to the appropriate Governmental Entity when required by applicable Law to do so and has otherwise complied with Laws related to the collection, withholding and remittance of Taxes.

3.18 Real Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary has good and marketable fee title to the real property owned by the Company or any Company Subsidiary (the “Owned Real Property”), in each case, which has not been sold in the ordinary course of business and free and clear of all Liens other than Permitted Liens. With regard to options or agreements to purchase real property described in Section 3.13(a)(vii)(B) of the Company Disclosure Letter, except to the extent options have been exercised or the real property that is the subject of purchase agreements has been acquired, the options and purchase agreements all remain in effect and no other party to an option or purchase agreement has the right, because of anything the Company or any Company Subsidiary has done or failed to do, to terminate it or change the terms on which the Company or such Company Subsidiary has the right to purchase the real property to which it relates.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease, license, easement and other agreement (each, a “Real Property Lease”) under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy any real property at which operations of the Company and the Company Subsidiaries are conducted (the “Leased Real Property”; the Owned Real Property and Leased Real Property being sometimes referred to herein as the “Company Property”), is valid, binding and in full force and effect, (ii) to the Knowledge of the Company, none of the Company, any Company Subsidiary or any counterparty is in breach or default under any Real Property Lease and (iii) the Company or the applicable Company Subsidiary has a good and valid leasehold interest, subject to the terms of the Real Property Lease applicable thereto, in each parcel of Leased Real Property, in each case free and clear of all Liens other than Permitted Liens.

(c) Except as set forth on Section 3.18(c) of the Company Disclosure Letter, as of the date of this Agreement, none of the Company Properties have been leased or subleased to any other Person.

(d) To the Knowledge of the Company, there are no material new (or increases in existing) development fees, impact fees or other fees that will be levied by any Governmental Entity in connection with the development of any Company Property. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has received any notice of any material violation of any Law relating to any Company Property.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any written notice of any condemnation, eminent domain, requisition or taking by any Governmental Entity with respect to any Company Property, or negotiations for the purchase of any Company Property in lieu of condemnation, and no condemnation, eminent domain, requisition or taking has been commenced or threatened in connection with any of the foregoing.

3.19 Construction Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the land, homes and other improvements sold by the Company and the Company Subsidiaries have at all times during the period of time in which the Company or the Company Subsidiaries have owned such land, homes and other improvements, complied with all applicable building codes, zoning, land use, environmental Laws or similar Laws then in effect, (ii) there are no pending vendor recalls of which the Company has been notified or otherwise is aware of products incorporated in homes or other improvements built by the Company or the Company Subsidiaries, and (iii) neither the Company nor any of the Company Subsidiaries is the subject of any recalls or recall notices from any product safety commissions regarding products incorporated in homes or other improvements built by the Company or the Company Subsidiaries.

3.20 Insurance. The Company and the Company Subsidiaries maintain policies of insurance covering the Company, the Company Subsidiaries and their respective employees, properties or assets (collectively, “Insurance Policies”) in an amount that is adequate for the operation of the Company’s and the Company Subsidiaries’ businesses. Neither the Company nor any Company Subsidiary (a) is in breach or default of any of the Insurance Policies or (b) has received any written notice of termination, cancellation or denial of coverage with respect to any Insurance Policy, and all such insurance is outstanding and duly in force, except in each case, which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.21 Opinion of Financial Advisor. The Company Board has received the opinions (each of which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date, the “Fairness Opinions”) of (a) Moelis & Company LLC, to the effect that, based upon and subject to the various qualifications, assumptions and limitations set forth therein, as of the date of such Fairness Opinion, the Merger Consideration to be received by holders of Company Shares in the Merger is fair from a financial point of view to such holders, other than the Key Stockholder, and (b) J.P. Morgan Securities LLC, to the effect that, on the basis of and subject to the various qualifications, assumptions and limitations set forth therein, as of the date of such Fairness Opinion, the Merger Consideration to be paid to the holders of Company Shares in the Merger is fair, from a financial point of view, to such holders. The Fairness Opinions have not been amended or rescinded as of the date of this Agreement.

3.22 Form S-4; Proxy Statement/Prospectus. None of the information in the Form S-4 or the Proxy Statement/Prospectus to be supplied by the Company or the Company Subsidiaries for inclusion therein will, at the time of the mailing of the Proxy Statement/Prospectus or any amendments or supplements thereto, or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable Laws, including the provisions of the Securities Act and the Exchange Act, except that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub for inclusion therein.

3.23 Brokers. Except for the Company’s obligations to Moelis & Company LLC and J.P. Morgan Securities LLC, no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of the Company or any Company Subsidiary. Section 3.23 of the Company Disclosure Letter sets forth a good faith estimate, as of the date of this Agreement, of all brokerage, finders’, advisory or similar fees and expenses incurred or payable, or to be incurred or payable, by the Company or the Company Subsidiaries in connection with this Agreement and the consummation of the transactions contemplated hereby. The Company has made available to Parent true and complete copies of all contracts, agreements and arrangements with respect to the engagement of Moelis & Company LLC and J.P. Morgan Securities LLC related to the Merger and the other transactions contemplated hereby.

3.24 State Takeover Statutes. Assuming the accuracy of the representations contained in Section 4.14, no “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (including Section 203 of the DGCL) or any similar anti-takeover provision in the Company Charter or the Company Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the transactions contemplated hereby.

3.25 Affiliate Transactions. There have not been during the preceding three (3) years any transactions, Contracts, agreements, arrangements or understandings or series of related transactions, Contracts, agreements, arrangements or understandings, nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Documents filed prior to the date hereof.

3.26 Certain Business Practices. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries (nor, to the Knowledge of the Company, any of their respective officers, directors or employees) (a) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, provincial, state, local or foreign jurisdiction or (b) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States or Canadian government or any other Governmental Entity.

3.27 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 3 (as qualified by the Company Disclosure Letter), none of the Company, any of its affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by Parent, Merger Sub or any Parent Representatives on any such representation or warranty) with respect to the Company, the Company Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or the Parent Representatives or affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or the Parent Representatives or affiliates or any other Person resulting from Parent’s, Merger Sub’s or the Parent Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or the Parent Representatives or affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or the Parent Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 3 (as qualified by the Company Disclosure Letter).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent SEC Documents filed on or after January 1, 2016, and publicly available prior to the date hereof (other than any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements,” and any other disclosures that are predictive, cautionary or forward-looking in nature but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements), but it being understood that the foregoing shall not be applicable to Section 4.2, Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification.

(a) Each of Parent and Merger Sub is a corporation validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent, its “significant subsidiaries” (as defined in Regulation S-X promulgated under the Securities Act) (each, a “Significant Parent Subsidiary”) and Merger Sub is duly qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent has provided to the Company true, correct and complete copies of (i) any amendments to the Restated Certificate of Incorporation of the Company (the “Parent Charter”) not filed prior to the date hereof with the SEC and (ii) the By-laws of Parent and any amendments thereto (the “Parent Bylaws”) not filed prior to the date hereof with the SEC; and (iii) the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each Significant Parent Subsidiary. Parent is in compliance in all material respects with the provisions of the Parent Charter and the Parent Bylaws.

(c) All of the outstanding shares of capital stock of, or other equity interests in, each Parent Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by Parent free and clear of all Liens, other than Permitted Liens.

4.2 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 400,000,000 Parent Shares, of which, as of the close of business on June 5, 2018 (the “Parent Capitalization Date”), there were 111,385,591 Parent Shares issued and outstanding, (ii) 200,000,000 shares of Class B common stock, $0.00001 par value per share, of the Parent, of which, as of the close of business on the Parent Capitalization Date there were 868,921 such shares issued and outstanding and (iii) 50,000,000 shares of preferred stock, par value $0.00001 per share, of Parent (the

“Parent Preferred Stock”), of which, as of the Parent Capitalization Date, no shares of Parent Preferred Stock were issued and outstanding. No Parent Subsidiary owns any Parent Shares or has any option or warrant to purchase any Parent Shares or any other Equity Interest in Parent. All of the outstanding Parent Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) As of the close of business on the Parent Capitalization Date, Parent has no Parent Shares subject to or reserved for issuance, except for (i) 3,281,615 Parent Shares subject to outstanding options to purchase Parent Shares (“Parent Options”) under the Parent Equity Plans, (ii) 1,805,169 Parent Shares underlying Parent restricted stock unit awards granted under the Parent Equity Plans, (iii) 8,436,592 Parent Shares reserved for future issuance under the Parent Equity Plans for awards not yet granted and (iv) 868,921 Parent Shares reserved for future issuance under the Exchange Agreement, dated as of April 9, 2013, by and among Parent, TMM Holdings II Limited Partnership (“New TMM”) and the holders of Parent’s Class B common stock and New TMM’s limited partnership interests. As of the close of business on the Parent Capitalization Date, Parent has no shares of Parent Preferred Stock subject to or reserved for issuance. All Parent Shares subject to issuance under the Parent Equity Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. From the close of business on the Parent Capitalization Date until the date of this Agreement, Parent has not issued any Parent Shares, Parent Options, Parent restricted stock awards or other Equity Interests (including shares of Parent Preferred Stock) other than Parent Shares issued upon the exercise of any Parent Options outstanding as of the close of business on the Parent Capitalization Date in accordance with their terms.

(c) There are no voting trusts or other agreements or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of Parent Shares or other Equity Interests of Parent or any Parent Subsidiary, other than any such agreements solely between and among Parent and any Parent Subsidiary or solely between and among two or more Parent Subsidiaries. There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Shares may vote.

4.3 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action, including the adoption (effective immediately following the execution of this Agreement by the parties hereto) by the sole stockholder of Merger Sub by written consent, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to adopt this Agreement or to consummate the transactions contemplated hereby. The Parent Board, at a meeting duly called and held, by unanimous vote has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company stockholders and (b) approved this Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of Merger Sub has (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of Merger Sub and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the sole stockholder of Merger Sub for its adoption and (iv) recommended that the sole stockholder of Merger Sub adopt this Agreement. This Agreement has been validly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles, including specific performance and injunctive and other forms of equitable relief).

4.4 No Conflict. None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, or the consummation by Parent or Merger Sub of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both), directly or indirectly, conflict with or violate any provision of the Parent Charter, the Parent Bylaws or the organizational or governing documents of Merger Sub or any Parent Subsidiary. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both), directly or indirectly (a) assuming that all consents, approvals, authorizations and permits described in Section 4.5 have been obtained and all filings and notifications described in Section 4.5 have been made and any waiting periods thereunder have terminated or expired, and any other condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with or violate any Law applicable to Parent or Merger Sub or any other Subsidiary of Parent (each, a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or any of their respective properties or assets or (b) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of Parent, Merger Sub or any Parent Subsidiary pursuant to any Contract, permit or other instrument or obligation to which Parent, Merger Sub or any Parent Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected.

4.5 Required Filings and Consents. Assuming the accuracy of the representations of the Company in Section 3.5, none of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with, or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable foreign, federal or state securities or blue sky laws, including pursuant to the applicable requirements of the Securities Act and the Exchange Act, (c) such filings as may be required under the rules and regulations of the NASDAQ and the NYSE, (d) the filing with the SEC of the Proxy Statement/Prospectus and the Form S-4 and (e) consents, approvals, authorizations or permits of, filings and registrations with or notifications to, any Governmental Entity, the failure of which to obtain or make has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.6 Parent Shares. Upon issuance, the Parent Shares will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (other than Permitted Liens).

4.7 Compliance with Law. Neither Parent nor any Parent Subsidiary is, and since January 1, 2016 has not been, in conflict with, default under or violation of any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected, except for any conflicts, defaults or violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.8 SEC Filings; Financial Statements.

(a) Since January 1, 2016, Parent has, in all material respects, timely filed with or otherwise furnished (as applicable) to the SEC all registration statements, prospectuses, forms, reports, proxy statements, schedules, statements and documents required to be filed or furnished by it to the SEC under the Securities Act or the Exchange Act, as the case may be (such documents and any other documents filed or furnished by Parent with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Parent SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended prior to the date hereof, as of the date of the most recent supplement, modification or amendment, the Parent SEC Documents

(i) did not (or, with respect to the Parent SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC applicable thereunder and the listing and corporate governance rules and regulations of the NYSE. None of the Parent Subsidiaries is required to file periodic reports with the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent or any Parent Subsidiary relating to the Parent SEC Documents. To the Knowledge of Parent, as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and the consolidated Parent Subsidiaries (including, in each case, any related notes thereto) included in the Parent SEC Documents (collectively, the “Parent Financial Statements”) (i) when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and (ii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of Parent and the consolidated Parent Subsidiaries, taken as a whole, as of the dates and for the periods referred to therein in accordance with GAAP applied on a consistent basis during the periods involved (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of notes and except as may be indicated in the notes thereto).

(c) As of the date hereof, neither Parent nor any of the Parent Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any Parent Subsidiary in the Parent SEC Documents.

4.9 Internal Controls. Parent has designed and maintains in all material respects a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for Parent and the Parent Subsidiaries and the preparation of financial statements for external purposes in accordance with GAAP. Parent (a) maintains in all material respects “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports and (b) based on its most recent evaluation of internal controls prior to the date hereof, has disclosed to Parent’s auditors and the audit committee of the Parent Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

4.10 Absence of Certain Events. Since January 1, 2018 until the date hereof, there has not occurred any event, development, occurrence or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.11 Litigation. As of the date hereof, there is no Proceeding to which Parent or any Parent Subsidiary is a party pending or, to the Knowledge of Parent, threatened that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor Merger Sub is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.12 Form S-4; Proxy Statement/Prospectus. None of the information in the Form S-4 or the Proxy Statement/Prospectus to be supplied by Parent or the Parent Subsidiaries for inclusion therein will, at the time of the mailing of the Proxy Statement/Prospectus or any amendments or supplements thereto, or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable Laws, including the provisions of the Securities Act and the Exchange Act, except that no representation is made by Parent with respect to information supplied by the Company for inclusion therein.

4.13 Brokers. Except for Parent’s obligations to Citigroup Global Markets, Inc., no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of Parent or any Parent Subsidiary or any of their respective officers, directors or employees.

4.14 Ownership of Company Capital Stock. None of Parent, Merger Sub or any other Parent Subsidiary beneficially owns any Company Shares or is party to any derivative or hedging arrangement, short position, borrowing or lending of Company Shares or other Contract or understanding, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from, Share price changes for, or to increase or decrease the voting power of, Parent, Merger Sub or any other affiliate of Parent, in each case, with respect to Company Shares. None of Parent, Merger Sub or any other Parent Subsidiary is, or at any time during the last three (3) years has Parent, Merger Sub or any other Parent Subsidiary been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

4.15 Ownership of Merger Sub. All of the outstanding Equity Interests of Merger Sub have been duly authorized and validly issued and are wholly owned by Intermediate Parent. Merger Sub was formed solely for purposes the Merger and, except for matters incidental to formation and execution and delivery of this Agreement and the performance of the transactions contemplated hereby, Merger Sub has not prior to the date hereof engaged in any business or other activities.

4.16 Sufficient Authorized but Unissued Shares. At the Effective Time, Parent will have sufficient authorized but unissued shares or treasury shares for Parent to meet its obligation to deliver the Parent Shares under this Agreement, and at the Effective Time, the Parent shall deliver Parent Shares, free and clear of all Liens, other than Permitted Liens.

4.17 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or pursuant to the rules of the NYSE, for Parent to consummate the transactions contemplated hereby, including in order for Parent to issue such number of Parent Shares constituting the aggregate Stock Election Consideration and Mixed Stock Consideration in connection with the Merger. Effective immediately following the execution of this Agreement by the parties hereto, the sole stockholder of Merger Sub has approved and adopted this Agreement and delivered to the Company evidence of its action by written consent approving and adopting this Agreement in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub.

4.18 No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article 4, none of Parent, any of its affiliates or any other Person on behalf of Parent makes any express or implied representation or warranty (and there is and has been no reliance by the Company or any of its affiliates, officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, representatives or authorized agents on any such representation or warranty) with respect to Parent, the Parent Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to the Company or its Representatives or affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, neither Parent, Merger Sub nor any other Person will have or be subject to any liability or other obligation to the Company or its Representatives or affiliates or any other Person resulting from the Company’s or its Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to the Company or its Representatives or affiliates, including any information made available in the electronic data room maintained by Parent for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Company or its Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 4.

4.19 Financing.

(a) Parent is a party to and has accepted a fully executed commitment letter dated June 7, 2018 (as the same may be amended or replaced, in each case in accordance with Section 5.13(a), the “Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing committed pursuant to the Commitment Letter is collectively referred to in this Agreement as the “Financing.”

(b) Parent has delivered to the Company a true, complete and correct copy of the executed Commitment Letter and any fee letters related thereto, subject, in the case of such fee letters, to redaction solely of fee, pricing, “price flex” and other economic provisions that could not reasonably be expect to affect the conditionality, enforceability, availability or principal amount of the Financing.

(c) Except as expressly set forth in the Commitment Letter, there are no conditions precedent to the obligations of the Lenders to provide the Financing in the amount contemplated by the Commitment Letter. Assuming the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b), Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Commitment Letter on or prior to the Closing Date, nor does Parent have knowledge that any of the Lenders will not perform its obligations thereunder. As of the date of this Agreement, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Financing that could affect the conditionality, enforceability, principal amount or availability of the Financing contemplated by the Commitment Letter.

(d) Assuming the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b), the Financing, when funded in accordance with the terms of the Commitment Letter, together with available cash of the Company and the Company Subsidiaries, Parent, the Parent Subsidiaries and Merger Sub, will provide Parent with net cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement and under the Commitment Letter, including the payment of the cash portion of the Merger Consideration, any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation, any payments in respect of equity compensation obligations to be made in connection with the Merger, and any repayment or refinancing of any outstanding indebtedness of Parent, the Company and their respective Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Commitment Letter (such amounts, collectively, the “Merger Amounts”).

(e) The Commitment Letter constitutes the legal, valid and binding obligation of all the parties thereto and is in full force and effect (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles, including specific performance and injunctive and other forms of equitable relief). As of the date hereof, no event has occurred which (with or without notice, lapse of time or both) would constitute a breach or failure to satisfy a condition by Parent under the terms and conditions of the Commitment Letter, and Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied by Parent on a timely basis or that the Financing will not be available to Parent on the date of the Closing. Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letter on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date. As of the date hereof, (i) the Commitment Letter has not been modified, amended or altered, (ii) none of the respective commitments thereunder has been withdrawn or rescinded in any respect and (iii) to the Knowledge of Parent, no modification or amendment to the Commitment Letter is currently contemplated (except any modification or amendment solely to the extent necessary to add lenders, lead arrangers, book-runners, syndication agents or similar entities that have not executed the Commitment Letter as of the date of this Agreement (including in replacement of a Lender)).

(f) In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent, Merger Sub or any of their respective affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

4.20 Solvency. On the Closing Date, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Merger and any financing being entered into by Parent or Merger Sub in connection therewith) and the payment of all related fees and expenses, and assuming the satisfaction of the conditions in Sections 6.1 and 6.2:

(a) the Fair Value of the assets of Parent and the Parent Subsidiaries, on a consolidated basis, shall exceed their Liabilities;

(b) the Present Fair Saleable Value of the assets of Parent and the Parent Subsidiaries on a consolidated basis, shall exceed their Liabilities;

(c) Parent and the Parent Subsidiaries, on a consolidated basis, shall be able to pay their Liabilities as they mature; and

(d) Parent and the Parent Subsidiaries, on a consolidated basis, shall not be left with unreasonably small capital to carry on its businesses and all businesses in which it is about to engage.

For purposes of this Section 4.20, the following terms have the following meanings:

(i) “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Parent and the Parent Subsidiaries, on a consolidated basis, would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(ii) “Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Parent and the Parent Subsidiaries taken as a whole, as of the Closing Date immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including any financing being entered into in connection therewith), determined in accordance with GAAP consistently applied. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

(iii) “Present Fair Saleable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Parent and the Parent Subsidiaries, on a consolidated basis, are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

ARTICLE 5

COVENANTS

5.1 Conduct of Business by the Company and Parent Pending the Closing.

(a) The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except as set forth in Section 5.1(a) of the Company Disclosure Letter or as expressly required by this Agreement, or otherwise with the prior written consent of Parent, the Company will, and will cause each Company Subsidiary to, use its commercially reasonable efforts to (i) conduct its operations only in the ordinary course of business consistent with past practice, (ii) maintain and preserve substantially intact its business organization, (iii) preserve its relationships with key employees, customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with the Company or any of the Company Subsidiaries and (iv) comply in all material respects with applicable Law. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1(a) of the Company Disclosure Letter, as required by applicable Law or as expressly required by this Agreement (other than by Section 5.4), or otherwise with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed, other than with respect to clauses (i) through (v), (viii), (ix) or (xviii)), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7:

(i) amend, modify, waive, rescind or otherwise change the Company Charter or the Company Bylaws or the comparable organizational and governance documents of any Company Subsidiary;

(ii) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary, or any rights based on the value of any such Equity Interests (except for transactions between the Company and any wholly owned Company Subsidiary or between wholly owned Company Subsidiaries), other than (A) the issuance of Company Shares upon the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards outstanding as of the date hereof or granted thereafter in accordance with this Agreement or (B) pursuant to requirements of the Contracts of the Company or any Company Subsidiary that have been disclosed or made available to Parent and are described in Section 5.1(a)(ii) of the Company Disclosure Letter, in each case as in existence on the date and on the terms as in effect on the date hereof;

(iii) except in the ordinary course of business consistent with past practice, directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than any Permitted Lien, any Lien securing the obligations of the Company or any of its Subsidiaries under the “Loan Documents” as defined in the Revolving Credit Agreement or any Lien of the type contemplated pursuant to Section 5.1(a)(viii)(A)(ii)) or otherwise dispose in whole or in part of any of its properties, assets or rights or any interest (except, in each case, for transactions between the Company and any wholly owned Company Subsidiary or between wholly owned Company Subsidiaries); provided, that any sale, lease, license, abandonment or other disposition of real property contemplated by this Section 5.1(a)(iii) shall be subject to the limitations set forth in Section 5.1(a)(x);

(iv) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests (other than dividends paid by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary);

(v) reclassify, combine, split, subdivide or make any similar change or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company’s capital stock or other Equity Interests or the Equity Interests of any Company Subsidiary, except (A) the acquisition by the Company of

Company Shares in connection with the surrender of Company Shares by holders of Company Stock Options to be able to pay the exercise price thereof in accordance with the terms of such Company Options, (B) the withholding or disposition of Company Shares to satisfy withholding Tax obligations with respect to Company Equity Awards in accordance with the terms of such Company Equity Awards or (C) upon the forfeiture of outstanding Company Equity Awards;

(vi) merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary, other than transactions between wholly owned Company Subsidiaries;

(vii) acquire (including by merger, consolidation or acquisition of stock or assets) any Equity Interest in or material assets of any Person, business or division thereof, or make any loan, advance or capital contribution to, or investment in, any Person, business or division thereof, except with respect to such acquisitions, loans, advances, contributions or investments that are in the ordinary course and are for consideration (including assumed indebtedness for borrowed money, if applicable) not exceeding one million five hundred thousand dollars ($1,500,000) individually or five million dollars ($5,000,000) for all such transactions by the Company and Company Subsidiaries in the aggregate and not including any right of any counterparty thereto to specific performance or any similar concept, except, in each case, for (A) transactions between the Company and any wholly owned Company Subsidiary and not involving any Third Party or (B) transactions between wholly owned Company Subsidiaries and not involving any Third Party; provided, that any purchase of real property contemplated by this Section 5.1(a)(vii) shall be subject to the limitations set forth in Section 5.1(a)(x);

(viii) (A) incur any indebtedness for borrowed money or issue any debt securities or assume or guarantee the obligations in respect of indebtedness for borrowed money or debt securities of any Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, except (i) for transactions between the Company and any wholly owned Company Subsidiary or between wholly owned Company Subsidiaries, (ii) letters of credit, surety bonds and similar instruments issued in the ordinary course of the Company’s business consistent with past practice, including the pledging of cash or other security as may be required by the issuer in connection therewith or (iii) for borrowings in the ordinary course of business under the Company’s existing credit facilities, which facilities are disclosed in the notes to the financial statements included in the Company 10-K or the notes to the financial information included in the Company 10-Q (provided, that the principal amount of any indebtedness incurred by the Company and the Company Subsidiaries pursuant to this clause (iii) does not exceed five million dollars ($5,000,000) in the aggregate) or (B) make any loans or capital contributions to, or investments in, any other Person, other than to any wholly owned Company Subsidiary;

(ix) (A) other than in the ordinary course of business or in connection with any transaction permitted by Section 5.1(a)(vi) above, enter into any Contract that includes a change of control or similar provision that would require a material payment to or would give rise to any material rights (including termination rights) of the other party or parties thereto in connection with the consummation of the Merger or the other transactions contemplated by this Agreement or any future change of control, (B) enter into any Contract that would have been a Company Material Contract or Real Property Lease if it were in effect as of the date hereof, or (C) materially modify or materially amend in a manner adverse to the Company, cancel or terminate or waive, release or assign any material rights or claims with respect to, any Company Material Contract or Real Property Lease; provided, that any entering into, modifying or amending of agreements respecting real property contemplated by this Section 5.1(a)(ix) shall be subject to the limitations set forth in Section 5.1(a)(x);

(x) (A) make any disposal of any Owned Real Property, other than sales to homebuyers in the ordinary course of business consistent with past practice, (B) purchase or otherwise acquire (x) any real property or any interest therein or (y) a leasehold interest in any material real property, except in the case of clause (A)

and (B), for (1) purchases or sales of property or assets in accordance with contracts entered into before the date of this Agreement and made available to Parent, or (2) transactions not exceeding three million dollars ($3,000,000) individually or five million dollars ($5,000,000) in the aggregate, (C) enter into any agreement for real property that requires the Company or any Company Subsidiary to make a deposit exceeding five hundred thousand dollars ($500,000) or grants the counterparty thereto any right to specific performance or any similar concept or (D) (x) accelerate the timing of any lot or bulk takedowns beyond the contractually required timing with respect to such takedowns for those property purchases listed in Section II of the 2018 Property Acquisition and Disposition Plan previously made available to Parent and described in Section 5.1(a)(x) of the Company Disclosure Letter (the “2018 Property Plan”), (y) make any lot or bulk takedowns for those property purchases listed in Section III of the 2018 Property Plan or (z) with respect to those property purchases listed in Section IV of the 2018 Property Plan, fail to use commercially reasonable efforts to delay the consummation of the applicable takedown to a date later than the Closing Date;

(xi) except to comply with any Benefit Plan as in effect on the date of this Agreement, (A) increase the compensation or benefits of any Participant, except for routine merit-based increases in cash compensation to Participants in the ordinary course of business consistent with past practice for employees who have an annual base salary that is less than one hundred thousand dollars ($100,000); (B) grant any rights to severance, change of control, retention or termination pay to any individual independent contractor, employee, director or executive officer, whether pursuant to an employment agreement, severance agreement or otherwise, other than payments of severance benefits in the ordinary course of business, consistent with past practice, to employees who have an annual base salary that is less than one hundred thousand dollars ($100,000) whose employment is terminated in accordance with clause (E); (C) establish, adopt, enter into, amend in any material respect or terminate any Benefit Plan or any other collective bargaining agreement; (D) take any action to amend or waive any performance or vesting criteria or accelerate the vesting, exercisability or funding under any Benefit Plan; or (E) hire or terminate (other than for cause) the employment or service of any individual independent contractor, employee, director or executive officer of the Company, other than in the ordinary course of business, consistent with past practice with respect to any such person who has an annual base salary that is less than one hundred thousand dollars ($100,000);

(xii) make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or Law;

(xiii) other than in the ordinary course of business or as required by applicable Law, (A) make or change any material Tax election, (B) file any material amended Tax Return (C) settle or compromise any claim relating to a material amount of Taxes of the Company or any Company Subsidiary for an amount materially in excess of amounts reserved, (D) enter into any “closing agreement” within the meaning of in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) relating to a material amount of Taxes; or (E) surrender any right to claim a material Tax credit or refund;

(xiv) waive, release, assign, settle or compromise any claims, liabilities or obligations arising out of, related to or in connection with litigation (other than litigation arising in connection with this Agreement or the transactions contemplated hereby, which is governed by Section 5.11) or other Proceedings other than settlements of, or compromises for, any such litigation or other Proceedings (A) funded, subject to payment of a deductible not to exceed two hundred fifty thousand dollars ($250,000), solely by insurance coverage maintained by the Company or the Company Subsidiaries or (B) for less than two hundred fifty thousand dollars ($250,000) (after taking into account insurance coverage maintained by the Company or the Company Subsidiaries) in the aggregate, in each case that would not involve injunctive or equitable relief or impose any restrictions or changes on the business or operations of the Company or any Company Subsidiary and without any admission of wrongdoing or liability or other adverse consequences on the Company or Parent or any of their respective Subsidiaries; provided, however, the Company shall not, and shall not permit any Company Subsidiary to, settle or compromise the litigation matter listed on Section 5.1(a)(xv) of the Company Disclosure Letter;

(xv) (A) make any capital expenditure in excess of five hundred thousand dollars ($500,000) in the aggregate, which, for the avoidance of doubt, does not include expenditures related to land, which are the subject of Section 5.1(a)(x), land development and construction costs or (B) make any expenditure related to the transactions contemplated hereby to any Person set forth on Section 3.23 of the Company Disclosure Letter in excess of the good faith estimate of the amounts payable to such Person in connection with the transactions contemplated hereby set forth on Section 3.23 of the Company Disclosure Letter, absent any change in circumstances after the date hereof reasonably justifying such expenditure;

(xvi) enter into any Contract or transaction between the Company or any of its Subsidiaries, on the one hand, and any affiliate or director or officer of the Company on the other hand, other than in the ordinary course of business;

(xvii) make any loans or advances (other than advances in the ordinary course of business for travel and other normal business expenses) to stockholders, directors, officers or employees of the Company;

(xviii) commence any new line of business;

(xix) omit to take any action necessary to maintain or renew any material Company Intellectual Property that is registered, issued or the subject of a pending application; or

(xx) authorize, agree or commit, in writing or otherwise, to do any of the foregoing.

(b) Parent agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except as expressly required by this Agreement, or otherwise with the prior written consent of the Company, Parent will, and will cause each Parent Subsidiary to, use its commercially reasonable efforts to (i) conduct its operations only in the ordinary course of business, (ii) maintain and preserve substantially intact its business organization, and (iii) comply in all material respects with applicable Law; provided, that (x) any action or failure to act by Parent or any Parent Subsidiary that generates, or would reasonably be expected to generate available cash and (y) any action or failure to act by Parent or any Parent Subsidiary that is otherwise required or expressly permitted by this Agreement (including, for the avoidance of doubt, compliance with Section 5.13), in each case of clauses (x) and (y), shall not be a violation of the covenant set forth in this sentence. Without limiting the foregoing, and as an extension thereof, except as required by applicable Law or as expressly required by this Agreement, or otherwise with the prior written consent of the Company, Parent shall not, and shall not permit any Parent Subsidiary to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7:

(i) amend, modify, waive, rescind or otherwise change Parent’s or Merger Sub’s certificate of incorporation or bylaws in any manner that would be reasonably expected to have a Parent Material Adverse Effect;

(ii) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any capital stock or other Equity Interests of Parent, or reclassify, combine, split, subdivide or make any similar change or amend the terms of, directly or indirectly, any capital stock or other Equity Interests of Parent (other than issuances of awards under, or modifications to, the Parent Equity Plans, including existing awards thereunder);

(iii) acquire (including by merger, consolidation, acquisition of stock or assets, recapitalization, joint venture or otherwise) any business, material assets or securities of any Person if such acquisition would reasonably be expected to have a Parent Material Adverse Effect; or

(iv) authorize, agree or commit, in writing or otherwise, to do any of the foregoing.

5.2 Access to Information; Confidentiality.

(a) From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, the Company shall, and shall cause the Company Subsidiaries to (i) provide to Parent and Merger Sub and their respective officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, financing sources (including the Financing Sources) and authorized agents (collectively, the “Parent Representatives”) reasonable access, during normal business hours in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company and the Company Subsidiaries, upon prior written notice to the Company, to the officers, employees, properties, Company Permits, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof, (ii) use commercially reasonable efforts to furnish during normal business hours upon prior notice such information concerning the business, properties, Contracts, Company Permits, personnel, assets and liabilities of the Company and the Company Subsidiaries as Parent or the Parent Representatives may reasonably request; provided that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes, in its reasonable good faith judgment, that doing so would (A) result in the loss of attorney-client, work product or other privilege, (B) result in the disclosure of any trade secrets of third parties or violate any obligations of the Company or any Company Subsidiary with respect to confidentiality to any Third Party, or otherwise breach, contravene or violate any such effective Contract to which the Company or any Company Subsidiary is a party or (C) breach, contravene or violate any applicable Law (including Competition Laws); provided, that the Company shall use its reasonable best efforts to cause such information to be provided in a manner that would not violate the foregoing.

(b) Each of Parent and Merger Sub hereby agrees that all information provided to it or any Parent Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Information,” as such term is used in, and shall be treated in accordance with, the confidentiality agreement, effective as of March 7, 2018, between the Company and Parent (the “Confidentiality Agreement”).

5.3 No Solicitation.

(a) Subject to the other clauses of this Section 5.3, from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement pursuant to Article 7, the Company shall not, and shall cause the Company Subsidiaries not to, and shall instruct and use commercially reasonable efforts to cause the Company Representatives (on behalf of the Company or the Company Subsidiaries) not to, (i) initiate, solicit, knowingly facilitate (including by providing any non-public information concerning the Company or any Company Subsidiary to any Person or group for the purpose of facilitating any inquiries, proposals or offers relating to any Acquisition Proposal) or knowingly encourage the submission or announcement of any inquiries, proposals or offers relating to any Acquisition Proposal or engage in any discussions or negotiations with respect thereto (other than informing any Third Party of the existence of the provisions contained in this Section 5.3) (provided, that the Company may ascertain facts from any Person making an Acquisition Proposal for the purpose of the Company Board’s informing itself about such Acquisition Proposal and the Third Party making it), (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal, (iii) withhold, withdraw or rescind (or change or qualify, in a manner adverse to Parent or Merger Sub), or publicly propose to withhold, withdraw or rescind (or change or qualify, in a manner adverse to Parent or Merger Sub), the Company Board Recommendation, including the failure to include the Company Board Recommendation in the Proxy Statement/Prospectus, (iv) enter into any merger agreement, letter of intent or other similar agreement relating to any Acquisition Proposal or (v) resolve or agree to do any of the foregoing (any action set forth in the foregoing clause (ii), (iii) or (v) (to the extent related to the foregoing clause (ii) or (iii)), a “Change of Board Recommendation”). Subject to the other clauses of this Section 5.3, the Company shall, and shall cause the Company Subsidiaries and shall instruct and use commercially reasonable efforts to cause the Company Representatives to, (A) promptly (and, in any event, within 24 hours after the execution of this Agreement) cease any discussion or negotiation with any Persons (other than Parent and its affiliates and representatives) conducted prior to the date hereof by the Company, the Company Subsidiaries or any of the Company Representatives with respect to any Acquisition Proposal, (B) promptly (and, in any event, within 24 hours after the execution of this Agreement) terminate access by any Third Party to any physical or electronic data room relating to any Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal and (C) promptly (and in any event within seventy-two (72) hours after the date of this Agreement) request the prompt return or destruction of any confidential information provided to any Third Party within the twelve (12) months immediately preceding the date of this Agreement in connection with any Acquisition Proposal or any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to an Acquisition Proposal (it being understood that, for the avoidance of doubt, to the extent any contact by the Company or any Company Representative with any Person is in furtherance of the Company’s obligations pursuant to this clause (C), such contact shall not violate the other restrictions of this Section 5.3). Any material violations of the restrictions set forth in this Section 5.3 by any Company Subsidiary or any director or executive officer of the Company or any Company Subsidiary shall be deemed to be a material breach of this Section 5.3 by the Company.

(b) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date hereof and prior to the time that the Company Stockholder Approval is obtained, the Company receives a bona fide written Acquisition Proposal from a Third Party, which Acquisition Proposal was made or renewed on or after the date of this Agreement and does not result from a breach of the obligations set forth in Section 5.3(a), (i) the Company and the Company Representatives shall be permitted to participate in discussions regarding such Acquisition Proposal solely to clarify the terms and conditions of such Acquisition Proposal and (ii) if the Company Board determines in good faith, after consultation with its advisors, based on information then available, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and the failure to take the following actions would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company may (i) furnish information with respect to the Company and the Company Subsidiaries (including nonpublic information) to the Third Party making such Acquisition Proposal, its representatives and potential sources of financing and (ii) participate in discussions or negotiations with the Third Party making such Acquisition Proposal, its representatives and potential sources of financing regarding such Acquisition Proposal (subject to promptly and, in any event, within twenty-four (24) hours, notifying Parent of the status and material details thereof (including copies of any written documentation that is material to such Acquisition Proposal); provided that the Company (A) will not, and will cause the Company Subsidiaries not to, and will instruct the Company Representatives not to, disclose any material nonpublic information to such Person without first entering into an Acceptable Confidentiality Agreement with such Person and (B) will provide to Parent any material nonpublic information concerning the Company or the Company Subsidiaries provided or made available to such other Person that was not previously provided or made available to Parent as promptly as practicable (and, in any event, within twenty-four (24) hours of providing such information to such other Person).

(c) The Company shall promptly (and in any event within twenty-four (24) hours after knowledge of receipt by an executive officer or director of the Company) notify Parent in the event that the Company receives (or obtains Knowledge that any Company Representative has received) any Acquisition Proposal. The Company shall notify Parent promptly (and in any event within twenty-four (24) hours after knowledge of receipt by an executive officer or director of the Company) provide to Parent the identity of the Third Party making such Acquisition Proposal and a copy of such Acquisition Proposal (or, where no such copy is available, a reasonable summary of the material terms and conditions of such Acquisition Proposal). Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after such determination) advise Parent if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.3(b). Thereafter, the Company shall keep Parent informed on a prompt (and, in any event, within twenty-four (24) hours) basis of the status and material details (including amendments or proposed amendments) of any such Acquisition Proposal (including by providing copies of any written documentation material to such Acquisition Proposal).

(d) Notwithstanding anything to the contrary contained in Section 5.3(a), if the Company has received a bona fide written Acquisition Proposal that (i) has not been withdrawn, (ii) did not result from a breach of the obligations set forth in Section 5.3(a) and (iii) that the Company Board determines in good faith, after consultation with its advisors, constitutes a Superior Proposal, the Company Board may at any time prior to the time that the Company Stockholder Approval is obtained, (A) effect a Change of Board Recommendation with respect to such Superior Proposal or (B) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, in either case, subject to the requirements of Section 5.3(f) and, in the case of clause (B), provided, that the Company (x) pays, or causes to be paid, to Intermediate Parent the Termination Fee payable pursuant to Section 7.3(a) prior to or concurrently with such termination and (y) immediately following or concurrently with such termination, enters into a definitive acquisition agreement that documents the terms and conditions of such Superior Proposal.

(e) Notwithstanding anything to the contrary contained in Section 5.3(a), the Company Board may, at any time prior to the time that the Company Stockholder Approval is obtained, and subject to compliance with the requirements of Section 5.3(f), effect a Change of Board Recommendation if (i) the Company Board determines that an Intervening Event has occurred and is continuing and (ii) the Company Board determines in good faith, after consultation with outside counsel, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law.

(f) The Company shall not be entitled to effect a Change of Board Recommendation pursuant to Section 5.3(d) or Section 5.3(e) or terminate this Agreement pursuant to Section 5.3(d) and Section 7.1(f) unless (x) the Company shall have provided to Parent at least three (3) Business Days’ prior written notice (the “Notice Period”) of the Company’s intention to take such action, which notice shall specify the material terms and conditions of such Acquisition Proposal (and shall have provided to Parent a copy of the available proposed transaction agreement to be entered into in respect of such Acquisition Proposal) or details of such Intervening Event, as applicable, and (y):

(i) during the Notice Period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent regarding any amendment to this Agreement proposed in writing by Parent that would reasonably be expected to (A) obviate the need to effect a Change of Board Recommendation or (B) cause such Acquisition Proposal to no longer constitute a Superior Proposal, as applicable; and

(ii) the Company Board shall have considered in good faith any adjustments or proposed amendments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by Parent (the “Proposed Changed Terms”) no later than 11:59 a.m., New York City time, on the last day of the Notice Period and shall have determined in good faith, after consultation with its advisors and outside counsel, that the failure to make a Change of Board Recommendation pursuant to Section 5.3(d) or Section 5.3(e) or terminate this Agreement pursuant to Section 5.3(d) and Section 7.1(f), as applicable, would be inconsistent with its fiduciary duties under applicable Law. Any (A) material changes relating to such Intervening Event or (B) material revisions to such Superior Proposal offered in writing by the party making such Superior Proposal, as applicable, shall constitute a new Intervening Event or Acquisition Proposal, as applicable, and, in each case, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 5.3(f) with respect to such new written notice, except that the Notice Period shall be two (2) Business Days with respect thereto, but no such new written notice shall shorten the original Notice Period.

(g) Nothing contained in this Section 5.3 shall prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties or violate applicable Law. The issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, in which the Company indicates that it has not changed the Company Board Recommendation as of the date of such statement, shall not constitute a Change of Board Recommendation.

(h) Notwithstanding any provision of Section 5.3(a) to the contrary, the Company shall not grant any waiver or release under, or fail to enforce, any standstill or similar agreement; provided, however, at any time prior to obtaining the Company Stockholder Approval, the Company may grant a waiver or release under any standstill agreement, or any provision of any confidentiality or similar agreement with similar effect, (i) if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law or (ii) in response to an Acquisition Proposal made under such circumstances in which the Company is permitted under this Section 5.3 to participate in discussions regarding an Acquisition Proposal, but only to the extent necessary to allow it to pursue or consummate such Acquisition Proposal, subject to the conditions set forth in this Section 5.3. The Company shall provide written notice to Parent of waiver or release of any standstill by the Company, including disclosure of the identities of the parties thereto and a summary of the material circumstances relating thereto. Except for the waiver or release of any standstill, or any provision of any confidentiality or similar agreement with similar effect, as contemplated by this Section 5.3(h), the Company shall not release or permit the release of any Person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any provision of, any confidentiality or similar agreement or provision to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary has any rights. The Company shall not, and shall instruct and use commercially reasonable efforts to not permit any Company Representative (on the Company’s behalf) to, enter into any confidentiality or similar agreement subsequent to the date of this Agreement that prohibits the Company from providing to Parent the information specifically required to be provided to Parent pursuant to this Section 5.3.

5.4 Efforts.

(a) The Company, Parent and Merger Sub shall use reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, (ii) take all such actions (if any) as may be required to cause the expiration of the notice periods under Competition Laws with respect to such transactions as promptly as practicable after the execution of this Agreement, (iii) obtain (A) from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent, Merger Sub or the Company, or any of their respective Subsidiaries, to effect the Closing as promptly as practicable, and in any event not later than three (3) Business Days prior to the Outside Date, and to avoid any action or proceeding by any Governmental Entity or any other Person, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (B) from any Third Party any consents or notices that are required to be obtained or made by Parent, Merger Sub or the Company, or any of their respective Subsidiaries, in connection with the transactions contemplated by this Agreement in the case of this clause (B), only to the extent that Parent, Merger Sub and the Company reasonably determine, after consultation and cooperation with one another, that such consent or notice should be obtained or made, (iv) cause the satisfaction of all conditions within its control set forth in Article 6, (v) defend and seek to prevent the initiation of all actions, lawsuits or other legal, regulatory or other Proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, nonappealable Order, (vi) seek to have lifted or rescinded any injunction or restraining order that may adversely affect the ability of the parties to consummate the transactions contemplated hereby, in each case until the issuance of a final, nonappealable Order, (vii) prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any Third Party or any Governmental Entity to consummate the Merger or the other transactions contemplated by this Agreement, (viii) take all reasonable steps as may be necessary to obtain all such consents and approvals, and (ix) as promptly as reasonably practicable after the date hereof, make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement and the Merger required under any other applicable Law; provided, however, that in no event shall anything in this Agreement require, or be construed to require, the Company, Parent, Merger Sub or any of their respective affiliates, or permit the Company or any Company Subsidiary or any of their respective affiliates, to (A) undertake any efforts, or to take or consent to any action, including those described in this Section 5.4(a), if such efforts, action or consent, individually or in the aggregate, would result in a material adverse effect on the business, condition (financial or otherwise), assets or results of operations of the Company and the Company Subsidiaries, taken as a whole, prior to the Effective Time, (B) take any actions, including the actions described in this Section 5.4(a), with respect to Parent, its affiliates or their respective assets, categories of assets, businesses, relationships, contractual rights, obligations or arrangements or (C) take or agree to take any action with respect to its business or operations in connection with obtaining approvals from any Governmental Entity, unless the effectiveness of such agreement or action is conditioned upon the occurrence of the Closing.

No party to this Agreement shall consent to any delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement. Parent and Merger Sub shall not, except as may be consented to in advance in writing by the Company, directly or indirectly through one or more of its affiliates, acquire any Person or material assets thereof or interest therein, if such acquisition would reasonably be expected to cause a delay beyond the Outside Date or prevent the consummation of the Merger.

(b) Without limiting the generality of anything contained in this Section 5.4, each party hereto shall (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other parties notified as to the status of any such request, inquiry, investigation, action or other Proceeding, (iii) promptly notify the other parties of any oral or written communication to or from any Governmental Entity regarding the Merger or any of the other transactions contemplated by this Agreement and (iv) promptly provide to the other parties copies of any written communications received or provided by such party, or any of its Subsidiaries, from or to any Governmental Entity with respect to the Merger or any other transactions contemplated by this Agreement; provided that Parent and the Company may, as each reasonably and in good faith deems advisable and necessary, designate any competitively sensitive material provided to the other under this Section as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Each party hereto will consult and cooperate with the other parties with respect to and provide any necessary information and assistance as the other parties may reasonably request with respect to all notices, submissions, or filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement or any transactions contemplated by this Agreement and will permit the other parties to review and discuss in advance and consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any applicable Law, in connection with any such request, inquiry, investigation, action or other Proceeding other than the matters contemplated by Section 5.11, in connection with or related to the Merger or the other transactions contemplated hereby, each party hereto will consult with the other parties in advance and give the other parties or their authorized representatives the opportunity to be present at each meeting or teleconference relating to such request, inquiry, investigation, action or other Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or other

Proceeding. Notwithstanding anything to the contrary herein, Parent and Company shall jointly control all aspects of the parties’ efforts to gain regulatory clearance either before any Governmental Entity or in any action brought to enjoin the transactions contemplated hereby pursuant to any Competition Law, and shall consult and cooperate with one another, and consider in good faith the views of one another in doing so

(c) Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the Effective Time, the Company shall exercise, subject to the terms and conditions of this Agreement, control over its business operations.

5.5 Preparation of Proxy Statement; Stockholders Meetings.

(a) Parent and the Company shall cooperate in preparing, and as promptly as reasonably practicable (but no later than thirty-five (35) days) following the date hereof, file the Proxy Statement/Prospectus and Form S-4. The Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4. The Company will cause the Proxy Statement/Prospectus to be mailed to the Company’s stockholders as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Subject to Sections 5.3(d) and 5.3(e) and the other applicable terms of this Agreement, the Proxy Statement/Prospectus shall reflect the Company Board Recommendation and also include, in their entirety, the Fairness Opinions, together with summaries thereof. Parent shall use reasonable best efforts, and the Company shall cooperate with Parent, to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective through the Closing in order to consummate the Merger and the transactions contemplated hereby. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance and reservation of Parent Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Shares, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action. Each of Parent or the Company shall, as promptly as practicable after receipt thereof, provide the other parties with copies of any written comments, and advise each other of any oral comments, with respect to the Proxy Statement/Prospectus or Form S-4 received from the SEC. Parent and the Company shall cooperate and provide each other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and shall give reasonable and good faith consideration to any comments thereon made by the other party or its counsel, and will provide each other with a copy of all such filings made with the SEC. Subject to Section 5.3(g), but notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus or the Form S-4 shall be made without providing the other party a reasonable opportunity to review and comment thereon and without the parties consulting and cooperating with one another, and considering in good faith the view of one another in doing so (provided, that, without limiting the foregoing, no amendment or supplement to the Proxy Statement/Prospectus shall be made without the approval of both the Company and Parent, which approval shall not be unreasonably withheld, conditioned or delayed). If, at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Company in accordance with applicable Law.

(b) The Company shall duly take all lawful action to call, give notice of, convene and hold the Company Stockholders Meeting as soon as practicable following the declaration of effectiveness of the Form S-4 by the SEC for the purpose of obtaining the Company Stockholder Approval. The record date for the Company Stockholders Meeting shall be determined by the Company with prior consultation with Parent; provided, that the Company shall not change the date of (or the record date for), postpone or adjourn the Company Stockholders

Meeting without the consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), provided, however, that the Company shall (i) be entitled to postpone or adjourn the Company Stockholders Meeting on one or more occasions without the prior consent of Parent and (ii) shall postpone or adjourn the Company Stockholders Meeting on one or more occasions if so requested by Parent, in each case, if, on the date for which the Company Stockholders Meeting is then scheduled, the Company has not received proxies representing a sufficient number of Company Shares to obtain the Company Stockholder Approval, whether or not a quorum is present.

(c) The Company Board shall, except in the case of a Change of Board Recommendation made in accordance with the terms and conditions of this Agreement, recommend the adoption of this Agreement by the Company stockholders to the effect as set forth in Section 3.3, and, subject to Section 5.3, shall use reasonable best efforts to solicit the Company Stockholder Approval. Notwithstanding any Change in Board Recommendation pursuant to Section 5.3, unless this Agreement is terminated in accordance with its terms, this Agreement shall be submitted to the Company’s stockholders at the Company Stockholders Meeting, and nothing contained herein shall be deemed to relieve the Company of such obligation. The Company shall, upon the reasonable request of Parent, during the last seven (7) Business Days prior to the date of the Company Stockholders Meeting, request its proxy solicitor to advise Parent at least one (1) time each Business Day as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval. Without the prior written consent of Parent (which shall not be unconditionally withheld, delayed or conditioned), and except as required by applicable Law or the rules and regulations of NASDAQ, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedural matters) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting.

5.6 Public Announcements. So long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, shall not, and shall cause their respective controlled affiliates not to, issue any press release or make any public statement with respect to the Merger or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case, to the extent permitted by applicable Law and practicable under the circumstances, the party proposing to issue such press release or make such public announcement shall consult in good faith with the other party before making any such public announcement, (b) with respect to any press release or other public statement by the Company permitted by Section 5.3 or (c) statements consistent in all material respects with any release, disclosure or other public statement previously made in accordance with this Section 5.6. The press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent.

5.7 Employee Benefit Matters.

(a) From and after the Effective Time, the Company shall, and Parent shall cause the Surviving Corporation to, honor all Benefit Plans in accordance with their terms as in effect immediately prior to the Effective Time. For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each Person who is employed by the Company or the Company Subsidiaries immediately prior to the Effective Time who continues in the employ of Parent, the Surviving Corporation or any of their respective affiliates on or after the Effective Time (“Company Employees”) (i) a base salary or wage rate and short-term incentive cash compensation opportunities that, in each case, are no less favorable than were provided to the Company Employee immediately before the Effective Time and (ii) all other compensation and employee benefits that are no less favorable in the aggregate than those provided to the Company Employee immediately before the Effective Time.

(b) For purposes of vesting, eligibility to participate and for calculating severance and vacation entitlements under the employee benefit plans of Parent and the Parent Subsidiaries (each, a “New Plan”), each

Company Employee shall be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled before the Effective Time, to credit for such service under any similar Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent that coverage under such New Plans is comparable to a Benefit Plan in which such Company Employee participated immediately prior to the Effective Time (such plans, collectively, the “Old Plans”) and (B) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent shall use its commercially reasonable efforts to cause all eligibility waiting periods, pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans, and Parent shall use its commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Benefit Plans will occur at the Effective Time.

(d) The Company may implement a retention program in accordance with Section 5.7(d) of the Company Disclosure Letter.

(e) Nothing in this Agreement shall confer upon any Company Employee or other Person any right to continue in the employ or service of the Company, the Surviving Corporation, Parent, the Parent Subsidiaries or any of their respective affiliates. Except as expressly set forth in this Section 5.7, no provision of this Agreement: (i) shall limit the ability of the Company or any of its affiliates (including, following the Effective Time, the Surviving Corporation and its Subsidiaries) to amend, modify or terminate in accordance with its terms any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (ii) shall be deemed or construed to amend, establish, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement or (iii) create any third party beneficiary rights or obligations in any person (including any current or former service provider or employee of Parent or any of its Subsidiaries (or any beneficiaries or dependents thereof)) or any right to employment or continued employment or to a particular term or condition of employment with the Company or any of its affiliates (including, following the Effective Time, the Surviving Corporation and its Subsidiaries).

5.8 Indemnification of Directors and Officers.

(a) For six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present directors, officers and employees of the Company or each Company Subsidiary (collectively, the “Covered Persons”) to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Charter, the Company Bylaws, the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of any Company Subsidiary and indemnification agreements, if any, in existence on the date of this Agreement with any directors, officers and employees and made available to Parent (collectively, the “Existing Indemnification Agreements”), in each case, to the fullest extent permitted by applicable Law, arising out of acts or omissions in their capacity as directors or officers of the Company or any Company Subsidiary occurring at or prior to the Effective Time. Without limiting the foregoing, Parent shall cause the Surviving Corporation to indemnify and hold harmless the Covered Persons to the fullest extent permitted by applicable Law for acts or omissions occurring in connection with the adoption and approval of this Agreement and the consummation of the transactions contemplated hereby. Parent shall cause the Surviving Corporation to advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.8 in accordance with the procedures (if any) set forth in the Company Charter, the Company Bylaws, the certificate of incorporation and bylaws, or equivalent organizational documents, of any Company Subsidiary, and any Existing Indemnification Agreements; provided, that the applicable Covered Person provides an undertaking to repay such advance if it is ultimately determined by a final non-appealable order of a court of competent jurisdiction that such Covered Person is not entitled to indemnification under this Section 5.8 or otherwise. Notwithstanding anything herein to the contrary, if any Proceeding (whether arising before, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 5.8 shall continue in effect until the final disposition of such Proceeding or investigation.

(b) For not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are currently set forth in the Company Charter and the Company Bylaws. Following the Effective Time, the Existing Indemnification Agreements shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms.

(c) For not less than six (6) years from and after the Effective Time, the Company and the Surviving Corporation, as applicable, shall, and Parent shall cause the Surviving Corporation to, maintain for the benefit of the directors and officers of the Company and the Company Subsidiaries, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Company and the Company Subsidiaries (true and complete copies of which have been previously made available to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as is available for such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time, which policies shall be approved by Parent and provide such directors and officers with coverage for an aggregate period of at least six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in connection with the adoption and approval of this Agreement and the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, the Company and the Surviving Corporation, as applicable, shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) In the event that the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.8.

(e) The obligations under this Section 5.8 shall not be terminated or modified in any manner that is adverse to the Covered Persons (and their respective successors and assigns); it being expressly agreed that the Covered Persons (including successors and assigns) shall be third party beneficiaries of this Section 5.8. In the event of any breach by the Surviving Corporation or Parent of this Section 5.8, the Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 5.8 as such fees are incurred upon the written request of such Covered Person.

5.9 Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares (including any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, Parent, Merger Sub, this Agreement, the Merger or any other transactions contemplated by this Agreement, then Parent, Merger Sub and the Company shall cooperate and take all action reasonably available to render such Law inapplicable to the foregoing. Neither Parent, Merger Sub nor the Company will take any action that would cause this Agreement, the Merger or the other transactions contemplated by this Agreement to be subject to the requirements imposed by any such Laws.

5.10 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a “covered person” of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Shares and Company Equity Awards pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

5.11 Stockholder Litigation. The parties shall cooperate and consult with one another in connection with any Proceeding by the Company’s stockholders against the Company or any of its directors, officers or affiliates with respect to this Agreement or the transactions contemplated hereby and the Company shall give Parent notice of any such Proceeding as promptly as practicable. The Company shall not compromise or settle any Proceeding commenced against it or its directors, officers or affiliates relating to this Agreement or the transactions contemplated hereby (including the Merger) without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

5.12 Stock Exchange Listing. Prior to the Effective Time, Parent shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to cause the Parent Shares to be issued in the Merger and such other Parent Shares to be reserved for issuance in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance. The Company shall cooperate with Parent in connection with the foregoing, including by providing information reasonably requested by Parent in connection therewith. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to cause the delisting of the Company and of the Company Shares from NASDAQ as promptly as practicable after the Effective Time and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after such delisting.

5.13 Financing and Financing Cooperation.

(a) Each of Parent and Intermediate Parent shall use its reasonable best efforts to take, or use reasonable best efforts to cause to be taken all actions and do, or cause to be done, all things necessary, advisable or proper to obtain the proceeds of the Financing prior to the date upon which the Merger is required to be consummated pursuant to the terms hereof, including by using reasonable best efforts to: (i) maintain in effect the Commitment Letter, (ii) negotiate definitive agreements (which, with respect to the bridge facility documentation, shall not be required until reasonably necessary in connection with the funding of the Financing) with respect to the Financing (the “Definitive Agreements”) not less favorable to Parent, Intermediate Parent and Merger Sub with respect to conditionality than the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter) and (iii) satisfy (or, if deemed advisable by Parent, seek the waiver of) on a timely basis all conditions in the Commitment Letter and the Definitive Agreements that are under its control and comply with its obligations thereunder. In the event that all conditions contained in the Commitment Letter (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied, Parent and Intermediate Parent shall use reasonable best efforts to enforce its rights under the Commitment Letter and the Definitive Documents in a timely and diligent manner to cause the Lenders to comply with their respective obligations thereunder, including to fund the Financing.

(i) Neither Parent nor Intermediate Parent shall, nor shall they permit Merger Sub to, without the prior written consent of the Company: (A) permit any amendment or modification to, or any waiver of any provision or remedy under, the Commitment Letter or Definitive Agreements if such amendment, modification, waiver or remedy (1) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing, (2) reduces the amount of the Financing, (3) adversely affects the ability of Parent or Intermediate Parent to enforce its rights against other parties to the Commitment Letter or Definitive Agreements relative to the ability of Parent to enforce its rights against the other parties to the Commitment Letter as in effect on the date hereof or (4) would otherwise reasonably be expected to prevent, impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement (provided, that, for the avoidance of doubt, Parent may amend the Commitment Letter to add lenders, lead arrangers, book-runners, syndication agents or similar entities who had not executed such Commitment Letter as of the date of this Agreement, if the addition of such parties, individually or in the aggregate, does not add new (or adversely modify any existing) conditions to the consummation of the Financing); or (B) terminate the Commitment Letter or any Definitive Agreement. Parent and Intermediate Parent shall promptly deliver to the Company copies of any such amendment, modification, waiver or replacement.

(ii) In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Parent will (A) use reasonable best efforts to obtain alternative debt financing in an amount sufficient, when taken together with available cash of Parent, the Parent Subsidiaries, the Company and the Company Subsidiaries and the available portion of the Financing, to fund the cash portion of the Merger Consideration and the other Merger Amounts (the “Alternate Financing”) from the same or other sources and which do not include any conditions to the consummation of such alternative debt financing that are more onerous than the conditions set forth in the Financing and (B) promptly notify the Company of such unavailability and the reason therefor. In furtherance of and not in limitation of the foregoing, in the event that (1) any portion of the Financing or any financing in connection with the transactions contemplated by this Agreement structured as high yield or debt securities financing is unavailable, regardless of the reason therefor, (2) all conditions contained in Section 6.1 and Section 6.2 have been satisfied or waived (other than (x) any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing, and (y) those conditions the failure of which to be satisfied is attributable to a breach by Parent, Intermediate Parent or Merger Sub of their representations, warranties, covenants or agreements contained in this Agreement), (3) the Marketing Period shall have ended and (4) the bridge facilities contemplated by the Commitment Letter (or alternative bridge facilities obtained in accordance with this Section 5.13) are available on the terms and conditions described in the Commitment Letter (or replacements thereof), then each of Parent, Intermediate Parent and Merger Sub shall use their reasonable best efforts to cause the proceeds of such bridge financing to be used immediately in lieu of such affected portion of the high yield financing. For the purposes of this Agreement, in the event any Alternate Financing is obtained and an alternate commitment letter (or similar agreement) (the “Alternate Commitment Letter”) is entered into in compliance herewith, (A) any reference in this Agreement to “Financing” shall mean the financing contemplated by the Commitment Letter as modified pursuant to clause (B) below and any Definitive Agreements (including definitive agreements relating to Alternate Financing), and (B) the term Commitment Letter (or defined terms that use such phrase) shall be deemed to include any Commitment Letter remaining in effect at the time in question and any Alternate Commitment Letter to the extent then in effect. Parent and Intermediate Parent shall provide the Company with prompt notice of any material breach, material default, termination or repudiation by any party to the Commitment Letter or any Definitive Agreement and a copy of any written notice or other written communication from any Lender or other Alternate Financing source with respect to any material breach, material default, termination or repudiation by any party to the Commitment Letter or any Definitive Agreement of any provision thereof. Upon request of the Company, Parent shall appraise the Company of developments relating to the Financing. The foregoing notwithstanding, compliance by Parent and/or Merger Sub with this Section 5.13 shall not relieve Parent,

Intermediate Parent and Merger Sub of their obligations to consummate the transactions contemplated by this Agreement whether or not the Financing is available.

(b) Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to provide and use reasonable best efforts to cause its officers, employees, consultants, agents, advisors and other representatives, including legal and accounting, (the “Financing Representatives”) to provide, all customary cooperation reasonably requested by Parent in connection with Parent’s financing in connection with the transactions contemplated by this Agreement (including the Financing), including:

(i) assisting in preparation for and participation in marketing efforts (including lender meetings and calls) and a reasonable number of drafting sessions, rating agency presentations, road shows and due diligence sessions (including accounting due diligence sessions) and sessions between senior management of the Company and the Company Subsidiaries and actual or prospective lenders, investors and ratings agencies, in each case at reasonable, mutually agreed times, and with reasonable advance notice, and assisting Parent in obtaining ratings in connection with Parent’s financing in connection with the transactions contemplated by this Agreement (including the Financing);

(ii) assisting Parent and its financing sources (including the Financing Sources) in the preparation of customary offering documents, private placement memoranda, bank information memoranda, lender presentations, prospectuses and similar customary marketing documents for any of the Financing or any other financing in connection with the transactions contemplated by this Agreement (collectively, the “Offering Documents”);

(iii) as promptly as reasonably practicable in connection with the anticipated timing for the marketing of the Financing or any financing in connection with the transactions contemplated by this Agreement (A) furnishing Parent and Parent’s financing sources (including the Financing Sources) and their respective representatives with the Required Information that is Compliant and (B) informing Parent if the Company and the Company Subsidiaries shall have Knowledge of any facts that would reasonably be expected to cause any of the Required Information not to be Compliant;

(iv) as promptly as reasonably practicable, (A) using reasonable best efforts to cause the Company’s independent auditors to furnish all required consents and reports reasonably required for the Offering Documents (including consents to be named therein), (B) upon the reasonable request of Parent, using reasonable best efforts to cause the Company’s independent auditors to furnish accountants’ comfort letters (including customary “negative assurance” and “tickmarks”) with respect to the financial and related information of the Company and its Subsidiaries contained in the Offering Documents that are customary in connection with high-yield financings of the type contemplated as part of the Financing and (C) providing appropriate representations to the Company’s independent auditors in connection with auditor due diligence sessions and the foregoing clauses (A) and (B);

(v) assisting Parent in connection with the preparation of pro forma financial information and financial statements to the extent such pro forma financial information or financial statements are required by SEC Regulatory Requirements or necessary or reasonably required by Parent’s financing sources (including the Financing Sources) to be included in any offering documents; provided, that neither the Company nor any of the Company Subsidiaries or Financing Representatives shall be required to prepare any such pro forma financial information or financial statements or responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information;

(vi) facilitating the execution and delivery as of (but not before) the Closing of any definitive financing documents or other certificates, customary legal opinions from applicable outside counsel to Parent and Merger Sub, including local counsel, or documents as may be reasonably requested by Parent; and

(vii) providing at least four (4) Business Days prior to the Closing Date all documentation and other information relating to the Company and the Company Subsidiaries as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent requested at least nine (9) Business Days prior to the anticipated Closing Date.

The foregoing or anything to the contrary herein notwithstanding, neither the Company nor any of the Company Subsidiaries nor any of the Financing Representatives shall be required to take or permit the taking of any action pursuant to this Section 5.13 or Section 5.14 that would: (i) require the Company, any of the Company Subsidiaries or any Persons who are directors of the Company or any of the Company Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Financing or any other financing of Parent in connection with the transactions contemplated by this Agreement or any other matter or execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, prior to the Closing (other than customary representation letters referred to in clause (iv) above), (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of the Company Subsidiaries, (iii) require the Company or any of the Company Subsidiaries to pay any commitment or other similar fee prior to the Closing or incur any other liability or other obligation prior to Closing or have any obligation of the Company or any of the Company Subsidiaries under any agreement, certificate, document or instrument (other than this Agreement) be effective until the Closing, (iv) cause any director, officer or employee or stockholder of the Company or any of the Company Subsidiaries to incur any personal liability, (v) conflict with the organizational documents of the Company or any of the Company Subsidiaries or any applicable Laws, (vi) provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, or (vii) unreasonably interfere with the ongoing operations of the Company or any of the Company Subsidiaries. Nothing contained in this Section 5.13 or otherwise shall require the Company or any of the Company Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Financing or any other financing of Parent in connection with the transactions contemplated by this Agreement. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or the Company Subsidiaries or any of the Financing Representatives in connection with such cooperation pursuant to this Section 5.13 or any action taken by them pursuant to Section 5.14 and shall indemnify and hold harmless the Company and the Company Subsidiaries and the Financing Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing or any other financing in connection with the transactions contemplated by this Agreement, any action taken by them pursuant to this Section 5.13 or Section 5.14 and any information used in connection therewith (other than information provided in writing by the Company or the Company Subsidiaries specifically in connection with its obligations pursuant to this Section 5.13 or Section 5.14), in each case, except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct or material breach of this Agreement by the Company or any of the Company Subsidiaries or the Financing Representatives.

(c) The Company hereby consents to the use of its and the Company Subsidiaries’ logos and other trade marks in connection with the Financing or any other financing in connection with the transactions contemplated by this Agreement; provided that such logos shall be used solely in a customary manner that is not intended or reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries.

(d) For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 5.13 represent the sole obligation of the Company, the Company Subsidiaries and their respective affiliates with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent or Merger Sub with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent, Intermediate Parent, Merger Sub or

any of their respective affiliates or any other financing or other transactions be a condition to any of Parent’s, Intermediate Parent’s or Merger Sub’s obligations under this Agreement.

(e) The Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to periodically update any Required Information provided to Parent as may be necessary so that such Required Information is (i) Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Information”. For the avoidance of doubt, Parent may, to most effectively access the financing markets, require the cooperation of the Company and the Company Subsidiaries under this Section 5.13 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing; provided, that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets. In addition, if, in connection with a marketing effort contemplated by the Commitment Letter or any financing in connection with the transactions contemplated by this Agreement, Parent reasonably requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company and the Company Subsidiaries, which Parent reasonably determines is necessary (after consultation with the Company) to include in customary offering materials for the Financing or any other financing in connection with the transactions contemplated by this Agreement (in each case other than offering materials to be shared only with “private side” investors that are subject to a confidentiality agreement), then, upon the Company’s review of and reasonable satisfaction with such filing, the Company shall file such Current Report on Form 8-K.

(f) All non-public or otherwise confidential information regarding the Company or the Company Subsidiaries obtained by Parent or its affiliates pursuant to this Section 5.13 shall be kept confidential in accordance with the Confidentiality Agreement.

(g) Notwithstanding anything to the contrary contained herein, the condition set forth in Section 6.3(b), as it applies to Parent’s, Intermediate Parent’s and Merger Sub’s obligations under this Section 5.13, shall be deemed satisfied notwithstanding any breach of such obligations by Parent, Intermediate Parent or Merger Sub, as long as at such time, Parent and Intermediate Parent have deposited cash in an amount equal to at least the Merger Amounts in a segregated account to be used solely for the purpose of funding the Merger Amounts.

5.14 Treatment of Company Indebtedness.

(a) Prepayment of Indebtedness. The Company shall use reasonable best efforts, and shall cause the applicable Company Subsidiaries to use reasonable best efforts, to deliver to Parent at least two (2) Business Days prior to the Closing Date a copy of a payoff letter (subject to the delivery of funds and cash collateralization, backstopping or replacement of letters of credit, in each case, as arranged by Parent) with respect to the Revolving Credit Agreement (the “Subject Indebtedness”) in customary form (the “Payoff Letter”), which Payoff Letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations (other than contingent indemnification obligations for which no claim has been made) then due and payable under the Subject Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”) (ii) state that upon receipt of the Payoff Amount under the Payoff Letter, the Subject Indebtedness and all related loan documents shall be terminated (other than the terms thereof that expressly survive such termination in accordance with the terms of such documents) and (iii) provide that all guarantees of any of the Company Subsidiaries of the Subject Indebtedness and, to the extent secured, all Liens securing obligations in respect of the Subject Indebtedness shall be released and terminated upon payment of the Payoff Amount and the cash collateralization, backstopping or replacement of any outstanding letters of credit (which cash collateralization, backstopping, replacement shall be arranged by Parent) on the Closing Date. At the Closing, the Surviving Corporation shall repay the outstanding amount of the Subject Indebtedness by wire transfer of immediately available funds arranged by Parent as provided for in the Payoff Letter.

(b) Senior Notes.

(i) Parent will be permitted to commence and conduct, in accordance with the terms of that certain indenture, dated as of May 18, 2017 (the “Indenture”) by and among the Company, the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee (the “Trustee”), one or more offers to purchase, including any “Change of Control Offer” (as such term is defined in the Indenture) or any tender offer, or any exchange offer, and to conduct a consent solicitation, if any (each, a “Debt Offer” and collectively, the “Debt Offers”), with respect to any or all of the outstanding aggregate principal amount of the 6.625% Senior Notes due 2022 issued by the Company prior to the date hereof pursuant to the Indenture (the “Senior Notes”) identified by Parent to the Company in writing prior to, on, or after the date hereof on terms that are acceptable to Parent; provided, that any such Debt Offer shall be consummated using funds provided by Parent. Parent shall not be permitted to commence any applicable Debt Offer until Parent shall have provided the Company with the necessary offer to purchase, offer to exchange, consent solicitation statement, letter of transmittal and press release, if any, in connection therewith and each other document relevant to such transaction that will be distributed by Parent to holders of the Senior Notes in the applicable Debt Offer (collectively, the “Debt Offer Documents”) a period of time in advance of commencing the applicable Debt Offer to allow the Company and its counsel a reasonable opportunity to review and comment on the related Debt Offer Documents. Parent will reasonably consult with the Company regarding the material terms and conditions of any Debt Offer (other than financial terms), including the timing and commencement of any Debt Offer and any relevant tender or consent deadlines. The closing (or, if applicable, effectiveness) of the Debt Offers shall be expressly conditioned on the occurrence of the Closing, and the Company will use reasonable best efforts to cooperate with Parent, at Parent’s request, to facilitate the initial settlement of the Debt Offers by Parent on the Closing Date; provided, that the consummation of a Debt Offer with respect to the Senior Notes shall not be a condition to Closing. The Debt Offers shall be conducted in compliance with (and the terms of any Debt Offer shall comply with) the Indenture and SEC Regulatory Requirements, and the Company shall not be required to cooperate with respect to any Debt Offer that is not in compliance with the Senior Notes, the Indenture and SEC Regulatory Requirements. Subject to Section 5.13(b), at Parent’s expense, the Company shall, and shall cause the Company Subsidiaries and their respective representatives to, in each case, use their reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the Debt Offer; provided that prior to the Closing, neither the Company nor any of the Company Subsidiaries, nor counsel for the Company shall be required to furnish any officer’s certificates, legal opinions or negative assurance letters in connection with the Debt Offers (other than, in connection with the execution of a supplemental indenture relating to any consent solicitation of the type described in clause (ii) below, the Company delivering customary officer’s certificates, and using reasonable best efforts to cause counsel for the Company to deliver customary legal opinions, respectively, to the trustee under the Indenture, to the extent such certificates and opinions would not (in the opinion of the Company, its counsel and the Trustee) conflict with applicable Laws, the terms of the Senior Notes or the Indenture and would be accurate in light of the facts and circumstances at the time delivered) or execute any other instruments or agreements in connection therewith other than the supplemental indenture described in clause (ii) below. To the extent that the provisions of SEC Regulatory Requirements conflict with this Section 5.14(b)(i), Parent and the Company shall comply with SEC Regulatory Requirements and shall not be deemed to have breached their obligations under this Agreement by such compliance. Notwithstanding the foregoing and for the avoidance of doubt, in no event shall the Company or its legal counsel be required to give an opinion with respect to the Financing or any other financing of Parent or Merger Sub.

(ii) To the extent any Debt Offer includes a consent solicitation, then subject to the receipt of the requisite consents, the Company and the applicable Company Subsidiaries shall execute a supplemental indenture to the Indenture in accordance with the terms of the Indenture, amending the terms and provisions of the Indenture as described in the relevant Debt Offer Documents as reasonably requested by Parent, which supplemental indenture shall become operative no earlier than the Effective Time; provided, however, that in no event shall the Company or any of its officers, directors or other representatives have any obligation to authorize, adopt or execute any amendments or other agreement that is not permitted under applicable Law, the terms of the Senior Notes or the Indenture or would become operative prior to the Effective Time.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by mutual consent of Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) No Injunctions or Restraints; Illegality. The consummation of the Merger shall not be restrained, enjoined, prevented or otherwise prohibited by any Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity, and there shall not be in effect any Law enacted, promulgated or deemed applicable to the Merger by any Governmental Entity of competent jurisdiction that restrains, enjoins, prevents or otherwise prohibits the consummation of the Merger.

(c) Stock Exchange Listing. The Parent Shares to be issued in the Merger and such other Parent Shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction at the Effective Time of each of the following additional conditions, any and all of which may be waived in whole or in part by Parent and Merger Sub to the extent permitted by applicable Law:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in the first sentence of Section 3.1(a), the last sentence of Section 3.1(c) and Section 3.2 (other than Section 3.2(e)), shall be true and correct in all but de minimis respects on the date hereof and at and as of the Effective Time, as though made at and as of the Effective Time, (ii) the representations and warranties of the Company set forth in Sections 3.3 and 3.23 (except, subject to the terms of Section 5.3, in the event that the Company or any Company Subsidiary engages another financial advisor in connection with the evaluation of an Acquisition Proposal) shall be true and correct in all material respects on the date hereof and at and as of the Effective Time, as though made at and as of the Effective Time, (iii) the representations and warranties of the Company set forth in Section 3.10(b) shall be true and correct in all respects on the date hereof and at and as of the Effective Time, as though made at and as of the Effective Time and (iv) each of the other representations and warranties of the Company in this Agreement shall be true and correct in all respects on the date hereof and at and as of the Effective Time, as though made at and as of the Effective Time, except (A) in the case of clauses (i), (ii) and (iv), representations and warranties that are expressly made as of an earlier date shall be so true and correct only at and as of such date, and (B) in the case of clause (iv), where the failure of such representations or warranties to be true and correct in all respects (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifier set forth therein) would not, individually or in the aggregate with all other failures to be true or correct, have or reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) Company Material Adverse Effect. Since the date hereof, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Officer’s Certificate. Parent shall have received an officer’s certificate duly executed by an authorized officer of the Company to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.

(e) Payoff Letter. The Company and the Company Subsidiaries shall have delivered the Payoff Letter to Parent.

6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction at the Effective Time of each of the following additional conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by Law:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in Sections 4.1(a), 4.2, 4.3, 4.13 and 4.16 shall be true and correct in all material respects on the date hereof and at and as of the Effective Time, as though made at and as of the Effective Time, (ii) the representations and warranties of Parent set forth in Section 4.10 shall be true and correct in all respects on the date hereof and at and as of the Effective Time, as though made at and as of the Effective Time, and (iii) each of the other representations and warranties of Parent in this Agreement shall be true and correct in all respects on the date hereof and at and as of the Effective Time, as though made at and as of the Effective Time, except (A) in the case of clauses (i) and (iii), representations and warranties that are expressly made as of an earlier date shall be so true and correct only at and as of such date, and (B) in the case of clause (iii), where the failure of such representations or warranties to be true and correct in all respects (without giving effect to any “materiality” or “Parent Material Adverse Effect” qualifier set forth therein) would not, individually or in the aggregate with all other failures to be true or correct, have or reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent. Each of Parent and Merger Sub shall have performed or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have received an officer’s certificate duly executed by an authorized officer of Parent to the effect that the conditions set forth in Sections  6.3(a) and 6.3(b) have been satisfied.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written agreement of Parent, Merger Sub and the Company, by action of their respective Boards of Directors;

(b) by either the Company or Parent, if the Effective Time shall not have occurred on or before December 7, 2018 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose breach of this Agreement has been a principal cause of the failure of any condition set forth in Article 6 or the failure of the Effective Time to occur on or before the Outside Date;

(c) by either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have issued an Order, or any Law shall be in effect, in each case, permanently restraining, enjoining, preventing or otherwise prohibiting or making illegal the consummation of the Merger, and, in each case, such Order or Law shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall be available only if the party seeking to terminate this Agreement shall have complied with its obligations under Section 5.4 to resist, resolve or lift, as applicable, such Order before asserting the right to terminate under this Section 7.1(c);

(d) by either the Company or Parent, if the Company Stockholder Approval has not been obtained at the Company Stockholders Meeting (or, if the Company Stockholders Meeting has been adjourned or postponed, the final adjournment or postponement thereof); provided, that no party may terminate this Agreement pursuant to this Section 7.1(d) if such party has breached in any material respect any of its obligations under this Agreement in a manner that caused the failure to obtain the Company Stockholder Approval at the Company Stockholders Meeting;

(e) by Parent, at any time prior to the Company Stockholder Approval, if the Company Board shall have effected a Change of Board Recommendation (it being understood and agreed that any written notice of the Company’s intention to make a Change of Board Recommendation prior to effecting such Change of Board Recommendation in accordance with Section 5.3(d) or Section 5.3(e) in and of itself shall not result in Parent having any termination rights pursuant to this Section 7.1(e));

(f) by the Company, at any time prior to the Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal, but only if the Company has not breached, in any material respect, its obligations under Section 5.3 with respect to such Superior Proposal; provided, that the Company (i) pays, or causes to be paid, to Intermediate Parent the Termination Fee payable pursuant to Section 7.3(a) prior to or concurrently with such termination and (ii) immediately following or concurrently with such termination, enters into a definitive acquisition agreement that documents the terms and conditions of such Superior Proposal;

(g) by Parent if: (i) there has been a breach by the Company of its representations, warranties or covenants contained in this Agreement such that any condition set forth in Section 6.2(a) or 6.2(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent shall have delivered to the Company written notice of such breach and (iii) either such breach is not capable of cure prior to the Outside Date or at least forty-five (45) days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured in all material respects; provided, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if there has been any breach by Parent of its representations, warranties or covenants contained in this Agreement such that any condition set forth in Section 6.3(a) or 6.3(b) is not reasonably capable of being satisfied while such breach is continuing, and such breach shall not have been cured in all material respects; or

(h) by the Company if: (i) there has been a breach by Parent or Merger Sub of any of their representations, warranties or covenants contained in this Agreement such that any condition set forth in Section 6.3(a) or 6.3(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) the Company shall have delivered to Parent written notice of such breach and (iii) either such breach is not capable of cure prior to the Outside Date or at least forty-five (45) days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured in all material respects; provided, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if there has been any breach by the Company of its representations, warranties or covenants contained in this Agreement such that any condition set forth in Section 6.2(a) or 6.2(b) is not reasonably capable of being satisfied while such breach is continuing, and such or breach shall not have been cured in all material respects.

7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall become void and of no further force or effect without liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, affiliates, officers or directors; provided that (a) no such termination shall relieve the Company of its obligation to pay the Termination Fee if, as and when required pursuant to Section 7.3 (which Section 7.3 shall survive any such termination); (ii) no such termination shall relieve any party for liability for such party’s breach of this Agreement prior to its termination or for fraud; and (iii) (A) the Confidentiality Agreement and (B) Section 5.2(b), this Section 7.2, Section 7.3 and

Article 8 and the definitions of all defined terms appearing in such Sections shall, in each case, survive the termination of this Agreement.

7.3 Termination Fee.

(a) The parties agree that if this Agreement is terminated by Parent in accordance with Section 7.1(e) or by the Company in accordance with Section 7.1(f), then the Company shall pay (or cause to be paid) to Intermediate Parent (or its designee) prior to or concurrently with such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter, in the case of a termination by Parent, a termination fee equal to eighteen million four hundred seventy-two thousand dollars ($18,472,000) (the “Termination Fee”); provided, however, that in the event the Termination Fee becomes payable as a result of the termination of this Agreement prior to the Window Period End Time (i) by Parent pursuant to Section 7.1(e) in response to a Change of Board Recommendation effected in compliance with Section 5.3(d) with respect to a Superior Proposal by a Qualified Bidder or (ii) by the Company pursuant to Section 7.1(f) with respect to a Superior Proposal by a Qualified Bidder, then, in the case of either of the immediately preceding clauses (i) or (ii), “Termination Fee” means an amount equal to ten million dollars ($10,000,000).

(b) The parties agree that (i) if (A) this Agreement is terminated in accordance with Section 7.1(b) or 7.1(g) and, prior to the date of such termination, a bona fide Acquisition Proposal is (1) made public by the Company or any other Person and (2) not withdrawn or (B) this Agreement is terminated in accordance with Section 7.1(d) and, prior to the date of completion of the Company Stockholders Meeting, a bona fide Acquisition Proposal is (1) made public by the Company or any other Person and (2) not withdrawn and (ii) within twelve (12) months after such termination, the Company (A) enters into a definitive agreement with respect to any such Acquisition Proposal, which Acquisition Proposal is subsequently consummated, or (B) consummates any such Acquisition Proposal, then the Company shall pay (or cause to be paid) the Termination Fee to Intermediate Parent (or its designee), no later than two (2) Business Days after the consummation of such transaction, as applicable. For the avoidance of doubt, the Company shall not be obligated to pay the Termination Fee with respect to any Acquisition Proposal unless such Acquisition Proposal is consummated. For purposes of this Section 7.3(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4, except that the references to “20%” shall be deemed to be references to “50%.”

(c) The Company acknowledges that the agreement contained in this Section 7.3 is an integral part of this Agreement and that, without this Section 7.3, Merger Sub, Intermediate Parent and Parent would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 7.3, the Company shall pay to Merger Sub all reasonable fees, costs and expenses of enforcement (including reasonable attorneys’ fees as well as reasonable expenses incurred in connection with any action initiated by Parent, Intermediate Parent or Merger Sub), together with interest on the amount of the Termination Fee at the prime lending rate as published in The Wall Street Journal, in effect on the date such payment is made.

(d) For the avoidance of doubt, in no event shall the Company be required to pay the Termination Fee on more than one (1) occasion.

(e) Subject to Parent’s and Merger Sub’s rights set forth in Section 8.14, if and to the extent the Termination Fee is required to be, and is in fact, paid by the Company pursuant to this Section 7.3, Intermediate Parent’s (or its designee’s) right to receive payment thereof shall be the sole and exclusive remedy of Parent, Intermediate Parent and Merger Sub against the Company, the Company Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the transactions contemplated by this Agreement, including the Merger, to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this

Agreement, including the Merger (except that the Company shall also be obligated with respect to Section 7.3(c) and except that the applicable Company Related Parties shall remain obligated for, and Parent and Merger Sub may be entitled to remedies with respect to the provisions and agreements surviving such termination pursuant to Section 7.2). For the avoidance of doubt, while Parent and Merger Sub may pursue, in the alternative, both a grant of specific performance in accordance with Section 8.14 and the payment of the Termination Fee under Section 7.3, under no circumstances shall Parent and Merger Sub be permitted or entitled to receive both a grant of specific performance and the Termination Fee.

7.4 Amendment. This Agreement may be amended by each of the Company, Parent and Merger Sub by action taken by or on behalf of their respective boards of directors; provided however, that after the Company Stockholder Approval has been obtained, there may not be, without further approval of the stockholders of the Company, any amendment of this Agreement, which by Law otherwise requires the further approval of the stockholders of the Company. This Agreement may not be amended, except by an instrument in writing signed by the parties hereto.

7.5 Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. None of the representations, warranties, covenants or other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, or any rights arising out of any breach of any of the foregoing, shall survive the Effective Time, except that this Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

8.2 Fees and Expenses. All Expenses (other than any expenses the Company or any Company Subsidiary pays as borrower under any financing being entered into in connection with this Agreement, which shall be deemed borne by Parent and Merger Sub) incurred by the parties hereto shall be borne solely and entirely by the party that has incurred the same.

8.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained and delivery is followed within one (1) Business Day by email pursuant to clause (c) or delivered in Person), (b) on the next Business Day if transmitted by national overnight courier or (c) on the date delivered if sent by email (provided, that confirmation of email receipt is obtained; provided, further, that if such notice or other communication is also sent by another means provided for by this Section 8.3 within one (1) Business Day after sending such email, such notice or other communication shall be deemed to have been duly given on the date such email was sent irrespective of whether confirmation of email receipt is obtained), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

If to Parent, Intermediate Parent or Merger Sub, addressed to it at:

Taylor Morrison Home Corporation

4900 N. Scottsdale Rd., Suite 2000

Scottsdale, AZ 85251

Attention:     Sheryl Palmer

Facsimile:     (866) 227-6008

Email:           spalmer@taylormorrison.com

with a copy (which shall not constitute notice) to:

Taylor Morrison Home Corporation

4900 N. Scottsdale Rd., Suite 2000

Scottsdale, AZ 85251

Attention:     Darrell Sherman

                     Benjamin A. Aronovitch

Facsimile:    (866) 390-2612; (866) 644-6190

Email:          dsherman@taylormorrison.com

                      baronovitch@taylormorrison.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention:    Justin G. Hamill

Facsimile:    (212) 757-3990

Email:           jhamill@paulweiss.com

If to the Company, addressed to it at:

AV Homes, Inc.

6730 N. Scottsdale Road, Suite 150

Scottsdale, AZ 85253

Attention:    S. Gary Shullaw, Executive Vice President,

                     General Counsel and Corporate Secretary

Facsimile:    (480) 948-0701

Email:           G.Shullaw@avhomesinc.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:    Adam O. Emmerich

                     John L. Robinson

Facsimile:    (212) 403-2000

Email:           AOEmmerich@wlrk.com

                      JLRobinson@wlrk.com

8.4 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in any substantive respect to the Company than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement need not contain any standstill or similar provision. Notwithstanding the foregoing, an “Acceptable Confidentiality Agreement” shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations hereunder.

“Acquisition Proposal” means any offer or proposal from a Third Party concerning (a) a merger, consolidation, or other business combination transaction (including any single- or multi-step transaction) or series of related transactions involving the Company in which any Person or group (as defined in Section 13(d) of the Exchange Act) seeks to acquire beneficial ownership of Equity Interests representing 20% or more of the voting power of the Company, (b) a sale, lease, license, mortgage, pledge or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, partnership, joint venture or otherwise, of assets of the Company (including Equity Interests of a Company Subsidiary) or the Company Subsidiaries representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries based on their fair market value as determined in good faith by the Company Board, (c) an issuance or sale (including by way of merger, consolidation, business combination, share exchange, joint venture or otherwise) of Equity Interests representing 20% or more of the voting power of the Company or a tender offer or exchange offer in which any Person or group (as defined in Section 13(d) of the Exchange Act) seeks to acquire beneficial ownership, or the right to acquire beneficial ownership, of Equity Interests representing 20% or more of the voting power of the Company, or (d) any combination of the foregoing (in each case, other than the Merger).

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Available Cash Election Amount” means (a) the product of (i) the aggregate number of issued and outstanding Company Shares (other than Cancelled Shares) multiplied by (ii) $12.64 minus (b) the aggregate amount of cash to be paid in respect of all Mixed Consideration Shares.

“Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not such plan is subject to ERISA), each bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy, agreement or arrangement, and each employment, severance, change in control, retention, termination, pension, retirement, disability benefit, health insurance, life insurance, fringe benefit, supplemental benefit plan, program, policy, agreement, scheme or arrangement, in each case, sponsored, maintained, contributed to or required to be contributed to by the Company or any Company Subsidiary for the benefit of any Participant, or between the Company or any Company Subsidiary, on the one hand, and any Participant, on the other hand, excluding any “multiemployer plan” (within the meaning of Section 4001(a) of ERISA).

“Business Day” means any day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Cash Election Amount” means the product of (a) the number of Cash Electing Shares multiplied by (b) the Cash Election Consideration (before giving effect to any adjustment pursuant to Section 2.1(c)).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

“Company 10-Q” means the Company’s Report on Form 10-Q for the period ended March 31, 2018.

“Company Equity Plans” means the Company’s 2015 Incentive Compensation Plan and the Company’s Amended and Restated 1997 Incentive and Capital Accumulation Plan, in each case, as amended, supplemented or modified from time to time.

“Company Intellectual Property” means the Intellectual Property owned by the Company or any of the Company Subsidiaries.

“Company Lease” means any lease, sublease, sub-sublease, license and other agreement under which the Company or a Company Subsidiary leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Material Adverse Effect” means any change, condition, event, effect, occurrence, circumstance or development (each, an “Effect”) that (i) has, or would reasonably be expected to have, a material adverse effect on the business, assets, properties, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) prevents or materially impairs or materially delays the consummation of the Merger or performance by the Company of its obligations under this Agreement; provided, that, solely in the case of clause (i), no change or effect to the extent resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be deemed to contribute to a “Company Material Adverse Effect,” or shall otherwise be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur: (a) any adverse changes in the industry in which the Company operates; (b) any adverse changes or proposed adverse changes in applicable Law, GAAP or the interpretation or enforcement thereof; (c) any adverse changes in general economic, business, labor or regulatory conditions, or general changes in securities, credit or other financial markets, including interest rates or exchange rates, in the United States regionally, locally or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company or the Company Subsidiaries operate in the United States or globally; (d) changes in general global, national, regional or local political conditions (including the outbreak or escalation of war (whether or not declared), military action or acts of terrorism), changes due to natural disasters or changes in the weather, hurricanes or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis; (e) actions or omissions required of the Company under the express terms of this Agreement or taken or not taken at the written request of, or with the written consent of, an authorized officer of Parent (in each case of this clause (e), other than Section 5.1(a), except to the extent that Parent’s consent is unreasonably withheld); (f) the negotiation, announcement, pendency or consummation of this Agreement and the transactions contemplated hereby, to the extent applicable to the identity of Parent or any communication by Parent regarding its plans or intentions with respect to the conduct of the business of the Company or any Company Subsidiary, including any such impact of the negotiation, announcement, pendency or consummation of this Agreement on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, employees or regulators (provided, that this clause (f) shall not apply to the representations and warranties set forth in Section 3.4 or the condition set forth in Section 6.2(a) to the extent relating to such representations and warranties); (g) any Proceeding arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated hereby; or (h) any failure by the Company or any of the Company Subsidiaries to meet any revenue, earnings or other financial projections or forecasts, in and of itself; provided, that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred (except to the extent subject to any foregoing exception); except, in the case of each of clauses (a), (b), (c) and (d), to the extent that such Effect affects the Company and the Company Subsidiaries, taken as a whole, in a disproportionate manner relative to the impact of such Effect on other Persons operating in the same industry as the Company and the Company Subsidiaries (in which case, to the extent not otherwise excluded from the definition of Company Material Adverse Effect, only such incremental disproportionate impact or impacts shall be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Representatives” means the Company’s and the Company Subsidiaries’ respective directors, officers, employees, controlled affiliates, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“Company Shares” means the shares of common stock, par value $1.00 per share, of the Company.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any country or jurisdiction, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended.

“Compliant” means, with respect to the Required Information, that (i) such Required Information, when taken as a whole, does not contain any untrue statement of a material fact regarding the Company and the Company Subsidiaries, or omit to state any material fact regarding the Company and the Company Subsidiaries necessary in order to make such Required Information, when taken as a whole, not materially misleading under the circumstances under which such statements were made, (ii) such Required Information complies in all material respects with all applicable SEC Regulatory Requirements for a registered public offering of debt securities on Form S-1 (other than such provisions for which compliance is not customary in a Rule 144A offering of debt securities) and (iii) the financial statements and other financial information included in such Required Information would not be deemed stale under SEC Regulatory Requirements or otherwise be unusable under customary practices for offerings and private placements of debt securities under Rule 144A of the Securities Act and are sufficient to permit the Company and the Company Subsidiaries’ applicable independent accountants to issue comfort letters to Parent’s financing sources (including the Financing Sources) providing the Financing or any other financing in connection with the transactions contemplated by this Agreement, including as to customary negative assurances, “tick marks” and change period, in order to consummate any offering of debt securities on any day during the Marketing Period, which such accountants have confirmed they are prepared to issue.

“Contract” or “Contracts” means any of the agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements and licenses to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject; provided, that “Contracts” shall not include any Benefit Plan.

“Convertible Notes due 2020” means the Company’s 6.00% Senior Convertible Notes due 2020 issued pursuant to the Convertible Notes Indenture.

“Convertible Notes Indenture” means that certain Indenture, dated as of February 4, 2011, by and between the Company, as issuer, and Wilmington Trust, National Association (as successor to Wilmington Trust FSB), as trustee, as amended by that certain Third Supplemental Indenture, dated as of June 23, 2015, by and among the Company, Wilmington Trust, National Association, as trustee, and the other parties thereto, and as many be further amended, supplemented or otherwise modified from time to time.

“Environmental Laws” means any and all Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous

Substances; the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of Persons or property, including protection of the health and safety of employees or (b) impose liability or responsibility with respect to any of the foregoing, including CERCLA, RCRA, the Clean Water Act, as amended (33 U.S.C. § 1251 et seq.), the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.), OSHA or any other Law of similar effect.

“Environmental Permits” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, share of restricted stock, restricted stock unit, stock appreciation right, phantom stock, performance share or unit, warrant, right or other security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement/Prospectus, Form S-4 and all other matters related to the transactions contemplated by this Agreement.

“Financing Entities” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing, including the parties to the Commitment Letter and any joinder agreements or credit agreements relating thereto.

“Financing Sources” means the Financing Entities and their respective affiliates and their and their respective affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns; provided that neither Parent nor any affiliate of Parent shall be a Financing Source.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Entity” means any supranational, national, federal, state, county, municipal, local or foreign government or other political subdivision thereof, any court, any arbitral body, any entity exercising executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government.

“Hazardous Substances” means any pollutant, contaminant, chemical, compound, toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable substance or material, or other substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Initial Period” means the period commencing on the date of this Agreement and ending at 11:59 p.m. (New York time) on July 7, 2018.

“Intellectual Property” means all intellectual property rights and proprietary rights, whether registered or unregistered, including all (a) patents, patent applications, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof), (b) trademarks, service marks, and trademark rights in trade dress, logos, slogans, brand names, trade names, taglines, social media identifiers and related accounts, Internet domain names, corporate names and other indicia of origin, and all applications and registrations in connection therewith and all goodwill related thereto, (c) copyrights and corresponding rights in works of authorship (including software), mask works and designs, and all applications and registrations in connection therewith, (d) trade secret rights, know-how, inventions, processes, procedures, databases and corresponding rights in confidential and proprietary information, and (e) any corresponding or equivalent intellectual property rights recognized anywhere in the world.

“Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence (other than any event, change, effect, development, state of facts, condition or occurrence resulting from a material breach of this Agreement by the Company) occurring or arising after the date of this Agreement that (a) was not known to the Company Board as of or prior to the date of this Agreement and becomes known to the Company Board and (b) does not involve or relate to an Acquisition Proposal.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means computers, software, databases, hardware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third party software or systems) owned, licensed, leased or otherwise used by the Company or any Company Subsidiary.

“Knowledge” means (a) when used with respect to the Company and the Company Subsidiaries, the actual knowledge of the individuals listed in Section 8.4 of the Company Disclosure Letter and (b) when used with respect to Parent or Merger Sub, the actual knowledge of the named executive officers of Parent.

“Law” means any international, national, provincial, state, municipal, local and common laws, treaties, statutes, ordinances, decrees, codes, bylaws, rules, regulations or other requirements, legally binding guidance, Orders, consent decrees, permits, policies, restrictions or licenses of any Governmental Entity, in each case, having the force of law.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, title defect, encumbrance, covenant, condition, claim, restriction, charge, option or other third party right, right of first refusal or first offer, easement, security interest, deed of trust, right-of-way, encroachment, occupancy right, preemptive right, community property interest or other restriction of any nature, whether voluntarily incurred or arising by operation of Law, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction or defect on the possession, exercise or transfer of any other attribute of ownership of any asset.

“Marketing Period” shall mean the first period of 20 consecutive Business Days after the date hereof throughout and at the end of which Parent shall have (and its financing sources shall not be prohibited by the Company from accessing) the Required Information and the Required Information is Compliant (it being understood that if at any time during the Marketing Period the Required Information ceases to be Compliant, then the Marketing Period shall not have occurred); provided that (w) the Marketing Period shall not commence prior to the later of the date on which the Form S-4 becomes effective and September 4, 2018, (x) if the Form S-4 becomes effective (the date of such effectiveness, the “Form S-4 Effective Date”) on any date from (and including) October 1, 2018 through (and including) October 22, 2018, the Marketing Period shall be required to be 20 consecutive Business Days or such lesser number of consecutive Business Days (but in no event fewer than 10 consecutive Business Days) equal to the number of Business Days between the Form S-4 Effective Date and November 6, 2018 and (y) if the Marketing Period were to commence but would not be completed in accordance with its terms on or prior to November 6, 2018, then the Marketing Period shall not commence prior to November 7, 2018 and shall only be required to be 15 consecutive Business Days. Notwithstanding anything in this definition to the contrary, (x) the Marketing Period shall end on any earlier date prior to the expiration of the 20 consecutive Business Day period described above (or such shorter period as described above) if the Financing or any other financing in connection with the transactions contemplated hereby with gross proceeds in an amount equal to at least $200 million is consummated on such earlier date and (y) the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such 20 consecutive Business Day period (or such shorter period as described above): (i) the Company’s independent accountant shall have withdrawn or qualified as to scope of audit or as to the status of the Company or any of the Company Subsidiaries as a going concern its audit opinion with respect to any financial statements contained in the Company 10-K, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, (X) in the case of a withdrawal of such opinion, a new audit opinion is issued with respect to the consolidated financial statements of the Company included in the Required Information by the independent accountant or another independent public accounting firm reasonably acceptable to Parent or (Y) in the case of such a qualification of such opinion, the Business Day after such opinion is so qualified; or (ii) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant SEC filing or filings have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with SEC Regulatory Requirements.

“Merger Consideration” means (a) with respect to any Mixed Consideration Share, the Mixed Election Consideration, (b) with respect to any Cash Electing Share, the Cash Election Consideration and (c) with respect to any Stock Electing Share, the Stock Election Consideration.

“NASDAQ” means the NASDAQ Global Select Market.

“NYSE” means the New York Stock Exchange LLC.

“Order” means any judgment, order, decision, writ, injunction, decree, legal or arbitration award, ruling, SEC requirement or settlement or consent agreement, in each case, with a Governmental Entity of competent jurisdiction.

“OSHA” means the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder.

“Parent Equity Plans” means the Taylor Morrison Home Corporation 2013 Omnibus Equity Award Plan (Amended and Restated as of May 31, 2017) and the TMM Holdings II Limited Partnership 2013 Common Unit Plan.

“Parent Material Adverse Effect” means any Effect that prevents or materially impairs or delays the consummation of the Merger or performance by Parent or Merger Sub of any of their obligations under this Agreement.

“Parent Shares” means the shares of Class A common stock, $0.00001 par value per share, of the Parent.

“Participant” means each director, officer or employee of the Company or any of the Company Subsidiaries.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established on or reflected in the consolidated financial statements of the Company in accordance with GAAP, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances, in each case, arising by operation of Law in the ordinary course of business for amounts not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company in accordance with GAAP, (c) Liens arising from transfer restrictions under securities Laws, (d) with respect to any Owned Real Property or Leased Real Property, (i) easements, encroachments, restrictions, rights-of-way and any other non-monetary title defects, whether or not of record, and (ii) zoning, building, land use, environmental regulations and other similar restrictions, in each case, that would not reasonably be expected to, individually or in the aggregate, materially interfere with the ordinary conduct of the business and the Company Subsidiaries as currently conducted or materially detract from the development, use, occupancy, value or marketability of the affected property, (e) with respect to any Leased Real Property, the terms and provisions of the Real Property Leases and all Liens affecting the title of the landlords thereunder and the holders of the fee simple title thereof, (f) non-exclusive licenses of Intellectual Property and (g) such other non-monetary Liens being contested in good faith in the ordinary course of business or which would not, individually or in the aggregate, materially interfere with the ordinary conduct business of the Company and the Company Subsidiaries.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Proceedings” means all actions, suits, claims (or counterclaims), hearings, arbitrations, investigations, inquiries, litigations, mediations, grievances, audits, examinations or other proceedings, in each case, by or before any Governmental Entity.

“Qualified Bidder” means a Person that has made during the Initial Period an unsolicited bona fide written Acquisition Proposal (provided that the Acquisition Proposal by such Person did not result from a breach of Section 5.3(a)) that the Company Board, during the Initial Period, concluded in good faith (after consultation with its financial advisors and outside legal counsel) either constitutes or would reasonably be expected to lead to a Superior Proposal; provided, however, that notwithstanding the satisfaction of the foregoing criteria set forth in this sentence with respect to any Person, such Person shall not be deemed to be a “Qualified Bidder” unless the Company shall have notified Parent by no later than 5:00 p.m. (New York time) on the first day (1st) immediately following the end of the Initial Period that such Person has satisfied such criteria.

“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Required Information” means (a) the financial information regarding the Company and Company Subsidiaries described in paragraph 2(a) and (2)(b) of Annex B to the Commitment Letter, (b) financial data relating to the Company and the Company Subsidiaries reasonably requested by Parent to produce the pro forma financial statements (including such data as may be necessary for Parent or its independent auditors to calculate, verify or support pro forma adjustments relating to the transactions contemplated hereby, it being understood that the Company is not responsible for any pro forma adjustments related to the Financing, for the preparation of the pro forma financial statements as a whole or for any financial information with respect to Parent) required in order to satisfy the condition set forth in paragraph 2(c) of Annex B to the Commitment Letter and (c) all financial statements and financial data, audit reports and other information regarding the Company and the Company Subsidiaries of the type required by SEC Regulatory Requirements (other than Sections 3-10 and 3-16 of Regulation S-X ) for a registered public offering of debt securities on Form S-1, but limited to the type and form customarily included in private placements of debt securities under Rule 144A of the Securities Act, to consummate the offering(s) of debt securities to provide Parent with the Merger Amounts, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made.

“Revolving Credit Agreement” means that certain Credit Agreement, dated as of May 18, 2017, by and among the Company, as borrower, the lenders party thereto, and JPMorgan Chase Bank, N.A., as an issuing lender and administrative agent and the other parties thereto, as the same may be amended, supplemented, replaced or otherwise modified from time to time.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC Regulatory Requirements” means (a) any publicly available written or oral interpretations, questions and answers, guidance and forms of the SEC, (b) any oral or written comments, requirements or requests of the SEC or its staff, (c) the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder, (e) any other rules, bulletins, releases, manuals and regulations of the SEC and (f) any rules and regulations of NASDAQ or NYSE.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be, owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “20%” shall be replaced by “50%”), made by a Third Party which, in the good faith judgment of the Company Board (after consultation with its financial advisors and outside legal counsel), taking into account such factors as the Company Board considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of, and the Person or group making, such proposals), (a) is reasonably likely to be consummated in accordance with its terms and (b) if consummated, would reasonably be expected to result in a transaction that is more favorable from a financial point of view to the Company’s stockholders than the Merger, taking into account all financial terms and conditions of such transaction (including breakup fees, expense reimbursement and other financial terms).

“Taxes” means (a) any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, escheat, net worth, capital stock, alternative or add-on minimum, environmental, use, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, and gains tax, and (b) any interest, penalty, fine or addition to any of the foregoing.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing, declaration, statement or other document required to be filed or actually filed with a Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Third Party” shall mean any Person other than the Company, Parent, Merger Sub and their respective affiliates.

“Window Period End Time” means, with respect to a Qualified Bidder, the later of (a) 11:59 p.m. (New York time) on July 22, 2018 and (b) 11:59 p.m. (New York time) on the first (1st) day after the end of any

Notice Period (including any extensions thereof, or new Notice Periods in respect thereof, pursuant to Section 5.3(f)) with respect to a Superior Proposal by such Qualified Bidder with respect to which the initial Notice Period commenced on or prior to July 22, 2018.

8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
2018 Property Plan	5.1(a)(x)
Agreement	Preamble
Alternate Commitment Letter	5.13(a)(ii)
Alternate Financing	5.13(a)(ii)
Antitrust Counsel Only Material	5.4(b)
Book-Entry Shares	2.2(b)(ii)
Cancelled Shares	2.1(d)
Capitalization Date	3.2(a)
Cash Electing Share	2.1(a)
Cash Election	2.1(a)
Cash Election Consideration	2.1(a)
Cash Fraction	2.1(c)(i)(A)
Certificate of Merger	1.2
Certificates	2.2(b)(i)
change in control	5.7(c)
Change of Board Recommendation	5.3(a)
Closing	1.2
Closing Date	1.2
Commitment Letter	4.19(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Disclosure Letter	3
Company Employees	5.7(a)
Company Equity Awards	2.4(c)
Company Financial Statements	3.7(b)
Company Material Contract	3.13(a)(viii)
Company Permits	3.6(a)
Company Preferred Stock	3.2(a)
Company Property	3.18(b)
Company Related Parties	7.3(e)
Company Restricted Stock Award	2.4(b)
Company RSU Award	2.4(c)
Company SEC Documents	3.7(a)
Company Stock Option	2.4(a)
Company Stockholder Approval	3.3
Company Stockholders Meeting	3.3
Company Subsidiary	3.1(a)
Confidentiality Agreement	5.2(b)
Covered Persons	5.8(a)
D&O Insurance	5.8(c)
Debt Offer	5.14(b)(i)

Term	Section
Debt Offer Documents	5.14(b)(i)
Definitive Agreements	5.13(a)
DGCL	Recitals
Dissenting Shares	2.3
Dividend Consideration	2.1(a)
Effective Time	1.2
Election	2.8(a)
Election Deadline	2.8(d)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Existing Indemnification Agreements	5.8(a)
Fair Value	4.20(d)
Fairness Opinions	3.21
Financing	4.19(a)
Financing Representatives	5.13(b)
Form of Election	2.8(b)
Form S-4	3.5
Fractional Share Consideration	2.1(a)
Holder	2.8
Indebtedness	3.2(e)
Indenture	5.14(b)(i)
Information	5.2(b)
Insurance Policies	3.20
Intermediate Parent	Preamble
Key Stockholder	Recitals
Leased Real Property	3.18(b)
Lenders	4.19(a)
Letter of Transmittal	2.2(b)(i)
Liabilities	4.20(d)
Merger	Recitals
Merger Amounts	4.19(d)
Merger Sub	Preamble
Mixed Consideration Share	2.1(a)
Mixed Election	2.1(a)
Mixed Election Consideration	2.1(a)
Mixed Stock Consideration	2.1(a)
New Plan	5.7(b)
New TMM	4.2(b)
Notice Period	5.3(f)
Offering Documents	5.13(b)(ii)
Old Plans	5.7(b)
Outside Date	7.1(b)
Owned Real Property	3.18(a)
Parent	Preamble
Parent Board	Recitals
Parent Bylaws	4.1(b)
Parent Capitalization Date	4.2(a)
Parent Charter	4.1(b)
Parent Financial Statements	4.8(b)
Parent Options	4.2(b)
Parent Preferred Stock	4.2(a)

Term	Section
Parent Representatives	5.2(a)
Parent Restricted Stock Award	2.4(b)
Parent RSU Award	2.4(c)
Parent SEC Documents	4.8(a)
Parent Subsidiary	4.4
Payoff Amount	5.14(a)
Payoff Letter	5.14(a)
Present Fair Saleable Value	4.20(d)
Proposed Changed Terms	5.3(f)(ii)
Proxy Statement/Prospectus	3.5
Real Property Lease	3.18(b)
SEC	3.7(a)
Section 16	5.10
Senior Notes	5.14(b)(i)
Significant Company Subsidiary	3.1(a)
Significant Parent Subsidiary	4.1(a)
Stock Electing Share	2.1(a)
Stock Election	2.1(a)
Stock Election Consideration	2.1(a)
Subject Indebtedness	5.14(a)
Surviving Corporation	1.1(a)
Termination Fee	7.3(a)
Trustee	5.14(b)(i)
Voting Agreement	Recitals

8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.8 Entire Agreement. This Agreement (together with the Exhibits and Company Disclosure Letter and the other documents delivered pursuant hereto), the Voting Agreement and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements (except the Confidentiality Agreement) and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

8.9 Assignment. This Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties.

8.10 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) any Persons entitled to indemnification or insurance benefits under the provisions of Section 5.8 following the Effective Time, with respect to such provisions, (b) the stockholders of the Company, after the Effective Time, as applicable, with respect to the right of such stockholders to receive the Merger Consideration, in the case of Company Shares converted into the right to receive the Merger Consideration in the Merger, (c) if the Effective Time occurs, the right of holders of the Company Equity Awards to receive payments contemplated hereby in respect thereof after the Effective Time and (d) as provided in Section 8.15. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto, and consequently, may not accurately characterize actual facts or circumstances.

8.11 Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Annexes” are intended to refer to Sections of this Agreement and Exhibits and Annexes to this Agreement. The Company Disclosure Letter and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular Section or Article in which such words appear. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. Disclosure of any item on the Company Disclosure Letter by reference to any particular Section or Subsection of this Agreement shall be deemed to constitute disclosure with respect to any other Section or Subsection of this Agreement if the relevance of such disclosure to such other Section or Subsection is reasonably apparent from such disclosure or the context in which such disclosure is made. Except as otherwise indicated, “made available” or terms of similar import mean made available to Parent and its advisors in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement at least one (1) day prior to the date hereof.

8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) Other than as set forth in Section 8.15, this Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Other than as set forth in Section 8.15, each of the parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising in connection herewith or any claim or cause of action arising in connection with this Agreement or the negotiation hereof, and any Proceeding for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to or arising from this

Agreement or any of the transactions contemplated hereby or the negotiation hereof in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.12, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3 and agrees that service made in such manner shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT (INCLUDING WITH RESPECT TO THE FINANCING) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING WITH RESPECT TO THE FINANCING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13 Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall have received a counterpart hereof signed by the other party hereto. Until and unless the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall have received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.14 Specific Performance. The parties hereto agree that if any the provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly, (a) the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specific performance of the terms hereof, in each case in the Delaware Court of Chancery or, if such court shall not have jurisdiction, in any federal court located in the State of Delaware or any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity, (b) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. Either party’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a party in the case of a breach of this Agreement involving willful breach or fraud.

8.15 Proceedings Involving Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, the Company Subsidiaries and each of its controlled affiliates hereby: (a) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources, arising out of or relating to, this Agreement, the Financing or any of the agreements (including the Commitment Letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Commitment Letter or other applicable definitive document relating to the Financing, (c) agrees not to bring or support or permit any of its affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way arising out of or relating to, this Agreement, the Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon the Company, the Company Subsidiaries or its controlled affiliates in any such Proceeding or proceeding shall be effective if notice is given in accordance with Section 8.3, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Proceeding brought against the Financing Sources in any way arising out of or relating to, this Agreement, the Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Financing Sources will have any liability to the Company or any of the Company Subsidiaries or any of their respective affiliates or Financing Representatives (in each case, other than Intermediate Parent under the Commitment Letter) relating to or arising out of this Agreement, the Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and (h) agrees that the Financing Sources are express third party beneficiaries of, and may enforce, clause (d) of the first sentence of Section 8.10 and this Section 8.15, and that such provisions and the definition of “Financing Sources” (and any defined term used in any such provisions to the extent that any such amendment of such definition would modify or amend the substance of any such provision in a way adverse to the Financing Sources) shall not be amended in any way adverse to the Financing Sources without the prior written consent of the Financing Entities.

8.16 Non-Recourse. Each party hereto agrees, on behalf of itself and its controlled affiliates, that all proceedings, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (A) this Agreement or any other agreement referenced herein or the transactions contemplated hereunder (including any financing obtained in connection with the transactions contemplated by this Agreement), (B) the negotiation, execution or performance this Agreement or any other agreement referenced herein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other agreement), (C) any breach or violation of this Agreement or any other agreement referenced herein and (D) any failure of the transactions contemplated hereunder or any other agreement referenced herein (including any agreement in respect of financing obtained in connection with the transactions contemplated by this Agreement) to be consummated, in each case, may be made only against (and are those solely of) the persons that are expressly identified herein as parties to this Agreement and, in accordance with, and subject to the terms and conditions of this Agreement. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement or any other agreement referenced herein or otherwise to the contrary, each party hereto covenants, agrees and acknowledges, on behalf of itself and its respective controlled affiliates, that no recourse under this Agreement or any other agreement referenced herein or in connection with any transactions contemplated hereby (including any financing obtained in connection with the transactions contemplated by this Agreement) shall be sought or had against any other person and no other person shall have any liabilities or obligations (whether in Contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related to the items in the immediately preceding clauses (A) through (D), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related to the items in the immediately preceding clauses (A) through (D), in each case, except for claims that any party hereto may assert against another party hereto solely in accordance with, and pursuant to the terms and conditions of, this Agreement. Notwithstanding the foregoing, Parent shall be entitled to bring claims and causes of action against (i) the Lenders related to or arising from the Commitment Letter and the Financing or (ii) the Key Stockholder related to or arising from the Voting Agreement, and, in each case, Parent does not waive any liabilities, claims, causes of action or obligations with respect thereto.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Intermediate Parent, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

PARENT Taylor Morrison Home Corporation

By:	/s/ Sheryl D. Palmer
Name: Sheryl D. Palmer
Title: Chairman, President, and Chief Executive Officer

INTERMEDIATE PARENT
(solely for purposes of Sections 5.13, 7.3 and 8.14) Taylor Morrison Communities, Inc.

By:	/s/ Sheryl D. Palmer
Name: Sheryl D. Palmer
Title: Chairman, President, and Chief Executive Officer

MERGER SUB Thor Merger Sub, Inc.

By:	/s/ Sheryl D. Palmer
Name: Sheryl D. Palmer
Title: Chairman, President, and Chief Executive Officer

COMPANY AV Homes, Inc.

By:	/s/ Roger A. Cregg
Name: Roger A. Cregg
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

EXECUTION VERSION

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of June 7, 2018, is made by and between Taylor Morrison Home Corporation, a Delaware corporation (the “Parent”), and TPG Aviator, L.P., a Delaware limited partnership (the “Stockholder”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below), each as in effect on the date hereof.

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Taylor Morrison Communities, Inc., a Delaware corporation and indirect subsidiary of Parent, Thor Merger Sub, Inc., a Delaware corporation and indirect subsidiary of Parent (“Merger Sub”) and AV Homes, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which, among other things, provides for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation upon the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”);

WHEREAS, the Stockholder agrees to enter into this Agreement with respect to all Company Shares that the Stockholder owns as of the date of this Agreement and any additional Company Shares that the Stockholder may hereinafter acquire;

WHEREAS, the Stockholder is the beneficial owner, and has sole or shared voting power with respect to 9,215,017 Company Shares (together with any additional Company Shares with respect to which (a) the Stockholder acquires beneficial ownership and (b) has sole or shared voting power, after the date hereof and prior to the termination of this Agreement in accordance with its terms, the “Subject Shares”; provided, that, for clarity, the Subject Shares shall not include any Company Shares that may be issued pursuant to a conversion of Stockholders’ Convertible Notes Due 2020 except to the extent such conversion and issuance actually occurs prior to the termination of this Agreement);

WHEREAS, the Company Board has, prior to the execution of this Agreement, approved, for purposes of Section 203 of the DGCL, this Agreement and the transactions contemplated hereby;

WHEREAS, as a condition to Parent’s willingness to enter into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. Voting Agreement.

1.1 Voting Agreement. The Stockholder hereby agrees that, subject to and conditioned upon the approval by the Company Board, for purposes of Section 203 of the DGCL, of this Agreement and the Merger Agreement, and the transactions contemplated hereby and thereby, from the date of this Agreement until the termination of this Agreement in accordance with Section 5 (the “Voting Period”), at any meeting of the Company’s stockholders (including the Company Stockholders Meeting), however called, and at every adjournment or postponement thereof, or in any action proposed to be taken by written consent of the stockholders of the Company, the Stockholder shall appear (in person or by proxy) at such meeting of the Company’s stockholders (including the Company Stockholders Meeting), or any adjournment or postponement thereof, in accordance with the Company Bylaws and cause all of the Subject Shares to be counted as present thereat for purposes of calculating a quorum and shall affirmatively vote (or cause to be voted) all of the Subject Shares:

(a) in favor of, or, if action is to be taken by written consent in lieu of a meeting of the Company’s stockholders, deliver to the Company a duly executed affirmative written consent in favor of (to the extent applicable), (i) the adoption of the Merger Agreement, (ii) any proposal to adjourn the Company Stockholders Meeting to solicit additional proxies in favor of the adoption of the Merger Agreement and the approval of the Merger if there are not sufficient votes to adopt the Merger Agreement and approve the Merger on the date on which such Company Stockholders Meeting is held and (iii) any other action, proposal, transaction or agreement that would reasonably be expected to facilitate the timely consummation of the Merger and which the Company Board has recommended that the Company’s stockholders vote in favor of; and

(b) against, and not provide any written consent with respect to or for, the adoption or approval of (i) any Acquisition Proposal (and the transactions contemplated thereby), including any Superior Proposal, (ii) any action, omission, proposal, transaction or agreement to be taken, consummated or entered into by the Company that, if so taken, consummated or entered into by the Company would, or would reasonably be expected to, result in (x) a breach by the Company of any covenant, representation, warranty or other obligation of the Company set forth in the Merger Agreement or (y) the failure of any of the conditions to the obligations of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement set forth in Article 6 of the Merger Agreement and (iii) any agreement (including, without limitation, any amendment, waiver, release from or non-enforcement of any agreement), any amendment, supplement, modification or restatement of the Company Charter or the Company Bylaws, to the extent such agreement, amendment, supplement, modification or restatement or other action or failure to act is intended or would reasonably be expected to prevent, interfere with, impair or delay the consummation of the Merger.

1.2 Other Voting. The Stockholder shall vote in its sole discretion on all issues other than those specified in Section 1.1.

1.3 Other Agreements.

(a) No Solicitation. During the Voting Period, the Stockholder hereby agrees that it shall not, and shall instruct and use commercially reasonable efforts to cause any directors, officers, employees, controlled affiliates, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives of the Stockholder not to, (i) initiate, solicit, knowingly facilitate or knowingly encourage the submission or announcement of any inquiries, proposals or offers relating to any Acquisition Proposal or engage in any discussions or negotiations with respect thereto (other than informing any Third Party of the existence of the provisions contained herein and in Section 5.3 of the Merger Agreement), (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal, (iii) enter into any letter of intent or other similar agreement relating to any Acquisition Proposal or (iv) resolve or agree to do any of the foregoing; provided that Section 1.3(a)(i) shall not restrict the Stockholder from taking any action or doing anything that the Company is permitted to do in accordance with the terms of Section 5.3 of the Merger Agreement.

(b) Waiver of Appraisal Rights. The Stockholder hereby irrevocably waives and agrees not to exercise any statutory rights of appraisal or rights to dissent that the Stockholder may have, or that may arise, under the Merger Agreement, the DGCL or otherwise, with respect to the Merger Agreement or the Merger.

(c) No Subsequent Limitations. The Stockholder agrees not to enter into any agreement or commitment with any Person the effect of which would violate or prevent, impair or delay the Stockholder from performing its obligations under the provisions and agreements set forth in this Section 1.

1.4 No Limitations on Actions; No Ownership Interest.

(a) Notwithstanding anything to the contrary herein, Parent expressly acknowledges that the Stockholder is entering into this Agreement solely in its capacity as the beneficial owner of the Subject Shares and this Agreement shall not limit or otherwise affect (or require the Stockholder to attempt to limit or otherwise affect) the actions or fiduciary duties of the Stockholder, or any affiliate, partner, trustee, beneficiary, settlor, employee or designee of the Stockholder or any of its affiliates (collectively, the “Stockholder Affiliates”) in its capacity, if applicable, as a member of the Company Board, and Parent shall not, and shall cause its affiliates not to, assert any claim that any action taken by the Stockholder or any of the Stockholder Affiliates in its capacity as a member of the Company Board violates this Agreement. It is expressly understood that the Stockholder is not making any agreement or understanding in its capacity as, or on behalf of any designee or representative of the Stockholder who is, a director, trustee, officer or other fiduciary of the Company or its Subsidiaries.

(b) Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Subject Shares, except as provided herein.

SECTION 2. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

2.1 Organization. The Stockholder is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware.

2.2 Subject Shares. As of the date hereof, other than the Subject Shares, the Stockholder does not hold or control any other equity interests possessing voting rights in or with respect to the Company. As of the date hereof, the Stockholder has sole voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to the Stockholder set forth in this Agreement, in each case, over all of the Subject Shares currently or hereinafter owned by the Stockholder. The Stockholder holds all of the Subject Shares, free and clear of any and all claims, Liens, encumbrances or restrictions on the right to vote the Subject Shares, except as may exist by reason of this Agreement or the Stockholder’s Agreement. Other than such consents as have already been obtained, no consent of any Person is required for the Stockholder to execute and deliver this Agreement.

2.3 Authority Relative to this Agreement. The Stockholder has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Stockholder and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary and appropriate action on behalf of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery hereof by Parent, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent that enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or by general equitable principles (whether considered in a proceeding at Law or in equity).

2.4 No Conflict. None of the execution, delivery or performance of this Agreement by the Stockholder or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both), directly or indirectly, conflict with or violate any Law applicable to the Stockholder, except as would not reasonably be expected, either individually or in the aggregate, to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby. None of the execution, delivery or performance of this Agreement by the Stockholder or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both), directly or indirectly, conflict with or violate any provision of the charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents or instruments of the Stockholder. None of the execution, delivery or performance of this Agreement by the Stockholder or any other transaction contemplated by this Agreement will (x) (with or without notice or lapse of time, or both), directly or indirectly, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance on, any of the properties or assets of the Stockholder, including the Subject Shares or (y) assuming the Company has taken all necessary action to exempt the Merger, the Merger Agreement, this Agreement and the transactions contemplated hereby and thereby from the restrictions set forth in Section 203 of the DGCL, render Section 203 of the DGCL applicable to the Merger, the Merger Agreement, this Agreement and the transactions contemplated hereby and thereby.

2.5 Absence of Other Voting Agreements. Other than the Stockholder’s Agreement, the Stockholder is not a party to, and the Subject Shares are not otherwise subject to, any agreement, arrangement or other understanding (i) that would constitute a breach of Section 1.1 if entered into during the Voting Period or (ii) that would reasonably be expected to materially delay, impair or restrict the Stockholder’s ability to perform its obligations under this Agreement.

2.6 No Litigation. There is no action, suit, investigation, complaint or other proceeding pending against the Stockholder or, to the knowledge of the Stockholder, any other Person, or, to the knowledge of the Stockholder, threatened against the Stockholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by the Stockholder of its obligations under this Agreement.

SECTION 3. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder as follows:

3.1 Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware.

3.2 Authority Relative to this Agreement. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary and appropriate corporate action by Parent. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Stockholder, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent that enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or by general equitable principles (whether considered in a proceeding at Law or in equity).

3.3 No Conflict. None of the execution, delivery or performance of this Agreement by Parent will (with or without notice or lapse of time, or both), directly or indirectly, conflict with or violate any Law applicable to Parent, except as could not reasonably be expected, either individually or in the aggregate, to impair the ability of Parent to perform its obligations hereunder. None of the execution, delivery or performance of this Agreement by Parent will (with or without notice or lapse of time, or both), directly or indirectly, conflict with or violate any provision of the Parent Charter, the Parent Bylaws or the organizational or governing documents of Merger Sub or any Parent Subsidiary. None of the execution, delivery or performance of this Agreement by Parent will (with or without notice or lapse of time, or both), directly or indirectly, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance on any of the Subject Shares, except as could not reasonably be expected, either individually or in the aggregate, to impair the ability of Parent to perform its obligations hereunder.

SECTION 4. Additional Agreements.

4.1 Additional Shares. In the event of a share split, dividend or distribution, or any other change in the Company Shares by reason of any share split, dividend, distribution, subdivision, recapitalization, reclassification, consolidation, conversion or the like, including the exchange of any securities convertible into or exercisable for any Company Shares, or any other acquisition of (or acquisition of control of) Company Shares after the date hereof, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

4.2 Transfer or Encumbrance. Other than a Permitted Transfer, during the Voting Period, the Stockholder shall not permit or allow any of the Subject Shares to be, and shall cause the Subject Shares not to be, directly or indirectly, (i) Transferred, and shall not make any offer or enter into any agreement providing for a Transfer of any of the Subject Shares and shall not commit to do, consent to, or otherwise facilitate any of the foregoing, except in cases where the transferee executes a customary joinder to this Agreement in a form reasonably acceptable to Parent agreeing to be bound by this Agreement in the same manner as the Stockholder, including full recourse to the Subject Shares so Transferred for any violation of this Agreement by the Stockholder or such transferee or (ii) deposited into a voting trust or become subject to a voting agreement or arrangement or a grant of a proxy or power of attorney (other than pursuant to this Agreement). Any Transfer or encumbrance or attempted Transfer or encumbrance in violation of this Agreement shall be void ab initio.

4.3 Consideration Election. The Stockholder agrees that, on or prior to the Election Deadline, it shall make a Stock Election with respect to each Subject Share (which election it shall not revoke) in accordance with Section 2.8 of the Merger Agreement. For clarity, the proration mechanics in Section 2.1(c) of the Merger Agreement will apply to the Subject Shares and the Merger Consideration to be received in connection therewith.

SECTION 5. Termination.

5.1 This Agreement, and all of the rights and obligations set forth herein, shall terminate and be of no further force or effect upon the occurrence of the following:

(a) at any time prior to the Company Stockholder Approval, if the Company Board shall have effected a Change of Board Recommendation;

(b) the earlier of (i) the Closing in accordance with the terms of the Merger Agreement and (ii) the termination of the Merger Agreement in accordance with its terms;

(c) any amendment to the Merger Agreement is effected, or any waiver of the Company’s rights under the Merger Agreement is granted, in each case, without the Stockholder’s prior written consent, that (i) diminishes the Merger Consideration received by the stockholders of the Company, (ii) changes the form of Merger Consideration payable to the stockholders of the Company, or (iii) extends the Outside Date or imposes any additional conditions or obligations that would reasonably be expected to prevent the consummation of the Merger; or

(d) the mutual written consent of the parties hereto.

5.2 Notwithstanding Section 5.1, termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at Law or in equity) against any other party hereto for such party’s willful and material breach of any of the terms of this Agreement prior to such termination. The provisions of this Section 5 and Section 6 hereof shall survive the termination of this Agreement.

SECTION 6. Miscellaneous.

6.1 Expenses. Subject to any other agreement between the parties, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated.

6.2 Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement, together with the Merger Agreement, constitute the entire agreement of the parties and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; provided that if there is any conflict between this Agreement and the Merger Agreement, this Agreement shall control.

(b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto, and consequently, may not accurately characterize actual facts or circumstances.

6.3 Assignment. This Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other party.

6.4 Amendment; No Waiver. This Agreement may not be amended except by an instrument in writing between Parent and the Stockholder. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, (a) no claim or right arising out of this Agreement can be discharged by any party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such party and (b) no notice to or demand on a party will be deemed to be a waiver of any obligation of such party and no notice from or demand by a party will be deemed to be a waiver of such party’s right to take further action without notice or demand as provided in this Agreement.

6.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

6.6 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained and delivery is followed within one (1) Business Day by email pursuant to clause (c) or delivered in Person), (b) on the next Business Day if transmitted by national overnight courier or (c) on the date delivered if sent by email (provided that confirmation of email receipt is obtained; provided further that if such notice or other communication is also sent by another means provided for by this Section 6.6 within one (1) Business Day after sending such email, such notice or other communication shall be deemed to have been duly given on the date such email was sent irrespective of whether confirmation of email receipt is obtained), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

if to Parent:

Taylor Morrison Home Corporation

4900 N. Scottsdale Rd., Suite 2000

Scottsdale, AZ 85251

Attention:                 Sheryl Palmer

Facsimile:                 (866) 227-6008

Email:                       SPalmer@taylormorrison.com

with copies (which shall not constitute notice) to:

Taylor Morrison Home Corporation

4900 N. Scottsdale Rd., Suite 2000

Scottsdale, AZ 85251

Attention:                 Darrell Sherman

                                  Benjamin A. Aronovitch

Facsimile:                (866) 390-2612; (866) 644-6190

Email:                      DSherman@taylormorrison.com

                                 BAronovitch@taylormorrison.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention:                 Justin G. Hamill

Facsimile:                (212) 757-3990

Email:                       jhamill@paulweiss.com

if to the Stockholder:

c/o TPG Real Estate

345 California Street, Suite 3300

San Francisco, CA 94104

Attention:              General Counsel

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:              Sarkis Jebejian

                               Jonathan L. Davis

Facsimile:             (212) 446-4900

Email:                    Sarkis.Jebejian@kirkland.com

                               Jonathan.Davis@kirkland.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:            Adam O. Emmerich

                             John L. Robinson

Facsimile:           (212) 403-2000

Email:                 AOEmmerich@wlrk.com

                             JLRobinson@wlrk.com

6.7 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware

(b) Each of the parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising in connection herewith or any claim or cause of action arising in connection with this Agreement or the negotiation hereof, and any Proceeding for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to or arising from this Agreement or any of the transactions contemplated hereby or the negotiation hereof in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 6.7(b), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.6 and agrees that service made in such manner shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR

THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.7(c).

6.8 Specific Performance. The parties hereto agree that if any the provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly, (a) the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specific performance of the terms hereof, in each case in the Delaware Court of Chancery or, if such court shall not have jurisdiction, in any federal court located in the State of Delaware or any Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity, (b) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law. Either party’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a party in the case of a breach of this Agreement involving willful breach or fraud.

6.9 Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular Section in which such words appear. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

6.10 Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when Parent, on the one hand, and the Stockholder, on the other hand, shall have received a counterpart hereof signed by the other party hereto. Until and unless Parent, on the one hand, and the Stockholder, on the other hand, shall have received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

6.11 No Recourse. Notwithstanding any other provision of this Agreement, (i) this Agreement may be enforced only against, and any claim based upon, arising out of or related to a breach of this Agreement by the Stockholder may be made only against, the Stockholder in accordance with the terms hereof, (ii) none of the Stockholder’s affiliates or the Stockholder’s or its affiliates’ respective current, former or future directors, officers, employees, agents, partners, managers, members, general partners or limited partners, or representatives (collectively, the “Stockholder Related Parties”) shall have any liability for the performance of any obligations of the Stockholder, for any claims (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith and (iii) Parent shall have no rights of recovery in respect of this Agreement against any Stockholder Related Party, whether by or through attempted piercing of the corporate veil, by or through any claim (whether in tort, contract or otherwise) by or on behalf of the Stockholder against any Stockholder Related Party, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable requirements of law, or otherwise. Any liability of the Stockholder for money damages under this Agreement shall be satisfied solely out of the assets of the Stockholder. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Stockholder Related Party.

6.12 Other Stockholder Parties. Notwithstanding anything in this Agreement to the contrary, Parent acknowledges that certain of the Stockholder’s affiliates and other platforms trade securities and syndicated bank debt and originate loans (including the provision of debt financing for transactions similar to the transactions contemplated by the Merger Agreement) and nothing herein shall restrict the ability of such affiliates (other than the Stockholder) or platforms to trade securities (including Company Shares) and syndicated bank debt and originate loans in the ordinary course of business.

6.13 Other Agreements. Nothing in this Agreement shall prejudice in any way the Stockholder’s or its affiliates’ rights pursuant to the Management Agreement or the Stockholder’s Agreement; provided that if there is any conflict between this Agreement and the Stockholder’s Agreement, this Agreement shall control. For clarity, the parties hereto agree that the Company will pay to the Manager (as defined in the Management Agreement), at or prior to the Closing (as defined in the Merger Agreement), all unpaid Reimbursable Expenses and Monitoring Fees (each as defined in the Management Agreement), and that the Management Agreement and the Stockholder’s Agreement shall terminate automatically upon the Closing pursuant to their terms without any further action of the parties to the Merger Agreement and (i) the Company, the Surviving Corporation, Parent and their respective affiliates shall have no liability to the Stockholder thereunder following the Closing (other than with respect to the foregoing payment obligations), and (ii) the Stockholder and its affiliates shall have no liability to the Company, the Surviving Corporation, Parent and their respective affiliates thereunder following the Closing.

6.14 Further Actions. From time to time, at the reasonable request of Parent and without further consideration, prior to the termination of this Agreement, the Stockholder shall execute and deliver such additional documents and instruments and take all such further action as may be reasonably required to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement.

6.15 Certain Definitions.

(a) “beneficial ownership” means, with respect to any securities, the ownership of such security by any “beneficial owner” as such term is defined in Rule 13d-3 adopted by the SEC under the Exchange Act. The terms “beneficial owner,” “beneficially own,” “beneficially owned” and similar terms shall have a correlative meaning.

(b) “Constructive Disposition” means, with respect to any Subject Shares, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative, swap, “put-call,” margin, securities lending or other transaction that has or reasonably would be expected to have the effect of changing, limiting, arbitraging or reallocating the economic benefits and risks of ownership of such security.

(c) “Management Agreement” shall mean the Management Services Agreement dated as of June 20, 2013, by and between the Company and the Manager (as defined therein).

(d) “Permitted Transfer” shall mean, in each case, with respect to the Stockholder, so long as (i) such Transfer is in accordance with applicable Law and (ii) the Stockholder is and at all times has been in compliance with this Agreement, any Transfer of Subject Shares by the Stockholder to an affiliate of the Stockholder, so long as such affiliate, in connection with such Transfer, executes a customary joinder to this Agreement in a form reasonably acceptable to Parent pursuant to which such affiliate agrees to become a party to this Agreement in the same manner as the Stockholder and be subject to the restrictions applicable to the Stockholder and otherwise become a party for all purposes of this Agreement; provided that no such Transfer shall relieve the transferring Stockholder from its obligations under this Agreement, other than with respect to the Company Shares transferred in accordance with the foregoing provision.

(e) “Stockholder’s Agreement” shall mean the Stockholders’ Agreement dated as of June 20, 2013, by and between the Company and the Stockholder.

(f) “Transfer” means any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition, tender, exchange, gift or other transfer or disposition (by operation of Law or otherwise, including, without limitation, by way of Constructive Disposition), either voluntary or involuntary, of any Subject Shares (or any securities convertible or exchangeable into Subject Shares) or interest in any Subject Shares, excluding entry into this Agreement.

[Rest of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written.

TAYLOR MORRISON HOME CORPORATION

By:	/s/ Sheryl D. Palmer
	Name:	Sheryl D. Palmer
	Title:	Chairman, President, and Chief Executive Officer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written.

TPG AVIATOR, L.P.

By: TPG ADVISORS VI, INC, its general partner

By:	/s/ Michael LaGatta
	Name:	Michael LaGatta
	Title:	Vice President

[Signature Page to Voting Agreement]

Annex C

June 6, 2018

The Board of Directors

AV Homes, Inc.

6730 N. Scottsdale Road

Scottsdale, AZ 85253

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $1.00 per share (the “Company Common Stock”), of AV Homes, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary (the “Merger Sub”) of Taylor Morrison Home Corporation (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”) among the Company, the Acquiror, an intermediate parent company of the Merger Sub (solely for purposes of Section 7.3 thereof) and the Merger Sub, the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its wholly-owned subsidiaries and wholly-owned subsidiaries of the Company and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive, at the election of the holder thereof, (i) 0.979 shares of Class A common stock, par value $0.00001 per share (“Acquiror Common Stock”), of Acquiror (the “Stock Election Consideration”), (ii) $21.50 in cash (the “Cash Election Consideration”) or (iii) a combination of (A) $12.64 in cash and (B) 0.4034 shares of Acquiror Common Stock (the “Mixed Election Consideration”), subject to certain proration procedures as set forth in the Agreement (as to which we express no view or opinion). The aggregate Stock Election Consideration, Cash Election Consideration and Mixed Election Consideration in the Transaction is referred to as the “Consideration.”

In connection with preparing our opinion, we have (i) reviewed a draft of the Agreement dated June 6, 2018; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to the business of the Company and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the tax consequences described in materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company, the Acquiror and the Merger Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. Our opinion does not address (i) the allocation of the Consideration as between holders of Company Common Stock who receive the Stock Election Consideration, the Cash Election Consideration or the Mixed Election Consideration or (ii) the relative fairness of the Stock Election Consideration, the Cash Election Consideration and the Mixed Election Consideration. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, the Acquiror and TPG Partner Holdings, LP (“TPG”) and certain of its affiliates, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and bookrunner on the Company’s revolving credit facility which closed in May 2017, joint lead bookrunner on the Company’s offering of securities which closed in May 2017, joint lead bookrunner on the Acquiror’s offerings of equity securities which closed in May 2017 and January 2017, joint lead arranger and bookrunner on TPG’s revolving credit facility which closed in May 2018, joint lead bookrunner on an affiliate of TPG’s offering of equity securities which closed in March 2018, joint lead bookrunner on an affiliate of TPG’s offering of debt securities which closed in January 2018 and joint lead bookrunner on an affiliate of TPG’s offering of equity securities which closed in June 2017. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company and certain affiliates of TPG, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter, including, without limitation, whether any stockholder should elect to receive Stock Election Consideration, Cash Election Consideration or Mixed Election Consideration or to make no election in the Transaction. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC

J.P. Morgan Securities LLC

Annex D

PRIVATE & CONFIDENTIAL

June 6, 2018

Board of Directors

AV Homes, Inc.

6730 N. Scottsdale Road, Suite 150

Scottsdale, AZ 85253

Ladies & Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $1.00 per share (“Company Common Stock”), of AV Homes, Inc. (the “Company”), other than the Excluded Holders (as defined below), of the Consideration (as defined below) to be received by such holders pursuant to the Merger Agreement (the “Agreement”) to be entered into by the Company, Taylor Morrison Homes Corporation (the “Acquiror”), Taylor Morrison Communities, Inc. (solely for purposes of Section 5.13, 7.3 and 8.14 thereof) and Thor Merger Sub, Inc., an indirect wholly owned subsidiary of the Acquiror (“Acquisition Sub”). As more fully described in the Agreement, Acquisition Sub will be merged with and into the Company, with the Company surviving the merger (the “Transaction”) and each issued and outstanding share of Company Common Stock will be converted into the right to receive, at the election of the holder thereof, (i) 0.9793 shares of Class A common stock, par value $0.00001 per share (“Acquiror Common Stock”), of the Acquiror (the “Stock Election Consideration”); (ii) $21.50 in cash (the “Cash Election Consideration”); or (iii) $12.64 in cash, and 0.4034 shares of Acquiror Common Stock (the “Mixed Election Consideration”), subject to certain proration procedures as set forth in the Agreement (as to which we express no view or opinion). The aggregate Stock Election Consideration, Cash Election Consideration and Mixed Election Consideration is referred to as the “Consideration”. The term “Excluded Holders” means TPG Aviator, L.P., which will enter into a Voting Agreement with Parent (the “Voting Agreement”), pursuant to which, and subject to the terms and conditions thereof, among other things, the Excluded Holders will (x) vote all Subject Shares (as defined in the Voting Agreement) held by them in favor of the Merger (the “Voting Commitment”) and (y) make an election to receive the Stock Election Consideration in respect of the Subject Shares in accordance with the Agreement. The Excluded Holders have been excluded from this opinion pursuant to our established policies and procedures, where we exclude significant stockholders from our fairness opinions in certain circumstances, including where a significant stockholder enters into a voting agreement.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company and the Acquiror, including publicly available research analysts’ financial forecasts for the Company and the Acquiror; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company; (iii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Acquiror furnished to us by the Acquiror; (iv) reviewed certain internal information relating to cost savings, synergies and related expenses expected to result from the Transaction (the “Expected Synergies”) furnished to us by the Acquiror; (v) conducted discussions with members of the senior managements and representatives of the Company and the Acquiror concerning the information described in clauses (i) through (iv) of this paragraph, as well as the businesses and prospects of the Company and the Acquiror generally; (vi) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (vii) reviewed the financial terms of certain other transactions that we deemed relevant; (viii) reviewed a draft, dated June 6, 2018, of the Agreement; (ix) participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their advisors; (x) considered the results of efforts by or on behalf of the Company, including by us at the Company’s direction, to solicit indications of interest from third parties with respect to a possible acquisition of all or a portion of the Company; and (xi) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all respects material to this opinion. We have not assumed any responsibility for independent verification of any of such information. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts and other information relating to the Company and the Expected Synergies referred to above we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company and the best currently available estimates and judgments of the management of the Acquiror as to such Expected Synergies. We express no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluation or appraisal.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the fairness of the Consideration from a financial point of view to the holders of Company Common Stock (other than Excluded Holders). With your consent, we express no opinion as to what the value of Acquiror Common Stock actually will be when issued pursuant to the Transaction or the prices at which Company Common Stock or Acquiror Common Stock may trade at any time. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, and that the parties to the Agreement will comply with all the material terms of the Agreement. We have assumed, with your consent, that all governmental, regulatory or other consents or approvals necessary for the completion of the Transaction will be obtained, except to the extent that could not be material to our analysis.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.

We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and the Acquiror. We have provided investment banking and other services to the Company unrelated to the Transaction and in the future may provide such services to the Acquiror and have received and may receive compensation for such services.

This opinion is for the use and benefit of the Board of Directors of the Company (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter, including any election by such stockholder regarding the Transaction. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company (including the Company’s convertible notes), other than the fairness of the Consideration from a financial point of view to the holders of Company Common Stock (other than Excluded Holders). In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by holders of Company Common Stock in the Transaction is fair from a financial point of view to such holders, other than Excluded Holders.

Very truly yours,

/s/ Moelis & Company LLC

MOELIS & COMPANY LLC

Annex E

Section 262 of the DGCL

(a)

Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)

Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)

Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)

Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)

In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)

In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)

Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)

If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)

Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)

Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)

After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)

The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)

The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 02WIBC 1 U P X + Special Meeting Proxy Card . C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A For Against Abstain 1. To adopt the Agreement and Plan of Merger (the “merger agreement”), dated as of June 7, 2018, by and among AV Homes, Inc. (“AV Homes”), Taylor Morrison Home Corporation (“Taylor Morrison”) and Thor Merger Sub, Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into AV Homes with AV Homes continuing as the surviving entity and an indirect subsidiary of Taylor Morrison (the “merger”). 3. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. For Against Abstain 2. To approve, on an advisory (non-binding) basis, certain compensation that may become payable to the named executive officers of AV Homes in connection with the merger. Meeting Attendance Mark the box to the right if you plan to attend the Special Meeting. IMPORTANT SPECIAL MEETING INFORMATION Proposals — The Board of Directors recommends a vote FOR Proposals 1 – 3. For Against Abstain Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on September 25, 2018. Vote by Internet • Go to www.envisionreports.com/AVHI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

. Special Meeting of Stockholders Proxy Solicited by Board of Directors for Special Meeting of Stockholders - By signing this proxy, the undersigned stockholder hereby appoints Roger A. Cregg and S. Gary Shullaw, and each of them, with full power of substitution, to act as attorneys and proxies of the undersigned and to vote on behalf of the undersigned all of the shares of common stock of AV Homes, Inc. (“AV Homes”), which the undersigned is entitled to vote at the special meeting of stockholders of AV Homes to be held at 8:00 a.m., local time, on September 26, 2018, at the company’s offices, located at 6730 North Scottsdale Road, Suite 150, Scottsdale, AZ 85253, and at any and all postponements and adjournments thereof, upon the matters referred to in the Notice of the Special Meeting of Stockholders of AV Homes and the related proxy statement. WHEN PROPERLY EXECUTED AND NOT REVOKED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED. WHERE A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE “FOR” THE PROPOSAL TO APPROVE THE MERGER (PROPOSAL 1), “FOR” THE ADVISORY (NON-BINDING) PROPOSAL TO APPROVE SPECIFIED COMPENSATION THAT MAY BECOME PAYABLE TO THE NAMED EXECUTIVE OFFICERS OF AV HOMES IN CONNECTION WITH THE MERGER (PROPOSAL 2) AND “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE MERGER (PROPOSAL 3). Proxy — AV HOMES, INC. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q